  As filed with the Securities and Exchange Commission on January 8, 2001

                                                 Registration No. 333-47688
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                              AMENDMENT No. 3

                                    to
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                ---------------

                                   iPCS, Inc.
             (Exact name of registrant as specified in its charter)
  (For co-registrants, please see "Co-Registrant Information" on the following page)
         Delaware                     4812                36-4350876
      (State or other     (Primary standard industrial (I.R.S. Employer
      jurisdiction of     classification code number) Identification No.)
     incorporation or
       organization)     1900 East Golf Road, Suite 900
                           Schaumburg, Illinois 60173
                                 (847) 944-2900
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                                Timothy M. Yager
                         1900 East Golf Road, Suite 900
                           Schaumburg, Illinois 60173
                                 (847) 944-2900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                    Copy to:
                                 Paul W. Theiss
                                 Robert J. Wild
                              Mayer, Brown & Platt
                            190 South LaSalle Street
                            Chicago, Illinois 60603
                          Telephone No. (312) 782-0600
                          Facsimile No. (312) 701-7711

                                ---------------


  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                ---------------


  The co-registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the co-registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           CO-REGISTRANT INFORMATION

 (Exact name of Co-      (State of       (Primary Standard    (I.R.S. Employer
   Registrant as       Incorporation)        Industrial     Identification No.)
  Specified in its                      Classification Code
      Charter)                                Number)
                          Delaware              4812             36-4364612
iPCS Wireless, Inc.       Delaware              4812             36-4364609

  iPCS Equipment,                c/o iPCS, Inc.
        Inc.             1900 East Golf Road, Suite 900
                           Schaumburg, Illinois 60173
                                 (847) 944-2900
    (Address, including zip code, and telephone number, including area code, of each of the co-registrant's principal executive offices)

                                ---------------

                                Timothy M. Yager
                         1900 East Golf Road, Suite 900
                           Schaumburg, Illinois 60173
                                 (847) 944-2900
 (Name, address, including zip code, and telephone number, including area code, of agent for service for each of the co-registrants)

                                    Copy to:
                                 Paul W. Theiss
                                 Robert J. Wild
                              Mayer, Brown & Platt
                            190 South LaSalle Street
                            Chicago, Illinois 60603
                          Telephone No. (312) 782-0600
                          Facsimile No. (312) 701-7711

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is incomplete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  Subject To Completion--January 8, 2001
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Prospectus


                                  $300,000,000

                                     [LOGO]

                               OFFER TO EXCHANGE
               ALL OUTSTANDING 14% SENIOR DISCOUNT NOTES DUE 2010
                                      FOR
                 REGISTERED 14% SENIOR DISCOUNT NOTES DUE 2010

--------------------------------------------------------------------------------

  . The exchange offer will expire at 5:00 p.m., New York City time, on
    January   , 2001, unless extended.

  . The exchange offer is subject to customary conditions, including the condition that the exchange offer not violate any applicable law or any interpretation by the staff of the Securities and Exchange Commission.

  . You may withdraw tenders of outstanding notes at any time before the exchange offer expires.

  . We will exchange all outstanding notes that are validly tendered and not withdrawn.

  . The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes.

  . The terms of the registered notes to be issued are substantially identical to the outstanding notes, except that the registered notes will not have transfer restrictions and you will not have registration rights.

  . No public market currently exists for the registered notes and we do not intend to apply for listing of the registered notes on any securities exchange.
--------------------------------------------------------------------------------

 For a discussion of factors you should consider before you participate in the exchange offer, see "Risk Factors" beginning on page 12 of this prospectus.

--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the registered notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The date of this prospectus is January   , 2001

                               TABLE OF CONTENTS

                                    Page
Prospectus Summary.................   1
Risk Factors.......................  12
Forward-Looking Statements.........  30
Use of Proceeds....................  31
Capitalization.....................  32
Selected Financial Data............  33
The Exchange Offer.................  35
Management's Discussion and
 Analysis of Financial Condition
 and Results of Operations.........  47
Business...........................  58
The Sprint PCS Agreements..........  80
Description of Our Indebtedness....  90
Management.........................  97
Principal Stockholders............. 107
Certain Relationships and Related
 Transactions...................... 109

                                      Page
Regulation of the Wireless
 Telecommunications Industry........  112
Description of the Registered Notes.  117
Description of Capital Stock........  165
Certain United States Federal Income
 Tax Considerations.................  172
Plan of Distribution................  180
Where You Can Find More Information.  180
Legal Matters.......................  182
Experts.............................  182
Index to Financial Statements.......  F-1

                               PROSPECTUS SUMMARY

   This summary highlights information that we believe is especially important concerning our business and the exchange offer. It does not contain all of the information that may be important to your investment decision. You should read the entire prospectus, including "Risk Factors" and our financial statements and related notes, before deciding to participate in the exchange offer.

                                  The Company

Overview

   We are a Sprint PCS affiliate with the exclusive right to market 100% digital personal communication services, or PCS, wireless phone service under the Sprint and Sprint PCS brand names to a total population of more than 7.0 million in 35 markets consisting of mid-sized cities and rural areas in Illinois, Michigan, Iowa and eastern Nebraska. We began providing service in December 1999 and, as of September 30, 2000, had launched service in fifteen markets covering approximately 2,097,000 residents and had over 25,000 customers. As of November 30, 2000, we had launched three additional markets covering approximately 1,390,000 residents. By the end of the third quarter of 2001, we plan to offer service on our network, which we refer to as providing coverage, to the portions of our territory where approximately 67% of the total population resides in our territory, at which time our planned network build-out will be substantially complete.

   In January 1999, we entered into our long-term affiliation agreements with Sprint PCS for our initial territory of 15 markets with a total population of over 2.8 million in the states of Illinois and Iowa. Following our successful initial launch, Sprint PCS selected us to be the exclusive Sprint PCS affiliate for 20 additional markets with a total population of over 4.2 million in the states of Michigan, Iowa and Nebraska. As part of this expansion, we have purchased from Sprint PCS network assets under construction in four markets in Michigan. In addition, we have been granted the option, but do not have the obligation, to add to our territory the Iowa City and Cedar Rapids, Iowa markets that Sprint PCS launched in February 1997 and to purchase from Sprint PCS related assets in those markets. Those markets have a total population of approximately 405,000 and had over 11,000 Sprint PCS subscribers as of September 30, 2000.

   We are among 18 companies which are referred to generally as Sprint PCS affiliates. Each Sprint PCS affiliate has the exclusive right to market PCS under the Sprint and Sprint PCS brand names in certain portions of the United States. We believe that the 18 companies are unrelated to Sprint PCS and unrelated to each other except that one Sprint affiliate has announced agreements to acquire two other Sprint PCS affiliates.

   We anticipate our territory will generate significant roaming revenues for us from Sprint PCS subscribers not based in our territory who use our network. Our territory is adjacent to, but does not include, several important markets owned and operated by Sprint PCS including Chicago, Detroit, Des Moines, Indianapolis, Omaha and St. Louis and contains more than 1,700 miles of heavily traveled interstates. Our territory also includes over 40 colleges and universities with a total enrollment of approximately 200,000 students.

   From our inception through September 30, 2000, we have not generated significant revenues and have generated significant net operating losses. We expect to continue to generate significant net operating losses through a portion of 2003, after which time we expect to have achieved break-even operating cash-flow.

Business Strategy

   Our business strategy is focused on fully leveraging our strategic relationship with Sprint PCS and also includes:

  . executing an integrated local marketing strategy which includes establishing a total of up to 17 Sprint PCS stores in our territory, advertising on local radio, TV, and print media and sponsoring important local and regional events;

  . continuing to rapidly construct our network using experienced strategic partners and high speed wireless data and Internet wireless technology commonly referred to as "3G" technology; and

  . continuing to evaluate opportunities for transactions to strategically expand our territory and business combinations with other Sprint PCS affiliates.

                                ----------------

   We are a Delaware corporation. Our principal executive offices are located at 1900 East Golf Road, Suite 900, Schaumburg, Illinois 60173, and our telephone number is (847) 944-2900.

                             Summary Financial Data

   The selected summary financial data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data", for, and as of the end of, the period from January 22, 1999 (date of inception) to December 31, 1999 and the nine-month period ended September 30, 2000 are derived from the financial statements of iPCS, Inc. and its subsidiaries and predecessor, which have been audited by Deloitte & Touche LLP, independent auditors.

   It is important that you also read "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements for the period from January 22, 1999 (date of inception) through December 31, 1999 and the nine-month period ended September 30, 2000 and the related notes of iPCS, Inc. and its subsidiaries and predecessor and the independent auditors' report of Deloitte & Touche, LLP.

   The selected summary unaudited financial data presented below, for, and as of the end of, the period from January 22, 1999 (date of inception) through September 30, 1999 are derived from our unaudited financial statements included in this prospectus. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, that management considers necessary to a fair presentation of financial position and results of operations. Operating results for the nine-month period ended September 30, 2000 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2000.

                            Period from       Period from
                         January 22, 1999  January 22, 1999
                             (date of           (date of          Nine-month
                            inception)         inception)           period
                              through           through             ended
                         December 31, 1999 September 30, 1999 September 30, 2000
                                               (Unaudited)
                                  (In thousands, except per share data)
Statement of Operations
 Data:
  Revenues..............      $   215           $   --             $ 12,638
  Cost of service.......        1,695               531               9,981
  Total operating
   expenses.............        4,858             1,534              43,269
  Net loss..............       (4,380)           (1,283)            (36,002)
  Net loss available to
   common stockholders..       (4,380)           (1,283)            (83,270)
Other Data:
  Pro forma basic and
   diluted net loss per
   share of common
   stock(1).............      $ (0.10)          $ (0.03)           $  (1.86)
                              =======           =======            ========
  Deficiency of earnings
   to fixed charges(2)..      $(4,380)          $(1,283)           $(36,002)
                              =======           =======            ========

                                                    As of         As of
                                                 December 31, September 30,
                                                     1999         2000
                                                         (In thousands)
Balance Sheet Data:
  Cash and cash equivalents.....................   $ 2,733      $108,233
  Property and equipment including construction
   in
   progress, net................................    39,106       100,359
  Total assets..................................    44,843       240,226
  Long-term debt................................    27,571       129,794
  Total liabilities.............................    35,723       159,529
  Redeemable preferred stock....................       --         47,268
  Equity........................................     9,120        33,429

--------------------

(1) Pro forma basic and diluted net loss per share of common stock is computed by dividing net loss available to common stockholders by the assumed number of common shares outstanding as if the reorganization had occurred upon the inception of Illinois PCS, LLC. For more information on the reorganization, please see "Certain Relationships and Related Transactions--Formation of Illinois PCS, LLC."

(2) For purposes of computing the deficiency of earnings to fixed charges, fixed charges consist of interest expense and amortization of expense related to indebtedness. The deficiency of earnings to fixed charges is the amount required for the ratio of earnings to fixed charges to be one-to-one.

                               The Exchange Offer

   The following is a summary of the principal terms of the exchange offer. A more detailed description is contained in this prospectus under the section entitled "The Exchange Offer." The term "registered notes" refers to the Registered 14% Senior Discount Notes due 2010 being offered in the exchange offer. The term "outstanding notes" refers to our currently outstanding 14% Senior Discount Notes due 2010 that are exchangeable for the registered notes.

The Exchange Offer....................
                                       We are offering to exchange
                                       registered notes which have been
                                       registered under the Securities Act
                                       of 1933 for each of the outstanding
                                       notes. In order to be exchanged, an
                                       outstanding note must be properly
                                       tendered and accepted before
                                       expiration of the exchange offer.
                                       All outstanding notes that are
                                       validly tendered and not validly
                                       withdrawn will be exchanged.

Resales of the Registered Notes.......
                                       We believe that you may offer for
                                       resale, resell or otherwise
                                       transfer the registered notes
                                       without complying with the
                                       registration and prospectus
                                       delivery provisions of the
                                       Securities Act of 1933 if you:

                                       (1) acquired the registered notes in
                                           the ordinary course of your
                                           business;

                                       (2) are not participating, and have no
                                           arrangement or understanding with
                                           any person to participate, in a
                                           distribution of the registered
                                           notes;

                                       (3) are not a broker-dealer that
                                           purchased outstanding notes from us
                                           to resell them pursuant to Rule
                                           144A or any other available
                                           exemption under the Securities Act
                                           of 1933; and

                                       (4) are not an "affiliate" of ours, as
                                           that term is defined in Rule 405
                                           under the Securities Act of 1933.

                                       If you do not meet the above
                                       conditions, you may incur liability
                                       under the Securities Act of 1933 if
                                       you transfer any registered note
                                       without delivering a prospectus
                                       meeting the requirements of the
                                       Securities Act of 1933. We
                                       do not assume, or indemnify you
                                       against, that liability. Further,
                                       our belief that transfers of
                                       outstanding notes would be
                                       permitted without registration or
                                       prospectus delivery under the
                                       conditions described above is based
                                       upon SEC interpretations given to
                                       other, unrelated issuers in similar
                                       exchange offers.

                                       Each broker-dealer that receives
                                       registered notes for its own
                                       account in the exchange offer in
                                       exchange for outstanding notes
                                       which it acquired as a result of
                                       market-making activities or other
                                       trading activities must acknowledge
                                       that it will deliver a proper
                                       prospectus in connection with any
                                       resale of the registered notes.
Expiration Date.......................
                                       The exchange offer will expire at
                                       5:00 p.m., New York City time, on
                                             , 2001, unless we decide to
                                       extend the exchange offer.

Withdrawal............................ You may withdraw the tender of your outstanding notes at any time prior
                                       to 5:00 p.m., New York City time,
                                       on the expiration date.

Conditions to the Exchange Offer...... The only conditions to completing the exchange offer are that the
                                       exchange offer not violate
                                       applicable law or SEC policy and no
                                       injunction, order or decree has
                                       been issued, or any action
                                       or proceeding has been instituted
                                       or threatened that would reasonably
                                       be expected to prohibit, prevent or
                                       materially impair our ability to
                                       proceed with the exchange offer.
Procedures for Tendering Outstanding
 Notes................................
                                       If you are a holder of an
                                       outstanding note held in the form
                                       of a book-entry interest and you
                                       wish to tender your outstanding
                                       notes in the exchange offer, you
                                       must transmit to BNY Midwest Trust
                                       Company, as exchange agent prior to
                                       the expiration of the exchange
                                       offer either:

                                       . a written or facsimile copy of a
                                         properly completed and executed
                                         letter of transmittal and all other
                                         required documents to the address set
                                         forth on the cover page of the letter
                                         of transmittal; or

                                       . a computer-generated message
                                         transmitted by DTC's Automated Tender
                                         Offer Program system in which you
                                         acknowledge and agree to be bound by
                                         the terms of the letter of
                                         transmittal.

                                       The exchange agent must also
                                       receive prior to the expiration of
                                       the exchange offer either:

                                       . a timely confirmation of book-entry
                                         transfer of your outstanding notes
                                         into the exchange agent's account at
                                         DTC; or

                                       . the documents necessary for
                                         compliance with the guaranteed
                                         delivery procedures described below.

Special Procedures for
 BeneficialOwners.....................

                                       If:

                                       .  you are the beneficial owner of
                                          outstanding notes;

                                       .  those notes are registered in the
                                          name of a broker, dealer, commercial
                                          bank, trust company or other
                                          nominee; and

                                       .  you wish to tender your outstanding
                                          notes in the exchange offer,

                                       you should promptly contact the
                                       person in whose name your
                                       outstanding notes are registered
                                       and instruct them to tender on your
                                       behalf and comply with the
                                       instructions set forth in this
                                       prospectus and the letter of
                                       transmittal.

Guaranteed Delivery Procedures........
                                       If you wish to tender your
                                       outstanding notes but:

                                       .  your outstanding notes are not
                                          immediately available;

                                       .  you cannot deliver your outstanding
                                          notes, the letter of transmittal or
                                          any other documents required by the
                                          letter of transmittal to the
                                          exchange agent prior to the
                                          expiration date; or

                                       .  you cannot complete the procedure
                                          for book-entry transfer prior to the
                                          expiration date,
                                       then prior to the expiration date
                                       you must tender your outstanding
                                       notes according to the guaranteed
                                       delivery procedures set forth in
                                       "The Exchange Offer--Procedures for
                                       Tendering--Guaranteed Delivery
                                       Procedures."

Acceptance of Outstanding Notes and
 Delivery of Registered Notes.........

                                       Except under the circumstances
                                       described above under "Conditions
                                       to the Exchange Offer," we will
                                       accept for exchange any and all
                                       outstanding notes which are
                                       properly tendered in the exchange
                                       offer before 5:00 p.m., New York
                                       City time, on the expiration date.
                                       We will deliver the registered
                                       notes promptly following the
                                       expiration date.

Exchange Agent........................ BNY Midwest Trust Company is
                                       serving as the exchange agent in
                                       connection with the exchange offer.

Use of Proceeds....................... We will not receive any cash proceeds from the issuance of the
                                       registered notes in the exchange
                                       offer.

United States Federal Income Tax       The exchange of the outstanding
 Considerations....................... notes generally will not be a taxable exchange for federal income
                                       tax purposes.

                Consequences Of Not Exchanging Outstanding Notes

   If you do not exchange your outstanding notes for registered notes in the exchange offer, your outstanding notes will continue to be subject to the restrictions on transfer contained in the legend on the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered under the Securities Act of 1933. However, you may offer or sell your outstanding notes under an exemption from, or in a transaction not subject to, the Securities Act of 1933 and applicable state securities laws. We do not currently anticipate that we will register your outstanding notes under the Securities Act of 1933.

                         Terms Of The Registered Notes

Registered Notes Offered..............
                                       Registered 14% Senior Discount
                                       Notes due 2010. The registered
                                       notes will evidence the same debt
                                       as the outstanding notes and will
                                       be issued under, and entitled to
                                       the benefits of, the same
                                       indenture. The terms of the
                                       registered notes are the same as
                                       the terms of the outstanding notes
                                       in all material respects except
                                       that the registered notes:

                                       . have been registered under the
                                         Securities Act of 1933;

                                       . do not include rights to registration
                                         under the Securities Act of 1933; and

                                       . do not contain transfer restrictions
                                         applicable to the outstanding notes.

Maturity Date......................... July 15, 2010.

Interest and Accretion................ The registered notes will accrete in value at a rate of 14% per annum
                                       until July 15, 2005, compounded
                                       semi-annually. At that time,
                                       interest will begin to accrue and
                                       will be payable semi-annually on
                                       January 15 and July 15 of each
                                       year, commencing January 15, 2006.

Subsidiary Guarantees................. Our obligations under the registered notes will be fully and
                                       unconditionally guaranteed by our
                                       current subsidiaries and all of our
                                       future domestic restricted
                                       subsidiaries.

Ranking............................... The registered notes will be:

                                       . senior unsecured obligations;

                                       . equal in right of payment to all of
                                         our existing and future senior
                                         indebtedness; and

                                       . senior in right of payment to all of
                                         our existing and future subordinated
                                         indebtedness.

                                       The guarantees will be unsecured
                                       obligations of the guarantors and
                                       will be:

                                       . subordinate in right of payment to
                                         all existing and future senior
                                         indebtedness of the guarantors,
                                         including each guarantor's
                                        obligations under the senior secured
                                        credit facility and other credit
                                        facilities with banks or institutional
                                        lenders, referred to as designated
                                        senior debt;

                                       . equal in right of payment to all
                                         existing and future senior
                                         subordinated indebtedness of each
                                         guarantor; and

                                       . senior in right of payment to all of
                                         the existing and future subordinated
                                         indebtedness of each guarantor.

                                       Our guarantors generate all of our
                                       operating income, and we are
                                       dependent on them to meet our
                                       obligations with respect to the
                                       registered notes.

Optional Redemption...................
                                       On or after July 15, 2005, we may
                                       redeem all or part of the
                                       registered notes at redemption
                                       prices set forth under "Description
                                       of the Registered Notes--Optional
                                       Redemption," together with accrued
                                       and unpaid interest, if any, and
                                       liquidated damages, if any, to the
                                       date of redemption.

                                       During the first 36 months after
                                       the offering of the outstanding
                                       notes, we may use the net proceeds
                                       from certain equity offerings to
                                       redeem up to 35% of the accreted
                                       value of the outstanding notes at a
                                       redemption price of 114% of the
                                       accreted value on the date of
                                       redemption, provided that at least
                                       65% of the accreted value of the
                                       registered notes remains
                                       outstanding after the redemption.
                                       See "Description of the Registered
                                       Notes--Optional Redemption."

Change in Control.....................
                                       If we experience a change of
                                       control prior to July 15, 2005, we
                                       will be required to make an offer
                                       to repurchase your registered notes
                                       at a price equal to 101% of the
                                       accreted value, or 101% of the
                                       aggregate principal amount after
                                       July 15, 2005, as applicable,
                                       together with any accrued and
                                       unpaid interest to the date of
                                       repurchase. However, certain
                                       business combinations with Sprint
                                       PCS affiliates will not
                                       constitute a change of control
                                       under the registered notes. See
                                       "Description of the Registered
                                       Notes--Repurchase at the Option of
                                       Holders--Change of Control."

Certain Covenants..................... The indenture contains covenants that, among other things, limit our
                                       ability to:

                                       . incur additional debt or issue
                                         disqualified stock;

                                       . pay dividends, redeem capital stock
                                         or make other restricted payments or
                                         investments;

                                       . create liens on assets;

                                       . merge, consolidate or dispose of
                                         assets;

                                       . enter into transactions with
                                         affiliates; and

                                       . enter into sale and leaseback
                                         transactions.

                                       See "Description of the Registered
                                       Notes--Selected Covenants."

Original Issue Discount............... The registered notes are being issued with original issue discount
                                       for U.S. federal income tax
                                       purposes. Thus, although interest
                                       will not be payable on the
                                       registered notes prior to January
                                       15, 2006, U.S. holders will be
                                       required to include original issue
                                       discount amounts in gross income
                                       for U.S. federal income tax
                                       purposes over the term of the
                                       registered notes in advance of
                                       receipt of cash payments to which
                                       such income is attributable. See
                                       "Certain United States Federal
                                       Income Tax Considerations."

                                  RISK FACTORS

   You should consider carefully the risk factors below as well as other information in this prospectus before tendering your outstanding notes for registered notes in the exchange offer.

Risks Particular to iPCS

 We have substantial debt which we may not be able to service and which could adversely affect our financial health and prevent us from fulfilling our obligations under the registered notes

   We have entered into an amended and restated credit agreement with Toronto Dominion (Texas), Inc. and GE Capital Corporation to provide a senior secured credit facility with an aggregate commitment of $140.0 million. Under our current business plan, we expect to incur substantial additional indebtedness before achieving break-even operating cash flow, including $140.0 million of borrowings under the senior secured credit facility in addition to the $300.0 million of principal amount at maturity of our senior discount notes currently outstanding.

   Our ability to make payments on our debt depends upon our future operating performance which is subject to general economic and competitive conditions and to financial, business and other factors, many of which we cannot control. If the cash flow from our operating activities is insufficient, we may take actions, such as delaying or reducing capital expenditures, attempting to restructure or refinance our debt, selling assets or operations or seeking additional equity capital. Any or all of these actions may not be sufficient to allow us to service our debt obligations. Further, we may be unable to take any of these actions on satisfactory terms, in a timely manner or at all. If we are unable to pay our debts as they become due, it is likely that all of our indebtedness would become accelerated and our lenders, or Sprint PCS by virtue of its right to purchase our obligations under the senior secured credit facility upon our acceleration of our debt, would control our assets.


 If we do not meet all of the conditions required under the senior secured credit facility, we may not be able to draw down all of the funds under such facility and, as a result, we may not be able to complete the build-out of our network which may result in the termination of the Sprint PCS agreements and we would no longer be able to offer Sprint PCS products and services or conduct our business as it is presently conducted

   Our senior secured credit facility provides for aggregate borrowings of $140.0 million. Borrowings under the senior secured credit facility are subject to our meeting all of the borrowing conditions specified in the financing documents.

   The amended and restated credit agreement for the senior secured credit facility provides that funding at each funding date will be subject to certain conditions, including the following:

  . the absence of any default or event of default;

  . the continuing accuracy of all other representations and warranties; and

  . no material adverse change.

If these conditions are not satisfied at each funding date, our senior lenders are not required to lend any or all of the remaining amounts, and if other sources of funds are not available, we may not have sufficient funds to complete the build-out of our network. If we do not have sufficient funds to complete our network build-out, we may be in breach of the Sprint PCS agreements and in default under our senior secured credit facility.

 If we default under our senior secured credit facility or the indenture, our lenders may declare our debt immediately due and payable and result in our lenders controlling our assets and the termination of the Sprint PCS Agreements

   Our senior secured credit agreement and the indenture require that we comply with specified financial ratios, performance covenants and not be in breach of our Sprint PCS agreements. If we were to breach our Sprint PCS agreements or fail to comply with the covenants in either the indenture or the senior secured credit agreement, our lenders may accelerate all of our obligations under both the senior secured credit facility and the senior discount notes. If this were to occur, we would be unable to pay our all of our debts and our lenders would acquire control of our assets, subject to Sprint PCS' right to purchase amounts outstanding under our senior secured credit facility. Further, Sprint PCS may terminate the Sprint PCS agreements and we would no longer be able to offer Sprint PCS products and services or conduct our business as it is presently conducted.

 Our indebtedness places restrictions on us which limit our operating flexibility and which will limit our ability to pay principal, interest and liquidated damages on the registered notes

   The indenture governing the registered notes and the senior secured credit agreement impose material operating and financial restrictions on us. These restrictions, subject to ordinary course of business exceptions, may limit our ability to engage in some transactions, including the following:

  . designated types of mergers or consolidations;

  . paying dividends or other distributions to our stockholders;

  . making investments;

  . selling assets;

  . repurchasing our common stock;

  . changing lines of business;

  . borrowing additional money; and

  . transactions with affiliates.

   These restrictions could limit our ability to obtain additional debt financing, repurchase stock, refinance or pay principal or interest on our outstanding debt, consummate acquisitions for cash or debt or react to changes in our operating environment.

   An event of default under the senior secured credit facility may prohibit us and our wholly owned subsidiaries which are our guarantors from paying the registered notes or the guarantees of the registered notes as well as liquidated damages with respect to our failure to file or cause or maintain the effectiveness of certain registration statements with respect to the outstanding notes.

 The terms of our convertible preferred stock and related agreements may be adverse to your interests

   The terms of the convertible preferred stock provide the investor group led by Blackstone the right, among other things, to:

  . designate two members of our board of directors;

  . approve or disapprove certain significant corporate actions and transactions;

  . receive dividends in the form of additional shares of our convertible preferred stock, which may increase and accelerate upon a change in control; and

  . require us to redeem the convertible preferred stock or to force the sale of the company in certain circumstances.

   Consequently, the investor group led by The Blackstone Group will have a substantial amount of control over the conduct of our business and may make decisions to further its own objectives which may be adverse to your interests.

 We may need more capital than we currently project to build out our network and a delay or failure to obtain additional capital could adversely affect our revenues or result in the termination of the Sprint PCS agreements

   The build-out of our network will require substantial capital. Additional funds would be required in the event of:

  . significant departures from the current business plan, including any Sprint PCS approved expansion of our territory, whether through acquisitions or the grant of additional licensed territories;

  . unforeseen delays;

  . cost overruns;

  . unanticipated expenses;

  . regulatory changes;

  . engineering design changes and required technological upgrades; and

  . other technological risks.

   Due to our leveraged capital structure, additional capital may not be available or, if available, may not be obtained on a timely basis and on terms acceptable to us or within limitations permitted under our senior secured credit facility or the covenants with respect to the registered notes. Failure to obtain additional capital, should the need for it develop, could result in the delay or abandonment of our build-out and expansion plans. If we do not have sufficient funds to complete our build-out, we may be in breach of the Sprint PCS agreements.

 We may not achieve or sustain operating profitability or positive cash flow from operating activities

   Our operating history is limited. We initiated commercial operations in our first two markets in December 1999. We expect to incur significant operating losses and to generate significant negative cash flow from operating activities through a portion of 2003 while we develop and construct our network and build our customer base. As we build out our network and provide services to increasing numbers of customers, the achievement of break-even operating cash flow and our operating profitability will depend upon many factors, including, among others, our ability to market our services, achieve our projected market penetration and manage customer turnover rates. If we do not achieve and maintain operating profitability and positive cash flow from operating activities on a timely basis, we may not be able to meet our debt service requirements.

 If we fail to complete the build-out of our network, or if our build-out is delayed, Sprint PCS may terminate the Sprint PCS agreements, and we would no longer be able to offer the Sprint PCS products and services or conduct our business as it is presently conducted

   Our long-term affiliation agreements with Sprint PCS, which we refer to as the Sprint PCS agreements, require us to build our network in accordance with Sprint PCS' technical and coverage requirements. The Sprint PCS agreements also require that we provide network coverage in our initial 15 markets to a specified percentage, ranging from 42% to 88%, of the population by specified dates. In our 20 expansion markets we are required to build out specified cities and traffic arteries by certain dates. Regulatory changes, engineering design changes and/or required technological upgrades could all affect the number and location of our towers as well as our ability to obtain sufficient rights to meet our build-out requirements. A failure to meet our build-out requirements or if our build-out is delayed for any one of the individual markets in our territory, or to meet Sprint PCS' technical requirements, could constitute a breach of the Sprint PCS agreements and could lead to their termination. If the Sprint PCS agreements are terminated, we would no longer be able to offer Sprint PCS products and services or conduct our business as it is presently conducted.

 Buy-out provisions of the Sprint PCS agreements may diminish the valuation of our company in the event of the termination or non-renewal of the Sprint PCS agreements and the market value of our common stock

   Provisions of the Sprint PCS agreements could affect the valuation of our company, and could therefore, among other things, lead to a reduction in the market price of our securities and decrease our ability to raise additional capital. In the event the Sprint PCS agreements are terminated, then subject to the requirements of applicable law, Sprint PCS may purchase our operating assets or capital stock for 72% or, in the event of non-renewal, at least 80% of the entire business value which is generally the fair market value of our wireless business valued on a going concern basis as determined by an independent appraiser. To the extent that the appraiser considers the trading price of our common stock as a criteria of the fair market value, such trading price may itself already have been discounted by investors because of this buy-out provision and consequently this buy-out provision may operate to disproportionately reduce the value. In addition, Sprint PCS must approve any change of control of our company and consent to any assignment of the Sprint PCS agreements to another entity. Sprint PCS also has been granted a right of first refusal if we decide to sell our operating assets. We are also subject to a number of restrictions on the transfer of our business including a prohibition on selling our company or our operating assets to a number of identified and as yet to be identified competitors of Sprint PCS or Sprint. These and other restrictions in the Sprint PCS agreements may limit the saleability and/or reduce the value a buyer may be willing to pay for our company or our operating assets and may reduce the entire business value of our company. For further information on the buy-out provisions of the Sprint PCS agreements, see "The Sprint PCS Agreements--The Management Agreement."

 If Sprint PCS fails to perform its obligations under the Sprint PCS agreements resulting in the termination of our strategic relationship with Sprint PCS, we would no longer be able to conduct our business as it is presently conducted

   Because we do not own any licenses to operate a wireless PCS network, our ability to offer Sprint PCS products and services on the portion of the Sprint PCS network located within our territory, which we refer to as our network, is dependent on the Sprint PCS agreements remaining in effect and not being terminated. The Sprint PCS agreements can be terminated for breach of any number of material terms. We are also dependent on Sprint PCS' ability to perform its obligations under the Sprint PCS agreements. The termination of the Sprint PCS agreements or if Sprint PCS failed to perform its obligations under the Sprint PCS agreements would severely restrict our ability to conduct our business as it is presently conducted.

 If Sprint PCS does not complete the construction of its PCS network, we may not be able to attract and retain customers, which would adversely affect our revenues

   Sprint PCS' network may not provide coverage to the same extent as its competitors, which could adversely affect our ability to attract and retain our customers. Sprint PCS is creating a PCS network through its own construction efforts and those of its affiliates. Today, neither Sprint nor any other PCS service provider offers PCS services in every area of the United States. Sprint PCS has entered into affiliation agreements similar to ours with companies in other territories pursuant to its nationwide PCS network build-out strategy. Our business and results of operations are dependent on the development and operation of the portions of the Sprint PCS national network located outside our territory, consisting of Sprint PCS' own network and the networks of its other affiliates. Sprint PCS and its affiliate program are subject, to varying degrees, to the economic, administrative, logistical, regulatory and other risks described in this prospectus. Sprint PCS' and its other affiliates' PCS operations may not be successful.

 We have a limited operating history and if we do not successfully manage our anticipated rapid growth, we may not be able to complete our network by our target date, if at all, which may result in the termination of the Sprint PCS agreements, and we would no longer be able to offer Sprint PCS products and services or conduct our business as it is presently conducted

   Our performance as a PCS provider will depend on our ability to successfully manage the network build-out process, attract and retain customers, implement operational and administrative systems, expand our base of employees and train and manage our employees, including engineering, marketing and sales personnel. As of November 30, 2000, we had launched Sprint PCS service in all of our initial eighteen markets covering approximately 3,487,000 residents. In other portions of our territory we have not yet completed our radio frequency design, network design and site acquisition and cell site engineering, nor have we commenced construction of portions of our network. We will require additional expenditures of significant funds for the continued development, construction, testing, deployment and operation of our network. These activities are expected to place significant demands on our managerial, operational and financial resources.

 If we fail to meet the technical standards described in the Sprint PCS agreements, Sprint PCS may terminate the Sprint PCS agreements and purchase our operating assets or capital stock at a discount, and we would no longer be able to offer Sprint PCS products and services or conduct our business as it is presently conducted

   The Sprint PCS agreements require us to build out our network in accordance with Sprint PCS' technical requirements. Sprint PCS can, at any time with at least 30 days' prior notice to us, adjust the technical requirements for the network. A failure to meet these technical requirements would constitute a breach of the Sprint PCS agreements and could lead to their termination. If the Sprint PCS agreements are terminated, we may be required to sell our operating assets or capital stock at a price equal to 72% of our entire business value. In addition, we would no longer be able to offer Sprint PCS products and services or conduct our business as it is presently conducted.

 The inability to use Sprint PCS' back office services and third-party vendors' back office systems could disrupt our business resulting in a loss of our customers and an increase in our operating expenses

   Our operations could be disrupted if Sprint PCS is unable to maintain and expand its internal support services to support the continued expansion of Sprint PCS' business. These services include customer activation, billing and customer care. Additionally, Sprint PCS has relied on third-party vendors for a significant number of important functions and components of its internal support systems and may continue to rely on these vendors in the future. We depend on Sprint PCS' willingness to continue to offer such services to us and to provide these services at competitive rates. The Sprint PCS agreements provide that, upon nine months' prior written notice, Sprint PCS may elect to terminate any such service. If Sprint PCS terminates a service for which we have not developed a cost-effective alternative, our operating costs may increase beyond our expectations and impact our results of operations.

 We depend on other telecommunications companies for certain services, which if delayed could delay our planned network build-out, our planned addition of customers and our planned increase in revenues

   We depend on other telecommunications companies to provide facilities and transport to interconnect portions of our network and to connect our network with the landline telephone system. U.S. West Communications, Ameritech and GTE are our primary suppliers of facilities and transport. Without these services, we could not offer Sprint PCS services to our customers in certain areas.

   From time to time we have experienced delays in obtaining facilities and transport from these companies and we may continue to experience delays in the future. If this happens, our build-out plans could be affected and our business may suffer.

 Sprint PCS may make business decisions that would not be in our best interests which may adversely affect our relationships with our customers, increase our expenses and/or decrease our revenues

   Sprint PCS, under the Sprint PCS agreements, has a substantial amount of control over the conduct of our business. Accordingly, Sprint PCS may make decisions that adversely affect our business, such as the following:

  . Sprint PCS could price its national plans based on its own objectives and could set price levels that may not be economically sufficient for our business;

  . Sprint PCS could decide not to renew the Sprint PCS agreements or to no longer perform its obligations, which would severely restrict our ability to conduct our business;

  . Sprint PCS could change the per-minute rate for Sprint PCS roaming fees and raise the costs for Sprint PCS to perform back office services;

  . Sprint PCS may withhold its consent and prohibit us from selling non-
    Sprint PCS approved equipment;

  . Subject to limitations under the Sprint PCS agreements, Sprint PCS may alter its network and technical requirements or request that we build out additional areas within our territory, which could result in increased equipment and build-out costs or in Sprint PCS terminating the Sprint PCS agreements; and

  . Sprint or Sprint PCS could make decisions which could adversely affect the Sprint and Sprint PCS brand names, products or services.

 We may not receive as much Sprint PCS roaming revenue as we anticipate and our non-Sprint PCS roaming revenue is likely to be low, adversely affecting our revenues, and we may have higher payments to Sprint PCS for usage by our customers of the Sprint PCS network than we anticipate

   We are paid a fee from Sprint PCS or a Sprint PCS affiliate for every minute a Sprint PCS subscriber based outside of our territory uses our network. Similarly, we pay a fee to Sprint PCS or a Sprint PCS affiliate for every minute that a Sprint PCS subscriber based in our territory, which we refer to as our customer, uses the Sprint PCS network outside our territory. Sprint PCS roaming occurs whenever a Sprint PCS subscriber uses a portion of the Sprint PCS network outside of the subscribers' assigned calling area. Our customers may use the Sprint PCS network outside our territory more frequently than we anticipate and Sprint PCS subscribers from outside our territory may use our network less frequently than we anticipate. Sprint PCS could also change the current fee for each Sprint PCS roaming minute billed. As a result, we may receive less Sprint PCS roaming revenue attributable to the use of our network by Sprint PCS subscribers who are not our customers than we anticipate or we may have to pay more Sprint PCS roaming fees attributable to our customers' usage of portions of the Sprint PCS network other than our network than we anticipate.

   A portion of our revenue may be derived from payments by other wireless service providers for use by their subscribers of our network, which we refer to as non-Sprint PCS roaming. However, the technology used in the Sprint PCS network is not compatible with the technology used by certain other systems, which diminishes the ability of other wireless service providers' subscribers to use our network, and Sprint PCS has entered into few agreements that enable customers of other wireless carriers to roam onto the Sprint PCS network. As a result, the non-Sprint PCS roaming revenue that we will receive is likely to be low relative to other wireless service providers. For more information on roaming revenue, see "Business--Roaming Revenue." For further information on the Sprint PCS network technology, see "Business--CDMA Technology."

 We may have difficulty in obtaining infrastructure equipment and handsets which are in short supply which could result in delays in our network build-out, disruption of service or loss of customers

   If we are not able to acquire the equipment required to build out our network in a timely manner, we may be unable to provide wireless communications services or to meet the requirements of the Sprint PCS agreements. The demand for the equipment that we require to construct our network is considerable, and manufacturers of this equipment could have substantial order backlogs. Accordingly, the lead time for the delivery of this equipment may be longer than anticipated. In addition, the demand for specific types of handsets is strong and the manufacturers of those handsets may have to distribute their limited supply of products among their numerous customers. Some of our competitors purchase large quantities of equipment and handsets and may have established relationships with the manufacturers. Consequently, they may receive priority in the delivery of equipment and handsets. If we cannot obtain equipment or handsets in a timely manner, we could suffer delays in the build-out of our network, disruptions in service and a reduction in customers.

 Sprint PCS' vendor discounts may be discontinued, which would increase our equipment costs and require more capital than we project to build out our network

   We intend to purchase our infrastructure equipment under Sprint PCS' vendor agreements that include significant volume discounts. If Sprint PCS were unable to continue to obtain vendor discounts for its affiliates, the loss of vendor discounts would increase our equipment costs.

 The failure of our vendors, consultants or contractors to perform their obligations may delay the build-out of our network which may lead to a breach of the Sprint PCS agreements

   The failure by any of our vendors, consultants or contractors to fulfill their contractual obligations to us could materially delay the build-out of our network. As of September 30, 2000, we have a remaining commitment to purchase $19.8 million of equipment and services from Nortel and to purchase $13.0 million of equipment from Lucent, have retained other consultants and contractors, and expect to retain additional consultants and contractors, to assist in the design and engineering of our systems, to construct cell sites, switch facilities and towers, to lease cell sites from and to deploy our network systems, and we will continue to be significantly dependent upon them in order to fulfill our build-out obligations.

 We may not be able to compete with larger, more established wireless providers who have the resources to competitively price their products and services which could impair our ability to attract customers

   Our ability to compete will depend, in part, on our ability to anticipate and respond to various competitive factors affecting the telecommunications industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors. We compete in each of our markets with two cellular providers, both of which have their infrastructure in place and have been operational for a number of years. They have significantly greater financial and technical resources than we do and could offer more attractive pricing options. We expect that existing cellular providers will upgrade their systems and provide expanded, digital services to compete with the Sprint PCS products and services that we offer. These cellular providers generally require their customers to enter into long-term contracts, which may make it more difficult for us to attract customers away from them. Sprint PCS generally does not require its subscribers to enter into long-term contracts, which may make it easier for other wireless providers to attract Sprint PCS subscribers away from Sprint PCS. We will also compete with one or more PCS providers, other wireless providers and other communications companies in certain of our markets. While Sprint PCS has licenses covering 30 MHz of spectrum throughout most of our territory, it has licenses covering only 10 MHz or 20 MHz in parts of Illinois. Some of our competitors will have access to more licensed spectrum in parts of Illinois where we offer service and therefore provide greater network call volume capacity than our network when network usage begins to reach or exceed the capacity of our licensed spectrum. The inability to accommodate increases in call volume capacity results in more dropped or disconnected calls. In addition, any competitive difficulties that Sprint PCS may experience could also harm our competitive position and success. For further information on the Sprint PCS licensed spectrum in our markets, see "Business--Markets"

 Our services may not be broadly used and accepted by consumers which could have an adverse effect on our results of operations

   PCS systems have a limited operating history. The extent of potential demand for PCS in our markets cannot be estimated with any degree of certainty. If we are unable to establish and successfully market PCS, we may not be able to attract and retain customers in sufficient numbers to operate our business successfully.

 There is no uniform signal transmission technology and the technology used on our network may become obsolete thereby substantially increasing our equipment expenditures to replace it

   The wireless telecommunications industry is experiencing significant technological change and evolving industry standards. We employ a digital wireless communications technology selected by Sprint PCS for its network. This selected technology, code division multiple access, known as CDMA, is relatively new. CDMA may not provide the advantages expected by Sprint PCS. In addition to CDMA, there are two other principal signal transmission technologies: time division multiple access, or TDMA, and global system for mobile communications, or GSM. None of the signal transmission technologies are compatible with each other. If one of these technologies, or another technology, becomes the preferred industry standard, we would be at a competitive disadvantage and competitive pressures may require Sprint PCS to change its digital technology which, in turn, may require us to make changes in our network equipment at substantially increased costs. We may not be able to respond to such pressures and implement new technology on a timely basis, or at an acceptable cost.

 Our projected build-out plan does not cover all of our territory, which could make it difficult to maintain a profitable customer base

   Our projected build-out plan does not cover all areas of our territory. Upon completion of our projected build-out plan, we expect to cover 67% of the residents in our territory. As a result, our build-out plan may not adequately serve the needs of the potential customers in our territory or attract enough customers to operate our business successfully. Accordingly, we may have to cover a greater percentage of our territory than we anticipate, which we may not have the financial resources to complete or may be unable to do profitably.

 Parts of our territory have limited licensed spectrum, and this may affect the quality of our service or, in the event of termination of the Sprint PCS agreements, restrict our ability to purchase spectrum licenses from Sprint PCS in those areas, which would place us at a competitive disadvantage

   While Sprint PCS has licenses covering 30 MHz of spectrum throughout most of our territory, it has licenses covering only 10 MHz or 20 MHz in parts of Illinois. In the future, as the number of our customers in those areas increases, this limited licensed spectrum may not be able to accommodate increases in call volume and may lead to more dropped calls than in other parts of our territory. If Sprint PCS were to terminate the Sprint PCS agreements, Sprint PCS would have no obligation to sell us spectrum licenses in areas where Sprint PCS owns less than 20 MHz of spectrum. Accordingly, it is likely that we would be unable to operate our business in certain portions of Illinois.

 If Sprint PCS subscribers are not able to roam efficiently onto other wireless networks, prospective subscribers could be deterred from subscribing to Sprint PCS services and thereby reduce our anticipated revenues and customers

   The Sprint PCS network, of which we form a part, operates at a different frequency and uses a different signal transmission technology than analog cellular and other digital systems. To access another provider's analog cellular, TDMA or GSM digital systems when outside the territory served by the Sprint PCS network, a Sprint PCS subscriber is required to utilize a dual-band/dual-mode handset compatible with that provider's system. Generally, because dual-band/dual-mode handsets incorporate two radios rather than one, they are more expensive and may be larger and heavier than single-band/single-mode handsets. The Sprint PCS network does not allow for call hand-off between the Sprint PCS network and another wireless network, thus requiring a subscriber to end a call in progress on the Sprint PCS network and initiate a new call when outside the territory served by the Sprint PCS network. In addition, the quality of the service provided by a network provider during a roaming call may not be the same as the quality of the service provided by the Sprint PCS network. The price of a roaming call may not be competitive with prices of other wireless companies for roaming calls, and Sprint PCS subscribers may not be able to use Sprint PCS' advanced features, such as voicemail notification, while roaming.

 Non-renewal or revocation by the Federal Communications Commission of the Sprint PCS licenses would significantly harm our business because we would no longer be able to provide service

   We do not own any licenses to operate a wireless network. We are dependent on Sprint PCS' licenses, which are subject to renewal and revocation. Sprint PCS' licenses in our territory will begin to expire in 2007 but may be renewed for additional ten year terms. There may be opposition to renewal of Sprint PCS' licenses upon their expiration and the Sprint PCS licenses may not be renewed. The FCC has adopted specific standards that apply to PCS license renewals. Failure by Sprint PCS to comply with these standards in our territory could cause revocation or forfeiture of the Sprint PCS licenses for our territory or the imposition of fines on Sprint PCS by the FCC.

 If Sprint PCS does not maintain control over its licensed spectrum, the Sprint PCS agreements may be terminated which would result in our inability to provide service

   The FCC requires that licensees like Sprint PCS maintain control of their licensed spectrum and not delegate control to third-party operators or managers like us. Although the Sprint PCS agreements reflect an arrangement that the parties believe meets the FCC requirements for licensee control of licensed spectrum, we cannot assure you that the FCC will agree with us. If the FCC were to determine that the Sprint PCS agreements need to be modified to increase the level of licensee control, we have agreed with Sprint PCS to use our best efforts to modify the Sprint PCS agreements to comply with applicable law. If we cannot agree with Sprint PCS to modify the Sprint PCS agreements, they may be terminated. If the Sprint PCS agreements are terminated, we would no longer be a part of the Sprint PCS network and we would have extreme difficulty in conducting our business.

 The loss of our officers and skilled employees that we depend upon to operate our business could reduce our ability to offer Sprint PCS products and services and impair our financial performance

   The loss of one or more key employees could impair our ability to offer Sprint PCS products and services. Our business is managed by a small number of executive officers. We believe that our future success will also depend in large part on our continued ability to attract and retain highly qualified technical and management personnel. We believe that there is and will continue to be intense competition for qualified personnel in the PCS equipment and services industry as the PCS market continues to develop. We may not be successful in retaining our key personnel or in attracting and retaining other highly qualified technical and management personnel.

 Unauthorized use of our network could disrupt our business and increase our costs of network operations

   We will likely incur costs associated with the unauthorized use of our network, including administrative and capital costs associated with detecting, monitoring and reducing the incidence of fraud. Fraud impacts interconnection costs, capacity costs, administrative costs, fraud prevention costs and payments to other carriers for unbillable fraudulent roaming. Although we believe that we have implemented appropriate controls to minimize the effect to us of fraudulent usage, we cannot assure you that we will be successful.

 Expanding our territory may have a material adverse effect on our business and reduce the market value of our notes, warrants and common stock

   As part of our strategy, we may expand our territory through the grant of additional markets from Sprint PCS or through acquisitions of other Sprint PCS affiliates. These transactions may require the approval of Sprint PCS and commonly involve a number of risks, including:

  . difficulty of assimilating acquired operations and personnel;

  . diversion of management attention;

  . disruption of ongoing business;

  . inability to retain key personnel;

  . inability to successfully incorporate acquired assets and rights into our service offerings;

  . inability to maintain uniform standards, controls, procedures and policies; and

  . impairment of relationships with employees, customers or vendors.

   Failure to overcome these risks or any other problems encountered in these transactions could have a material adverse effect on our business. In connection with these transactions, we may also issue additional equity securities, incur additional debt or incur significant amortization expenses related to goodwill and other intangible assets.

 Our certificate of incorporation and by-laws include provisions that may discourage, delay and/or restrict any sale of our operating assets or common stock to the possible detriment of our stockholders

   Provisions of our certificate of incorporation and by-laws could operate to discourage, delay or make more difficult a change in control of our company. Our certificate of incorporation, which contains a provision acknowledging the terms of the Sprint PCS agreements and a consent and agreement pursuant to which Sprint PCS may buy our operating assets, has been duly authorized and approved by our board of directors and our stockholders. This provision is intended to permit the sale of our operating assets pursuant to the terms of the Sprint PCS agreements or a consent and agreement with our lenders without further stockholder approval. These restrictions, in addition to the restrictions in the Sprint PCS agreements could, among other things, discourage, delay or make more difficult any sale of our operating assets or common stock. This could have a material adverse effect on the value of our operating assets and common stock and could reduce the price of our company in the event of a sale. See "Description of Capital Stock."

Industry Risks

 We may experience a high rate of customer turnover, which would increase our costs of operations and reduce our revenue and prospects for growth

   Our efforts to minimize customer turnover may not be successful. As a result of customer turnover, we lose the revenue attributable to such customers and increase our costs of establishing and growing our customer base. The PCS industry has experienced a higher rate of customer turnover as compared to cellular industry averages. The rate of customer turnover may be the result of one or more of the following factors, several of which are not within our ability to address:

  . extent of network coverage;

  . reliability issues such as blocked calls, dropped calls and handset problems;

  . non-use of phones;

  . change of employment;

  . non-use of customer contracts by PCS providers and the use of contracts by other wireless providers;

  . lack of affordability;

  . customer care concerns; and

  . other competitive factors.

 Wireless providers offering services based on lower cost structures or alternative technologies may reduce demand for PCS and reduce our revenue because of their ability to provide services at lower prices or their use of more popular technologies

   The wireless telecommunications industry is experiencing significant technological change, as evidenced by the increasing pace of digital upgrades in existing analog wireless systems, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements and changes in end-user requirements and preferences. There is also uncertainty as to the extent of customer demand as well as the extent to which airtime and monthly recurring charges may continue to decline. As a result, our future prospects and those of the industry, and the success of PCS and other competitive services, remain uncertain.

 We may not be able to respond to the recent trend in the consolidation of the wireless communications industry, or compete with potential acquirors for acquisitions, which could result in a reduction of our subscribers, decline in prices for our products and services

   There has been a recent trend in the wireless communications industry towards consolidation of wireless service providers through joint ventures, mergers and acquisitions. We expect this consolidation to lead to larger competitors over time. Several large competitors already exist, such as AT&T Wireless with over 12 million subscribers, Cingular Wireless, the recent combination of the wireless assets of BellSouth and SBC, with over 19 million subscribers and Verizon Wireless, the recent partnership of Bell Atlantic-GTE and Vodafone AirTouch with over 26 million subscribers. We may not be able to respond to pricing pressures that may result from a consolidation in our industry, which could result in a reduction of new subscribers and cause market prices for our products and services to decline in the future. Also, if we expand our operations through acquisitions, we will compete with other potential acquirors, some of which may have greater financial or operational resources than us.

 Regulation by government agencies may increase our costs of providing service or require us to change our services which could impair our financial performance

   The licensing, construction, use, operation, sale and interconnection arrangements of wireless telecommunications systems are regulated to varying degrees by the FCC, the Federal Aviation Administration, generally referred to as the FAA, and, depending on the jurisdiction, state and local regulatory agencies and legislative bodies. Adverse decisions regarding these regulatory requirements could negatively impact our operations and cost of doing business.

 Use of hand-held phones may pose health risks which could result in the reduced use of our services or liability for personal injury claims

   Media reports have suggested that certain radio frequency emissions from wireless handsets may be linked to various health problems, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions may discourage use of wireless handsets or expose us to potential litigation.

Risks Relating to the Notes

 The registered notes may not have an active market and the price may be volatile, so you may be unable to sell your registered notes at the price you desire or at all

   We cannot ensure that a liquid market will develop for the registered notes or that you will be able to sell any of your registered notes at a particular time if at all or that the price that you receive when you sell will be favorable. The Initial Purchasers have advised us that they intend to make a market in the registered notes but they are not obligated to do so. The Initial Purchasers may discontinue any market-making in the registered notes at any time in their sole discretion. Future trading prices of the registered notes will depend on many factors, including our operating performance and financial condition, prevailing interest rates and the market for similar securities.

 We are a holding company and because the guarantees are unsecured and subordinated to debt that encumbers our guarantor subsidiaries' assets, you may not be fully repaid if we or our guarantor subsidiaries become insolvent

   The registered notes will be unsecured obligations of iPCS, Inc. We are a holding company that will derive all our operating income from our subsidiaries. We are dependent on the earnings and cash flow of our subsidiaries to meet our obligations with respect to the registered notes. If we or our guarantor subsidiaries become insolvent, we or our guarantor subsidiaries may not have sufficient assets to make payments on amounts due on any or all of the registered notes or the subsidiary guarantees. In addition, the right to payment on the guarantees will be subordinated to all of our guarantor subsidiaries' existing and future senior debt. The senior secured credit facility is secured by liens on substantially all of the assets of our guarantor subsidiaries. If our guarantor subsidiaries were to default on the senior secured credit facility, such lenders could foreclose on the collateral regardless of any default with respect to the registered notes. These assets would first be used to repay in full all amounts outstanding under the senior secured credit facility. If our guarantor subsidiaries become bankrupt, liquidate, dissolve, reorganize or undergo a similar proceeding, such guarantor subsidiaries' assets will be available to pay obligations on the registered notes or the applicable guarantee only after all outstanding senior debt of such party has been paid in full. In addition, an event of default under the senior secured credit facility may prohibit us and the guarantors of the registered notes from paying the registered notes or the guarantees of the registered notes.

   Our agreements with Sprint PCS and the infrastructure equipment used in our network create the value of our assets. These asset are highly specialized and, taken individually, have limited marketability, particularly as a result of some of the provisions in the Sprint PCS agreements. Therefore, in a foreclosure sale, these assets are likely to be sold as an entirety, and the lender may not realize enough money to satisfy all senior debt.

 Because federal and state statutes may allow courts to void the guarantees of the registered notes, you may not have the right to receive any money pursuant to the guarantees

   Although the guarantees of the registered notes provide you with a direct claim against the assets of the applicable guarantor, creditors of a bankrupt guarantor may challenge the guarantee. If a challenge to a guarantee were upheld, then the applicable guarantee would be invalid and unenforceable, junior to all creditors, including trade creditors, of that guarantor.

   The creditors of a bankrupt guarantor could challenge a guarantee on the grounds that the guarantee constituted a fraudulent conveyance under bankruptcy law. If a court were to rule that the guarantee did constitute a fraudulent conveyance, then the court could void the obligations under the guarantee or subordinate the guarantee to other debt of the guarantor or take other action detrimental to holders of the registered notes. In addition, any of the guarantees could be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of our subsidiary that provided the guarantee, the obligations of the applicable guarantor were incurred for less than fair consideration.

 The indenture and the senior secured credit agreement contain provisions and requirements that could limit our ability to pursue borrowing opportunities

   The restrictions contained in the indenture governing the registered notes, and the restrictions contained in the senior secured credit agreement, may limit our ability to implement our business plan, finance future operations, respond to changing business and economic conditions, secure additional financing, if needed, and engage in opportunistic transactions. The senior secured credit facility also restricts our ability and the ability of our subsidiaries and our future subsidiaries to do the following:

  . create liens;

  . make certain payments, including payments of dividends and distributions in respect of capital stock;

  . consolidate, merge and sell assets;

  . engage in certain transactions with affiliates; and

  . fundamentally change our business.

In addition, the senior secured credit facility requires us to maintain certain ratios, including:

  . leverage ratios;

  . an interest coverage ratio; and

  . a fixed charges ratio;

and to satisfy certain tests, including tests relating to:

  . minimum number of subscribers to our services; and

  . minimum revenues.

   We may not satisfy the financial ratios and tests under the senior secured credit facility due to events that are beyond our control. If we fail to satisfy any of the financial ratios and tests, we could be in a default under the senior secured credit facility or may be limited in our ability to access additional funds under our senior secured credit facility which could result in our being unable to make payments on the registered notes.

 Because the notes were issued with original issue discount, you will have to include interest in your taxable income before you receive cash

   The notes were issued at a substantial discount from their principal amount at maturity. Consequently, although cash interest on the notes generally will not be payable prior to January 15, 2006, original issue discount will be includible in the gross income of holders of notes for U.S. federal income tax purposes in advance of the receipt of such cash payments on the notes. The amount of original issue discount will be greater than the difference between the stated principal amount at maturity of the notes and the issue price of the notes. See "Certain United States Federal Income Tax Considerations."

 We will not be able to deduct a portion of our borrowing expense for federal income tax purposes because the original issue discount on the notes exceeds certain limitations

   The notes will be classified as "applicable high yield discount obligations" for United States federal income tax purposes, as described below under "Certain United States Federal Income Tax Considerations--U.S. Holders-- Applicable High Yield Discount Obligations." We will not be entitled to deduct original issue discount accruing on the notes until such amounts are actually paid. In addition, because the yield to maturity of the notes is in excess of the sum of the applicable federal rate plus six percentage points, we will be permanently precluded from deducting the original issue discount equal to such excess.

 The bankruptcy laws may reduce your claim in the event of our insolvency

   If a bankruptcy case were commenced by or against us under the United States Bankruptcy Code after the issuance of the notes, your claim with respect to the principal amount of the notes may be limited to an amount equal to the sum of the initial offering price and that portion of the original issue discount that is not deemed to constitute unmatured interest for purposes of the United States Bankruptcy Code. Any original issue discount that had not amortized as of the date of the bankruptcy filing could constitute unmatured interest for purposes of the United States Bankruptcy Code. To the extent that the United States Bankruptcy Code differs from the Internal Revenue Code in determining the method of amortization of original issue discount, you may recognize taxable gain or loss upon payment of your claim in bankruptcy.

 If an event constituting a change in control of us occurs, we may be unable to fulfill our obligation to purchase your registered notes

   Our senior secured financing restricts distributions to us from our subsidiaries and we may not have other sources of funds to purchase any of the registered notes before their stated maturity. In addition, the senior secured facility prohibits us from prepaying debt, including the registered notes. Under the indenture, upon a change in control we will be required to make an offer to repurchase all of the registered notes. In the event we become subject to a change in control at a time when we do not have funds to purchase the registered notes or when any such prepayment would otherwise not be permitted, we may seek consent under the senior secured credit facility to have our subsidiary make a distribution to us so that we would have sufficient funds to purchase the registered notes and consent to make the prepayment or attempt to refinance the senior secured credit facility that contains the prohibition. Moreover, a change of control under the indenture governing the notes constitutes an event of default under the senior secured credit facility. If we do not obtain a consent, a waiver or repay the senior secured credit facility, our failure to purchase the tendered registered notes would constitute an event of default under the indenture, which would in turn result in a default under the senior secured credit facility. Even if we obtain the consent, we cannot assure you that we will have sufficient resources to repurchase the registered notes following the change in control.

 Certain business combinations with Sprint PCS affiliates may not result in a change of control that obligates us to repurchase your registered notes

   Consistent with our business strategy, we from time to time in the past and currently are discussing potential strategic business combinations with other Sprint PCS affiliates. We have not reached any agreements or understandings with respect to such a business combination or other transaction. We cannot assure you as to whether we will enter into any such business combination or as to the terms of any such business combination. Under the registered notes, certain business combinations that might otherwise be a change of control that triggers your repurchase rights would not trigger the repurchase rights if the business combination involved another Sprint PCS affiliate.

 You may not be able to sell your outstanding notes if you do not exchange them for registered notes in the exchange offer

   If you do not exchange your outstanding notes for registered notes in the exchange offer, your outstanding notes will continue to be subject to the restrictions on transfer as stated in the legend on the outstanding notes. In general, you may not offer or sell the outstanding notes unless they are:

  . registered under the Securities Act of 1933;

  . offered or sold pursuant to an exemption from the Securities Act of 1933 and applicable state securities laws; or

  . offered or sold in a transaction not subject to the Securities Act of 1933 and applicable state securities laws.

   We do not currently anticipate that we will register the outstanding notes under the Securities Act of 1933. In addition, holders who do not tender their outstanding notes, except for certain instances involving the initial purchasers or holders of outstanding notes who are not eligible to participate in the exchange offer or who do not receive freely transferrable registered notes pursuant to the exchange offer, will not have any further registration rights under the registration rights agreement or otherwise and will not have rights to receive liquidated damages as provided in the registration rights agreement.

Some persons who participate in this exchange offer must deliver a prospectus in connection with resales of the registered notes

   Based on no-action letters issued by the staff of the SEC to third parties, we believe that you may offer for resale, resell or otherwise transfer the registered notes without compliance with the registration and prospectus delivery requirements of the Securities Act of 1933. However, in some instances described in this prospectus under "The Exchange Offer," you will remain obligated to comply with the prospectus delivery requirements of the Securities Act of 1933 to transfer your registered notes. In these instances, if you transfer any registered note without delivering a prospectus meeting the requirements of the Securities Act of 1933 or without an exemption from registration of your registered notes under the Securities Act of 1933, you may incur liability under this Act. We do not and will not assume, or indemnify you against, this liability.

                        FORWARD-LOOKING STATEMENTS

   This prospectus contains statements about future events and expectations, which are "forward-looking statements." Any statement in this prospectus that is not a statement of historical fact may be deemed to be a forward-looking statement. These statements include:

  . forecasts of growth in the number of consumers using PCS services;

  . statements regarding our plans for and costs of the build-out of our network;

  . statements regarding our anticipated revenues, expense levels, liquidity and capital resources and projection of when we will achieve break-even operating cash flow; and

  . other statements, including statements containing words such as "anticipate," "believe," "plan," "estimate," "expect," "seek," "intend" and other similar words that signify forward-looking statements.

   Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Specific factors that might cause such a difference include, but are not limited to:

  . our dependence on our affiliation with Sprint PCS;

  . the need to successfully complete the build-out of our network;

  . our lack of operating history and anticipation of future losses;

  . our dependence on Sprint PCS' back office services;

  . potential fluctuations in our operating results;

  . our potential need for additional capital;

  . our potential inability to expand our services and related products in the event of substantial increases in demand for these services and related products;

  . our competition; and

  . our ability to attract and retain skilled personnel.

   See additional discussion under "Risk Factors" beginning on page 12.

                                USE OF PROCEEDS

   We will not receive any proceeds from the exchange offer. In consideration for issuing the registered notes as contemplated in this prospectus, we will receive in exchange the outstanding notes in like principal amount at maturity. The outstanding notes surrendered in exchange for the registered notes will be retired and cancelled and cannot be reissued. The issuance of the registered notes will not result in any increase in our indebtedness.

                                 CAPITALIZATION

   The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2000:






                                                                       As of
                                                                   September 30,
                                                                       2000
                                                                        (In
                                                                    thousands)
Cash and cash equivalents........................................    $108,233
                                                                     ========
Long-term debt:
  Senior secured credit facility.................................         --
  Senior discount notes..........................................    $129,794
                                                                     --------
    Total long-term debt.........................................     129,794
Redeemable preferred stock, par value $0.01 per share, 75,000,000
 shares authorized; 9,090,909 shares issued and outstanding......      47,268
Stockholders' equity:
  Common stock, par value $0.01 per share, 300,000,000 shares
   authorized; 44,869,643 shares outstanding.....................         449
  Additional paid-in capital.....................................      79,403
  Unearned compensation..........................................      (6,041)
  Accumulated deficit............................................     (40,382)
                                                                     --------
    Total stockholders' equity...................................      33,429
                                                                     --------
      Total capitalization.......................................    $210,491
                                                                     ========

                            SELECTED FINANCIAL DATA

   The selected financial data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data", for, and as of the end of, the period from January 22, 1999 (date of inception) to December 31, 1999 and the nine-month period ended September 30, 2000 are derived from the financial statements of iPCS, Inc. and its subsidiaries and predecessor, which have been audited by Deloitte & Touche LLP, independent auditors.

   It is important that you also read "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements for the period from January 22, 1999 (date of inception) through December 31, 1999 and the nine-month period ended September 30, 2000 and the related notes of iPCS, Inc. and its subsidiaries and predecessor and the independent auditors' report of Deloitte & Touche, LLP.

   The selected unaudited financial data presented below, for, and as of the end of, the period from January 22, 1999 (date of inception) through September 30, 1999 are derived from our unaudited financial statements included in this prospectus. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, that management considers necessary to a fair presentation of financial position and results of operations. Operating results for the nine-month period ended September 30, 2000 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2000.

                            Period from       Period from
                         January 22, 1999  January 22, 1999
                             (date of           (date of
                            inception)         inception)     Nine-month period
                              through           through             ended
                         December 31, 1999 September 30, 1999 September 30, 2000
                                              (Unaudited)
                                  (In thousands, except per share data)
Statement of Operations
 Data:
  Revenues..............      $   215           $   --             $ 12,638
  Cost of service.......        1,695               531               9,981
  Total operating
   expenses.............        4,858             1,534              43,269
  Net loss..............       (4,380)           (1,283)            (36,002)
  Net loss available to
   common stockholders..       (4,380)           (1,283)            (83,270)
Other Data:
  Pro forma basic and
   diluted net loss per
   share of common
   stock(1).............      $ (0.10)          $ (0.03)           $  (1.86)
                              =======           =======            ========
  Deficiency of earnings
   before fixed
   charges(2)...........      $(4,380)          $(1,283)           $(36,002)
                              =======           =======            ========

                                                         As of         As of
                                                      December 31, September 30,
                                                          1999         2000
                                                            (In thousands)
Balance Sheet Data:
  Cash and cash equivalents..........................   $ 2,733      $108,233
  Property and equipment including construction in
   progress, net.....................................    39,106       100,359
  Total assets.......................................    44,843       240,226
  Long-term debt.....................................    27,571       129,794
  Total liabilities..................................    35,723       159,529
  Redeemable preferred stock.........................       --         47,268
  Equity.............................................     9,120        33,429

---------------------

(1) Pro forma basic and diluted net loss per share of common stock is computed by dividing net loss available to common stockholders by the assumed number of common shares outstanding as if the reorganization had occurred upon the inception of Illinois PCS, LLC. For more information on the reorganization, please see "Certain Relationships and Related Transactions--Formation of Illinois PCS, LLC."

(2) For purposes of computing the deficiency of earnings to fixed charges, fixed charges consist of interest expense and amortization of expense related to indebtedness. The deficiency of earnings to fixed charges is the amount required for the ratio of earnings to fixed charges to be one-to-one.

                               THE EXCHANGE OFFER

Purpose of the Exchange Offer

   As a condition to the sale of the outstanding notes, we and the initial purchasers of the outstanding notes entered into the registration rights agreement. Under the registration rights agreement, we agreed to:

  . file with the SEC an exchange offer registration statement under the Securities Act of 1933 with respect to the registered notes no later than October 10, 2000;

  . use our best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act of 1933 no later than January 8, 2001; and

  . keep the exchange offer open for a period not less than 20 business days after the date notice of the exchange offer is mailed to holders of the outstanding notes; and

  . cause the exchange offer to be consummated no later than the 30th business day after it is declared effective under the Securities Act of 1933.

   This exchange offer is intended to satisfy our obligations under the registration rights agreement. However, you may be entitled to "shelf" registration rights. In accordance with the registration rights agreement, we are required to file a shelf registration covering your outstanding notes if:

  . we are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

  . any holder of outstanding notes which are deemed to be transfer restricted securities notifies us before the 20th business day following the consummation of the exchange offer that:

   . such holder is prohibited by law or SEC policy from participating in the exchange offer;

   . such holder may not resell the registered notes acquired by it in the exchange offer to the public without delivering a prospectus, and this prospectus is not appropriate or available for such resales; or

   . such holder is a broker-dealer and holds outstanding notes acquired directly from us.

   In the event that we are required to file a shelf registration statement, we will keep the shelf registration statement effective until the later of two years from the date the shelf registration is declared effective by the SEC or the date on which all of the outstanding notes have been sold.

   For purposes of the registration rights agreement, "transfer restricted securities" means each outstanding note until the earlier of:

     (1) the date on which such outstanding note is exchanged in the exchange offer for a registered note and entitled to be resold to the public by the holder without complying with the prospectus delivery requirements of the Securities Act of 1933;

     (2) the date on which such outstanding note has been disposed of in accordance with the shelf registration statement;

     (3) the date on which such outstanding note is disposed of by a broker-dealer pursuant to the "Plan of Distribution" contemplated by this exchange offer registration statement;

     (4) the date on which such outstanding note is distributed to the public pursuant to Rule 144 under the Securities Act of 1933.

   The registration rights agreement also provides that, upon the occurrence of a registration default, which shall be deemed to have occurred:

     (1) if we fail to file an exchange offer registration statement with the SEC on or before October 10, 2000;

     (2) if the exchange offer registration statement is not declared effective within 180 days after the date of the closing of our offering of the outstanding notes;

     (3) if the exchange offer is not consummated on or before the 30th business day after the exchange offer registration statement is declared effective;

     (4) if obligated to file the shelf registration statement and we fail to do so before the 30th day after such filing obligation arises;

      (5) if obligated to file a shelf registration statement and it is not declared effective on or before the 60th day after the obligation arises; or

      (6) if the exchange offer registration statement or the shelf registration statement, as the case may be, is declared effective but subsequently ceases to be effective or useable in connection with resales of the transfer restricted securities, then we will pay to each affected holder of transfer restricted securities for the first 90 day period immediately following a registration default liquidated damages in an amount equal to $0.05 per week per $1,000 in principal amount for each week or partial week that the registration default continues. The amount of the liquidated damages shall increase by an additional $0.05 per week per $1,000 in principal amount for each subsequent 90 day period until all registration defaults have been cured, up to a maximum amount of $0.50 per week per $1,000 in principal amount. We will not be required to pay liquidated damages for more than one registration default at any given time. Following the cure of all registration defaults, the accrual of liquidated damages will cease. No liquidated damages are currently payable.

   We will pay all accrued liquidated damages to holders entitled thereto by wire transfer to the accounts specified by them or by mailing checks to their registered address if no such accounts have been specified.

Effect of the Exchange Offer

   Based on no-action letters issued by the staff of the SEC to third parties, we believe that you may offer for resale, resell and otherwise transfer the registered notes issued to you under the exchange offer without further compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, provided that you can represent that:

  . you are acquiring the registered notes in the ordinary course of your business;

  . you are not engaged in, and have no arrangement or understanding with any person to engage in, in a distribution (within the meaning of the Securities Act of 1933) of the registered notes; and

  . you are not an "affiliate" of ours, as that term is defined in Rule 405 under the Securities Act of 1933.

   If you are not able to make these representations, you are a restricted holder. As a restricted holder, you will not be able to participate in the exchange offer, may not rely on the SEC staff positions set forth in the Exxon Capital Holdings Corporation no-action letter and similar no-action letters and may only sell your outstanding notes as part of a registration statement containing the selling security holder information required by Item 507 or 508 of SEC Regulation S-K, as applicable, or under an exemption from the registration requirements of the Securities Act of 1933.

   In addition, each broker-dealer, other than a restricted holder, that receives registered notes for its own account in exchange for outstanding notes which were acquired by such broker-dealer as a result of market-making or other trading activities may be a statutory underwriter and must acknowledge in the letter of transmittal that it will deliver a prospectus meeting the requirements of the Securities Act of 1933 upon any resale of such registered notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. Based upon interpretations by the SEC staff, we believe that a broker-dealer which acquired outstanding notes as a result of market-making or other trading activities may offer for resale, resell and otherwise transfer registered notes issued under the exchange offer upon compliance with the prospectus delivery requirements, but without compliance with the registration requirements, of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a such broker-dealers as part of their resales. We have agreed that, for a period of one year after the completion of the exchange offer, we will make this prospectus available to any broker-dealer for use by the broker-dealer in any resale. For more information, please see the section in this prospectus entitled "Plan of Distribution."

Terms of the Exchange Offer

   Upon the terms and subject to the conditions contained in this prospectus and in the letter of transmittal, we will accept for exchange any and all outstanding notes that are validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount at maturity of registered notes in exchange for each $1,000 principal amount at maturity of outstanding notes accepted in the exchange offer. You may tender some or all of your outstanding notes under the exchange offer. However, outstanding notes may be tendered only in minimum denominations of $1,000 principal amount. As of the date of this prospectus, an aggregate of $300,000,000 in principal amount at maturity of the outstanding notes are outstanding. This prospectus, together with the accompanying letter of
transmittal, is first being sent on or about          , 2001, to the nominee of
The Depository Trust Company, commonly referred to in this prospectus as DTC or the Depository, and to others believed to have beneficial ownership in the outstanding notes.

   The form and terms of the registered notes will be substantially identical to the form and terms of the outstanding notes, except that:

  . the offering of the registered notes has been registered under the Securities Act of 1933;

  . the registered notes will not be subject to transfer restrictions; and

  . the registered notes will be issued free of any covenants regarding registration rights and free of any provision for liquidated damages.

   The registered notes will evidence the same debt as the outstanding notes and will be issued under the same indenture.

   You do not have any appraisal or dissenters rights under law or the indenture in the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934. Outstanding notes which are not tendered in, or are tendered but not accepted in connection with the exchange offer, will remain outstanding.

   We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral notice, promptly confirmed in writing, or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the registered notes from us.

   If we do not accept for exchange any tendered outstanding notes because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, certificates for any such unaccepted outstanding notes will be returned to you, without expense, as promptly as practicable after the expiration date.

   If you tender outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes relating to the exchange of outstanding notes under the exchange offer. We will pay all charges and expenses, other than underwriting discounts and commissions and transfer taxes, as part of the exchange offer. See "--Fees and Expenses."

Expiration Date, Extensions, Termination

   The term "expiration date" means 5:00 p.m., New York City time, on
         , 2001, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended.

   We have the right, subject to applicable law, in our reasonable discretion, at any time and from time to time, (1) to extend the exchange offer or (2) to terminate the exchange offer, if any of the conditions set forth below under "--Conditions" shall not have been satisfied by giving oral or written notice of such extension or termination to the exchange agent. Any such extension or termination will be followed as promptly as practicable by a public announcement.

   Any such termination or extension will be followed promptly by oral or written notice to the exchange agent (any such oral notice to be promptly confirmed in writing) and by making a public announcement, and such announcement in the case of an extension will be made no later than 9:00 am.. New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement, and subject to applicable laws, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a timely release to an appropriate news agency.

Procedures for Tendering

 Book-Entry Interests

   The outstanding notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the global securities, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

   If you hold your outstanding notes in the form of book-entry interests and you wish to tender your outstanding notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date either:

      (1) written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

      (2) computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and received by the exchange agent, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

   In addition, in order to deliver outstanding notes held in the form of book-entry interests:

      (A) a timely confirmation of book-entry transfer of such notes into the exchange agent's account at DTC pursuant to the procedure for book-entry transfers described below under "--Book-Entry Transfer" must be received by the exchange agent prior to the expiration date; or

      (B) you must comply with the guaranteed delivery procedures described below.

   The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. You should not send the letter of transmittal or outstanding notes to us. You may request your broker, dealer, commercial bank, trust company, or nominee to effect the above transactions for you.

 Certificated Outstanding Notes

   Only registered holders of certificated outstanding notes may tender those notes in the exchange offer. If your outstanding notes are certificated notes and you wish to tender those notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date, a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under "--Exchange Agent." In addition, in order to validly tender your certificated outstanding notes:

      (1) the certificates representing your outstanding notes must be received by the exchange agent prior to the expiration date, or

      (2) you must comply with the guaranteed delivery procedures described below.

 Procedures Applicable to all Holders

   If you validly tender outstanding notes and you do not withdraw the tender prior to the expiration date, you will have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

   If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

   Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless:

    (A) outstanding notes tendered in the exchange offer are tendered either:

      (1) "Special Delivery Instructions" on the letter of transmittal; or

      (2) for the account of an eligible institution; and

    (B) the box entitled "Special Registration Instructions" on the letter of transmittal has not been completed.

   If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a financial institution, which includes most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program. the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program.

   If the letter of transmittal is signed by a person other than you, your outstanding notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those outstanding notes.

   If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.

   We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered outstanding notes. This determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

   You must cure any defects or irregularities in connection with tenders of your outstanding notes within the time period we will determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your notes will be returned to you if:

      (1) you improperly tender your outstanding notes;

      (2) you have not cured any defects or irregularities in your tender;
  and

      (3) we have not waived those defects, irregularities or improper tender.

   The exchange agent will return your outstanding notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration of the exchange offer.

   By tendering, you will represent to us that, among other things:

      (1) you are acquiring the registered notes in the ordinary course of your business;

      (2) you are not participating in, and have no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act of 1933) of the registered notes; and

      (3) you are not an "affiliate" of ours, as that terms is defined in Rule 405 under the Securities Act of 1933.

   In all cases, issuance of registered notes for outstanding notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for your outstanding notes or a timely book-entry confirmation of your outstanding notes into the exchange agent's account at DTC, a properly completed and duly executed letter of transmittal, or a computer-generated message instead of the letter of transmittal, and all other required documents. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged outstanding notes will be returned without expense to you. In addition, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged outstanding notes will be credited to your account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

 Guaranteed Delivery Procedures

   If you desire to tender your outstanding notes and your outstanding notes are not immediately available or one of the situations described in the immediately preceding paragraph occurs, you may tender if:

      (1) you tender through an eligible financial institution;

      (2) on or prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us; and

      (3) the certificates for all certificated outstanding notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

   The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

      (1) your name and address;

      (2) the amount of outstanding notes you are tendering; and

      (3) a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

        (A) the certificates for all certificated outstanding notes being tendered, in proper form for transfer or a book-entry confirmation of tender;

        (B) a written or facsimile copy of the letter of transmittal, or a book-entry confirmation instead of the letter of transmittal; and

        (C) any other documents required by the letter of transmittal.

Book-entry Transfer

   The exchange agent will establish an account with respect to the book-entry interests at DTC for purposes of the exchange offer promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the exchange agent at DTC. Any financial institution that is a participant in DTC's systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the exchange agent's account at DTC in accordance with DTC's procedures for transfer.

   If one of the following situations occur:

      (1) you cannot deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the exchange agent's account at DTC; or

      (2) you cannot deliver all other documents required by the letter of transmittal to the exchange agent prior to the expiration date.

then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

Withdrawal of Tenders

   Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

   To withdraw a tender of outstanding notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address listed in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

  . specify the name of the person having deposited the outstanding notes to be withdrawn;

  . identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of such outstanding notes;

  . be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

  . specify the name in which any outstanding notes are to be registered if different from that of the person that deposited the outstanding notes to be withdrawn.

   If the outstanding notes have been delivered under the book-entry procedure set forth above under "--Procedures for Tendering," any notice of withdrawal must specify the name and number of the participant's account at DTC to be credited with the withdrawn outstanding notes.

   We will determine, in our sole discretion, all questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination shall be final and binding on all parties. Any outstanding notes withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and registered notes will not be issued in exchange for such withdrawn outstanding notes unless the withdrawn outstanding notes are validly retendered. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the expiration date.

   Any outstanding notes that are tendered but not accepted due to withdrawal, rejection of tender or termination of the exchange offer will be returned as soon as practicable to the holder without cost to the holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility under the book-entry transfer procedures described above, these outstanding notes will be credited to an account maintained with such book-entry transfer facility for the outstanding notes.

Conditions

   We are not required to accept for exchange any outstanding notes, and may terminate the exchange offer as provided in this prospectus before the acceptance of any outstanding notes, if:

  . the exchange offer will violate applicable law or any applicable interpretation of the SEC staff;

  . the outstanding notes are not tendered in accordance with the exchange offer;

  . you do not represent that you are acquiring the registered notes in the ordinary course of your business, that you are not engaging in and do not intend to engage in a distribution of the registered notes, that you are not a broker-dealer that purchased the outstanding notes from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act of 1933 and you are not an "affiliate" of ours, as defined in Rule 405 under the Securities Act of 1933; or

  . any action or proceeding is instituted or threatened by any governmental agency with respect to the exchange offer which would reasonably be expected to impair our ability to proceed with the exchange offer.

   These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any condition or we may waive them in whole or in part at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not he deemed a waiver of the right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

   If we determine in our reasonable judgment that any of the conditions are not satisfied, we may:

      (1) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders or, in the case of outstanding notes delivered by book-entry transfer, credit any outstanding notes to the account maintained within DTC which delivered the notes;

      (2) extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the tenders of outstanding notes; or

      (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes which have not been withdrawn.

   If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

Exchange Agent

   BNY Midwest Trust Company has been appointed as exchange agent for the exchange offer. Delivery of letters of transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent as follows:

    By Registered or Certified Mail,   By Facsimile (Eligible Institution Only):
  Overnight Courier or Hand Delivery:                (212) 815-6339

       BNY Midwest Trust Company             Attention: Exchange Department

  c/o The Bank of New York 101 Barclay
                 Street                  Confirmed by Telephone: (212) 815-6331

        New York, New York 10286
                                         (Originals of all documents submitted
                                        by facsimile should be sent promptly by
                                         hand, overnight courier or registered
                                                  or certified mail.)

              Ground Level
    Corporate Trust Services Window
  Attention: Reorganization Unit - 7E

   Delivery to other than the above address or facsimile number will not constitute a valid delivery of your outstanding notes.

Fees and Expenses

   We will pay expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone or in person by our officers and regular employees.

   We have not retained any dealer-manager as part of the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for services and will reimburse it for its reasonable out-of-pocket expenses under the exchange offer. We will also pay the reasonable fees and expenses of one firm acting as counsel for the holders of the outstanding notes. Expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Transfer Taxes

   You must pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. If satisfactory evidence of your payment of the taxes or your exemption from such obligation is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to you.

Accounting Treatment

   The registered notes will be recorded at the same carrying value as the outstanding notes on the date of the exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer and the unamortized expenses relating to the issuance of the outstanding notes will be amortized over the term of the registered notes.

Consequences of Not Exchanging Outstanding Notes

   As a result of this exchange offer, we will have fulfilled most of our obligations under the registration rights agreement. Holders who do not tender their outstanding notes, except for certain instances involving the initial purchasers or holders of outstanding notes who are not eligible to participate in the exchange offer or who do not receive freely transferrable registered notes pursuant to the exchange offer, will not have any further registration rights under the registration rights agreement or otherwise and will not have rights to receive additional interest. Accordingly, any holder who does not exchange its outstanding notes for registered notes will continue to hold the untendered outstanding notes and will be entitled to all the rights and subject to all the limitations applicable under the indenture, except to the extent that such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the exchange offer.

   Any outstanding notes that are not exchanged for registered notes pursuant to the exchange offer will remain restricted securities within the meaning of the Securities Act of 1933. In general, such outstanding notes may be resold only:

  . to us or any of our subsidiaries;

  . inside the United States to a "qualified institutional buyer" in compliance with Rule 144A under the Securities Act of 1933;

  . inside the United States to an institutional "accredited investor" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of
    1933) or an "accredited investor" that, prior to such transfer, furnishes or has furnished on its behalf by a U.S. broker-dealer to the trustee under the indenture a signed letter containing certain representations and agreements relating to the restrictions on transfer of the registered notes, the form of which letter can be obtained from the trustee;

  . outside the United States in compliance with Rule 904 under the Securities Act of 1933;

  . pursuant to the exemption from registration provided by Rule 144 under the Securities Act of 1933, if available; or

  . pursuant to an effective registration statement under the Securities Act of 1933.

   Each accredited investor that is not a qualified institutional buyer and that is an original purchaser of any of the outstanding notes from the initial purchasers will be required to sign a letter confirming that it is an accredited investor under the Securities Act of 1933 and that it acknowledges the transfer restrictions summarized above.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis should be read in conjunction with the financial statements and the related notes included elsewhere in this prospectus.


Overview

   On January 22, 1999 we entered into the Sprint PCS agreements whereby we became the exclusive Sprint PCS affiliate with the right to market 100% digital, 100% PCS wireless products and services under the Sprint and Sprint PCS brand names in fifteen markets in Illinois and Iowa. In March 2000, the Sprint PCS agreements were amended to add twenty additional markets to our territory that increased the size of our territory from a total population of
2.8 million to a total population of 7.0 million.

   Under the Sprint PCS agreements, we manage our network utilizing Sprint PCS' licensed spectrum as well as using the Sprint and Sprint PCS brand names during our affiliation with Sprint PCS. We also buy our network equipment, handsets and accessories at the same discounted rates offered by vendors to Sprint PCS based on its large volume purchases. These discounts reduce the overall capital required to build our network and significantly reduce our costs of handsets and accessories. Additionally, we have access to Sprint PCS national marketing support and distribution programs. While we must support Sprint PCS' regional and national pricing plans, we also have the flexibility to offer local pricing plans with prior approval from Sprint PCS. However, if Sprint PCS were to price its regional or national pricing plans based upon its own objectives, it could set price levels that may not be economically sufficient for our business and could potentially impact our results from operations. Sprint PCS collects all revenues from our customers and remits the net amount to us. An affiliation fee of 8% of collected service revenues from Sprint PCS customers based in our territory, excluding outbound roaming, and from non-Sprint PCS customers who roam onto our network, is retained by Sprint PCS and recorded as a cost of service. Revenues generated from the sale of handsets and accessories, inbound and outbound Sprint PCS roaming fees, and from roaming services provided to Sprint PCS customers who are not based in our territory are not subject to the 8% affiliation fee.

   Under the Sprint PCS agreements, we contract with Sprint PCS to provide back office services such as customer activation, billing, collections and customer care. We currently purchase these services from Sprint PCS to take advantage of Sprint PCS' economies of scale, to accelerate our build-out and market launches and to lower our initial capital requirements. The cost for these services is primarily calculated on a per customer and per transaction basis and is recorded as an operating expense. Sprint PCS may change the cost for these services once in every 12-month period. The Sprint PCS agreements also provide that with nine months' prior written notice, Sprint PCS may terminate offering any service. If Sprint PCS were to terminate a service for which we have not yet developed a cost-effective alternative, our operating costs may increase beyond our expectations and negatively impact our results of operations. It is not possible, however, to estimate with certainty the extent of any increase in our operating costs.

   Since the date of inception, we have incurred substantial costs to negotiate the Sprint PCS agreements and our debt financing, to design, engineer and build out our network in our initial territory and to open our retail stores. We launched service in our first two markets, Bloomington, Illinois and the Quad Cities (Rock Island and Moline, Illinois; and Davenport and Bettendorf, Iowa) in December 1999. In the first nine months of 2000, we launched service in the remaining thirteen markets of our initial territory. As of September 30, 2000, our network in those markets covered approximately 2,097,000 residents, or approximately 75% of a total population of 2,783,000, and we had over 25,000 customers. In November 2000, we launched service in three additional markets, Grand Rapids, Saginaw-Bay City and Muskegon, Michigan. With these three new markets launched, our network now covers approximately 3,487,000 residents or approximately 75% of a total population of 4,671,000. We believe we were in compliance with the material requirements under the Sprint PCS agreements.

   For the nine months ended September 30, 2000, we recorded a net loss of approximately $36.0 million on total revenues of approximately $12.6 million. For the period January 22, 1999 (date of inception) through September 30, 1999, we had no revenues and our net loss was approximately $1.3 million. As of September 30, 2000, our accumulated deficit was approximately $40.4 million and we had incurred approximately $105.9 million of capital expenditures and construction in progress related to the build-out of our network. While we anticipate operating losses to continue, we expect revenue to increase substantially as the number of our customers increase. All costs of start-up and organizational activities have been expensed as incurred in accordance with American Institute of Certified Public Accountants Statement of Position No. 98-5, "Reporting on the Costs of Start-Up Activities."

Results of Operations

 For the nine-month period ended September 30, 2000 compared with the period January 22, 1999 (date of inception) through September 30, 1999

   Net loss. From the date of inception, our operating activities have been directed towards the development of our business including executing our build-out plan and developing our network infrastructure. For the nine-month period ended September 30, 2000, we recorded a net loss of approximately $36.0 million on total revenues of approximately $12.6 million. The loss was caused primarily by cost of services exceeding service revenues, handset subsidies, selling, general and administrative expenses, depreciation and amortization associated with the markets launched in 1999 and 2000 and an extraordinary loss on the early extinguishment of debt related to the write-off of the unamortized deferred financing costs of the Nortel credit facility. In addition, we recorded non-cash compensation expense of approximately $8.5 million and related taxes of approximately $1.6 million associated with the issuance of a 1.5% ownership interest in our predecessor, Illinois PCS, LLC, to our President and Chief Executive Officer. We also recorded approximately $2.2 million of non-cash compensation expense, which is related to the amortization of the deferred compensation expense associated with the stock options granted in July 2000. Our net loss for the period ended September 30, 1999 was approximately $1.3 million and was comprised primarily of network build-out, selling, and general and administrative expenses associated with the preparation of the launch of our initial markets.

   Service revenues. For the nine-months ended September 30, 2000, service revenue totaled approximately $10.7 million and was comprised of customer revenue of approximately $6.4 million and roaming revenue of approximately $4.3 million. For the period ended September 30, 1999, we had no service revenue as we had not yet launched service. The number of our subscribers increased from approximately 1,900 at December 31, 1999 to over 25,000 at September 30, 2000. Our average monthly revenue per user, including long distance and roaming, for the nine-months ended September 30, 2000 was approximately $108. Without roaming revenue, average monthly revenue per user was approximately $65.

  . Customer revenue consists of services billed to our customers for monthly
    Sprint PCS service in our territory under a variety of service plans. These plans generally mirror national plans offered by Sprint PCS.

  . We receive Sprint PCS roaming revenue at a per-minute rate from Sprint
    PCS or another Sprint PCS affiliate when Sprint PCS subscribers outside of our territory use our network. Pursuant to the Sprint PCS agreements, Sprint PCS can change this per-minute rate after December 31, 2001.

  . Roaming revenue also includes non-Sprint PCS roaming revenue from other wireless service providers other than Sprint PCS, when those providers' subscribers roam on our network as well as roaming revenue from our customers when they roam on non-Sprint PCS networks.

   Equipment and other revenue. We record 100% of the revenue from the sale of equipment, net of an allowance for returns as equipment revenue. Equipment and other revenue from the sale of phones and accessories, net of a sales allowance, totaled approximately $1.9 million for the nine months ended September 30, 2000. For the period ended September 30, 1999, we had no equipment and other revenue because we had not yet launched service.

   Cost of service. Cost of providing service to Sprint PCS customers in our territory totaled approximately $10.0 million and $0.5 million for the nine-months ended September 30, 2000 and the period ended September 30, 1999, respectively. Cost of service includes billing, customer care, network monitoring, cost of operations, fees related to facilities and other transport lines, interconnection fees, Sprint PCS roaming fees, non-Sprint PCS roaming fees and other expenses related to operations. We pay Sprint PCS roaming fees when our customers use the Sprint PCS network outside our territory. We pay non-Sprint PCS roaming fees to other wireless service providers when our customers use their network. Also included in the cost of service expenses for the nine-month period ended September 30, 2000 is the 8% of collected revenue retained by Sprint PCS in the amount of approximately $0.5 million. For the period, 45% of the total cost of service was paid to Sprint.

   Cost of equipment. Cost of equipment sold for the nine-months ended September 30, 2000 totaled approximately $5.1 million. There was no cost of equipment expense recorded for same period in 1999 because we had not yet launched service. Because we subsidize the price of handsets for competitive reasons, we expect and have budgeted for the cost of handsets to continue to exceed the retail sales price for the foreseeable future.

   Selling expenses. Selling expenses include advertising and promotional costs, salaries, sales commissions, and expenses related to our distribution channels. For the nine-months ended

September 30, 2000, selling expenses totaled approximately $5.7 million compared with approximately $0.1 million for the period ended September 30, 1999. The increase in costs is substantially due to the launching of fifteen markets beginning in December 1999.

   General and administrative expenses. General and administrative expenses were approximately $16.9 million for the nine-month period ended September 30, 2000 and approximately $0.8 million for the period ended September 30, 1999. Included in general and administrative costs are finance and executive salaries and bonuses, employee benefit costs, legal fees and other professional service fees. Also included in the nine-months ended September 30, 2000 is non-cash compensation expense and taxes on non-cash compensation expense totaling approximately $12.3 million. Of this amount, approximately $8.5 million was the non-cash compensation expense which related to a one-time charge for the issuance of a 1.5% ownership interest to our President and Chief Executive Officer based on an expected initial public offering price, and approximately $1.6 million of withholding taxes we have paid in connection with the issuance of this 1.5% ownership interest. The other $2.2 million of non-cash compensation expense is related to the amortization of the deferred compensation expense associated with the stock options granted in July 2000. We apply the provisions of Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees". Deferred compensation expense is recorded for the difference between the exercise price and the fair market value of our common stock at the date of grant, and is amortized as non-cash compensation expense over the vesting period of the options. We did not grant any options during the same period in 1999. The remaining increase in general and administrative expenses is due to the launching of fifteen markets beginning in December 1999.

   Depreciation and amortization. Depreciation and amortization expense for the nine-months ended September 30, 2000 totaled approximately $5.5 million. We begin to depreciate the assets for each market only after we launch service in that market. We recorded $16,500 of amortization expense for the period ended September 30, 1999.

   Interest income. For the nine-months ended September 30, 2000, interest income was approximately $1.9 million and was earned on the investment of available funds. For the period ended September 30, 1999, interest income was $56,000. The increase in interest income is because of the investment of the proceeds of the senior discount notes received in July 2000.

   Interest expense. For the nine-months ended September 30, 2000, interest expense was approximately $6.3 million, net of capitalized interest of approximately $1.5 million. For the period ended September 30, 1999, interest expense was $7,000. In 1999, interest expense related to the Nortel credit facility. Interest expense in 2000 is related both to the Nortel financing and the senior discount notes.

   Gain on tower sales. For the nine-months ended September 30, 2000, thirty-seven towers were sold to American Tower for approximately $9.3 million resulting in a gain of approximately $3.7 million, of which approximately $0.5 million was recognized at the time of the sale and the remainder was deferred and is being amortized as a reduction in rental expense over the initial lease term of ten years for the related towers. For the period ended September 30, 1999, we sold ten towers for $2.5 million resulting in a gain of approximately $1.1 million of which approximately $0.2 million was recognized and the remainder was deferred.

   Extraordinary item. In connection with the refinancing of the Nortel credit facility with the Toronto Dominion (Texas), Inc. and GE Capital Corporation credit facility, we recorded an extraordinary loss on the early extinguishment of debt of approximately $1.5 million in the nine-months ended September 30, 2000 related to the write-off of the unamortized deferred financing costs of the Nortel credit facility.

Results of Operations

 For the period January 22, 1999 (date of inception) through December 31, 1999

   Net loss. From the date of inception, our operating activities were directed towards the development of our business, including our build-out plan and development of our business, including executing our build-out plan and developing our network infrastructure. In January 1999, we signed the Sprint PCS agreements to operate as the exclusive affiliate of Sprint PCS in our initial territory. We launched our first markets in December 1999. Our net loss from the date of inception through December 31, 1999 was $4.4 million and was comprised primarily of service and equipment expenses as well as selling, general and administrative expenses associated with the preparation of our initial market launches.

   Service revenues. Service revenue, which during the period totaled $71,000, consisted of customer revenue of approximately $28,000 and roaming revenue of approximately $43,000 all of which relate to our initial market launches in December 1999.

   Equipment and other revenue. We record 100% of the revenue from the sale of equipment, net of an allowance for returns as equipment revenue. The amount recorded during the period totaled $144,000.

   Cost of service. Cost of service totaled $1.7 million, which related to providing Sprint PCS services in our territory. Cost of services include billing, customer care, network monitoring, cost of operations, fees related to facilities and other transport lines, inter-connection fees, Sprint PCS roaming fees, non-Sprint PCS roaming fees and other expenses related to operations. Also included in the cost of service expenses is the 8% of collected revenue retained by Sprint PCS. For the period, 7% of the total cost of service was paid to Sprint.

   Cost of equipment. Cost of equipment totaled $484,000, which includes the cost of accessories, the cost of handsets, and handset subsidies.

   Selling expenses. Selling expenses totaling $778,000 during the period included advertising expenses, promotion costs, salaries and sales commissions and expenses related to our distribution channels.

   General and administrative expenses. General and administrative expenses totaling $1.5 million included administrative and executive salaries, employee benefit costs, legal and other professional service fees.

   Depreciation and amortization. Depreciation and amortization during the period totaled $381,000. Depreciation is calculated using the straight-line method over the useful life of the asset.

   Interest income. Interest income totaling $89,000 was generated on the investment of funds during the period.

   Interest expense. Interest expense, which totaled $471,000 during this period, was capitalized, and related primarily to the Nortel financing.

   Gain on tower sales. For the period ended December 31, 1999, eighteen towers were sold to American Tower for $4.5 million in cash, resulting in a gain of $1.9 million, of which $174,000 was recognized at the time of the sale and the remainder was deferred and is being amortized as a reduction in rental expense over the initial lease term of ten years for the related towers.

Income Taxes

   Our financial statements did not report any benefit for federal and state income taxes because we had elected to be taxed as a partnership prior to our reorganization from a limited liability company into a C corporation holding company structure. Prior to July 12, 2000, the date of the reorganization, the owners of our predecessor limited liability company recorded our tax losses on their own income tax returns. Subsequent to this date, we are accounting for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." No benefit for federal income taxes has been recorded as of September 30, 2000, as the net deferred tax asset generated, primarily from temporary differences related to the net operating loss carry forwards, was offset by a full valuation allowance because it is not considered more likely than not that these benefits will be realized due to our losses since inception.

Liquidity and Capital Resources

   From the date of inception through July 12, 2000, we financed our operations through an aggregate of $30.0 million of equity contributions from our owners and through financing provided by Nortel. As of July 12, 2000, we had a $48.0 million credit facility with Nortel, of which approximately $40.3 million had been drawn. On July 12, 2000, we closed our offering of 300,000 units consisting of our 14% senior discount notes due 2010 and warrants to purchase 2,982,699 shares of our common stock for gross proceeds of approximately $152.3 million. The Nortel facility was repaid in full with funds from the unit offering. Also on July 12, 2000, we entered into a definitive agreement with an investor group led by The Blackstone Group pursuant to which we issued $50.0 million of our redeemable convertible preferred stock and received net proceeds of approximately $46.4 million. Pursuant to a commitment under that agreement, on December 28, 2000, the investor group purchased an additional $70.0 million of our redeemable convertible preferred stock from which we received net proceeds of approximately $65.8 million. We have made a subordinated loan of the net proceeds to our wholly owned subsidiary iPCS Wireless, Inc.

   In addition on July 12, 2000, we entered into our senior secured credit facility, which was documented as an amended and restated credit agreement, with Toronto Dominion (Texas), Inc. and GE Capital Corporation for a $140.0 million senior secured credit facility to replace the Nortel financing. On December 29, 2000, we borrowed $25.0 million under the senior secured credit facility.

   The senior secured credit agreement provides for two different tranches of borrowings totaling $140.0 million. The Tranche A Commitment provides for borrowings up to $90.0 million and the Tranche B Commitment provides for borrowings up to $50.0 million.

   Commencing March 31, 2004, and on the last day of each calendar quarter ending during the periods set forth below, the Tranche A commitment as of March 30, 2004 shall be automatically and permanently reduced by the percentage amount set forth below for the quarters indicated:

  . for the four quarters commencing with the fiscal quarter ending March 31, 2004, 2.50% per quarter;

  . for quarters five through eight, 3.75% per quarter;

  . for quarters nine through sixteen, 6.25% per quarter; and

  . for the last two quarters, 12.5% per quarter.

   Commencing March 31, 2004, we must begin to repay, in quarterly installments, the principal on all borrowings outstanding as of March 30, 2004 made under the Tranche B Commitment. A fixed percentage on all Tranche B borrowings will be due each quarter as follows:

  . for the first four quarters commencing with the fiscal quarter ending
    March 31, 2004, 2.50% of the principal balance of the loan is due per quarter;

  . for quarters five through eight, 3.75% per quarter;

  . for quarters nine through sixteen, 6.25% per quarter; and

  . for the last two quarters, 12.5% per quarter.

   If we borrow the maximum amount under Tranche B, the aggregate amount required to be repaid for each of the four periods above will be $5.0 million, $7.5 million, $25.0 million, and $12.5 million, respectively.

   Any principal that has not been paid by the maturity date, June 30, 2008, is due at that time.

   We may voluntarily prepay any of the loans at any time. Tranche A permits reborrowings on a revolving basis but amounts repaid under Tranche B may not be reborrowed.

   We will have to make mandatory prepayments under certain circumstances, including among others:

  . 50% of our excess annual cash flow as computed under the senior secured credit agreement, commencing April 30, 2004 with respect to the fiscal year ending December 31, 2003;

  . any amount in excess of $1.0 million per calendar year received as net proceeds of asset sales outside the ordinary course of business or insurance proceeds subject to certain exceptions, to the extent not reinvested in property or assets within a stated period of time;

  . 50% of the net proceeds of any equity issuance by us or any subsidiary excluding the committed issuance of the convertible preferred stock, an initial public offering and any offering to a borrower or guarantor party to the senior secured financing; and

  . 100% of the net proceeds of a debt issuance by us or any subsidiary excluding permitted indebtedness.

   All prepayments described above are applied to the outstanding loan balances pro rata between Tranche A and Tranche B and pro rata across the maturities.

   From the date of the senior secured credit agreement through and including the date on which EBITDA is greater than zero for two consecutive fiscal quarters, we may borrow money at the lesser of either:

  . a base rate loan with an interest rate equal to 2.75% plus the higher of:

    . the prime rate of the Toronto-Dominion Bank, New York Branch or

    . the federal funds effective rate plus 0.5%; or

  . a Eurodollar loan with an interest rate equal to the London interbank offered rate, plus 3.75%.

After the date on which EBITDA is greater than zero for two consecutive fiscal quarters, the base rate margin will range from 2.750% to 2.250% and the Eurodollar loan margin will range from 3.750% to 3.250%, depending upon our leverage ratio as of the most recently ended fiscal quarter.

   We will use borrowings under the senior secured credit facility to finance capital expenditures, certain acquisitions and investments for working capital needs and other general corporate purposes.

   The senior discount notes mature on July 15, 2010, carry a coupon rate of 14%, and provide for interest deferral for the first five years. The senior discount notes will accrete in value at a rate of 14% per annum until July 15, 2005, after which, interest will begin to accrue and will be payable semiannually beginning on January 15, 2006.

   We believe that the net proceeds from our sale of senior discount notes, the net proceeds of our private placement of redeemable convertible preferred stock to an investor group led by The Blackstone Group and borrowings under our senior secured credit facility, the availability of which is subject to certain conditions, will be adequate to fund our network build out, anticipated operating losses, working capital requirements and other capital needs through 2003.

   Net cash used in operating activities was approximately $3.9 million from the date of inception through December 31, 1999 and was approximately $11.9 million for the nine months ended September 30, 2000. Cash used in operating activities was primarily attributable to operating losses, depreciation and amortization, non-cash interest, non-cash compensation expense and working capital needs.

   Net cash used in investing activities was approximately $32.8 million from the date of inception through December 31, 1999 and approximately $60.2 million for the nine months ended September 30, 2000. The expenditures were related primarily to the purchase of our network infrastructure equipment, offset by the proceeds of tower sales, and the purchase of network assets in Michigan from Sprint PCS.

   Net cash provided by financing activities from the date of inception through December 31, 1999 was approximately $39.5 million and approximately $177.6 million for the nine months ended September 30, 2000 and consisted primarily of equity contributions and debt borrowings offset by repayments and debt issuance costs. The significant increase in cash provided by financing activities in 2000 is related to the proceeds from the sale of redeemable convertible preferred stock and the issuance of our senior discount notes offset by the repayment in full of the Nortel debt of approximately $40.3 million.

   In May 1999, we signed a tower sale and leaseback agreement with American Tower Corporation. We have agreed to construct between 60 and 80 wireless communications towers, sell the towers to American Tower and then lease back tower space from American Tower. We expect the average construction costs for each tower to be approximately $150,000. Under the agreement we will receive approximately $250,000 for each tower sold to American Tower and we will pay rent in the amount of $1,100 per month, which increases at an annual rate of 3% per annum, for tower space and no more than $350 per month for each corresponding ground lease.

   As of September 30, 2000, we had received $13.0 million related to the sale of fifty-five towers under this agreement and had incurred an aggregate of approximately $8.3 million of costs to construct such towers. American Tower has also provided us with a one-time advance of $2.0 million. This advance was a prepayment of American Tower's obligations under the agreement, and will be credited ratably toward the purchase price of the fifty-third through sixtieth towers. As of November 30, 2000, we sold the fifty-third through sixtieth towers and as a result the $2.0 million advance on tower sales was reduced to zero.

   As of September 30, 2000, our primary source of liquidity is approximately $108.2 million in cash and cash equivalents.

Option Territory

   As part of Sprint PCS' agreement to grant us expansion territory, we have been granted the option, but do not have the obligation, to add to our territory the Iowa City and Cedar Rapids, Iowa markets that have already been launched by Sprint PCS and to purchase from Sprint PCS related assets in those markets. These markets, which were launched by Sprint PCS in February 1997, have a total population of approximately 405,000 and had over 11,000 Sprint PCS subscribers as of September 30, 2000. Our option expires on January 31, 2001. The purchase price payable by us for the purchase of assets upon exercise of the option would be payable within 90 days of the date we exercise the option as a condition to adding the Iowa City and Cedar Rapids Iowa markets to our territory. The purchase price for the assets and subscriber accounts of $28.8 million is subject to an upward adjustment based upon the number of subscribers in the two additional markets at the option exercise date. We would become the manager of all Sprint PCS subscribers in these markets upon the closing of the asset purchase. We have not determined whether we will exercise this option, and our decision will depend upon an ongoing analysis of the option territory and whether exercising this option is consistent with the best use of our capital.

Seasonality

   The wireless industry has historically experienced higher customer additions and handset sales in the fourth calendar quarter as compared to the other three calendar quarters. A number of factors contribute to this including:

  . the primary focus on retail distribution, which is dependent upon the year-end holiday shopping season;

  . competitive pricing pressures; and

  . aggressive marketing and promotions initiated during the period.

Quantitative and Qualitative Disclosures About Market Risk.

   We do not engage in commodity futures trading activities and do not enter into derivative financial instrument transactions for trading or other speculative purposes. We also do not engage in transactions in foreign currencies that could expose us to market risk.

   We are subject to interest rate risk on our senior secured credit facility and any future financing requirements. Our variable rate debt consists of borrowings made under our senior secured credit facility as to which no borrowings have been made at September 30, 2000. The senior secured credit facility requires us to enter into an interest rate protection agreement within six months after July 12, 2000, the effective date, to fix the interest rate of at least 50% of debt that does not have a fixed interest rate. To date, we have not entered into such an agreement, but we expect to do so prior to the date required.

   The following table presents the estimated future outstanding long-term debt at the end of each year and future required annual principal payments for each year then ended associated with our senior secured credit facility based on our projected level of long-term indebtedness:

                                          Years Ending December 31,
                         ----------------------------------------------------------------
                           2000      2001      2002      2003      2004    Thereafter
                                               (In thousands)
Senior discount
 notes(1)............... $132,581  $144,428  $157,334  $171,393  $186,708   $300,000
 Fixed interest rate....    14.00%    14.00%    14.00%    14.00%    14.00%     14.00%
 Principal payments.....      --        --        --        --        --    $300,000
Senior secured credit
 facility(2)............ $ 25,000  $ 50,000  $140,000  $126,000  $105,000        --
 Variable interest
  rate(3)...............    10.00%    10.00%    10.00%    10.00%    10.00%     10.00%
 Principal payments.....      --        --        --   $ 14,000  $ 21,000   $105,000

--------------------

(1) The amounts presented for December 31, 2000 and subsequent periods represent year-end balances of the senior discount notes by amortizing the discount utilizing the effective interest method over the term of the senior discount notes.

(2) The amounts presented for December 31, 2000 and subsequent periods represent estimated year-end long-term debt balances under our senior secured financing based upon a projection of the funds borrowed under that facility pursuant to such current network build-out plan.

(3) Interest rate on our senior secured financing equals the lesser of either:

  . a base rate loan with an interest rate equal to the higher of

     . the prime rate of the Toronto-Dominion Bank, New York Branch plus
       2.75% or

     . the federal fund effective rate plus 0.5%; or

  . the London interbank offered rate plus 3.75%. The London interbank offered rate is assumed to equal 6.25% for all periods presented.

  Our primary market risk exposure relates to:

    . the interest rate risk on our long-term and short-term borrowings; and

    . the impact of interest rate movements on our ability to meet interest expense requirements and meet financial covenants.

   We manage the interest rate risk on our outstanding long-term and short-term debt through the use of fixed and variable rate debt and interest rate caps under the senior secured credit agreement. While we cannot predict our ability to refinance existing debt or the impact interest rate movements will have on our existing debt, we continue to evaluate our financial position on an ongoing basis.

Inflation

   Management believes that inflation has not had, and will not have, a material adverse effect on our results of operations.

Effect of Recently Issued Accounting Pronouncements

   On July 8, 1999, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 137, "Deferral of the Effective Date of SFAS No. 133." SFAS No. 137 defers the effective date of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," to all fiscal years beginning after June 15, 2000. We are currently evaluating the impact of adoption of SFAS No. 133. Our adoption is not expected to have a material effect on our results of operations, financial position, or cash flows.

   In March 2000, the FASB issued Interpretation No. 44, ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of Accounting Principles Board Opinion 25" ("Opinion 25"). FIN 44 clarifies (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000; however, certain conclusions in FIN 44 cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that FIN 44 covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying FIN 44 will be recognized on a prospective basis from July 1, 2000. We do not expect FIN 44 to have a material effect on our results of operations, financial position, or cash flows.

   On December 3, 1999, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements" ("SAB 101"). This bulletin specifically addresses revenue recognition requirements for nonrefundable fees, such as activation fees, collected by a company upon entering into an arrangement with a customer, such as an arrangement to provide telecommunications services. On June 26, 2000, the SEC released SAB 101B, which delays the required implementation of SAB 101 until no later than the fourth quarter of fiscal years ending on or after December 31, 2000. We do not expect the effects of this bulletin will have a material effect on our results of operations, financial position, or cash flows.

                                    BUSINESS

   References to total population and residents are based on January 1, 1999 population estimates compiled by Rand McNally Commercial Atlas & Marketing Guide, 2000 Edition. References to markets reflect whole or partial basic trading areas, or BTAs, as defined by the Federal Communications Commission.

Overview

   We have the exclusive right to market 100% digital, 100% PCS, under the Sprint and Sprint PCS brand names to a total population of more than 7.0 million in the midwestern United States. We offer the same bundled national pricing plans and use the same sales and marketing strategies, national sales and distribution channels, centralized billing and customer care as Sprint PCS. We began providing service in December 1999 and, as of September 30, 2000, had launched service in fifteen markets covering approximately 2,097,000 residents and had over 25,000 customers. As of November 30, 2000, we had launched three additional markets, covering approximately 1,390,000 residents. By the end of the third quarter of 2001, we plan to offer service on our network, which we refer to as providing coverage, to the portions of our territory where approximately 67% of the total population resides in our territory, at which time our planned network build-out for all of our current markets will be substantially complete.

   In January 1999, we entered into the Sprint PCS agreements whereby we became the exclusive Sprint PCS affiliate for our initial territory of 15 markets with a total population of over 2.8 million in the states of Illinois and Iowa. As of September 30, 2000, we have launched service in all of our initial markets, thereby substantially completing our network build-out in our initial territory. At such time, we are providing coverage to approximately 2.1 million residents or approximately 75% of the total population residing in our initial territory. Following our successful initial launch, Sprint PCS selected us to be the exclusive Sprint PCS affiliate for 20 additional markets with a total population of over 4.2 million in the states of Michigan, Iowa and Nebraska. As part of this expansion, we have purchased from Sprint PCS network assets under construction in four markets in Michigan. In addition, we have been granted the option, but do not have the obligation, to add to our territory the Iowa City and Cedar Rapids, Iowa markets that Sprint PCS launched in February 1997 and to purchase from Sprint PCS related assets in those markets. Those markets have a total population of approximately 405,000 and had over 11,000 Sprint PCS subscribers as of September 30, 2000.

   Our territory includes markets in Illinois, including Peoria, Springfield, Champaign-Urbana, Decatur-Effingham, Bloomington and the Quad Cities (Rock Island and Moline, Illinois; and Davenport and Bettendorf, Iowa); Michigan, including Grand Rapids, Saginaw-Bay City, Muskegon and Traverse City; Iowa, including Waterloo-Cedar Falls and Dubuque; and eastern Nebraska. We anticipate our territory will generate significant roaming revenues for us from Sprint PCS subscribers not based in our territory who use our network. Our territory is adjacent to, but does not include, several important markets owned and operated by Sprint PCS including Chicago, Detroit, Des Moines, Indianapolis, Omaha and St. Louis. We benefit from more than 1,700 miles of heavily traveled interstates in our territory which connect major metropolitan and industrial areas of the midwestern United States. Over 40 colleges and universities are located in our territory with a total enrollment of approximately
200,000 students.

   The Sprint PCS agreements impose obligations and restrictions on us. We are required to comply with requirements for launch dates, coverage and technical standards of the network build-out, customer service standards, and participation in Sprint PCS national and regional distribution and national accounts programs. We are prohibited from offering Sprint PCS products and services outside our territory and on a non-branded, "private label" basis. For further information regarding the terms of the Sprint PCS agreements, see "The Sprint PCS Agreements--The Management Agreement." If the Sprint PCS agreements terminate, we will not enjoy the benefits as discussed below of our affiliation and such termination will permit Sprint PCS to purchase our operating assets or capital stock at a substantial discount from our fair market value. For further information regarding risks related to our relationship with Sprint PCS, see "Risk Factors--Risks Particular to iPCS."

Competitive Strengths

 Benefits of our Long-Term Strategic Relationship with Sprint PCS

   Our long-term strategic relationship with Sprint PCS allows us to offer high quality, nationally branded wireless services more quickly, at a lower cost and with lower initial capital requirements than would otherwise be possible. The benefits of our affiliation with Sprint PCS include the following:

   Exclusive provider of Sprint PCS products and services. We are the exclusive provider of Sprint PCS' 100% digital, 100% PCS wireless products and services in our territory. We market these products and services exclusively under the Sprint and Sprint PCS brand names.

   Immediate brand name recognition and national advertising support. We benefit from the strength and reputation of the Sprint and Sprint PCS brand names. Sprint PCS' extensive national advertising campaigns and established marketing programs are provided to us at no additional cost under our agreements with Sprint PCS. We offer the same strategic pricing plans, promotional campaigns and handset and accessory promotions as Sprint PCS, and have the flexibility to add pricing plans and marketing promotions that target local market needs.

   Nationwide digital PCS network. Our network operates with Sprint PCS' national network and will significantly extend Sprint PCS' coverage in the midwestern United States, which we believe is important to Sprint PCS' regional and national growth strategy. Sprint PCS provides nationwide service through its own 100% digital, 100% PCS wireless network in major U.S. metropolitan areas, affiliating with other companies like us mainly in and around smaller U.S. metropolitan areas and roaming agreements for the use of other providers' analog cellular or CDMA PCS networks. Our ability to provide our customers with access to Sprint PCS' national network represents a competitive advantage over other national and regional providers of wireless services.

   Established and available distribution channels. We benefit from immediate access to Sprint PCS' existing sales and distribution agreements with major national retailers who have existing store locations in our territory and Sprint PCS' other national sales and distribution channels, including:

  . the sales and distribution agreements with major national third-party retailers which collectively provide us with access to over 300 stores in our territory;

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

  . Sprint PCS' national inbound telemarketing sales force;

  . Sprint PCS' national accounts sales team; and

  . Sprint PCS' electronic commerce sales platform.

   Sprint PCS back office services. We utilize Sprint PCS' established back office services, including customer activation, billing and 24 hours a day, 7 days a week customer care to service our customers more effectively and economically. Use of these services has enabled us to accelerate the launch of our commercial PCS operations and significantly reduced our capital expenditures and operating costs compared with establishing and operating our own back office systems.

   Sprint PCS Wireless Web. We support and market the Sprint PCS Wireless Web service on our network. The Sprint PCS Wireless Web allows customers with data capable or web-browser enabled handsets to connect to the Internet and browse specially designed text-based web sites, including Yahoo!, Amazon.com, Bloomberg.com, CNN Interactive, MapQuest.com, Fox Sports, Ameritrade, InfoSpace.com and Weather.com. For more information on the Sprint PCS Wireless Web, see "--Products and Services--Access to the Sprint PCS Wireless Web."

   Sprint PCS licenses and long-term commitment. Sprint PCS has funded the purchases of the licenses covering our territory at a cost of over $40.5 million. As a Sprint PCS affiliate, we did not have to fund these expenditures, thereby reducing our start-up costs. The Sprint PCS agreements are for a total of 50 years, including an initial term of 20 years with three 10-year renewal terms.

   Better equipment availability and pricing. We are able to acquire our network equipment, handsets and accessories more quickly and at a significantly lower cost than we would without our strategic relationship with Sprint PCS. We purchase our network equipment, handsets and accessories under Sprint PCS' vendor contracts that provide for volume discounts. These discounts significantly reduce the overall capital required to build our network and significantly reduce our costs of handsets and accessories.

   Availability of technology and service advances developed by Sprint PCS. We benefit from Sprint PCS' extensive research and development effort, which provides us with ongoing access to new technological products and enhanced service features without significant research and development expenditures of our own. We have immediate access to any developments produced by Sprint PCS for use in our network.

 Other Competitive Strengths

   In addition to the advantages provided by our strategic relationship with Sprint PCS, we have:

   Fewer competitors and fragmented competition. We face fewer competitors in our markets than is generally the case for wireless service providers operating in larger metropolitan markets. We expect to be the first national PCS entrant in all of our markets and the first or second PCS entrant in all but four of our markets in central Illinois, where we are third. Existing PCS competition is limited to regional carriers with small service territories and PrimeCo, which only provides service in five of our markets in Illinois. We believe that our most extensive competition comes from the established regional cellular carriers in each of our markets, although their coverage is fragmented.

   Potential for significant Sprint PCS roaming revenue. We receive Sprint PCS roaming revenue from Sprint PCS subscribers based outside our territory who roam on our network. Our territory is adjacent to and connects, but does not include, several major markets owned and operated by Sprint PCS, including Chicago, Detroit, St. Louis, Indianapolis, Omaha and Des Moines. These market areas contain approximately 20 million residents. Our network contains over 1,700 interstate miles which connect these major Sprint PCS markets. The interstate corridors in our territory include:

                                                        Approximate        Approximate
                                                   total interstate miles  interstate
                                                       between major      miles covered
Interstate         Major Destination Cities             destinations         by iPCS
  I-57      Chicago, IL to Memphis, TN............           524                244
  I-74      Moline, IL to Cincinnati, OH..........           421                220
  I-55      Chicago, IL to St. Louis, MO..........           285                179
  I-80      Chicago, IL to Des Moines, IA.........           340                158
  I-35      Minneapolis, MN to Kansas City, MO....           440                133
  I-80      Omaha, NE to Cheyenne, WY.............           497                131
  I-75      Detroit, MI to Mackinaw City, MI......           291                120
  I-72      Springfield, IL to Champaign, IL......            87                 87
  I-70      St. Louis, MO to Indianapolis, IN.....           234                 84
  I-64      St. Louis, MO to Louisville, KY.......           259                 83
  I-39      Rockford, IL to Bloomington, IL.......           130                 77
  I-29      Omaha, NE to Kansas City, MO..........           187                 77
  I-96      Muskegon, MI to Detroit, MI...........           190                 76
  I-196     Benton Harbor, MI to Grand Rapids, MI.            78                 46
  I-380     Iowa City, IA to Waterloo, IA.........            82                 33
                                                           -----              -----
      Total......................................          4,045              1,748
                                                           =====              =====

For a more detailed description of Sprint PCS roaming revenue, see "--Roaming Revenue."

   Significant Sprint PCS national accounts opportunities. We participate in Sprint PCS' national accounts program which targets large companies. Several Fortune 500 companies such as State Farm Insurance, Archer Daniels Midland, Dow Chemical, John Deere and Caterpillar, as well as a number of other large companies, have their headquarters in our territory. Participation in Sprint PCS' national accounts program provides us an opportunity to participate in selling efforts focused on those companies. We have been working with Sprint PCS' national accounts team to attract, service and retain large companies with headquarters in our territory and have either already targeted, or expect to target in the near future, each such company. To date, we service employees of John Deere on an individual basis through Sprint PCS' national accounts program and have bid, and expect to continue to bid for the business of these national account companies located in our territory. In addition, we target other national account companies with significant operations in our territory to offer service under the terms of their national account agreements.

   Execution of our initial territory network build-out plan. In January 1999, we entered into the Sprint PCS agreements for our initial territory in Illinois and Iowa. Within ten months and ahead of the build-out requirements under the Sprint PCS agreements, we completed network construction and began providing commercial service in two of these markets covering over 590,000 residents. As of November 30, 2000, we had launched Sprint PCS service in eighteen markets covering approximately 3,487,000 residents. We are using the same implementation methodologies for the network construction in all markets in our territory.

   Fully financed business plan. We believe that the net proceeds from our sale of the senior discount notes, the private placement of $120.0 million of convertible preferred stock to an investor group led by Blackstone, and anticipated borrowings under our new senior secured facility will be adequate to fund our network buildout, anticipated operating losses, working capital requirements and other capital needs.

Business Strategy

   We believe that the following elements of our business strategy will enable us to continue to rapidly build out our network and launch additional markets, distinguish our wireless service offerings from those of our competitors and compete successfully in the wireless communications marketplace.

   Fully leverage our strategic relationship with Sprint PCS. We are capitalizing on the extensive benefits of our strategic relationship with Sprint PCS. These benefits allow us to provide a seamless offering of products and services in our territory under the Sprint and Sprint PCS brand names that are indistinguishable from those offered by Sprint PCS nationwide. We take full advantage of Sprint PCS' national marketing programs and established sales and distribution channels to increase our sales. We use Sprint PCS' back office services, including customer activation, billing and 24 hours a day, 7 days a week customer care, and Sprint PCS' national network control center, which is responsible in conjunction with our switching centers for continually monitoring the performance of our network and providing rapid response for systems maintenance needs. The use of these back office services from Sprint PCS significantly reduces our overhead costs. We take advantage of significantly discounted prices for network equipment, handsets and accessories under Sprint PCS' vendor contracts, which further reduces our costs.

   Execute an integrated local marketing strategy. Our marketing strategy leverages Sprint and Sprint PCS' nationwide presence and brand names while at the same time establishing a strong local presence in each of our markets. We emphasize the improved clarity and quality, enhanced features and favorable pricing of Sprint PCS products and services and replicate the marketing strategies that have resulted in Sprint PCS becoming the fastest growing U.S. wireless carrier. In addition, on the local level, we are:

  . establishing a total of up to 17 Sprint PCS sales and service centers in markets within our territory;

  . establishing local third-party sales and distribution relationships on an as-needed basis;

  . directing our media efforts at the community level by advertising in local publications, radio and television; and

  . sponsoring local and regional events.

   Continue to execute build-out plan and rapid deployment. We plan to continue the rapid construction and build-out of our technologically advanced 100% digital, 100% PCS wireless network. Our strategy is to build out network service to metropolitan areas and the interstates and primary roads connecting these areas, and then to cover the smaller population and business centers. We intend to continue to rely on experienced third-party strategic partners for radio frequency design, network engineering and optimization, site acquisition, project management and construction management services.

   Explore strategic opportunities to expand our territory. We continually evaluate expansion opportunities and, subject to the availability of financing, may strategically expand our territory. We have been granted the option, but do not have the obligation, to purchase the Iowa City and Cedar Rapids, Iowa markets that have already been launched by Sprint PCS. For more information on the option, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Option Territory."

Sprint PCS

   Sprint PCS, a wholly owned subsidiary of Sprint, operates the only nationwide 100% digital, 100% PCS wireless network in the United States. Sprint PCS provides nationwide service through its own PCS network in major metropolitan markets throughout the United States, has entered into agreements with affiliates with territories ranging in total population from 300,000 to
9.9 million to build out and manage networks in smaller metropolitan areas and along major highways and has entered into roaming agreements for the use of other providers' analog cellular or CDMA PCS networks. The Sprint PCS network, including the portions of the network owned, constructed and operated by the 18 affiliates, operates the largest 100% digital, 100% PCS nationwide wireless network in the United States, already serving the majority of the nation's metropolitan areas including more than 4,000 cities and communities across the country. Sprint PCS has licensed PCS coverage of nearly 270 million people in all 50 states, Puerto Rico and the U.S. Virgin Islands. The Sprint PCS network uses CDMA technology nationwide.

   Sprint PCS launched its first commercial PCS service in the United States in November 1995 and has experienced rapid growth, providing service to approximately 8.4 million customers as of September 30, 2000. The following table, showing the quarterly end-of-period subscriber data for Sprint PCS, illustrates Sprint PCS' subscriber growth from the beginning of 1997 to the end of the third quarter of 2000 and may not reflect Sprint PCS' future subscriber growth nor our subscriber growth.

                       [Bar Chart of Subscriber Growth]

Edgar Representation of Data Points Used in Printed Graphic

Q1    97       192
Q2    97       347
Q3    97       570
Q4    97       887
Q1    98     1,114
Q2    98     1,370
Q3    98     1,750
Q4    98     2,586
Q1    99     3,350
Q2    99     3,967
Q3    99     4,687
Q4    99     5,723
Q1    00     6,554
Q2    00     7,437
Q3    00     8,352

Markets

   Our territory includes 35 markets containing a total population of over 7.0 million residents in:

  . Illinois, including Peoria, Springfield, Champaign-Urbana, Decatur-
    Effingham, Bloomington and the Quad Cities (Rock Island and Moline, Illinois; and Davenport and Bettendorf, Iowa);

  . Michigan, including Grand Rapids, Saginaw-Bay City, Muskegon and Traverse
    City;

  . Iowa, including Waterloo-Cedar Falls and Dubuque; and

  . eastern Nebraska.

We are the exclusive provider of Sprint PCS products and services in these markets which are adjacent to several major metropolitan operational markets in the midwestern United States which are owned and operated by Sprint PCS including Chicago, Detroit, Des Moines, Indianapolis, Omaha and St. Louis. We believe connecting existing Sprint PCS markets is important to Sprint PCS' strategy to provide seamless, nationwide PCS service. We have been granted the option, but do not have the obligation, to add to our territory the Iowa City and Cedar Rapids, Iowa markets that Sprint PCS launched in February 1997 and to purchase from Sprint PCS related assets and subscriber accounts in those markets. These markets have a total population of approximately 405,000 and had over 11,000 Sprint PCS subscribers as of September 30, 2000.

   The following table lists in order of the calendar quarter of actual or expected commercial launch of network coverage, the market, megahertz of spectrum, estimated total population, estimated covered population and estimated covered population as a percentage of total population for each of the markets that comprise our territory, but does not include the Iowa City and Cedar Rapids, Iowa markets that we have the option to add to our territory as described above. Our expected commercial launch of network coverage is scheduled to occur prior to the launch dates required by the Sprint PCS agreements. As of September 30, 2000, we have launched the following markets:

   .Davenport, Iowa/Moline, Illinois;     .Galesburg, Illinois;

   .Bloomington, Illinois;                .Clinton, Iowa/Sterling, Illinois;

   .Peoria, Illinois;                     .Mt. Vernon-Centralia, Illinois;


   .Springfield, Illinois;                .Danville, Illinois;


   .St. Louis, Missouri (partial);        .Jacksonville, Illinois;

                                          .Mattoon, Illinois;
   .LaSalle-Peru-Ottawa-Streator, Illinois;


   .Decatur-Effingham, Illinois;          .Grand Rapids, Michigan;


   .Champaign-Urbana, Illinois;           .Saginaw-Bay City, Michigan; and

   .Kankakee, Illinois;
                                          .Muskegon, Michigan.


   The number of our 25,000 customers as of September 30, 2000 who are located in these launched markets varies based upon the total population of the market, how long the markets have been launched and the extent of our marketing efforts to date in such markets. The estimated covered population represents the total potential customers rather than our expected customers in such markets.

                                                                         Estimated
                                                      Estimated    Covered Population as
Basic Trading Area Market   MHz of  Estimated Total    Covered        a Percentage of
(1)                        Spectrum  Population (2) Population (3)   Total Population

Davenport, IA/Moline, IL.     30        430,000        380,000               88%
Bloomington, IL..........     10        232,000        210,000               91%
                                        -------        -------
  Total Year 1999........               662,000        590,000               89%
                                        =======        =======

Peoria, IL...............     10        465,000        320,000               69%
Springfield, IL..........     10        266,000        215,000               81%

St. Louis, MO
 (partial) (3)...........     30         47,000         22,000               47%
                                        -------        -------
 Subtotal (Q1 2000)......               778,000        557,000               72%
                                        -------        -------
LaSalle-Peru-Ottawa-
 Streator, IL............     20        152,000        120,000               79%
Decatur-Effingham, IL....     10        248,000        176,000               71%
Champaign-Urbana, IL.....     10        219,000        190,000               87%
Kankakee, IL.............     20        135,000         96,000               71%
Galesburg, IL............     10         74,000         47,000               64%
                                        -------        -------
 Subtotal (Q2 2000)......               828,000        629,000               76%
                                        -------        -------
Clinton, IA/Sterling, IL.     30        147,000        100,000               68%
Mt. Vernon-Centralia, IL.     30        122,000         62,000               51%

                                                                         Estimated
                                                      Estimated    Covered Population as
Basic Trading Area Market   MHz of  Estimated Total    Covered        a Percentage of
(1)                        Spectrum  Population (2) Population (3)   Total Population

Danville, IL.............     20         112,000         68,000              61%
Jacksonville, IL.........     10          71,000         35,000              49%
Mattoon, IL..............     10          63,000         56,000              89%
                                       ---------      ---------
 Subtotal (Q3 2000)......                515,000        321,000              62%
                                       ---------      ---------
Grand Rapids, MI.........     30       1,036,000        850,000              82%
Saginaw-Bay City, MI.....     30         632,000        400,000              63%
Muskegon, MI.............     30         220,000        140,000              64%
                                       ---------      ---------
 Subtotal (Q4 2000)......              1,888,000      1,390,000              74%
                                       ---------      ---------
  Total Year 2000........              4,671,000      3,487,000              75%
                                       =========      =========
Lansing, MI (partial)
 (3).....................     30          62,000         43,000              69%
Battle Creek, MI
 (partial)(3)............     30          55,000         20,000              36%
                                       ---------      ---------
 Subtotal (Q1 2001)......                117,000         63,000              54%
                                       ---------      ---------

Waterloo-Cedar Falls, IA.     30         261,000        153,000              59%
Traverse City, MI........     30         236,000        105,000              44%
Dubuque, IA..............     30         178,000        107,000              60%
Des Moines, IA
 (partial)(3)............     30         171,000         82,000              48%
Burlington, IA...........     30         137,000         97,000              71%
Mount Pleasant, MI.......     30         129,000         79,000              61%
Ottumwa, IA..............     30         124,000         66,000              53%
Marshalltown, IA.........     30          57,000         34,000              60%
                                       ---------      ---------
 Subtotal (Q2 2001)......              1,293,000        723,000              56%
                                       ---------      ---------
Omaha, NE (partial) (3)..     30         249,000        118,000              47%
Grand Island-Kearney, NE.     30         147,000         95,000              65%
Fort Dodge, IA...........     30         128,000         47,000              37%
Mason City, IA...........     30         116,000         50,000              43%
Norfolk, NE..............     30         112,000         40,000              36%
Lincoln, NE (partial)
 (3).....................     30          98,000         27,000              28%
Hastings, NE.............     30          72,000         39,000              54%
                                       ---------      ---------
 Subtotal (Q3 2001)......                922,000        416,000              45%
                                       ---------      ---------
  Total Year 2001........              7,003,000      4,689,000              67%
                                       =========      =========

---------------------
(1) Expected commercial launch dates for these markets may change based on a number of factors, including shifts in populations, target markets or network focus, changes or advances in technology, acquisition of other markets and delays in market build-out due to reasons identified in "Risk Factors--Risks Particular to iPCS."
(2) Estimated population is based on January 1, 1999 estimates compiled by Rand McNally Commercial Atlas & Marketing Guide, 2000 Edition.
(3) Estimated covered population for these markets reflects only those residents which are expected to be covered, not the total population in the entire basic trading area.

Network Build-Out Plan

   In December 1999, we launched service in the Bloomington, Illinois and the Quad Cities (Rock Island and Moline, Illinois; and Davenport and Bettendorf,
Iowa) markets covering over 590,000 residents. By the end of March 2000, we launched service in the Peoria and Springfield, Illinois and St. Louis, Missouri markets covering approximately 557,000 residents. By the end of June 2000, we launched service in the LaSalle-Peru-Ottawa-Streator, Illinois, Decatur-Effingham, Illinois, Champaign-Urbana, Illinois, Kankakee, Illinois and Galesburg, Illinois markets covering approximately 629,000 residents. As of September 30, 2000, we substantially completed the build-out of all remaining metropolitan markets and major interstate routes in our initial territory. Our initial territory covers approximately 2.1 million residents or 75% of the total population residing in our initial territory. As of November 30, 2000, we had launched Sprint PCS service in eighteen markets covering approximately 3,487,000 residents.

   Following our successful build-out and initial launch, Sprint PCS agreed to amend the Sprint PCS agreements to expand our territory to include 20 additional markets with a total population of approximately 4.2 million in the states of Michigan, Iowa and Nebraska. As part of this expansion, we have purchased from Sprint PCS network assets under construction in four markets in Michigan.

   By the end of the third quarter of 2001, we plan to be substantially complete with our build-out and we anticipate covering 4.7 million residents, or 67% of the total population, in our territory. Our build-out plan exceeds the network build-out requirements under the Sprint PCS agreements.

   As part of the expansion of our territory, we have been granted the option, but do not have the obligation, to add to our territory the Iowa City and Cedar Rapids, Iowa markets that have already been launched by Sprint PCS. These markets have a total population of approximately 405,000 and had 11,000 Sprint PCS subscribers as of September 30, 2000. Our option expires on January 31, 2001. The purchase price payable by us for the purchase of assets and subscriber accounts upon exercise of the option of $28.8 million in January, 2001 is subject to upward adjustment based upon the number of subscribers in the two additional markets at the option exercise date, as described more fully under "The Sprint PCS Agreements--Option Territory." We would become the manager of all Sprint PCS subscribers in these markets upon the closing of the asset purchase.

   As part of our network build-out strategy, we entered into certain outsourcing relationships with third parties to assist us in building out our network. We believe that these relationships have resulted in a more timely, efficient and cost effective build-out process.

   Radio frequency design. Wavelink Engineering has completed all radio frequency design, engineering and optimization for our initial territory. Wavelink has performed radio frequency design services for Sprint PCS as well as other Sprint PCS affiliates. Based upon its engineering designs, Wavelink assisted us in determining the required number of cell sites to operate the network and identified the general geographic areas in which each of the required cell sites would be located. Wavelink has also performed optimization tests prior to and after our market launches.

   Site acquisition, project management and construction. For our Illinois and Iowa markets, Communications Management Specialists, Inc., or CMS, was engaged to provide "turn-key" site acquisition, project management and construction management services for our initial territory. CMS has performed similar services for Sprint PCS as well as other Sprint PCS affiliates.

   CMS identifies and acquires the sites on which we locate the towers, antennae and other equipment necessary for the operation of our network. After radio frequency design identifies the general geographic area in which to locate cell sites, CMS surveys potential sites to identify two potential tower sites within each geographic search area. CMS evaluates the alternative sites within each of the identified geographic search areas, giving consideration to various engineering criteria as well as the costs to be incurred to acquire and construct a tower on the site. We pay CMS fixed fees for its services.

   For our Michigan markets we have engaged Trintel Communications to provide construction and project management services similar to those provided by CMS. For our Michigan and Iowa markets, Tricom is also providing site acquisition services.

   We acquire and make operational a cell site in three ways:

  . co-location on an existing tower owned by third parties;

  . construction of a new tower ourselves; or

  . construction of a new tower by an independent build-to-suit company.

   Generally, we prefer to co-locate with other wireless carriers or tower companies by leasing space on an existing tower or building. The advantages of co-location are that there are lower construction costs to us associated with the building of a tower and any zoning difficulties have likely already been resolved. In situations where co-location is not appropriate, we will acquire the site and hire third parties to construct the tower. Upon completion, we generally sell the tower and lease it back from the buyer. We have entered into a tower sale and lease-back agreement with American Tower Corporation, one of the largest tower companies in the United States, for the towers that we construct in our initial territory. We believe that we have a favorable lease rate for the towers subject to the sale lease-back agreement. These leases run for initial terms of ten years with three additional five-year renewal terms. By structuring our sale and lease-back on this basis, we are able to retain complete control of the tower site selection process and retain the flexibility of not having our capital tied up in tower ownership.

   In situations where we determined that neither co-location nor site acquisition was appropriate, we would arrange for the construction of a tower on a build-to-suit basis by an independent tower construction company who would acquire the site, build the tower and lease it to us. The principal advantage of this method is that it reduces our capital expenditures.

   We expect that approximately 590 sites will be required to achieve our planned 67% coverage of the residents in our territory. Of those 590 sites, we believe that approximately 300 will be co-location sites. We plan to construct towers for the remaining 290 sites. We plan to sell and lease back 80 towers under our existing agreement with American Tower.

   Microwave relocation. Prior to the FCC's auction of PCS licenses in the 1850 to 1970 MHz frequency bandwidths, various fixed microwave operators used these frequencies. The FCC has established procedures for PCS licensees to relocate these existing microwave paths, generally at the PCS licensee's expense. Sprint PCS relocates the microwave paths that use bandwidth owned by Sprint PCS, and is analyzing these relocations as we continue the build-out of our network. Sprint

PCS is also paying for a portion of the relocation costs. Sprint PCS has completed relocation for all microwave paths in our initial territory. Some microwave clearing has been completed in our expansion territory. After adjusting for all cost sharing for relocations performed by other PCS licensees and from Sprint PCS, we expect to spend a total of approximately $8.0 million for microwave relocation expenses.

   Switching centers. We will use three switching centers to provide service to our network. Each switching center will serve several purposes, including, among other things, routing calls, managing call handoff, managing access to landlines and providing access to voice mail. In November 1999, we commenced operations at our first switching center in Gridley, Illinois to support our initial territory. We have entered into leases for a switching center in Grand Rapids, Michigan and in Davenport, Iowa.

   Interconnection. Our network connects to the landline telephone system through local exchange carriers. Through our Sprint PCS agreements, we benefit from Sprint PCS-negotiated interconnection agreements with local exchange carriers.

   Long distance and back haul. We have entered into an agreement with Sprint, which provides us long distance services at the same preferred rates made available to Sprint PCS.

   Network communications equipment. Nortel and Lucent (in our Michigan markets) supply the radio base stations, switches and other related PCS transmission equipment, software and services necessary for our network build-out. Nortel has assigned a dedicated project management team to assist us in the installation and testing of the transmission equipment.

   Network monitoring systems. We utilize Sprint PCS' Network Operations Control Center for around-the-clock monitoring as well as our own switching center capabilities for our network base stations and switches.

Nortel Equipment Agreement

   We have entered into a three year equipment purchase agreement with Nortel for our network equipment and infrastructure, including switches and base station controllers for our initial territory. Pursuant to the equipment agreement, Nortel also provides installation services for the equipment and grants us a nonexclusive license to use all the software associated with the Nortel equipment. As of September 30, 2000, we have a remaining commitment to purchase $19.8 million of equipment and services from Nortel. We submit purchase orders to Nortel for the equipment and services as needed. Under the agreement, we receive a discount on the network equipment and services because of our affiliation with Sprint PCS. If our affiliation with Sprint PCS ends, Nortel has the right to either terminate the agreement or, with our consent, modify the agreement to establish new prices, terms and conditions.

Lucent Equipment Agreement

   In July 2000, we entered into an equipment purchase agreement with Lucent Technologies Inc. for our network equipment and infrastructure in which we committed to purchase one switch and 100 base station controllers for our Michigan markets within the first year of the agreement and an additional 32 base station controllers during the second year. In addition, we have agreed to use Lucent's equipment exclusively in the construction of our network located within the state of Michigan. As of September 30, 2000, we have purchased approximately $4.2 million of equipment and have a remaining commitment to purchase $13.0 million. Lucent is obligated to Sprint PCS to enter into this agreement with us because we are a Sprint PCS affiliate. By our purchase agreement with Lucent, we are subject to the terms and conditions of a procurement and services contract between Lucent and Sprint PCS which expires on January 31, 2006 and which provides that the equipment which we purchase will be in conformance with the technical standards of the Sprint PCS network and at prices consistent with those negotiated by Sprint PCS.

Products and Services

   We offer established Sprint PCS products and services throughout our territory under the Sprint and Sprint PCS brand names. Our products and services are designed to mirror the service offerings of Sprint PCS and to integrate with the Sprint PCS nationwide network. Sprint PCS has licensed PCS coverage of nearly 270 million people in all 50 states, Puerto Rico and the U.S. Virgin Islands and provides service through its own 100% digital, 100% PCS wireless network and through affiliating with other companies and roaming agreements for the use of other providers' analog cellular or CDMA PCS networks. The Sprint PCS service package we offer includes the following:

   100% digital wireless mobility with national service. Our network is part of the largest 100% digital, 100% PCS wireless network in the nation. We offer enhanced voice clarity, advanced features and simple, affordable Sprint PCS' Free and Clear pricing plans. These plans include long distance and wireless airtime minutes for use throughout the Sprint PCS network at no additional charge.

   Access to the Sprint PCS Wireless Web. We support and market the Sprint PCS Wireless Web throughout our network. The Sprint PCS Wireless Web allows subscribers with data capable handsets to connect their portable computers or personal digital assistants to the Internet. Sprint PCS subscribers with data capable handsets also have the ability to receive periodic information updates such as stock prices, airline schedules, sports scores and weather reports directly on their handsets. Sprint PCS subscribers with web-browser enabled handsets have the ability to connect to and browse specially designed text-based Internet sites on an interactive basis. Sprint PCS has agreements with Internet providers including Yahoo!, Amazon.com, Bloomberg.com, CNN Interactive, MapQuest.com, Fox Sports, Ameritrade, InfoSpace.com and Weather.com to provide services for the Sprint PCS Wireless Web. Sprint PCS offers various pricing options including a fixed number of updates or a bundle of data minutes as add-ons to existing Sprint PCS' Free and Clear pricing plans or a bundle of minutes for a set price that can be used for either data or voice.

   Nationwide service. Our customers are able to use Sprint PCS services throughout the Sprint PCS network. Dual-band/dual-mode handsets allow roaming on wireless networks where Sprint PCS is not available and with which Sprint PCS has roaming agreements. When roaming outside the Sprint PCS network, additional roaming fees are billed to Sprint PCS subscribers.

   Pricing and features. Sprint PCS' pricing plans are typically structured with monthly recurring charges, large local calling areas, bundles of minutes and service features such as voicemail, caller ID, call waiting, call forwarding and three-way calling. The increased capacity of CDMA technology allows Sprint PCS to offer high usage subscriber plans at per-minute rates lower than analog cellular and certain digital products. All of Sprint PCS' current national plans:

  . include minutes that can be used on any portion of the nationwide Sprint
    PCS network with no roaming charges for the subscriber;

  . offer advanced features and generally require no long-term contracts;

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

  . offer a selection of handsets to meet the needs of individual consumers and businesses; and

  . provide a limited-time, money back guarantee on Sprint PCS handsets.

   In addition, Sprint PCS' Free and Clear pricing plans include long distance calling from anywhere on the Sprint PCS network to anywhere in the United States.

   Advanced handsets and longer battery life. We primarily offer a selection of dual-band handsets with various advanced features and technology, such as Internet readiness described in "--Access to the Sprint PCS Wireless Web" above. All handsets are equipped with pre-programmed features such as caller ID, call waiting, phone books, speed dial and last number redial and are sold under the Sprint and Sprint PCS brand names. CDMA handsets weighing approximately 5 to 7 ounces offer up to five days of standby time and approximately four hours of talk time. We also offer dual-band/dual-mode handsets that allow customers to make and receive calls on both PCS and cellular frequency bands with the applicable digital or analog technology. These handsets allow roaming on cellular networks where Sprint PCS digital service is not available. When roaming in analog markets, stand-by and talk times are greatly reduced.

   Improved voice clarity and quality. We believe that CDMA technology offers significantly improved voice clarity and quality, compared to existing analog, and TDMA and GSM digital networks, more powerful error correction, less susceptibility to call fading and enhanced interference rejection, all of which result in fewer dropped calls. See "--CDMA Technology" for a discussion of the reasons CDMA technology offers improved voice clarity and quality.

   Privacy and security. Sprint PCS provides secure voice transmissions encoded into a digital form to prevent eavesdropping and unauthorized cloning of subscriber identification numbers.

   Easy activation. Customers can purchase a shrink-wrapped Sprint PCS handset off the shelf at a retail location and activate their service by calling customer service, which can activate the handset over the air. We believe over-the-air activation reduces the training requirements for salespersons at the national retailer locations. Our customers can also activate their service at any of Sprint PCS sales and service centers with the assistance of trained customer service representatives.

   Customer care. Sprint PCS provides customer care services to our customers under the Sprint PCS agreements. Sprint PCS offers 24 hours a day, seven days a week customer care. Our customers can call the Sprint PCS toll-free customer care number from anywhere. All Sprint PCS phones are pre-programmed with a speed dial feature that allows our customers to easily reach customer care at any time on the Sprint PCS network. In addition, our customers can also obtain customer service and assistance at any Sprint PCS store throughout the country.

   Other services. In addition to these services, we may also offer wireless local loop services in our territory. Wireless local loop is both a wireless alternative and supplemental service for the landline-based telephones in homes and businesses. We also believe that new features and services will be developed on the Sprint PCS nationwide network to take advantage of CDMA technology. As a leading wireless provider, Sprint PCS conducts ongoing research and development to produce innovative services that give Sprint PCS a competitive advantage. We offer a portfolio of products and services developed by Sprint PCS to accommodate the growth in, and the unique requirements of, high speed data traffic. We provide a number of applications for wireless data services including facsimile and Internet access.

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

Roaming Revenue

 Sprint PCS Roaming

   When Sprint PCS subscribers based outside of our territory use our network, we collect roaming revenue from Sprint PCS based on a per-minute fee and when our customers use the Sprint PCS network outside of our territory, we pay to Sprint PCS roaming charges based on a per-minute fee. Pursuant to the Sprint PCS agreements, Sprint PCS has the discretion to change the per-minute roaming rate for Sprint PCS roaming fees after December 31, 2001. Because we serve smaller metropolitan areas adjacent to larger metropolitan areas, we believe inbound Sprint PCS roaming will exceed outbound Sprint PCS roaming. See "Risk Factors--Risks Particular to iPCS--We may not receive as much Sprint PCS roaming revenue as we anticipate, our non-Sprint PCS roaming revenue is likely to be low adversely affecting our revenues, and we may have higher payments to Sprint PCS for usage by our customers of the Sprint PCS network than we anticipate."

 Non-Sprint PCS Roaming

   The term "non-Sprint PCS roaming" is used when non-Sprint PCS subscribers use our network and when our customers use a non-Sprint PCS network. Pursuant to roaming agreements between Sprint PCS and other wireless service providers, when other wireless service provider subscribers use our network, we earn roaming revenue. These wireless service providers must pay fees for their subscribers' use of our network, and as part of our collected revenues, we are entitled to 92% of the fees. Currently, pursuant to the Sprint PCS agreements, Sprint PCS bills these wireless service providers for these fees. When wireless service providers provide service to our customers, we pay those service providers roaming fees and our customers incur roaming fees at rates specified in their contracts. As a result, we retain the collection risk from our customers for non-Sprint PCS roaming charges incurred by them. We are entitled to 100% of the non-Sprint PCS roaming fees collected from our customers. Currently, pursuant to the Sprint PCS agreements, Sprint PCS bills our customers for the roaming fees, and pays us the fees it has collected on a monthly basis.

Marketing Strategy

   Our marketing and sales strategy utilizes Sprint PCS' proven strategies and developed national sales and distribution channels tailored to our specific territory.

   Use Sprint PCS' brand equity and marketing. We feature exclusively and prominently the nationally recognized Sprint and Sprint PCS brand names in our marketing effort. From our customers' point of view, they use our network and the Sprint PCS national network seamlessly as a unified nationwide network.

   Pricing. Our use of the Sprint PCS national pricing strategy offers our customers simple, easy-to-understand service plans. Sprint PCS' pricing plans are typically structured with monthly recurring charges, large local calling areas, bundles of minutes and service features such as voicemail, caller ID, call waiting, call forwarding and three-way calling. Lower per-minute rates relative to analog cellular providers are possible in part because the CDMA system that Sprint PCS utilizes has greater capacity than current analog cellular systems, enabling Sprint PCS to market high usage customer plans at lower prices. In addition, Sprint PCS' national Free and Clear plans, which offer simple, affordable plans for every consumer and business customer, include long distance calling from anywhere on its nationwide network.

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


   Local focus. Our local focus enables us to supplement Sprint PCS' marketing strategies with our own strategies tailored to each of our specific markets. These include attracting local businesses as agents to enhance our sales and distribution channels and drawing on our management team's experience in the midwestern United States. We use local radio, television and newspaper advertising to sell our products and services in each of our markets. We have established a local sales force to execute our marketing strategy through our Sprint PCS stores. We currently own and operate ten Sprint PCS stores and plan to open an additional six or seven stores throughout our territory. We also employ a direct sales force dedicated to business sales.

   Advertising and promotions. Sprint PCS uses national as well as regional television, radio, print, outdoor and other advertising campaigns to promote its products. We benefit from this national advertising in our territory at no additional cost to us. Sprint PCS also runs numerous promotional campaigns which provide customers with benefits such as additional features at the same rate, free minutes of use for limited time periods or special prices on handsets and other accessories. We are able to purchase promotional materials related to these programs from Sprint PCS at their cost. In addition, RadioShack and national third-party retail stores in our territory run numerous promotional campaigns.

   Sponsorships. Sprint PCS sponsors numerous national, regional and local events. These sponsorships provide Sprint PCS with brand name and product recognition in high profile events, provide a forum for sales and promotional events and enhance our promotional efforts in our territory. Additionally, we sponsor other local events in our territory to increase customer awareness of the Sprint PCS network.

   Bundling of services. We plan to take advantage of the complete array of communications services offered by bundling Sprint PCS services with other Sprint products, such as long distance and Internet access for homes and businesses.

Sales and Distribution

   Our sales and distribution plan mirrors Sprint PCS' proven multiple channel sales and distribution plan. Key elements of our sales and distribution plan consist of the following:

   Sprint store within a RadioShack store. Sprint has an exclusive arrangement with RadioShack to install a "store within a store," making Sprint PCS the exclusive brand of PCS sold through RadioShack stores where Sprint PCS service is available. RadioShack has 95 stores in our territory which will be available to offer Sprint PCS products and services to our customers once we have launched service in the market where the store is located.

   Other national third-party retail stores. In addition to RadioShack, we benefit from the sales and distribution agreements established by Sprint PCS with other national retailers which currently include Best Buy, Circuit City, Kmart, Staples, Target, Office Max, Office Depot and Ritz Camera. These retailers and others have over 200 additional retail stores in our territory to which we have access. We believe the number of stores will increase over time as Sprint PCS adds national retailers and as these national retailers add stores in our territory.

   Local third-party retail stores. We benefit from the sales and distribution agreements which we enter into with local retailers in our territory. We have entered into sales and distribution agreements with over 50 local stores in our territory and expect the number to increase.

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


   Sprint PCS stores. We currently own and operate ten Sprint PCS stores in our territory and plan to open an additional six or seven stores as we continue to launch service in additional markets. These stores are located in metropolitan markets within our territory, providing us with a strong local presence and a high degree of visibility. We train our sales representatives to be informed and persuasive advocates for Sprint PCS' services. Following the Sprint PCS model, these stores have been designed to facilitate retail sales, bill collection and customer service.

   National accounts and direct selling. We participate in Sprint PCS' national accounts program. Sprint PCS has a national accounts team which focuses on the corporate headquarters of large companies. Several Fortune 500 companies such as State Farm Insurance, Archer Daniels Midland, Dow Chemical, John Deere and Caterpillar, as well as other large companies, have their headquarters in our territory. In addition, once a Sprint PCS national account manager reaches an agreement with any company headquartered outside of our territory, we service the offices and subscribers of that company located in our territory. Participation in Sprint PCS' national accounts program provides us an opportunity to participate in selling efforts focused on these companies. Our direct sales force will target the employees of these companies in our territory and cultivate other local business customers.

   Inbound telemarketing. Sprint PCS provides inbound telemarketing sales to answer our prospective customers' calls. As the exclusive provider of Sprint PCS products and services in our territory, we use the national Sprint 1-800-480-4PCS number campaigns that generate call-in leads. These leads are then handled by Sprint PCS' inbound telemarketing group and the new subscriber becomes our customer.

   Electronic commerce. Sprint PCS launched an Internet site in December 1998 at www.sprintpcs.com, which contains information on Sprint PCS products and services. A visitor to Sprint PCS' Internet site can order and pay for a handset and select a rate plan. Subscribers visiting the site can review the status of their account, including the number of minutes used in the current billing cycle. Site visitors in our territory who purchase products and services over the Sprint PCS Internet site will be our customers.

CDMA Technology

   The Sprint PCS national network uses digital code division multiple access, or CDMA, as its signal transmission technology. There are two other principal signal transmission technologies: time division multiple access, or TDMA, and global system for mobile communications, or GSM. Major wireless providers who use TDMA technology include AT&T Wireless and Cingular Wireless. Major wireless providers who use GSM technology include BellSouth, VoiceStream Communications, Omnipoint and Aerial. We believe that CDMA provides important system performance benefits such as:

   Greater capacity. We believe, based on studies by CDMA manufacturers, that CDMA systems can provide system capacity that is approximately seven to ten times greater than that of current analog technology and approximately three times greater than TDMA or GSM systems.

   Privacy and security. One of the benefits of CDMA technology is that it combines a constantly changing coding scheme with a low power signal to enhance call security and privacy.

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

   Soft hand-off. CDMA systems transfer calls throughout the CDMA network using a technique referred to as a soft hand-off, which connects a mobile customer's call with a new base station while maintaining a connection with the base station currently in use. CDMA networks monitor the quality of the transmission received by multiple base stations simultaneously to select a better transmission path and to ensure that the network does not disconnect the call in one cell unless replaced by a stronger signal from another base station. Analog, TDMA and GSM networks use a "hard hand-off" and disconnect the call from the current base station as it connects with a new one without any simultaneous connection to both base stations.

   Simplified frequency planning. Frequency planning is the process used to analyze and test alternative patterns of frequency use within a wireless network to minimize interference and maximize capacity. Unlike TDMA and GSM-based systems, CDMA-based systems can reuse the same subset of allocated frequencies in every cell, substantially reducing the need for costly frequency reuse patterning and constant frequency plan management.

   Longer battery life. Due to their greater efficiency in power consumption, CDMA handsets can provide longer standby time and more talk time availability when used in the digital mode than handsets using alternative digital or analog technologies.

   While CDMA has the inherent benefits discussed above, TDMA networks are generally less expensive when overlaying existing analog systems since the TDMA spectrum usage is more compatible with analog spectrum planning. Multi-vendor equipment has only recently become available for CDMA, while GSM has had the technology available; as a result, GSM is used more widely throughout the world than CDMA and as a result currently offers greater economies of scale for handset and equipment purchases. A standards process is also underway which will allow wireless handsets to support analog, TDMA and GSM technologies in a single unit.

Competition

   We compete in our territory with regional and national cellular, PCS and other wireless providers. Verizon Wireless (formerly AirTouch, GTE Wireless, ALLTEL and Ameritech Cellular) provides cellular service in each of our major markets. Cingular Wireless (formerly SBC/CellularOne) covers much of central Illinois and Nebraska but does not provide service in Peoria, the Quad Cities or in Michigan. Other cellular providers such as US Cellular and CenturyTel have similar limited coverage areas. PCS competitors such as NPI Wireless, Omnipoint, Iowa Wireless, PrimeCo and Amica Wireless operate in certain portions of our territory but none provides the scope of coverage that we offer in these markets. Of the PCS providers, only AT&T Wireless holds licenses to provide service in all of our markets, however it currently does not provide service in any of the markets in our territory. Nextel and Nextel Partners provide service in our Michigan markets and five of our Illinois markets.

   Our ability to compete effectively with these other providers will depend on a number of factors, including the continued success of CDMA technology in providing better call clarity and quality as compared to analog cellular systems, Sprint PCS' competitive pricing with various options suiting individual customer's calling needs, the continued expansion and improvement of the Sprint PCS nationwide network, our extensive direct and indirect sales channels, our centralized Sprint PCS customer care systems, and our selection of handset options.

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

   Currently, we believe that our most formidable competition is from cellular providers, many of which have been operating in our markets and building their customer bases for a number of years and have greater financial resources and customer bases. Some of our competitors have access to more licensed spectrum than the 10 or 20 MHz licensed to Sprint PCS in certain markets in parts of Illinois. Some of our competitors also have established infrastructures, marketing programs and brand names. In addition, certain competitors may be able to offer coverage in areas not served by our network, or, because of their calling volumes or their affiliations with, or ownership of wireless providers, may be able to offer roaming rates that are lower than those offered by Sprint PCS. PCS operators will likely compete with us in providing some or all of the services available through the Sprint PCS network and may provide services that we do not. Additionally, we expect that existing cellular providers will continue to upgrade their systems to provide digital wireless communication services competitive with Sprint PCS.

   The following table details our primary operational competitors within each of our three primary geographical markets: Illinois and the Iowa Quad Cities markets (total population of approximately 2.8 million), Michigan markets (total population of approximately 2.4 million) and Iowa and Nebraska markets (total population of approximately 1.8 million) and the type of wireless commercial service (cellular, PCS or enhanced specialized mobile radio service, or ESMR), that each of our competitors deploys:

                        COMPETITORS BY GEOGRAPHIC MARKET

                                                                 Cellular/
                                                                   PCS/
                                                    Primary        ESMR
Geographic Market                                 Competitors     Service
Illinois (including Iowa Quad Cities markets)  Verizon Wireless  Cellular
                                               Cingular Wireless Cellular
                                               USCellular        Cellular
                                               Amica Wireless    PCS
                                               Iowa Wireless     PCS
                                               PrimeCo           PCS
                                               Nextel            ESMR
Michigan markets                               Verizon Wireless  Cellular
                                               CenturyTel        Cellular
                                               NPI Wireless      PCS
                                               OmniPoint         PCS
                                               Nextel            ESMR
Iowa and Nebraska markets                      Verizon Wireless  Cellular
                                               Cingular Wireless Cellular
                                               USCellular        Cellular
                                               Iowa Wireless     PCS

   We also face limited competition from "resellers" which provide wireless service to customers but do not hold FCC licenses or own facilities. Instead, the reseller buys blocks of wireless telephone numbers and capacity from a licensed carrier and resells service through its own distribution network to the public. Thus, a reseller is both a customer of a wireless licensee's services and also a competitor of that and other licensees. The FCC requires all cellular and PCS licensees to permit resale of carrier service to a reseller. Currently, we do not use resellers to market our services.
Although Sprint PCS is required to resell PCS in our markets, currently there is no reseller of Sprint PCS in our markets. Any reseller of Sprint PCS could not use the Sprint PCS service marks in our markets except for the limited purpose of describing their handsets as operational on the Sprint PCS network.

   In addition, we will compete with paging, dispatch and other mobile telecommunications companies in our markets. Potential users of PCS systems may find their communications needs satisfied by other current and developing technologies. One or two-way paging or beeper services that feature voice messaging and data display as well as tone-only service may be adequate for potential customers who do not need immediate two-way voice communications.

   In the future, we expect to face increased competition from entities providing similar services using other communications technologies, including satellite-based telecommunications and wireless cable systems. While few of these technologies and services are currently operational in areas outside our territory, others are being developed or may be developed in the future.

   Over the past several years the FCC has auctioned and will continue to auction large amounts of wireless spectrum that could be used to compete with PCS. Based upon increased competition, we anticipate that market prices for two-way wireless voice and data services generally will decline in the future. We will compete to acquire and retain customers principally on the basis of services and features, the size and location of our territory, network coverage and reliability, customer care and pricing. Our ability to compete successfully will also depend, in part, on our ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors.

Industry Background

   Wireless communications systems use a variety of radio frequencies to transmit voice and data. Broadly defined, the wireless communications industry includes one-way radio applications, such as paging or beeper services, and two-way radio applications, such as cellular telephone services, PCS and enhanced specialized mobile radio services.

   Since the introduction of commercial cellular service in 1983, the wireless communications industry has experienced dramatic growth. The number of wireless subscribers for cellular, PCS and enhanced specialized mobile radio service has increased from an estimated 203,600 in June 1985 to an estimated 97.0 million as of June 2000, according to the Cellular Telecommunications Industry Association, an international association for the wireless industry. The following chart sets forth statistics for the domestic wireless telephone industry as a whole, as published by the Cellular Telecommunications Industry Association.


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

                                                Year Ended December 31,
                                       -----------------------------------------
                                        1994   1995   1996   1997   1998   1999
Wireless Industry Statistics(1)
Total service revenues (in billions).  $14.2  $19.1  $23.6  $27.5  $33.1  $40.0
Wireless subscribers at end of period
 (in millions).......................   24.1   33.8   44.0   55.3   69.2   86.0
Subscriber growth....................   50.8%  40.0%  30.4%  25.6%  25.1%  24.3%
Average local monthly bill(2)........  $56.21 $51.00 $47.70 $42.78 $39.43 $41.24

---------------------
(1) Reflects domestic commercial cellular, enhanced specialized mobile radio service and PCS providers.
(2) Does not include revenue from roaming and long distance.

   Paul Kagan Associates, Inc., an independent media and telecommunications research firm, estimates in its publication, Kagan's Wireless Telecom Investor--September 1999, that the number of wireless users will increase to approximately 169.1 million by the end of 2003 and 235.1 million by the end of 2009. This growth is expected to be driven largely by a substantial projected increase in PCS users who are forecast to account for approximately 37.5% of total wireless users in 2003 and 47.9% in 2009, representing a significant increase from approximately 17.6% as of the end of 1999. Paul Kagan Associates, Inc. projects that total wireless industry penetration, defined as the number of wireless subscribers nationwide divided by total United States population, will grow from an estimated 31.1% in 1999 to 77.6% in 2009.

   We believe that a significant portion of the predicted growth in the consumer market for wireless telecommunications will result from:

  . anticipated declines in costs of service;

  . increased product offerings; and

  . increased awareness of the productivity, convenience and privacy benefits associated with the services offered by PCS providers.

   We also believe that the rapid growth in the use of notebook computers and personal digital assistants, combined with emerging software applications for wireless delivery of electronic mail, fax and database searching, will contribute to the growing demand for wireless services.

Intellectual Property

   "Sprint," the Sprint diamond design logo, "Sprint PCS," "Sprint Personal Communications Services," "The Clear Alternative to Cellular" and "Experience the Clear Alternative to Cellular Today" are service marks registered with the United States Patent and Trademark Office. These service marks are owned by Sprint. Pursuant to the Sprint PCS agreements we have the right to use royalty-free these service marks and certain other service marks of Sprint in connection with marketing, offering and providing licensed services to end-users and resellers, solely within our territory.

   Sprint PCS has agreed not to grant to any other person a right or license to provide or resell, or act as agent for any person offering, licensed services under these service marks within our territory except as to Sprint PCS' marketing to national accounts and the limited right of resellers of Sprint

PCS to inform their customers of handset operation on the Sprint PCS network. In all other instances, Sprint PCS reserves for itself and its affiliates the right to use the licensed marks in providing its services, subject to its exclusivity obligations described above, whether within or without our territory.

   The Sprint PCS agreements contain numerous restrictions with respect to the use and modification of any of the Sprint service marks. See "The Sprint PCS Agreements--The Trademark and Service Mark License Agreements."

   This prospectus includes product names, trade names and trademarks of other companies. We do not have any rights with respect to these product names, trade names and trademarks.

Employees

   As of November 30, 2000, we employed 141 full-time employees. None of our employees is represented by a labor union. We believe that our relations with our employees are good.

Properties

   We lease our principal executive offices at 1900 East Golf Road, Suite 900, Schaumburg, Illinois 60173 as well as administrative office space at 121 West First Street, Suite 200, Geneseo, Illinois 61254. We also lease space in 19 locations in our territory, primarily for our Sprint PCS stores, project offices and switching centers. As of September 30, 2000, we leased space on 184 towers and owned 80 towers. We believe our leased property is in good operating condition and is currently suitable and adequate for our business operations.

Legal Proceedings

   We are not aware of any pending legal proceedings against us which, individually or in the aggregate, are likely, in the opinion of management, to have a material adverse effect on our financial condition or results of operations.

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

                           THE SPRINT PCS AGREEMENTS

   The following is a summary of the material terms and provisions of the Sprint PCS agreements and the consent and agreement modifying the Sprint PCS management agreement. We have filed the Sprint PCS agreements and will file a consent and agreement as exhibits to the registration statement of which this prospectus is a part and urge you to review them carefully.

Overview of Sprint PCS Relationship and Agreements

   Under the Sprint PCS agreements, we will exclusively market PCS services under the Sprint and Sprint PCS brand names in our territory. The Sprint PCS agreements require us to interface with the Sprint PCS wireless network by building our network to operate on the 10 to 30 MHz of PCS frequencies licensed to Sprint PCS in the 1900 MHz range. The Sprint PCS agreements also give us access to Sprint PCS' equipment discounts, roaming revenue from Sprint PCS customers traveling into our territory, and various other back office services. The Sprint PCS agreements provide strategic advantages, including avoiding the need to fund up-front spectrum acquisition costs and the costs of establishing billing and other customer services infrastructure. The Sprint PCS agreements have initial terms of 20 years with three 10-year renewals which will lengthen the contracts to a total term of 50 years. The Sprint PCS agreements will automatically renew for each additional 10-year term unless we or Sprint PCS provide the other with two years' prior written notice to terminate the Sprint PCS agreements.

   We have four major agreements with Sprint and Sprint PCS, collectively, the "Sprint PCS agreements":

  . the management agreement;

  . the services agreement;

  . the trademark and service mark license agreement with Sprint; and

  . the trademark and service mark license agreement with Sprint PCS.

   In addition, Sprint PCS has entered into a consent and agreement that modifies our management agreement for the benefit of the lenders under our senior secured credit facility and any refinancing.

The Management Agreement

   Under our management agreement with Sprint PCS, we have agreed to:

  . construct and manage a network in our territory in compliance with Sprint
    PCS' PCS licenses and the terms of the management agreement;

  . distribute, during the term of the management agreement, Sprint PCS products and services;

  . use Sprint PCS' and our own distribution channels in our territory;

  . conduct advertising and promotion activities in our territory; and

  . manage that portion of Sprint PCS' customer base assigned to our territory.

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   Sprint PCS will monitor our network operations and has the right to unconditional access to our network.

   Exclusivity. We are designated as the only person or entity that can manage or operate a PCS network for Sprint PCS in our territory. Sprint PCS is prohibited from owning, operating, building or managing another wireless mobility communications network in our territory while our management agreement is in place and no event has occurred that would permit the agreement to terminate. Sprint PCS is permitted under our agreement to make national sales to companies in our territory, and as required by the FCC, to permit resale of the Sprint PCS products and services in our territory.

   Network build-out. The management agreement specifies the terms of the Sprint PCS affiliation, including the required network build-out plan. We have agreed to cover a specified percentage of the population at coverage levels ranging from 42% to 88% within each of the 15 markets which make up our initial territory by specified dates beginning December 1999 and ending December 2002. The aggregate coverage requirement is 73% of the population in our initial territory of 2.8 million residents by December 2002. For our 20 additional markets containing 4.2 million residents in the states of Michigan, Iowa and Nebraska which we acquired in March 2000, we are required to meet a build-out schedule of cities and traffic arteries by certain dates beginning July 2001 and ending December 2004. For more information on the build-out schedule, see "Business--Markets." We have agreed to operate our network, if technically feasible and commercially reasonable, to provide for a seamless handoff of a call initiated in our territory to a neighboring Sprint PCS network.

   At any time after January 22, 2001, Sprint PCS can decide to expand the coverage requirements of our territory by providing us with written notice as long as the expanded coverage requirements are for proposed areas in which a tower would cover at least 10,000 residents. We have 90 days after receiving notice from Sprint PCS to determine whether we will build out the proposed area. If we fail to build out the proposed area, we may be in breach of the Sprint PCS agreements and Sprint will have the right to terminate the Sprint PCS agreements and to purchase all of our operating assets at 80% of the entire business value. As of January 22, 1999, Sprint PCS has identified nine cities in our territory that meet the expanded coverage requirements criteria. However, Sprint PCS cannot require us to build out these cities until after December 31, 2002.

   Products and services. The management agreement identifies the products and services that we can offer in our territory. These services include, but are not limited to, Sprint PCS consumer and business products and services available as of the date of the agreement, or as modified by Sprint PCS. We are allowed to sell wireless products and services that are not Sprint PCS products and services if those additional products and services do not otherwise violate the terms of the agreement, cause distribution channel conflicts, materially impede the development of the Sprint PCS network or, in Sprint PCS' sole determination, cause consumer confusion with Sprint PCS' products and services. We may cross-sell services such as Internet access, customer premises equipment, and prepaid phone cards with Sprint, Sprint PCS and other Sprint PCS affiliates. If we decide to use third parties to provide these services, we must give Sprint PCS an opportunity to provide the services on the same terms and conditions. We cannot offer wireless local loop services specifically designed for the competitive local exchange market in areas where Sprint owns the local exchange carrier unless we name the Sprint owned local exchange carrier as the exclusive distributor or Sprint PCS approves the terms and conditions. However, there are no markets in our territory where Sprint is the local telephone company.

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   National sales programs. We will participate in the Sprint PCS sales programs for national sales to customers, and will pay the expenses and receive the compensation from national accounts located in our territory. We must use Sprint's long distance service which we can buy at the same prices offered to Sprint PCS.

   Service pricing, roaming and fees. We must offer Sprint PCS subscriber pricing plans designated for regional or national offerings, including Sprint PCS' Free and Clear plans. We are permitted to establish our own local price plans for Sprint PCS' products and services offered only in our territory, subject to the terms of the agreement, consistency with Sprint PCS' regional and national pricing plans, regulatory requirements and Sprint PCS' approval. We are entitled to receive from Sprint PCS an amount equal to 92% of collected revenues which relate to our customers' use of our network and to revenues from non-Sprint PCS subscribers roaming onto our network. We are entitled to receive 100% of roaming revenues (except for taxes) which relate to our customers' usage of the Sprint PCS network outside of our territory, our customers' usage of a non-Sprint PCS network, and the usage of our network by Sprint PCS subscribers. We are also entitled to receive 100% of the proceeds from the sales of handsets and accessories and proceeds from sales not in the ordinary course of business. Although many Sprint PCS subscribers will purchase a bundled pricing plan that allows roaming anywhere on the Sprint PCS' and affiliates' network without incremental roaming charges, we will earn roaming revenues from every minute based on an established per-minute rate for Sprint PCS' or its affiliates' subscribers roaming in our territory. Similarly, we will pay for every minute our subscribers use the Sprint PCS nationwide network outside our territory. The analog roaming rates applicable to use by our customers of third-party providers' networks are set under Sprint PCS' third-party roaming agreements.

   Advertising and promotions. Sprint PCS is responsible for all national advertising and promotion of the Sprint PCS products and services. We are responsible for advertising and promotion in our territory, including the pro rata cost of any promotion or advertising done by any third-party retailers in our territory pursuant to a national cooperative advertising agreement with Sprint. Sprint PCS' service area includes the urban markets around our territory. Sprint PCS will pay for advertising in these markets. Given the proximity of these markets to ours, we expect considerable spill-over from Sprint PCS' advertising in surrounding urban markets.

   Program requirements. We comply with Sprint PCS' program requirements for technical standards, customer service standards, national and regional distribution and national accounts programs. Sprint PCS can adjust the program requirements from time to time. Sprint PCS program requirements with respect to such standards as dropped calls, blocked calls, origination failures, interference and switch maintenance applicable to us are not more stringent than the requirements applicable to Sprint PCS as to the portions of the network it owns and operates and to other Sprint PCS affiliates with respect to the portion of the Sprint PCS network which they own and operate. We do not believe that the program requirements applicable to us under the Sprint PCS agreements are more restrictive than what Sprint PCS experiences or that experienced by the wireless industry in general. Moreover, we do not believe that standards for customer service, should we elect not to acquire such services from Sprint PCS, would be substantially restrictive nor is participation in the national accounts program burdensome. We have the right to appeal to Sprint PCS' management adjustments which could cause an unreasonable increase in cost to us if the adjustment:

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  . causes us to incur a cost exceeding 5% of the sum of our equity plus our outstanding long-term debt, or

  . causes our operating expenses to increase by more than 10% on a net present value basis.

If Sprint PCS denies our appeal, we must then comply with the program adjustment, or Sprint PCS has the right to exercise the termination rights described below.

   Non-competition. We may not offer Sprint PCS products and services outside our territory without the prior written approval of Sprint PCS. Within our territory we may offer, market or promote telecommunications products and services only under the Sprint PCS brands, our own brand, brands of related parties of ours or other products and services approved under the management agreement, except that no brand of a significant competitor of Sprint PCS or its related parties may be used for those products and services. To the extent we have or obtain licenses to provide PCS services outside our territory, we may not use the spectrum to offer Sprint PCS products and services without prior written consent from Sprint PCS.

   Inability to use non-Sprint PCS brand. We may not market, promote, advertise, distribute, lease or sell any of the Sprint PCS products and services on a non-branded, "private label" basis or under any brand, trademark or trade name other than the Sprint PCS brand, except for sales to resellers or as otherwise permitted under the trademark and service mark license agreements.

   Rights of first refusal. Sprint PCS has a right of first refusal to buy our assets upon a proposed sale of all or substantially all of our assets.

   Termination of management agreement. The management agreement can be terminated as a result of:

  . termination of Sprint PCS' PCS licenses;

  . an uncured breach under the management agreement;

  . bankruptcy of a party to the management agreement;

  . the management agreement not complying with any applicable law in any material respect;

  . the termination of either of the trademark and service mark license agreements; or

  . our failure to obtain the financing necessary for the build-out of our network and for our working capital needs.

   The termination or non-renewal of the management agreement triggers certain of our rights and those of Sprint PCS. The right of either party to require the other to purchase or sell the operating assets, as discussed below, may not be exercised, in the case of Sprint PCS, until January 21, 2002.

   If we have the right to terminate the management agreement because of an event of termination caused by a Sprint PCS breach under the management agreement, we may generally:

  . require Sprint PCS to purchase all of our operating assets used in connection with our network for an amount equal to at least 80% of our entire business value as defined below;

  . if Sprint PCS is the licensee for 20MHz or more of the spectrum on the date the management agreement was executed, require Sprint PCS to sell to us, subject to governmental approval, up to 10MHz of licensed spectrum for an amount equal to the greater of:

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     . the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS or

     . 9% of our entire business value; or

  . sue Sprint PCS for damages or submit the matter to arbitration and thereby not terminate the management agreement.

   If Sprint PCS has the right to terminate the management agreement because of an event of termination caused by us, Sprint PCS may generally:

  . require us to sell our operating assets to Sprint PCS for an amount equal to 72% of our entire business value;

  . require us to purchase, subject to governmental approval, up to 10MHz of licensed spectrum for an amount equal to the greater of:

    . the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint; or

    . 10% of our entire business value;

  . take any action as Sprint PCS deems necessary to cure our breach of the management agreement, including assuming responsibility for and operating our network; or

  . sue us for damages or submit the matter to arbitration and thereby not terminate the management agreement.

   Non-renewal. If Sprint PCS gives us timely notice that it does not intend to renew the management agreement, we may:

  . require Sprint PCS to purchase all of our operating assets used in connection with our network for an amount equal to 80% of our entire business value; or

  . if Sprint PCS is the licensee for 20MHz or more of the spectrum on the date the management agreement was executed, require Sprint PCS to sell to us, subject to governmental approval, up to 10MHz of licensed spectrum for an amount equal to the greater of:

    . the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS; or

    . 10% of our entire business value.

   If we give Sprint PCS timely notice of non-renewal, or we both give notice of non-renewal, or the management agreement can be terminated for failure to comply with legal requirements or regulatory considerations, Sprint PCS may:

  . purchase all of our operating assets for an amount equal to 80% of our entire business value; or

  . require us to purchase, subject to governmental approval, the licensed spectrum for an amount equal to the greater of:

    . the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS; or

    . 10% of our entire business value.

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   Determination of Entire Business Value. If the entire business value is to be determined, we and Sprint PCS will each select one independent appraiser and the two appraisers will select a third appraiser. The three appraisers will determine the entire business value based on the fair market value on a going concern basis using the following guidelines:

  . the entire business value is based on the price a willing buyer would pay a willing seller for the entire on-going business;

  . then-current customary means of valuing a wireless telecommunications business will be used;

  . the business is conducted under the Sprint and Sprint PCS brands and the Sprint PCS agreements;

  . that we own the spectrum and frequencies presently owned by Sprint PCS that we use subject to the Sprint PCS agreements; and

  . the valuation will not include any value for businesses not directly related to the Sprint PCS products and services, and such businesses will not be included in the sale.

   The rights and remedies of Sprint PCS outlined in the management agreement resulting from an event of termination of the management agreement have been materially amended by the consent and agreement for the benefit of the holder of the Nortel financing as discussed below. For more information on the Nortel financing, see "Description of Our Indebtedness."

   Insurance. We are required to obtain and maintain workers' compensation insurance, commercial general liability insurance, business automobile insurance, umbrella excess liability insurance and "all risk" property insurance with financially reputable insurers who are licensed to do business in all jurisdictions where any work is performed under the management agreement and who are reasonably acceptable to Sprint PCS.

   Indemnification. We have agreed to indemnify Sprint PCS and its directors, employees and agents, and related parties of Sprint PCS and their directors, employees and agents against any and all claims against any of the foregoing arising from our violation of any law, a breach by us of any representation, warranty or covenant contained in the management agreement or any other agreement between us and Sprint PCS, our ownership of the operating assets or the actions or the failure to act of anyone who is employed or hired by us in the performance of any work under this agreement, except we will not indemnify Sprint PCS for any claims arising solely from the negligence or willful misconduct of Sprint PCS. Sprint PCS has agreed to indemnify us and our directors, employees and agents against all claims against any of the foregoing arising from Sprint PCS' violation of any law and from Sprint PCS' breach of any representation, warranty or covenant contained in this agreement or any other agreement between Sprint PCS and us, except Sprint PCS will not indemnify us for any claims arising solely from our negligence or willful misconduct.

The Services Agreement

   The services agreement outlines various back office services provided by Sprint PCS and available to us at established rates. Sprint PCS can change any or all of the service rates one time in each 12 month period. Some of the available services include: billing, customer care, activation,

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credit checks, maintenance of a customer database for call billing, voice mail, prepaid services, directory assistance, operator services, roaming fees, roaming clearinghouse fees, interconnect fees and inter-service area fees. Sprint PCS offers three packages of available services. Each package identifies which services must be purchased from Sprint PCS and which may be purchased from a vendor or provided in-house. Essentially, services such as billing, activation and customer care must either all be purchased from Sprint PCS or we may provide those services ourselves. We have chosen to initially buy these services from Sprint PCS but may develop an independent capability with respect to these services over time. Sprint PCS may contract with third parties to provide expertise and services identical or similar to those to be made available or provided to us. We have agreed not to use the services received under the services agreement in connection with any other business or outside our territory. We may discontinue use of any service upon three months' prior written notice. Sprint PCS may discontinue a service provided that Sprint PCS provides us with nine months' prior notice.

   We have agreed with Sprint PCS to indemnify each other as well as officers, directors, employees and certain other related parties and their officers, directors and employees for violations of law or the services agreement except for any liabilities resulting from the indemnitee's negligence or willful misconduct. The services agreement also provides that no party to the agreement will be liable to the other party for special, indirect, incidental, exemplary, consequential or punitive damages, or loss of profits arising from the relationship of the parties or the conduct of business under, or breach of, the services agreement except as may otherwise be required by the indemnification provisions. The services agreement automatically terminates upon termination of the management agreement and neither party may terminate the services agreement for any reason other than the termination of the management agreement.

The Trademark and Service Mark License Agreements

   We have non-transferable, royalty-free licenses to use the Sprint and Sprint PCS brand names and "diamond" symbol, and several other U.S. trademarks and service marks such as "The Clear Alternative to Cellular" and "Clear Across the Nation" on Sprint PCS products and services. We believe that the Sprint and Sprint PCS brand names and symbols enjoy a very high degree of awareness, providing us an immediate benefit in the market place. Our use of the licensed marks is subject to our adherence to quality standards determined by Sprint and Sprint PCS and use of the licensed marks in a manner which would not reflect adversely on the image of quality symbolized by the licensed marks. We have agreed to promptly notify Sprint and Sprint PCS of any infringement of any of the licensed marks within our territory of which we become aware and to provide assistance to Sprint and Sprint PCS in connection with Sprint's and Sprint PCS' enforcement of their respective rights. We have agreed with Sprint and Sprint PCS to indemnify each other for losses incurred in connection with a material breach of the trademark license agreements. In addition, we have agreed to indemnify Sprint and Sprint PCS from any loss suffered by reason of our use of the licensed marks or marketing, promotion, advertisement, distribution, lease or sale of any Sprint or Sprint PCS products and services other than losses arising solely out of our use of the licensed marks in compliance with certain guidelines.

   Sprint and Sprint PCS can terminate the trademark and service mark license agreements if we file for bankruptcy, materially breach the agreement or our management agreement is terminated. We

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can terminate the trademark and service mark license agreements upon Sprint's or Sprint PCS' abandonment of the licensed marks or if Sprint or Sprint PCS files for bankruptcy, or the management agreement is terminated.

Consent and Agreement for the Benefit of the Holders of the Senior Secured Credit Facility

   Sprint PCS has entered into a consent and agreement for the benefit of the holders of the indebtedness under the senior secured credit facility which we refer to as the Senior Secured Consent, which has been acknowledged by us, and modifies Sprint PCS' rights and remedies under our management agreement, for the benefit of the existing and future holders of indebtedness under our senior secured credit facility and any refinancing thereof.

   The Senior Secured Consent provides for the following:

  . Sprint PCS' consent to the pledge of substantially all of our assets, including our rights in the Sprint PCS agreements;

  . that the Sprint PCS' agreements may not be terminated by Sprint PCS until our senior secured credit facility is satisfied in full pursuant to the terms of the Senior Secured Consent, unless our subsidiaries or assets are sold to a purchaser who does not continue to operate the business as a Sprint PCS network, which sale requires the approval of the administrative agent (Toronto Dominion (Texas), Inc. is the initial administrative agent as discussed in more detail in "Description of Our Indebtedness--The Senior Secured Credit Facility");

  . for Sprint PCS to maintain 10MHz of PCS spectrum in all of our markets until our senior secured facility is satisfied or our operating assets are sold after our default under our senior secured credit facility;

  . for redirection of payments due to us under the management agreement from Sprint PCS to the administrative agent during the continuation of our default under our senior secured credit facility;

  . for Sprint PCS and the administrative agent to provide to each other notices of default by us under the Sprint PCS management agreement and senior secured credit facility, respectively;

  . the ability to appoint interim replacements, including Sprint PCS or a designee of the administrative agent, to operate our portion of the Sprint PCS network under the Sprint PCS agreements after an acceleration of our senior secured credit facility or an event of termination under the Sprint PCS agreements;

  . subject to certain requirements and limitations, the ability of the administrative agent or Sprint PCS to assign the Sprint PCS agreements and sell our assets or the equity interests of our operating subsidiaries to a qualified purchaser that is not a major competitor of Sprint PCS or Sprint, free of the restrictions on assignment and change of control in the management agreement, if our senior secured credit facility has been accelerated after our default; and

  . subject to certain requirements and limitations, that if Sprint PCS enters consent and agreement documents with similarly situated lenders that have provisions that are more favorable to the lender, Sprint PCS will give the administrative agent written notice of the amendments and will amend the Senior Secured Consent in the same manner at the administrative agent's request.


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Sprint PCS' Right to Purchase on Acceleration of Amounts Outstanding under our
Senior Secured Credit Facility

   Subject to the requirements of applicable law, so long as our senior secured credit facility remains outstanding, Sprint PCS has the right to purchase our operating assets or the equity interests of our operating subsidiaries, upon its receipt of notice of an acceleration of our senior secured credit facility, under the following terms:

  . Sprint PCS elects to make such a purchase within 60 days of the acceleration notice or the filing of a bankruptcy petition, whichever is earlier;

  . the purchase price is the greater of an amount equal to 72% of our entire business value or the amount we owe under our senior secured credit facility;

  . if Sprint PCS has given notice of its intention to exercise the purchase right, then the administrative agent is prohibited from enforcing its security interest for a period or 120 days after the acceleration or until Sprint PCS rescinds its intention to purchase, whichever is earlier; and

  . if we receive a written offer that is acceptable to us to purchase our operating assets or the equity interests of our operating subsidiaries after the acceleration, then Sprint PCS has the right to purchase our operating assets or the equity interests of our operating subsidiaries on terms at least as favorable to us as the offer we receive. Sprint PCS must agree to purchase the operating assets or the equity interests of our operating subsidiaries within 14 business days of its receipt of the offer, on acceptable conditions, and in an amount of time acceptable to us.

Sale of Operating Assets or the Interests of Our Operating Subsidiary to Third Parties

   If Sprint PCS does not purchase our operating assets or the equity interests of our operating subsidiaries after an acceleration of the obligations under our senior secured credit facility, then the administrative agent may sell the operating assets or equity interests. Subject to the requirements of applicable law (including the law relating to foreclosures of security interests), the administrative agent has two options:

  . to sell the assets or equity interests to an entity that satisfies the following requirements to be our successor under the Sprint PCS agreements:

    . the entity must not have materially breached any material agreement with Sprint;

    . the entity cannot be one of the competitors named in the Senior
      Secured Consent;

    . the entity must have the financial ability to perform the Sprint PCS agreements; and

    . the entity must agree to be bound by the terms of the Sprint PCS agreements; or

  . to sell the assets or equity interests to any third-party provided:

    . Sprint PCS may terminate the Sprint PCS agreements;

    . such third-party may purchase Spectrum from Sprint PCS; and

    . the purchase agreement transferring the assets or equity interests is consistent with the terms of the Senior Secured Consent.


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Option Territory

   As part of the expansion of our territory, we have been granted the option, but do not have the obligation, to add to our territory the Iowa City and Cedar Rapids, Iowa markets that have already been launched by Sprint PCS and to purchase from Sprint PCS related assets and subscriber accounts in those markets. These markets have a total population of approximately 405,000 and had over 11,000 Sprint PCS subscribers as of September 30, 2000. Our option expires on January 31, 2001. The purchase of these assets is a condition to adding those markets to our territory, and would be payable within 90 days of the date we exercise the option. The purchase price of $28.8 million in January, 2001 is subject to adjustment such that it will not be less than:

  . $19,945,600, plus

  . an amount equal to the number of Sprint PCS subscribers in the two additional markets at the time the option is exercised, multiplied by $700.

We would become the manager of all Sprint PCS subscribers in these markets upon the closing of the asset purchase.

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                        DESCRIPTION OF OUR INDEBTEDNESS

The Senior Secured Credit Facility

 General

   Our wholly owned subsidiary, iPCS Wireless, Inc. entered into a definitive amended and restated credit agreement with Toronto Dominion (Texas), Inc. and GE Capital Corporation for a $140.0 million senior secured credit facility. This facility constitutes senior debt secured by a first priority security interest in substantially all of our assets. The senior secured credit agreement provides that we and all of our current and future subsidiaries guarantee this senior secured credit facility.

 Amount and Purpose of Loans

   The senior secured credit agreement provides for two different tranches of borrowings totaling $140.0 million. The Tranche A commitment provides for borrowings up to $90.0 million and the Tranche B commitment provides for borrowings up to $50.0 million. This facility will be used to finance capital expenditures, certain acquisitions and investments for working capital needs and other general corporate purposes. See "Business--Nortel Equipment Agreement."

   The amounts that can be borrowed will be further limited to a borrowing base. The borrowing base is defined as 100% of the gross book value of all property, plant and equipment owned by iPCS Wireless, Inc. and its subsidiaries equipment used in our network. We will have the option to reduce the amount of any of the commitments, and to avoid the periodic fee charged on those unborrowed amounts. Any reduction must be at least $3.0 million. Any such reduction cannot be reinstated. Tranche A permits reborrowings on a revolving basis but amounts repaid under Tranche B may not be reborrowed.

 Commitment Termination

   The Tranche A commitment is scheduled to terminate on June 30, 2008;

   The Tranche A commitment may also terminate:

  . if we voluntarily terminate such commitment; and

  . if the administrative agent terminates the Tranche A commitment due to the occurrence of an event of default under the senior secured credit agreement.

   The Tranche B commitment is reduced by undrawn amounts on June 30, 2001. The undrawn portion of the Tranche B commitment may also terminate:

  . if we voluntarily terminate such commitment; and

  . if the administrative agent terminates the Tranche B commitment due to the occurrence of an event of default under the credit agreement.

 Syndication

   TD Securities (USA) Inc. and GE Capital Corporation are permitted to syndicate the loan to other lenders.

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 Loans and Interest Options

   We have multiple interest rate options available under the senior secured credit agreement:
  . from the date of the closing of the senior secured credit agreement through and including the date on which EBITDA is greater than zero for two consecutive fiscal quarters, we may borrow money as either:
    . a base rate loan with an interest rate equal to 2.75% plus the higher of
      . the prime or base rate of the Toronto-Dominion Bank, New York
        Branch; or
      . the federal funds effective rate plus 0.5%; or . a Eurodollar loan with an interest rate equal to the London interbank offered rate, plus 3.75%;

   and after the date on which EBITDA is greater than zero for two consecutive fiscal quarters, the margin for base rate loans and Eurodollar loans will be determined based upon the leverage ratio as of the end of the fiscal quarter most recently ended.

  . we may convert a base rate loan to a Eurodollar loan if we meet specific conditions, or a Eurodollar loan to a base rate loan, from time to time;

  . we pay accrued interest either on the last day of each quarter for base rate loans, the last day of the interest period for Eurodollar loans or, in the case of an interest period greater than three months, at three month intervals after the first day of such interest period;

  . we pay interest due upon any prepayment or conversion from one interest type to another; and

  . we pay all outstanding interest on the maturity date.

   Accordingly, if we were to have borrowed money on September 30, 2000 under the senior secured credit facility, the interest rate on such borrowed funds would have been 10.37%. After the date on which EBITDA is greater than zero for two consecutive fiscal quarters, the base rate margin will range from 2.750% to 2.250% and the Eurodollar loan margin will range from 3.750% to 3.250%, depending upon our leverage ratio as of the most recently ended fiscal quarter.

 Payment of Principal

   Scheduled Payments. Commencing March 31, 2004, we must begin to repay, in quarterly installments, the principal on all Tranche B borrowings outstanding as of March 30, 2004. A fixed percentage is due each quarter:

  . for the first four quarters, commencing with the fiscal quarter ended
    March 31, 2004, 2.50% of the principal balance of the loan is due per quarter;

  . for quarters five through eight, 3.75% per quarter;

  . for quarters nine through sixteen, 6.25% per quarter; and

  . for the last two quarters, 12.5% per quarter.

Any principal that has not been paid by June 30, 2008, the maturity date, is due at that time.


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   Commencing March 31, 2004, and on the last day of each calendar quarter ending during the periods set forth below, the Tranche A commitment as of March 30, 2004 shall be automatically and permanently reduced by the percentage amount set forth below for the quarters indicated:

  . for the four quarters commencing with the fiscal quarter ending March 31, 2004, 2.50% per quarter;

  . for quarters five through eight, 3.75% per quarter; and

  . for quarters nine through sixteen, 6.25% per quarter.

  . for the last two quarters, 12.5% per quarter.

   Optional Prepayments. We may voluntarily prepay any of the loans at any time. Tranche A permits reborrowing on a revolving basis but amounts repaid under Tranche B may not be reborrowed.

   Mandatory Prepayments. We will also make mandatory prepayments under certain circumstances, including among others:

  . 50% of our excess annualized cash flow as computed under the senior secured credit agreement, commencing on April 30, 2004 with respect to the fiscal year ended December 31, 2003;

  . any amount in excess of $1.0 million per calendar year received as net proceeds of asset sales outside the ordinary course of business or insurance proceeds, to the extent not reinvested in property or assets;

  . 50% of the net proceeds of any equity issuance by us or any subsidiary excluding the committed issuance of the convertible preferred stock or an initial public offering and any offering to a borrower or a guarantor party to the senior secured financing; and 100% of the net proceeds of a debt issuance by us or any subsidiary excluding permitted debt.

   All prepayments described above are applied to the outstanding loan balances pro rata between Tranche A and Tranche B and pro rata across maturities.

 Collateral

   Our senior secured credit facility is secured by:

  . a perfected first priority lien on substantially all of our current and future assets, and the assets and stock of future subsidiaries;

  . a collateral assignment of our affiliation agreements with Sprint PCS and all our other material contracts; and

  . guarantees from all our future direct or indirect subsidiaries.

   We are obligated to grant to the administrative agent a first lien mortgage on any material real property we acquire.

 Conditions

   We must meet certain conditions at the dates we obtain any borrowings including:

  . that there has been no default that is continuing;

  . a reaffirmation of representations; and

  . that there has not been a material adverse effect, as defined in the senior secured credit agreement.

 Negative Covenants

   Other Debt. Other than purchase money debt not to exceed $10.0 million in principal, iPCS Wireless, Inc. has agreed not to, nor to permit any of its subsidiaries to, incur additional indebtedness.

   Organizational Issues and Capital Stock. We have agreed, with an exception for mergers of subsidiaries of iPCS Wireless, Inc. into iPCS Wireless, Inc. or its wholly owned subsidiaries, not to:

  . become a party to a merger or a consolidation;

  . wind-up, dissolve or liquidate; or

  . acquire all or a material or substantial part of the business or properties of another person except for acquisitions from Sprint PCS which are currently permitted under the Sprint PCS agreements.

   Restricted Payments. iPCS Wireless, Inc. has agreed not to, nor to permit any of its subsidiaries to, make any "restricted payments." Restricted payments include the following:

  . dividends or distributions on account of shares of capital stock, except a dividend payable solely in shares of stock;

  . any redemption, conversion, exchange, retirement, sinking fund, or other similar purchase of shares of capital stock;

  . any payment or prepayment of principal, premium, if any, or interest on, any subordinated debt;

  . any redemption, conversion, exchange, purchase, retirement or defeasance of, or payments with respect to, any subordinated debt; and

  . any payment made to retire any outstanding warrants, options or other rights to acquire capital stock.

   The foregoing restriction will not prevent iPCS Wireless, Inc. from making dividends to us to service scheduled cash interest payments on the senior discount notes and to pay liquidated damages, up to a maximum of $500,000, upon the occurrence of registration defaults under the registration rights agreements applicable to the senior discount notes and accompanying warrants provided no event of default or event which, with the passage of time or the giving of notice or both, would constitute an event of default under the senior secured credit facility exists at the time of any such dividend or would result from any such dividend. iPCS Wireless, Inc. may make payments under subordinated guarantees consistent with the applicable subordination provisions.

   Modification of Agreements. We have agreed that, with limited exceptions, we will not consent to or implement any termination, amendment, modification, supplement or waiver of:

  . our affiliation agreements with Sprint PCS;

  . our business plan;

  . any senior notes indenture or the senior discount notes; or

  . any material contract.

   Other Negative Covenants. We and the operating subsidiaries have agreed not to:

  . dispose of property;

  . enter into sale/leaseback transactions;

  . engage in any line of business other than operation of our network, and related ownership and financing activities;

  . conduct any activity on real property that would violate environmental laws;

  . pay management fees other than to Sprint PCS and fees payable by iPCS
    Wireless, Inc. to us and fees paid by iPCS Equipment, Inc. to iPCS Wireless, Inc.;

  . take certain actions that would violate ERISA;

  . prepay fees owed to Sprint PCS;

  . grant liens on assets;

  . make investments, loans or advances;

  . prepay other debt, other than in connection with certain refinancings and the prepayment of any senior notes;

  . permit subsidiaries to enter into dividend restrictions;

  . enter into negative pledge or similar arrangements; or

  . modify charter documents.

 Financial and Operating Covenants

   We are subject to financial and operating covenants which are set forth below according to whether they are applicable prior to June 30, 2003 or thereafter including:

  Applicable until June 29, 2003:

  . a maximum ratio of total debt to total capitalization at our level;

  . a maximum ratio of senior debt to total capitalization of iPCS Wireless, Inc. and its subsidiaries;

  . minimum annualized EBITDA for iPCS Wireless, Inc. and its subsidiaries for each quarter or maximum annualized EBITDA losses;

  . maximum cumulative capital expenditures for iPCS Wireless, Inc. and its subsidiaries not to exceed a specified amount;

  . minimum quarterly revenue for iPCS Wireless, Inc. and its subsidiaries;
    and

  . minimum number of subscribers.

  Applicable as of and after June 30, 2003:

  . a maximum ratio of total debt to annualized earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, for iPCS Wireless, Inc. and its subsidiaries for each quarter;

  . minimum quarterly interest coverage rates for iPCS Wireless, Inc. and its subsidiaries which is the ratio of EBITDA to consolidated interest expense;

  . minimum quarterly fixed charge coverage ratio for iPCS Wireless, Inc. and its subsidiaries, which is the ratio of EBITDA to consolidated fixed charges;

  . minimum ratio of senior funded indebtedness to annualized EBITDA for iPCS
    Wireless, Inc. and its subsidiaries; and

  . maximum ratio of annualized EBITDA to all principal payments and interest scheduled to be made on indebtedness during the next twelve month period.

   As of September 30, 2000, we were in compliance with the covenants in effect as of such date under the senior secured credit facility and the indenture governing the senior discount notes.

 Events of Default

   In addition to failing to perform, observe or comply with the covenants, agreements and terms of the senior secured credit agreement, it is an event of default under the senior secured credit agreement if any party with financial responsibility for the loans, iPCS Wireless, Inc. or any signatory to the Sprint PCS agreements, becomes insolvent, commences or suffers bankruptcy or similar proceedings or suffers other indicia of extreme financial duress.

   Other events of default include:

  . an attachment against our property that is not released within 30 days and the amount claimed in the proceeding is greater than $1.0 million;

  . a judgment against us of greater than $1.0 million remains undischarged for a period of time;

  . failure to pay other loans as they become due or a default that permits acceleration of other debt with respect to debt of at least $1.0 million;

  . a breach by us under the consent and agreement among Sprint, holders of indebtedness under the senior secured credit facility and iPCS Wireless, Inc. or the Sprint PCS agreements;

  . any change in control of us; or

  . any material adverse change occurs, which effect is broadly defined in the senior secured credit agreement to include things that could reasonably be expected to have a material adverse effect on our business or our ability to repay the loan.

A change in control will occur if:

    . any person or group, other than our existing owners, acquires more than 35% of our equity;

    . our directors who were elected or approved by the owners as of the date of the senior secured credit agreement, or any directors who are approved by such directors, cease for any reason to constitute at least a majority of our board of directors;

    . we cease to own all of the capital stock of iPCS Wireless, Inc. or any subsidiary of iPCS Wireless, Inc.; or

    . the completion of any transactions that result in any person or group owning more of our equity than our existing owners.

                                   MANAGEMENT

Directors, Executive Officers and Other Key Employees

   The following table presents information with respect to our directors, executive officers and other key employees.

                Name            Age                   Position
      Timothy M. Yager          31  President, Chief Executive Officer and
                                     Director

      Linda K. Wokoun           45  Executive Vice President, Chief Operating
                                    Officer

      Stebbins B. Chandor, Jr.  40  Senior Vice President, Chief Financial
                                    Officer

      Anthony R. Muscato        52  Senior Vice President, Chief Technical
                                    Officer

      William W. King, Jr.      61  Vice President, Strategic Planning and
                                    Director

      Leroy R. Horsman          56  Vice President, Sales & Marketing

      Patricia M. Greteman      39  Controller

      Alan C. Anderson          62  Chairman of the Board of Directors

      Donald L. Bell            55  Director

      Michael S. Chae           32  Director

      Brian J. Gernant          42  Director

      Lawrence H. Guffey        32  Director

      Robert W. Schwartz        61  Director

      George Patrick Tays       48  Director

   Timothy M. Yager has been President, Chief Executive Officer and Manager of Illinois PCS, LLC since January 1999 and has been President, Chief Executive Officer and Director of iPCS, Inc. since its formation. From January 1995 to January 1999, he was the Senior Vice President of Geneseo Communications, Inc., an independent telephone company in Illinois. During this time, he founded and was also the Chief Operating Officer, General Manager and later the President of GenSoft Systems, Inc., a subsidiary of Geneseo Communications, Inc. that designs software to provide information and billing services to the telecommunications industry. Prior to January 1995, Mr. Yager was a Project Manager at Geneseo Telephone Company. He was elected to the Board of Directors of Cambridge Telcom in April 1997. Mr. Yager is the son-in-law of Mr. Anderson, our Chairman.

   Linda K. Wokoun has been Executive Vice President, Chief Operating Officer of iPCS, Inc. (and its predecessor) since March 2000. From April 1996 to January 2000, she served as Vice President--Wireless Operations for Ameritech Cellular, which prior to its merger with SBC, served over 3 million cellular and 1.5 million paging customers. Ms. Wokoun served as Ameritech Cellular's Vice President of Marketing from November 1994 to April 1996 and Vice President--General Manager Missouri (CyberTel, an Ameritech Company) from September 1992 to November 1994. Ms. Wokoun has held a variety of operations, marketing and business development roles in her 20 year telecommunications career.

   Stebbins B. Chandor, Jr. has been Senior Vice President, Chief Financial Officer of iPCS, Inc. (and its predecessor) since March 2000. From August 1995 to March 2000, he was Senior Vice President and Chief Financial Officer for Metro One Telecommunications, Inc., a publicly traded provider of enhanced directory assistance and information services to the wireless telecommunications industry. From June 1985 to August 1995, Mr. Chandor served in various corporate finance capacities with BA Securities, Inc., a wholly-owned subsidiary of BankAmerica Corporation, and affiliated or predecessor firms including Bank of America and Continental Bank N.A.

   Anthony R. Muscato, has been Senior Vice President, Chief Technology Officer of iPCS, Inc. (and its predecessor) since March 2000. From October 1999 until March 2000, he served as Vice President of Merger Integration for GTE Wireless. From February 1991 to March 1999, Mr. Muscato served in a variety of positions with Ameritech Cellular, most recently as Vice President of Business Transition for Ameritech Cellular. From October 1997 to March 1999, he served as Vice President of Network Planning, Engineering and Operations and from June 1996 to October 1997, he served as Vice President of Network Planning. From October 1992 to June 1996, Mr. Muscato served as Director of Engineering and Operations for the Illinois market and from February 1991 to October 1992, he served as Director of Engineering. Prior to this Mr. Muscato served in a number of positions in network operations, business marketing, corporate strategy, residence installation and maintenance and information technology at Ameritech and its predecessor company, Illinois Bell Telephone Company.

   William W. King, Jr. has been Vice President, Strategic Planning of Illinois PCS, LLC since February 1999, and has been Vice President, Strategic Planning and Director of iPCS, Inc. since its formation. From July 1994 to February 1999, he served as the Director of Wireless Services for Cathey, Hutton & Associates, a telecommunications consultant to independent telephone and wireless companies and other entrepreneurial clients. From July 1990 to March 1994, Mr. King was the President and Chief Operating Officer of Cellular Communications of Puerto Rico. Prior to this, since July 1962, Mr. King has held various leadership positions for AT&T where he rose to the level of Area Vice President and Chief Operating Officer of AT&T of Puerto Rico/Virgin Islands.

   Leroy R. Horsman has been Vice President, Sales & Marketing of iPCS, Inc. (and its predecessor) since April 2000. Mr. Horsman has more than twenty-five years of experience in the commercial radio and wireless industries. From August 1998 to April 2000, Mr. Horsman was Vice President of Sales for Emerald Bay Systems, Inc. which was acquired by Decide.com. From May 1995 to August 1998, Mr. Horsman served as Regional Sales Manager for Andrew Corporation. From 1993 to 1995, Mr. Horsman developed a consulting practice and was involved in the early stages of application development, new product development, and network implementation projects for SMR networks, location systems, and other non-voice wireless applications. From 1988 to 1993, Mr. Horsman held a position with Cellular Data, Inc., in Palo Alto, California, a start-up wireless packet data technology company. From 1986 to 1988, Mr. Horsman served as the Director of Sales and Marketing for Southwestern Bell Mobile Systems in Dallas/Fort Worth, Texas. In 1981, Mr. Horsman joined NEC where he was instrumental in the deployment of early digital paging systems and cellular phones. From 1973 to 1981, Mr. Horsman worked at Motorola C&E in Dallas, Texas.

   Patricia M. Greteman has been the Controller of Illinois PCS, LLC since May 1999 and has held the same position with iPCS, Inc. since its formation. From May 1993 to April 1999, she served as the Controller of ACC of Kentucky, LLC, a cellular carrier covering a territory with over 1 million total residents. From November 1991 to April 1992, Ms. Greteman served as the Controller of Arch Mineral Corporation's Catenary Coal Company. From August 1989 to October 1991, she served as the Assistant Controller of Arch of Kentucky.

   Alan C. Anderson has served as a representative of an owner of Illinois PCS, LLC since January 1999 and as Chairman of the Board of Directors of iPCS, Inc. since its formation March 2000. Mr. Anderson is President and CEO of Geneseo Communications, Inc., a telecommunications holding company, and has served in that position since November 1994. From 1981 through 1994, Mr. Anderson held various positions, including General Manager, with Geneseo Telephone Company. He has served as General Manager of Cambridge Telcom, Inc., a telecommunications holding company, since 1987 and from 1985 to 1987 Mr. Anderson served as Assistant General Manager of Cambridge Telephone Company. Since April 1996, Mr. Anderson has served as Vice President, General Manager, Secretary and Treasurer of Henry County Communications, Inc., and from July 1981 until April 1996 he was Vice President and General Manager of Henry County Telephone Company. In addition, Mr. Anderson serves on the Illinois Telephone Association Board of Directors; he served as President of the Board of Directors in 1990 and 1991. He has served on the Board of Directors of Central Trust and Savings Bank since 1992 and currently serves on the Board of Directors of Central Bank Corporation, Celebrate Communications, LLC and GenSoft Systems, Inc. Prior to July 1981, Mr. Anderson served as an officer of the U.S. Air Force. Mr. Anderson is the father-in-law of Mr. Yager, our President, Chief Executive Officer and a Director.

   Donald L. Bell has served as a representative of an owner of Illinois PCS, LLC since January 1999 and as a Director of iPCS, Inc. since its formation. He also serves as Vice President and CEO of Cass Communications Management, Inc, a telecommunications company, since January 1994. Mr. Bell has served in various positions for Cass Communications for the past 30 years, including Plant Manager, Operational Manager, Vice President of Cass Telephone Company and President of Cass Long Distance Company. He served on the Board of Directors of Illinois 4 Limited Partnership, a telecommunications company, from 1986 to 1993. In addition, Mr. Bell has served as President of Illinois Independent Telephone Association since May 1994. Mr. Bell has served as a member of the Board of Directors of the Illinois Telecommunications Association since June 1991 and he is also a Director of Cass Telephone Company, Cass Communications Management and Cass Long Distance Company.

   Michael S. Chae has served as a Director of iPCS, Inc. since August 2000. Mr. Chae also serves as a Principal of the Blackstone Group in its Principal Investment Group. Since joining Blackstone in 1997, Mr. Chae has worked on many of Blackstone's principal investments, including Centennial Communications, PaeTec Communications, U.O.L., and American Axle & Manufacturing. Prior to joining Blackstone, Mr. Chae worked as an Associate at the Carlyle Group, L.P., a Washington, D.C. based private equity investment firm from 1993 to 1994, and prior to that was an Analyst at Dillon, Read & Co from 1991 to 1993.

   Brian J. Gernant has served as a Director of iPCS, Inc. since March 2000. Mr. Gernant also serves as Director of Geneseo Communications, Inc., a telecommunications holding company, and has served in that position since July 1998. Mr. Gernant is the Branch Manager, Vice President-Investments of the Geneseo, Illinois office of A.G. Edwards & Sons Inc. Since March, 1995,
Mr. Gernant has been employed by A.G. Edwards and has been a Branch Manager since January 1997. A.G. Edwards & Sons, Inc. has not performed any due diligence, expresses no opinion and makes no recommendations regarding participation in this exchange offer.

   Lawrence H. Guffey has served as a Director of iPCS, Inc. since August 2000. Mr. Guffey also serves as a Senior Managing Director of the Blackstone Group in its Principal Investment Group with responsibility for the day-to-day management of the investment activities of Blackstone Communications Partners I L.P. Since joining Blackstone in 1991, Mr. Guffey has worked on virtually all of Blackstone's communications-related principal investments, including Bresnan Communications, Centennial Communications, CommNet Cellular, Enterprise Software, Iusacell, LiveWire, PaeTec Communications, TW Fanch-one and -two, U.O.L., and USRadio. Mr. Guffey also has experience in the firm's real estate investing area, working on the Westridge Court and Savers Savings investments. His advisory experience includes PaineWebber's acquisition of Kidder Peabody, the sale of certain assets of Digital Equipment Corporation and several other transactions in the communications, media, and technology sectors. Mr. Guffey currently serves as a Director of Centennial Communications, FiberNet, L.L.C., and Enterprise Software, Inc., a LiveWire media company. Prior to joining Blackstone in 1991, Mr. Guffey was a financial analyst with Trammell Crow Ventures, a real estate principal investing firm.

   Robert W. Schwartz has served as a representative of an owner of Illinois PCS, LLC since January 1999 and as a Director of iPCS, Inc. since its formation. Mr. Schwartz has served as President and Manager of Madison Telephone Company, a telecommunications company, since August 1985. Mr. Schwartz has served on the Board of Directors of Madison Telephone Company since 1984. Since March 1997, he has served as President and Manager of Madison Communications Company, a telecommunications company which he founded in 1997. Mr. Schwartz is also the founder and President of Schwartz Ventures, Inc., a position he has held since 1964. He has served on the Board of Directors of Madison Communications Company since March 1994. Mr. Schwartz also has served as a member of the Board of Directors and as President and Manager of Madison Network Systems, since August 1995. Mr. Schwartz serves on the Board of Directors of the Illinois Telephone Association where he is the current Chairman, and of the Illinois Independent Telephone Association, and he has served on the Board of Directors of Clover Leaf Bank since 1965. Mr. Schwartz is the General Manager of Technology Group, L.L.C., which was formed in December 1999.

   George Patrick Tays has served as a representative of an owner of Illinois PCS, LLC since January 1999 and as a Director of iPCS, Inc. since its formation. Mr. Tays has served as General Manager of Montrose Mutual Telephone Company and Montrose Mutual PCS, Inc., a telecommunications company, since September 1992. Prior to this and since November 1989 he has served as Assistant Secretary and Assistant Treasurer of the Board of Directors of Montrose Mutual Telephone Company. He served in the paging and cellular department of Illinois Consolidated Telephone Company, a telecommunications company, from June 1987 to September 1992.

Board of Directors

   The board of directors is currently fixed at nine members. Pursuant to the provisions of the certificate of designations for the convertible preferred stock, the holders of the convertible preferred stock have the right to elect two individuals. See "Description of Capital Stock--Convertible Preferred Stock." If our outstanding convertible preferred stock is converted into common stock, Blackstone, instead of the holders of the convertible preferred stock, will be entitled to designate the two individuals for election to the board of directors as long as Blackstone beneficially owns 8% or more of our outstanding common stock and one individual as long as Blackstone owns less than 8% but more than 4% of our outstanding common stock. See "Certain Relationships and Related Transactions--Stockholders Agreement." The board of directors is divided into three classes.

Brian J. Gernant, Robert W. Schwartz and George Patrick Tays constitute Class I and will stand for election at the annual meeting of stockholders to be held in 2001. Alan C. Anderson, William W. King, Jr., and Michael S. Chae constitute Class II and will stand for election at the annual meeting of stockholders to be held in 2002. Donald L. Bell, Timothy M. Yager and Lawrence H. Guffey constitute Class III and will stand for election at the annual meeting of stockholders to be held in 2003. After their initial term, directors in each class will serve for a term of three years, or until his or her successor has been elected and qualified and will be compensated at the discretion of the board of directors.

   The audit committee consists of Messrs. Gernant, Schwartz and Tays. The compensation committee consists of Messrs. Bell and Gernant.

   The audit committee is responsible for recommending to the board of directors the engagement of our independent auditors and reviewing with the independent auditors the scope and results of the audits, our internal accounting controls, audit practices and the professional services furnished by the independent auditors.

   The compensation committee is responsible for reviewing and approving all compensation arrangements for our officers, and is also responsible for administering our incentive stock plan.

Compensation Committee Interlocks and Insider Participation

   We did not have a compensation committee during the year ended December 31, 1999. Representatives of the owners of Illinois PCS, LLC made all compensation decisions. Other than Mr. Yager, who is a Director, and Mr. Anderson who is a director and the General Manager of Cambridge Telcom, Inc., none of our executive officers served as a director or member of the compensation committee or other board committee performing equivalent functions of another corporation whose executive officers served as a representative of an owner.

Limitation on Liability and Indemnification

   Our amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Our certificate of incorporation provides that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and agents and other agents to the fullest extent permitted by law. Our certificate of incorporation also permits us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless or whether the certificate of incorporation would permit indemnification.

   At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of ours where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Executive Compensation

   The following table sets forth a summary of the annual, long-term and all other compensation for our Chief Executive Officer and for our four most highly compensated executive officers, other than our Chief Executive Officer during fiscal 2000, for the years indicated. These five persons are referred to collectively as the "Named Executive Officers".

                        Summary Compensation Table

                                                                          Long-Term
                                             Annual Compensation         Compensation
                                      ---------------------------------- ------------
                            Fiscal                                        Securities   All Other
   Name and Principal     Year Ended                      Other Annual    Underlying  Compensation
        Position         December 31, Salary($) Bonus($) Compensation($)  Options(#)     ($)(1)
------------------------ ------------ --------- -------- --------------- ------------ ------------
Timothy M. Yager........     2000     $226,539  $400,000    $ 60,360(2)    500,000     $3,557,433
 President and Chief         1999      100,295    24,000         --            --             909(3)
 Executive Officer
Linda K. Wokoun.........     2000     $150,000  $    --     $  3,592(4)    300,000            $75
 Executive Vice
  President
 and Chief Operating
 Officer
Stebbins B. Chandor,
 Jr.....................     2000     $133,269  $    --     $  2,819(4)    250,000        $79,106
 Senior Vice President
  and
 Chief Financial Officer
Anthony R. Muscato......     2000     $131,250  $    --     $  2,903(4)     75,000           $115
 Senior Vice President
 and Chief Technical
 Officer
William W. King, Jr. ...     2000     $150,000  $    --     $    --        150,000           $396
 Vice President,             1999       89,105    18,333         --            --             644(5)
 Strategic Planning

---------------------

(1) During fiscal 2000, consists of $3,524,752 related to the 1.5% membership interest in our predecessor Illinois PCS, LLC granted to Mr. Yager, relocation expenses of $22,454 for Mr. Yager, tax planning expenses of $6,185 for Mr. Yager, relocation expenses of $79,056 for Mr. Chandor, the taxable portion of life insurance coverage for Mr. Yager, Ms. Wokoun and Messrs. Chandor, Muscato and King of $4,042, $75, $50, $115 and $396, respectively.

(2) Consists of country club expenses of $56,020, the imputed value of Mr. Yager's personal use of a company automobile for 7 months and a monthly car allowance for 5 months.

(3) Consists of the taxable portion of life insurance coverage and the imputed value of Mr. Yager's personal use of a company automobile.

(4) Consists of a monthly car allowance.

(5) Consists of the taxable portion of life insurance coverage.

Option Grants in Last Fiscal Year

   The following table sets forth information concerning options granted during fiscal 2000 to the Named Executive Officers.

                                           Individual Grants
                          ----------------------------------------------------
                                       % of                         Potential   Potential Realizable
                                       Total                        Realizable        Value at
                                      Options                        Value at   Assumed Annual Rates
                          Number of  Granted                         Assumed          of Stock
                          Securities    to     Exercise              Initial   Price Appreciation for
                          Underlying Employees or Base                Public       Option Term(2)
                            Options  in Fiscal   Price   Expiration  Offering  ----------------------
          Name            Granted(#)   Year    ($/Share)    Date     Price(1)               10%($)
          ----            ---------- --------- --------  ---------- ----------   5%($)    -----------
Timothy M. Yager........   500,000     31.5%    $5.50     07/12/10  $2,650,000 $6,046,031 $11,512,025
Linda K. Wokoun.........   300,000     18.9      5.50     07/12/10   1,590,000  3,627,619   6,907,215
Stebbins B. Chandor, Jr.   250,000     15.7      5.50     07/12/10   1,325,000  3,023,015   5,756,013
Anthony R. Muscato......    75,000      4.7      5.50     07/12/10     397,500    906,905   1,726,804
William W. King, Jr.....   150,000      9.4      5.50     07/12/10     795,000  1,813,809   3,453,608

---------------------

(1) Calculated based upon 90% of $12.00 per share, the midpoint of the range of the expected offering prices as of July 12, 2000, the date of grant, of a planned initial public offering.

(2) The potential realizable value of a grant is the product of: (a) the difference between (i) the product of the per-share market price at the time of the grant (the assumed initial public offering price) and the sum of 1 plus the stock appreciation rate compounded annually over the term of the option (here, 5% and 10%) and (ii) the per-share exercise price of the option and (b) the number of securities underlying the grant at fiscal year-end.

Aggregated Fiscal Year-End Option Values

   The following table provides summary information regarding options held by our Named Executive Officers as of December 31, 2000. There was no public market for our common stock as of December 31, 2000 and no shares of common stock have been sold. No options are considered to be in-the-money because the exercise price exceeded the estimated fair value of our common stock as of December 31, 2000.

                                                      Number of Securities     Value of Unexercised In-
                                          Value      Underlying Unexercised      The-Money Options at
                         Shares Acquired Realized  Options at Fiscal Year End     Fiscal Year End($)
          Name           on Exercise(#)    ($)    Exercisable/Unexercisable(1) Exercisable/Unexercisable
------------------------ --------------- -------- ---------------------------- -------------------------
Timothy M. Yager........       --          --           250,000/500,000                  $0/$0
Linda K. Wokoun.........       --          --            56,250/300,000                   0/ 0
Stebbins B. Chandor,
 Jr.....................       --          --            46,875/250,000                   0/ 0
Anthony R. Muscato......       --          --            14,063/ 75,000                   0/ 0
William W. King, Jr.....       --          --            65,625/150,000                   0/ 0

---------------------

(1) Options vest 6.25% per quarter from the date of hire.


Compensation of Directors

   During 1999, we did not compensate the representatives of our owners who functioned in a manner comparable to a board of directors. Non-employee directors will be paid $1,000 and reimbursed for their expenses for attendance at board meetings and paid $500 for telephonic board meetings. Each non-employee director as of July 12, 2000 has been granted stock options to purchase 15,000 shares of our common stock at $5.50 per share, the price at which we sold our convertible preferred stock. Discretionary grants of stock options may be made to non-employee directors under the 2000 Long Term Incentive Stock Plan from time to time, subject to the approval of the full board.

Employment Agreements

   We have entered into a three year employment agreement with Timothy M. Yager, our President and Chief Executive Officer on substantially the terms set forth below. The term will be automatically renewed for successive one year periods absent 90 days advance notice from one party to the other. Mr. Yager's employment agreement provides for an initial minimum annual base salary of $225,000. Under the employment agreement, Mr. Yager is also entitled to performance based and other bonuses, benefits such as retirement, health and other fringe benefits, which are provided to other executive employees, reimbursement of business expenses and limited reimbursement of legal and financial planning expenses. Mr. Yager is also entitled to a car allowance, reimbursement for certain relocation expenses, payment of limited country club dues and assessments and a company-paid term life insurance policy. We have granted Mr. Yager a total of 500,000 stock options under our 2000 Long Term Incentive Stock Plan at an exercise price of $5.50 per share, the price per share at which the convertible preferred stock was sold. The details regarding these options are discussed in the next section. Based upon the expected offering price of a planned initial public offering, we will recognize compensation expense of approximately $2,650,000 over the vesting period of the options.

   Under the employment agreement, Mr. Yager's employment may be terminated by him or us at any time and for any reason. If his employment is terminated for any reason, he will be entitled to payment of his accrued but unpaid salary, vacation pay, unreimbursed business expenses and other items earned and owed to him by us. If his employment is terminated as a result of death or disability, he, or in the event of his death, his estate, will be paid his salary through the first anniversary of the date his death or termination for disability occurs, and he will receive a lump sum payment of his target incentive bonus. If Mr. Yager's employment is terminated by us for reasons other than for cause, or if he terminates his employment following a material breach by us of the employment agreement which is not cured within 30 days or within 60 days after we relocate our business outside of the Chicago metropolitan area, he will be entitled to continuing payments of his salary through the first anniversary of his termination, continuation of health benefits for him and his dependents for the same period, a lump sum payment of his target incentive bonus and continued vesting of his stock options during the severance period. All severance payments pursuant to the employment agreement terminate in the event Mr. Yager violates the confidentiality, noncompetition or nonsolicitation provisions of the employment agreement.

   The employment agreement contains special provisions that apply in the event of a change in control of the company. The agreement provides that if, during the one year period following a change in control, Mr. Yager's employment is terminated by us for reasons other than for cause or if he terminates for good reason, he will be entitled to a lump sum payment equal to two years of his salary, a lump sum payment of his target incentive bonus, which will be set annually by the compensation committee, continuation of his and his dependents health benefits at the employee rate for a period of two years following his termination and immediate vesting of his unvested stock options. In the event that, in connection with a change in control, any payments or benefits to which Mr. Yager is entitled from us constitute excess golden parachute payments under applicable IRS rules, he will receive a payment from us in an amount which is sufficient to pay the parachute excise tax that he will have to pay on those parachute payments. In addition, we will pay him an amount sufficient for him to pay the income tax and related employment taxes that he will have to pay related to our reimbursement to him of the parachute excise tax. For purposes of the employment agreement, the term "change in control" has the same meaning as for the 2000 Long Term Incentive Stock Plan, discussed below.

   If Mr. Yager's employment terminates for any reason other than those discussed above, he is not entitled to any severance benefits under the employment agreement.

   Pursuant to the employment agreement, Mr. Yager has agreed to keep all of our confidential information secret and he has agreed that, while he is employed by us and for a period of 12 months after his termination of employment, he will not compete with us in the wireless telecommunications business in any of the basic trading areas in which we have been granted the right to carry on the wireless telecommunications business, he will not solicit our customers for a competitive business and he will not solicit our employees.

   We have entered into an employment agreement with Linda K. Wokoun, our Executive Vice President, Chief Operating Officer, which agreement is substantially the same as Mr. Yager's agreement except for the compensation package (including options and bonus opportunities), job duties and the duration (12 months) of post-termination health benefits in the event of a covered termination. Ms. Wokoun's annual base salary is $200,000 and we have granted her a total of 300,000 stock options which have an exercise price of $5.50 per share.

   We have entered into an employment agreement with Stebbins B. Chandor, Jr., our Senior Vice President, Chief Financial Officer, which agreement is substantially the same as Ms. Wokoun's agreement except for the compensation package (including options and bonus opportunities) and job duties. Mr. Chandor's annual base salary is $175,000 and we have granted him a total of 250,000 stock options which have an exercise price of $5.50 per share.

   We have entered into an employment agreement with William W. King, Jr., our Vice President, Strategic Planning and Director, which agreement is substantially the same as Ms. Wokoun's agreement except for the compensation package (including options and bonus opportunities) and job duties. Mr. King's annual base salary is $150,000 and we have granted him a total of 150,000 stock options which have an exercise price of $5.50 per share.

   We have also entered into employment agreements with Messrs. Muscato and Horsman and Ms. Greteman. These agreements are substantially the same as the agreements with Ms. Wokoun except for the compensation package (including options and bonus opportunities) and job duties. In addition, Ms. Greteman's agreement provides for the payment of severance benefits in the event that Ms. Greteman terminates employment because her job duties are required to be performed more than 50 miles from Geneseo, Illinois. We have granted an aggregate of 1,558,750 stock options which have an exercise price of $5.50 per share under these agreements. Based upon the expected offering price of a planned initial public offering, we will recognize total aggregate compensation expense of approximately $8,260,000 over the vesting period of the options.

2000 Long Term Incentive Stock Plan

   As of July 11, 2000, the board of directors adopted and the stockholders have approved, the amended and restated 2000 Long Term Incentive Stock Plan, or the 2000 Plan. Under the 2000 Plan, we may grant stock options, stock appreciation rights, shares of common stock and performance units to our employees, consultants and directors. The total number of shares of our common stock that we may award under the 2000 Plan is 6,500,000 shares, which will be increased on December 31 of each year beginning on December 31, 2000 by a number of shares equal to 1% of the number of our shares then outstanding, up to a maximum of 8,000,000 shares. The number of shares and the price at which shares of stock may be purchased under the 2000 Plan may be adjusted under certain circumstances, such as in the event of a corporate restructuring. The maximum number of shares of common stock that any individual participant may receive each year under the 2000 Plan is 650,000, and there is no limit on cash payouts for grants or awards under this plan each year to any of our key executive officers.

   Our compensation committee administers our 2000 Plan. The 2000 Plan essentially gives the compensation committee sole discretion and authority to select those employees to whom awards will be made, to designate the number of shares covered by each award, to establish vesting schedules and terms of each award, to specify all other terms of awards, and to interpret the 2000 Plan.

   Options awarded under the 2000 Plan may be either incentive stock options or nonqualified stock options; provided that incentive stock options may only be awarded to our employees. The compensation committee has determined that options awarded pursuant to the terms of the employment agreements entered into in connection with the reorganization shall be incentive stock options to the extent possible. Incentive stock options are intended to satisfy the requirements of Section 422 of the Internal Revenue Code. Nonqualified stock options are not intended to satisfy Section 422 of the Internal Revenue Code. Stock appreciation rights may be granted in connection with options, or may be granted as free-standing awards. Exercise of an option will result in the corresponding surrender of the attached stock appreciation right. At a minimum, the exercise price of an option or stock appreciation right must be at least equal to the greater of:

  . the fair market value of a share of common stock on the date on which the option or stock appreciation right is granted and

  . the par value of a share of common stock on that date.

Options and stock appreciation rights will be exercisable in accordance with the terms set by the compensation committee when granted and will expire on the date determined by the compensation committee. All options and stock appreciation rights must expire no later than ten years after they are granted under our plan. If a stock appreciation right is issued in connection with an option, the stock appreciation right will expire when the related option expires. Special rules and limitations apply to stock options which are intended to be incentive stock options.

   Under our 2000 Plan, our compensation committee may grant common stock to participants. During the period that a stock award is subject to restrictions or limitations, the participants may receive dividend rights relating to the shares.

   The compensation committee may award participants performance units which entitle the participant to receive value for the units at the end of a performance period to the extent provided under the award. Our compensation committee establishes the number of units and the performance measures and periods when it makes an award.

   All awards under the 2000 Plan will accelerate and become fully vested if a change of control of our company occurs.

                             PRINCIPAL STOCKHOLDERS

   The following table presents information regarding the beneficial ownership of common stock as of December 31, 2000 with respect to:

  . each person who, to our knowledge, is the beneficial owner of 5% or more of the outstanding common stock;

  . each of the directors;

  . the chief executive officer; and

  . all executive officers and directors as a group.

                                                    Number of
                                               Shares Beneficially Percentage of
             Name and Address (1)                   Owned (2)        Ownership
Geneseo Communications, Inc...................     15,468,809          22.8%
111 E. 1st Street
Geneseo, Illinois 61254

Cambridge Telcom, Inc.........................     13,258,979          19.5
111 E. 1st Street
Geneseo, Illinois 61254

The Blackstone Group..........................     18,472,727          27.2
345 Park Avenue
New York, New York 10154 (3)

Trust Company of the West.....................      4,618,182           6.8
11100 Santa Monica Boulevard, Suite 2000
Los Angeles, California 90025(4)

Cass Communications Management, Inc...........      4,419,660           6.5
100 Redbud Road
Virginia, Illinois 62691

Technology Group, LLC.........................      4,419,660           6.5
118 E. State Street
Hamel, Illinois 62046

Montrose Mutual PCS, Inc......................      4,419,660           6.5
102 N. Main Street
Dieterich, Illinois 62424

Respond Communications, Inc. .................      4,419,660           6.5
102 N. Main Street
Dieterich, Illinois 62424 (5)

Timothy M. Yager (6)..........................        923,045           1.4

William W. King, Jr. (7)......................         75,000             *

Alan C. Anderson (8)..........................     28,729,664          42.3

Donald L. Bell (9)............................      4,421,535           6.5

Michael S. Chae(10)...........................     18,472,727          27.2

Brian J. Gernant (11).........................          1,875             *

Gerald S. Gill II (12)........................      4,419,660           6.5

Lawrence H. Guffey(10)........................     18,472,727          13.5

Robert W. Schwartz (13).......................      4,421,535           6.5

George Patrick Tays (14)......................      4,421,535           6.5

All executive officers and directors
as a group (12 persons)(15)...................     61,584,103          90.0

---------------------
*Less than one percent.

(1) Except as otherwise indicated below, the address for each executive officer and director is 1900 East Golf Road, Suite 900, Schaumburg, Illinois 60173.
(2) Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock if such person has or shares the right to vote or dispose of such common stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table.

(3) Of the 18,472,727 shares, 8,543,636 are held by Blackstone Communications Partners I L.P. ("BCOM"), 7,348,936 are held by Blackstone iPCS Capital Partners L.P. ("BICP") and 2,580,155 are held by Blackstone/iPCS L.L.C. ("BLLC"). Blackstone Communications Management Associates I L.L.C. is the general partner of BCOM. Blackstone Media Management Associates III L.L.C. is the general partner of BICP. Blackstone Media Management Associates III L.L.C. is the manager of BLLC. Messrs. Peter G. Peterson and Stephen A. Schwarzman are the founding members of Blackstone, and as such may also be deemed to share beneficial ownership of the shares held by each of these entities.

(4) Consists of shares held by the following affiliates of Trust Company of the
    West: TCW/Crescent Mezzanine Partners II, L.P., TCW Crescent Mezzanine Trust II, TCW Leveraged Income Trust, L.P., TCW Leveraged Income Trust II, L.P., TCW Leveraged Income Trust IV, L.P., TCW Shared Opportunity Fund II, L.P., Shared Opportunity Fund IIB, L.L.C. and TCW Shared Opportunity Fund III, L.P.

(5) Consists of shares beneficially owned by Montrose Mutual PCS, Inc. Respond Communications is a beneficial owner of these shares based on its 100% ownership of Montrose Mutual PCS, Inc.

(6) Consists of 673,045 shares held individually by Mr. Yager and 250,000 shares issuable pursuant to options exercisable within 60 days.

(7) Consists of shares issuable pursuant to options exercisable within 60 days.

(8) Consists of 28,727,788 shares beneficially owned by Geneseo Communications, Inc. and Cambridge Telcom, Inc. and 1,875 shares issuable pursuant to options exercisable within 60 days. Mr. Anderson is the President and CEO of Geneseo Communications, Inc. and is the General Manager of Cambridge Telcom, Inc., and is the beneficial owner of the shares owned by each of these entities. Mr. Anderson disclaims beneficial ownership of these shares. Mr. Anderson's address is the same as the address for Geneseo Communications, Inc.

(9) Consists of 4,419,660 shares beneficially owned by Cass Communications Management, Inc. and 1,875 shares issuable pursuant to options exercisable within 60 days. Mr. Bell is the Vice President and CEO of Cass Communications Management, Inc., and is the beneficial owner of the shares owned by Cass Communications Management, Inc. Mr. Bell disclaims beneficial ownership of these shares. Mr. Bell's address is the same as the address for Cass Communications Management, Inc.

(10) Mr. Chae and Mr. Guffey do not own any shares of record. BCOM, BICP and BLLC, affiliates of Mr. Chae and Mr. Guffey, own all of the shares held by Blackstone. Mr. Chae and Mr. Guffey disclaim beneficial ownership of such shares.

(11) Consists of shares issuable pursuant to options exercisable within 60 days.

(12) Consists of shares beneficially owned by Cass Communications Management, Inc. Mr. Gill is the beneficial owner of a majority of the outstanding shares of Cass Communications Management, Inc. Mr. Gill disclaims beneficial ownership of certain shares owned by Cass Communications Management, Inc. attributable to the shares of Cass Communications Management, Inc. which are held in trusts for the benefit of members of Mr. Gill's family. The address for Mr. Gill is the same as the address for Cass Communications Management, Inc.

(13) Consists of 4,419,660 shares beneficially owned by Technology Group, LLC and 1,875 shares issuable pursuant to options exercisable within 60 days. Mr. Schwartz is a beneficial owner of the shares owned by Technology Group, LLC by virtue of his position as Trustee of a family trust that owns substantially all of the membership interests in Technology Group, LLC. Mr. Schwartz disclaims beneficial ownership of these shares. Mr. Schwartz's address is the same as the address for Technology Group, LLC.

(14) Consists of 4,419,660 shares beneficially owned by Montrose Mutual PCS, Inc. and 1,875 shares issuable pursuant to options exercisable within 60 days. Mr. Tays is the General Manager of Montrose Mutual PCS, Inc., and is the beneficial owner of the shares owned by Montrose Mutual PCS, Inc. Mr. Tays disclaims beneficial ownership of these shares. Mr. Tays' address is the same as the address for Montrose Mutual PCS, Inc.

(15) Consists of 451,563 shares issuable pursuant to options exercisable within 60 days and 61,132,540 shares beneficially owned by all executive officers and directors as a group.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Formation of Illinois PCS, LLC

   Geneseo Communications, Inc., Cambridge Telcom, Inc., Cass Communications Management, Inc., Schwartz Ventures, Inc. (which transferred its ownership to its affiliate Technology Group, LLC), Montrose Mutual PCS, Inc., and Gridley Enterprises, Inc. formed Illinois PCS, LLC in January 1999. Those investors received membership interests in exchange for their capital contributions. As of February 29, 2000 the members agreed to admit Timothy M. Yager, our President and Chief Executive Officer, as a new member owning a 1.5% interest, and to reduce their membership interests in aggregate by 1.5%. Mr. Yager agreed to cancel his management agreement with Illinois PCS, LLC in exchange for his 1.5% membership interest and certain other consideration. For the nine-months ended September 30, 2000, we have recorded compensation expense in the amount of approximately $8.5 million resulting from the issuance of this membership interest to Mr. Yager. For further information on the compensation expense, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

   The members have contributed all unfunded equity commitments. The obligations of the members of Illinois PCS, LLC to contribute capital and the other provisions contained in the formation documents of Illinois PCS, LLC have been eliminated as of July 12, 2000 when we consummated the reorganization from a limited liability company to a holding company structure.

Issuance of Convertible Participating Preferred Stock

   An investor group led by Blackstone has purchased $120.0 million of our convertible preferred stock. On July 12, 2000 we issued 9,090,909 shares of our Series A-1 Convertible Participating Preferred Stock at a purchase price of $5.50 per share and on December 28, 2000 we issued 14,000,000 shares of our Series A-2 Convertible Participating Preferred Stock at a purchase price of $5.00 per share to the investor group. The issuance of our Series A-1 Preferred Stock and Series A-2 Preferred Stock has yielded gross proceeds to us of $50.0 million and $70.0 million, respectively. For more information relating to the terms of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock, see "Description of Capital Stock."

 Investment Agreement

   In the preferred stock investment agreement between us and the investor group, we agreed to refrain from taking certain actions with respect to our business, our capital stock and other aspects of our operations without the prior approval of Blackstone. These actions include:

  . the declaration or payment of dividends or distributions;

  . the issuance of notes or debt securities containing equity features prior to December 31, 2000, or the issuance of any equity securities which would be senior to, or on parity with, the preferred stock;

  . the making of investments in third parties;

  . the incurrence of any additional indebtedness in excess of $10.0 million;
    or

  . the issuance or sale of any shares of our or our subsidiaries' capital stock prior to December 31, 2000, other than in a public offering of our common stock, pursuant to an employee benefit plan or in connection with a merger or acquisition.

   The approval rights of Blackstone and most of their other rights relating to their ownership of our capital stock will terminate upon the earlier to occur of:

  . the closing of an underwritten public offering of our common stock in which we receive aggregate gross proceeds of at least $50.0 million and in which the per share price in the offering is at least two times the weighted average of the issuance price of all shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock (the weighted average is initially $5.20 per share), subject to adjustment; and

  . our consummation of a transaction that results in a change of control.

 Stockholders Agreement

   At the date of the purchase and sale of our Series A-1 Preferred Stock, we entered into a stockholders agreement with the investor group, Geneseo Communications, Inc. and Cambridge Telcom, Inc. which provides:

  . limitations on the transfer of any of our securities by each of Geneseo and Cambridge for a period of six months after the expiration of any lock-up period required by our underwriter in an initial public offering;

  . tag-along rights in favor of the investor group allowing it to participate in sales of our capital stock by Geneseo or Cambridge;

  . until an initial public offering or a change of control transaction, drag-along rights in favor of Geneseo and Cambridge requiring the investor group to sell all of our capital stock owned by it;

  . the right of Blackstone to designate up to two members of our Board of Directors;

  . preemptive rights granting the investor group the right to subscribe for and purchase upon the same terms and conditions, a portion of any equity securities we issue prior to an initial public offering of our common stock that yields gross proceeds to us of at least $30.0 million;

  . the right of the investor group to request that we use our best efforts to complete an initial public offering of our common stock if we have not done so prior to July 12, 2002;

  . the right of the investor group to approve any merger, consolidation, sale of assets or other business combination transaction or issuance of securities that would:

   . have adverse tax consequences to the holders of the Series A-1
     Preferred Stock or Series A-2 Preferred Stock, or

   . involve consideration other than cash or shares of common stock of the acquiring company, or involve cash and/or shares of common stock of the acquiring company that values Blackstone's investment in us at less than the greater of $11.00 per share of common stock owned by it, subject to dilution adjustment, and an internal rate of return on its investment of an annual rate of 35%; and

  . if we have not completed one or more public offerings of our common stock resulting in gross proceeds of $50 million or consummated a business combination transaction with a publicly traded company with a market capitalization in excess of $200 million and a public float valued in excess of $50 million prior to July 12, 2005, the investor group has the right to request that we either repurchase its capital stock at fair market value or, if we fail to repurchase their capital stock, force a sale of our company.

 Registration Rights Agreement

   We have granted to the holders of our Series A-1 Preferred Stock and our Series A-2 Preferred Stock, the following registration rights, exercisable at any time after an initial public offering of our common stock:

  . demand registration rights that entitle Blackstone to require us to register, under the Securities Act, on up to three occasions and at our expense, the resale of the investor group's shares of common stock; and

  . piggyback registration rights that entitle the investor group to require us to include their shares of common stock in a registration of any of our equity securities, other than pursuant to the registration of the warrants comprising part of the units or the warrants issued to Sprint PCS.

   These registration rights extend to all of the common stock that the investor group may acquire upon the conversion of their Series A-1 Preferred Stock and their Series A-2 Preferred Stock. These registration rights are subject to the underwriters' right to limit the number of shares included in any underwritten offering.

             REGULATION OF THE WIRELESS TELECOMMUNICATIONS INDUSTRY

   The FCC regulates the licensing, construction, operation, acquisition and interconnection arrangements of wireless telecommunications systems in the United States.

   The FCC has promulgated, and is in the process of promulgating, a series of rules, regulations and policies to, among other things:

 . grant or deny licenses for PCS frequencies;

 . grant or deny PCS license renewals;

 . rule on assignments and/or transfers of control of PCS licenses;

 . govern the interconnection of PCS networks with other wireless and wireline carriers;

 . establish access and universal service funding provisions;

 . possibly facilitate the offering of calling party pays as an optional wireless service for consumers;

 . possibly permit commercial mobile radio service, commonly referred to as CMRS, spectrum to be used for the transmission of programming material targeted to a limited audience;

 . impose fines and forfeitures for violations of any of the FCC's rules; and

 . regulate the technical standards of PCS networks.

   The FCC prohibits a single entity from having an attributable interest (usually 20% or greater) in broadband PCS, cellular and specialized mobile radio service, or SMR, licenses totaling more than 45 MHz in any urban areas, and 55 MHz in rural areas. Interests held by passive institutional investors, small companies and rural telephone companies are not usually deemed attributable for purposes of this prohibition if such interests do not exceed 40%.

Transfers and Assignments of PCS Licenses

   The FCC must give prior approval to the assignment of, or transfers involving, substantial changes in ownership or control of a PCS license. Non-controlling interests in an entity that holds a PCS license or operates PCS networks generally may be bought or sold without prior FCC approval. In addition, a recent FCC order requires only post-consummation notification of certain pro forma assignments or transfers of control.

Conditions of PCS Licenses

   All PCS licenses are granted for 10-year terms conditioned upon timely compliance with the FCC's build-out requirements. Pursuant to the FCC's build-out requirements, all 30 MHz broadband PCS licensees must construct facilities that offer coverage to one-third of the population within 5 years and to two-thirds of the population within 10 years, and all 10 MHz broadband PCS licensees must construct facilities that offer coverage to at least one-quarter of the population within 5 years or make a showing of "substantial service" within that 5 year period. Rule violations could result in license revocations. The FCC also requires licensees to maintain a certain degree of control over their licenses. The Sprint PCS agreements reflect an alliance that the parties believe meets the FCC requirements for licensee control of licensed spectrum. If the FCC were to determine that the Sprint

PCS agreements need to be modified to increase the level of licensee control, we have agreed with Sprint PCS to use our best efforts to modify the agreements as necessary to cause the agreements to comply with applicable law and to preserve to the extent possible the economic arrangements set forth in the agreements. If the agreements cannot be modified, the agreements may be terminated pursuant to their terms. In addition to revoking the licenses, the FCC could also impose monetary penalties on us.

PCS License Renewal

   PCS licensees can renew their licenses for additional 10 year terms. PCS renewal applications are not subject to auctions. However, under the FCC's rules, third parties may oppose renewal applications and/or file competing applications. If one or more competing applications are filed, a renewal application will be subject to a comparative renewal hearing. The FCC's rules afford PCS renewal applicants involved in comparative renewal hearings with a "renewal expectancy." The renewal expectancy is the most important comparative factor in a comparative renewal hearing and is applicable if the PCS renewal applicant has:

  . provided "substantial service" during its license term; and

  . substantially complied with all applicable laws and FCC rules and policies.

The FCC's rules define "substantial service" in this context as service that is sound, favorable and substantially above the level of mediocre service that might minimally warrant renewal.

Interconnection

   The FCC has the authority to order interconnection between commercial mobile radio service, or CMRS, providers (which includes us) and any other common carrier. The FCC has ordered local exchange carriers to provide reciprocal compensation to CMRS providers for the termination of traffic. Under these new rules, we benefit from interconnection agreements negotiated by Sprint PCS for our network with Ameritech, U.S. West, GTE and several smaller independent local exchange carriers. Interconnection agreements are negotiated on a state-wide basis. If an agreement cannot be reached, parties to interconnection negotiations can submit outstanding disputes to state authorities for arbitration. Negotiated interconnection agreements are subject to state approval.

Other FCC Requirements

   The FCC has divided the 120 MHz of spectrum allocated to Broadband PCS into six frequency blocks, A through F. Through Sprint PCS, we operate under blocks A, B and D. Broadband PCS providers generally are prohibited from unreasonably restricting resale of their services and from unreasonably discriminating against resellers. These prohibitions on a provider's restriction of resale will expire November 24, 2002 unless the FCC extends them. The FCC recently decided that these prohibitions apply to services and not to equipment such as handsets, whether alone or in bundled packages.

   The FCC also adopted rules that require local exchange and most CMRS carriers, including us, to program their networks to allow customers to change service providers without changing telephone numbers, which is referred to as service provider number portability. Most CMRS carriers are required to implement nationwide roaming by November 24, 2002 as well. The FCC currently requires most CMRS providers to be able to deliver calls from their networks to ported numbers anywhere in the country, and to contribute to the Local Number Portability Fund.

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

   The FCC has adopted rules permitting broadband PCS and other CMRS providers to provide wireless local loop and other fixed services that would directly compete with the wireline services of local exchange carriers, or LECs. In June 1996, the FCC adopted rules requiring broadband PCS and other CMRS providers to implement enhanced emergency 911 capabilities by October 1, 2001. Further waivers of the enhanced emergency 911 capability requirements may be obtained by individual carriers by filing a waiver request.

   On June 10, 1999, the FCC initiated a regulatory proceeding seeking comment from the public on a number of issues related to competitive access to multiple-tenant buildings, including the following:

   . the FCC's tentative conclusion that the Communications Act of 1934, as amended, requires utilities to permit telecommunications carriers access to rooftop and other rights-of-way in multiple tenant buildings under just, reasonable and nondiscriminatory rates, terms and conditions; and

   . whether building owners that make access available to a telecommunications carrier should be required to make access available to all other telecommunications carriers on a nondiscriminatory basis, and whether the FCC has the authority to impose such a requirement.

This proceeding could affect the availability and pricing of sites for our antennae and those of our competitors.

Communications Assistance for Law Enforcement Act

   The Communications Assistance for Law Enforcement Act was enacted in 1994 to preserve electronic surveillance capabilities by law enforcement officials in the face of rapidly changing telecommunications technology. The Communications Assistance Act requires telecommunications carriers, including us, to modify their equipment, facilities, and services to allow for authorized electronic surveillance based on either industry or FCC standards. In 1997, industry standard-setting organizations developed interim standards for wireline, cellular, and broadband PCS carriers to comply with the Communications Assistance Act. In August 1999, the FCC supplemented the interim industry standards with additional standards. For interim industry standards, the deadline for compliance is June 30, 2000, and for the additional standards established by the FCC, the deadline is September 30, 2001. Due to required hardware changes that have not yet been developed and implemented by switch manufacturers, we have joined with Sprint PCS to request an extension of time for compliance with these requirements. We may be granted extensions for compliance, or we may be subject to penalties if we fail to comply, including being assessed fines or having conditions put on our licenses.

Other Federal Regulations

   Wireless systems, which we use in the provision of our services, must comply with certain FCC and FAA regulations regarding the siting, lighting and construction of transmitter towers and antennas. The FCC also requires that aggregate radio wave emissions from every site location meet

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

certain standards. Although we believe that our existing networks meet these standards, a site audit may reveal the need to reduce or modify emissions at one or more sites. This would increase our costs and have a material adverse affect on our operations. In addition, these regulations will also affect site selection for new network build-outs and may increase the costs of building out our network. The increased costs and delays from these regulations may have a material adverse affect on our operations. In addition, certain FCC environmental regulations may cause certain cell site locations to become subject to regulation under the National Environmental Policy Act. The FCC is required to implement this statute by requiring carriers to meet certain land use and radio frequency standards.

Review of Universal Service Requirements

   The FCC and the states are required to establish a universal service program to ensure that affordable, quality telecommunications services are available to all Americans. Sprint PCS is required to contribute to the federal universal service program as well as existing state programs. The FCC has determined that Sprint PCS' contribution to the federal universal service program is a variable percentage of interstate end-user telecommunications revenues and is approximately 5.5% for the third quarter of 2000. Although many states are likely to adopt a similar assessment methodology for intrastate revenues, the states are free to calculate telecommunications service provider contributions in any manner they choose as long as the process is not inconsistent with the FCC's rules. At the present time it is not possible to predict the extent of the Sprint PCS total federal and state universal service assessments or its ability to recover from the universal service fund.

Partitioning; Disaggregation

   The FCC has modified its rules to allow broadband PCS licensees to partition their market areas and/or to disaggregate their assigned spectrum and to transfer partial market areas or spectrum assignments to eligible third parties.

Wireless Facilities Siting

   States and localities are not permitted to regulate the placement of wireless facilities so as to prohibit the provision of wireless services or to discriminate among providers of such services. In addition, as long as a wireless system complies with the FCC's rules, states and localities are prohibited from using radio frequency health effects as a basis to regulate the placement, construction or operation of wireless facilities. The FCC is considering numerous requests for preemption of local actions affecting wireless facilities siting.

Equal Access

   Wireless providers are not required to provide equal access to common carriers for toll services. However, the FCC is authorized to require unblocked access to toll carriers subject to certain conditions.

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

State Regulation of Wireless Service

   Section 332 of the Communications Act preempts states from regulating the rates and entry of CMRS providers. However, states may petition the FCC to regulate such providers and the FCC may grant such petition if the state demonstrates that:

  . market conditions fail to protect subscribers from unjust and unreasonable rates or rates that are unjustly or unreasonably discriminatory; or

  . when CMRS is a replacement for landline telephone service within the state.

To date, the FCC has granted no such petition. To the extent we provide fixed wireless service, we may be subject to additional state regulation.

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

                      DESCRIPTION OF THE REGISTERED NOTES

   You can find the definitions of many of the terms used in this description under the subheading "Certain Definitions." In this description, the words "iPCS," "we" and "us" refer only to iPCS, Inc. and not to any of our subsidiaries.

   The outstanding notes were, and the registered notes will be issued under an indenture dated as of July 12, 2000, among itself, the Guarantors and BNY Midwest Trust Company, formerly known as CTC Illinois Trust Company, as Trustee. When we refer to the term "note" or "notes," we are referring to both the outstanding notes and the registered notes to be issued in the exchange offer. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The indenture will be qualified as an indenture under the Trust Indenture Act.

   The following description is a summary of the material provisions of the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of these notes. We have filed a copy of the indenture as an exhibit to the registration statement which includes this prospectus.

Brief Description of the Notes and the Guarantees

 The Notes

   The notes:

  . are senior unsecured obligations of iPCS;

  . are equal in right of payment to all existing and future Senior Debt of iPCS;

  . are senior in right of payment to all existing and future subordinated
    Indebtedness of iPCS; and

  . are unconditionally guaranteed on a senior subordinated unsecured basis by the Guarantors.

   The notes will be effectively subordinated to all liabilities of iPCS' Subsidiaries. iPCS conducts all of its operations through its Subsidiaries. Accordingly, iPCS' ability to meet its cash obligations, including the obligation to make payments on the notes, is dependent upon the earnings of its Subsidiaries and the ability of its Subsidiaries to make cash distributions to it as dividends, loans or other distributions. Certain laws restrict the ability of iPCS' Subsidiaries to pay dividends to it. In addition, the Credit Facilities of iPCS and its Subsidiaries may place restrictions on the ability of the Subsidiaries to make distributions to iPCS. Furthermore, any right of iPCS to receive the assets of any Subsidiary upon such Subsidiary's liquidation or reorganization (and the consequent right of the holders of the notes to participate in the distribution of the proceeds of those assets) effectively will be subordinated by operation of law to the claims of such Subsidiary's creditors (including lenders and trade creditors), except to the extent that iPCS is itself recognized as a creditor of such subsidiary, in which case the claims of iPCS would still be subordinated to any Indebtedness of such Subsidiary senior in right of payment to that held by iPCS.

 The Guarantees

   The notes will be guaranteed by all of our existing and future Restricted Subsidiaries other than Foreign Subsidiaries.

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


   The Guarantees of these notes:

  . are general unsecured obligations of each Guarantor;

  . are subordinated in right of payment to all existing and future Senior
    Debt of each Guarantor;

  . are equal in right of payment with any future senior subordinated
    Indebtedness of each Guarantor; and

  . are senior in right of payment to any future subordinated Indebtedness of each Guarantor.

   As of the date of the indenture, iPCS had two Subsidiaries, iPCS Wireless, Inc. and iPCS Equipment, Inc., both of which are "Restricted Subsidiaries." However, under the circumstances described below under the subheading "Selected Covenants--Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate Subsidiaries meeting particular requirements as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Unrestricted Subsidiaries and Foreign Subsidiaries will not guarantee the notes.

   The Guarantors have other liabilities, including contingent liabilities, that are significant. As of the date of the issuance of the notes, iPCS does not have any Subsidiaries that are not Guarantors. The indenture limits the amount of additional Indebtedness that iPCS and its Restricted Subsidiaries may incur. However, these amounts could be substantial.

   The Guarantees will be released upon the circumstances described under the caption "--Guarantees."

Principal, Maturity and Interest

   The notes are senior, unsecured, general obligations of iPCS, limited in aggregate principal amount to $300.0 million. The indenture provides, in addition to the $300.0 million aggregate principal amount of notes being issued on the Issue Date, for the issuance of additional notes having identical terms and conditions to the notes offered hereby, subject to compliance with the covenant described under the caption "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock." Any such additional notes will be issued on the same terms and will constitute part of the same series of securities as the notes issued on the Issue Date and will vote together as one series on all matters with respect to the notes issued on the Issue Date.

   The notes issued on the Issue Date were issued at a discount to their aggregate principal amount and generated gross proceeds to iPCS of approximately $152.3 million, and will accrete in value at a rate of 14% per annum, compounded semi-annually, to a final Accreted Value of $300.0 million at July 15, 2005. The notes will mature on July 15, 2010.

   Cash interest will not accrue or be paid on the notes prior to January 15, 2006, and starting on that date will accrue at a rate of 14% per annum, payable semi-annually in arrears on January 15 and July 15 of each year, commencing January 15, 2006 (each an "Interest Payment Date") to holders of record of such notes at the close of business on the January 1 and July 1 next preceding the Interest Payment Date (each a "Regular Record Date"). Cash interest will accrue from the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been

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

paid or duly provided for, from January 15, 2006. Cash interest will be computed on a basis of a 360-day year of twelve 30-day months. Accretion of original issue discount will be computed on a basis of a 360-day year of twelve 30-day months.

   The notes were issued at a substantial discount from the aggregate stated principal amount thereof. For federal income tax purposes, significant amounts of original issue discount, taxable as ordinary income, will be recognized by holders of the notes annually as long as they hold the notes, including in advance of the receipt of cash interest payments thereon. See "Certain United States Federal Income Tax Consequences."

   The notes are not subject to any sinking fund.

   The principal of, premium, if any, and interest on the notes will be payable, and the notes will be exchangeable and transferable, at the office or agency of iPCS in the City of New York maintained for such purposes, which initially will be the office of the Trustee located at One Wall Street, New York, New York. The notes were issued only in registered form without coupons and only in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange or redemption of notes, but we may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

Methods of Receiving Payments on the Notes

   If a holder of notes has given wire transfer instructions to us, we will make all principal, premium and interest payments on those notes in accordance with those instructions. All other payments on these notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless we elect to make interest payments by check mailed to the holders of notes at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

   The Trustee will initially act as Paying Agent and Registrar. We may change the Paying Agent or Registrar without prior notice to the holders of the notes, and we or any of our Subsidiaries may act as Paying Agent or Registrar. Transfer and Exchange

   A holder of notes may transfer or exchange such notes in accordance with the indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

   The registered holder of a note will be treated as the owner of it for all purposes.

Guarantees

   The Guarantors have jointly and severally guaranteed our obligations on a senior subordinated unsecured basis under the terms of the Guarantees.

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

   The obligations of each Guarantor under its Guarantee is limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. Nonetheless, under certain circumstances, "fraudulent conveyance" laws or other similar laws could invalidate the Guarantees, in which case iPCS would be unable to use the earnings of the Guarantors to service its debt to the extent they face restrictions on distributing funds to iPCS. See "Risk Factors--Risks Related to the Notes--Because federal and state statutes may allow courts to void the guarantees of the registered notes, you may not have the right to receive any money pursuant to the guarantees."

   A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into another Person (other than iPCS or another Guarantor), whether or not such Guarantor is the surviving Person, unless:

  . immediately after giving effect to that transaction, no Default or Event of Default exists; and

  . either:

    . the Person acquiring the assets in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture reasonably satisfactory to the Trustee; or

    . the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture (it being understood that in the event that such Net Proceeds are not so applied, iPCS will be permitted and required to make an Asset Sale Offer with any Excess Proceeds in satisfaction of this condition).

   The Guarantee of a Guarantor will be released:

  . if we designate the Guarantor as an Unrestricted Subsidiary;

  . in connection with any sale of all of the capital stock of a Guarantor;
    or

  . in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor, including by way of merger or consolidation, provided, however that in the event of such a transaction, iPCS still has the obligation to apply the Net Proceeds as set forth in the Asset Sale covenant.

   Notwithstanding anything herein or in the indenture to the contrary, if any Restricted Subsidiary of iPCS that is not a Guarantor guarantees any other Indebtedness of iPCS or any Subsidiary of iPCS, or iPCS or a Restricted Subsidiary of iPCS, individually or collectively, pledges more than 65% of the Voting Stock of such Subsidiary to a United States lender, then such Restricted Subsidiary must become a Guarantor.

   See "--Selected Covenants--Asset Sales."

Subordination of Guarantees

   The obligations of each Guarantor under its respective Guarantee are subordinated to all existing and future Senior Debt of such Guarantor, including Indebtedness under the Senior Financing. As of September 30, 2000, the Guarantors had no other Indebtedness Outstanding.

   Upon any distribution to creditors of any Guarantor in a liquidation or dissolution of such Guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating

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


to such Guarantor or its property, an assignment for the benefit of creditors or any marshaling of such Guarantor's assets and liabilities, the holders of Senior Debt of such Guarantor will be entitled to receive payment in full of all Obligations due in respect of such Senior Debt, including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt, in cash or Cash Equivalents before the holders of the notes will be entitled to receive any payment with respect to the Guarantee Obligations of such Guarantor, and until all Obligations with respect to Senior Debt of such Guarantor are paid in full, any distribution to which the holders of the notes would be entitled with respect to the Guarantee Obligations of such Guarantor shall be made to the holders of Senior Debt of such Guarantor, except that holders of the notes may receive and retain Permitted Junior Securities.

   No Guarantor may make any payment upon or in respect of its Guarantee Obligations, except in Permitted Junior Securities of such Guarantor if:

  . a default in the payment of the principal of, or premium, if any, or interest on, Designated Senior Debt of such Guarantor occurs and is continuing beyond any applicable period of grace; or

  . any other default occurs and is continuing with respect to such Designated Senior Debt that permits holders of such Designated Senior Debt as to which such default relates to accelerate its maturity and such Guarantor and the Trustee receive written notice of such default (a "Payment Blockage Notice") from a majority of the holders, or from the trustee, agent or other representative (the "Representative") of the holders, of any such Designated Senior Debt.

Payments on the Guarantee of any such Guarantor may and shall be resumed, including the payment of any amounts previously blocked by such Payment Blockage Notice:

  . in the case of a payment default, upon the date on which such default is cured or waived; and

  . in the case of a nonpayment default, 179 days after the date on which the applicable Payment Blockage Notice is received or such earlier date on which the applicable Payment Blockage Notice is earlier terminated

    . by written notice to the Trustee and such Guarantor from such Representative or the majority of the holders of such Designated Senior Debt,

    . because such default is no longer continuing or

    . because such Designated Senior Debt has been repaid in full.

No new period of payment blockage may be commenced unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been waived or cured for a period of not less than 90 days.

   No provision contained in the indenture or the notes will affect the obligation of the Guarantors, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on the notes. The subordination provisions of the indenture and the notes will not prevent the occurrence of a default under any Guarantee or limit the right of the Trustee or any holder of notes to make a demand for payment on any Guarantee pursuant to the indenture or the relevant Guarantee.

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


   The indenture further requires that iPCS promptly notify holders of Designated Senior Debt if payment of the notes is accelerated because of an Event of Default. As a result of the subordination provisions described above, in the event of a liquidation or insolvency, holders of the notes may recover less ratably than creditors of each Guarantor who are holders of Senior Debt of each such Guarantor.

Optional Redemption

   During the first 36 months after the Issue Date, iPCS may on any one or more occasions redeem up to 35% of the Accreted Value of the notes issued on the Issue Date at a redemption price of 114% of the Accreted Value thereof, with the net cash proceeds of one or more Equity Offerings (excluding the first $70.0 million in cash proceeds received by iPCS from the issuance of Equity Interests after the Issue Date); provided that

  . at least 65% of the Accreted Value of notes issued on the Issue Date remains outstanding immediately after the occurrence of such redemption, excluding notes held by iPCS and its Subsidiaries; and

  . the redemption must occur within 90 days of the date of the closing of such Equity Offering upon not less than 30 nor more than 60 days' prior notice.

   Except pursuant to the preceding paragraph, the notes will not be redeemable at iPCS' option prior to July 15, 2005.

   On or after July 15, 2005, iPCS may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices, expressed as percentages of principal amount at maturity thereof, set forth below plus accrued and unpaid interest and Liquidated Damages, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on July 15 of the years indicated below:

                                                                      Redemption
      Year                                                              Price
      ----                                                            ----------
      2005...........................................................  107.000%
      2006...........................................................  104.667%
      2007...........................................................  102.333%
      2008 and thereafter............................................  100.000%

Repurchase at the Option of Holders

 Change of Control

   If a Change of Control occurs, each holder of notes has the right to require iPCS to repurchase all or any part, equal to $1,000 or an integral multiple thereof, of that holder's notes pursuant to a Change of Control Offer, as defined below. In the Change of Control Offer, iPCS will offer a Change of Control Payment in cash equal to 101% of the Accreted Value of notes repurchased on any purchase date prior to July 15, 2005 or 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase if on or after July 15, 2005.

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


   Within 30 days following any Change of Control, iPCS will mail a notice to each holder of notes stating:

  . that a Change of Control has occurred and offering to repurchase the notes (a "Change of Control Offer");

  . the Change of Control Payment and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

  . the circumstances and relevant facts regarding the Change of Control
    (including, if and to the extent material and reasonably available, information with respect to pro forma historical income, cash flow and capitalization after giving effect to the transaction giving rise to a Change of Control); and

  . the procedures that holders of notes must follow in order to tender their notes (or portions thereof) for payment, and the procedures that holders of notes must follow in order to withdraw an election to tender the notes (or portions thereof) for payment.

   iPCS will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, iPCS will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

   In the event of a Change of Control, on the Change of Control Payment Date, iPCS will, to the extent lawful:

  . accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

  . deposit with the Paying Agent an amount equal to the Change of Control
    Payment in respect of all notes or portions thereof so tendered; and

  . deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers' Certificate stating the Accreted Value or aggregate principal amount, as applicable, of notes or portions thereof being purchased by iPCS.

   The Paying Agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail or cause to be transferred by book entry to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof.

   The provisions described above that require iPCS to make a Change of Control Offer following a Change of Control are applicable regardless of whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the notes to require that iPCS repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. In addition, the definition of "Change of Control" in the indenture excludes certain transactions that may be considered a change of control in other indentures.

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


   The Guarantors' outstanding Senior Debt currently prohibits iPCS from purchasing any notes, and also provides that certain change of control events with respect to iPCS would constitute a default under the agreements governing the Senior Debt. Any future credit agreements or other agreements relating to Senior Debt to which iPCS or a Guarantor becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when iPCS is prohibited from purchasing notes, iPCS and the Guarantors could seek the consent of their senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If iPCS and the Guarantors do not obtain such a consent or repay such borrowings, iPCS will remain prohibited from purchasing notes. In such case, iPCS's failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, likely constitute a default under the Senior Debt. In such circumstances, the provisions in the documents governing the Senior Debt would likely restrict payments to the holders of notes. Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, iPCS will, or will cause its Guarantors to, either repay all outstanding Senior Debt or obtain the requisite consents, if any are required, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant. iPCS will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

   iPCS will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer required to be made by iPCS and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

   The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of iPCS and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require iPCS to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of iPCS and its Subsidiaries taken as a whole to another Person or group is uncertain. In such a case, holders of the notes may not be able to resolve this uncertainty without resorting to legal action.

Selection and Notice

   If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption as follows:

  . if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

  . if the notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

   No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address.

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   If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount at maturity equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Selected Covenants

 Asset Sales

   iPCS and the Guarantors will not, and will not permit any of their Restricted Subsidiaries to, consummate an Asset Sale unless:

     (1) iPCS, the Guarantor, or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold, leased, conveyed or otherwise disposed of or of the Equity Interests issued or sold;

     (2) such fair market value is determined by iPCS's Board of Directors and evidenced by a resolution of the Board of Directors, which resolution shall, in the case of an Asset Sale with a fair market value of greater than $10.0 million, be set forth in an Officers' Certificate delivered to the Trustee; and

     (3) (A) at least 75% of the consideration therefor received by iPCS, the Guarantor or such Restricted Subsidiary is in the form of cash or Cash Equivalents or (B) the Asset Sale qualifies as a Permitted
  Telecommunications Exchange Transaction. For purposes of this provision, each of the following shall be deemed to be cash:

       (a) any liabilities, as shown on iPCS', such Guarantor's or such Restricted Subsidiary's most recent balance sheet, of iPCS, any Guarantor or any Restricted Subsidiary, other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Guarantee, that are assumed by the transferee of any such assets or Equity Interests pursuant to a customary novation agreement that releases iPCS, such Guarantor or such Restricted Subsidiary from further liability; and

       (b) any securities, notes or other obligations received by iPCS, any such Guarantor or any such Restricted Subsidiary from such transferee that are converted by iPCS, such Guarantor or such Restricted
    Subsidiary into cash within 60 days following the closing, to the extent of the cash received in that conversion.

   Within 360 days after the receipt of any Net Proceeds from an Asset Sale, iPCS or any Restricted Subsidiary may apply such Net Proceeds at its option:

     (1) to repay Senior Debt;

     (2) to acquire a majority of the Voting Stock of another Permitted Business which becomes part of, or which is or becomes, a Restricted Subsidiary;

     (3) to make one or more capital expenditures in assets that are used or useful in a Permitted Business; or

     (4) to acquire other assets that are used or useful in a Permitted
  Business.

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Pending the final application of any such Net Proceeds, iPCS may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture.

   Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $10.0 million, iPCS will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is equal in right of payment with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum Accreted Value or principal amount at maturity of notes and such other Indebtedness that is equal in right of payment that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the Accreted Value or 100% of the principal amount at maturity, plus accrued and unpaid interest, if any, to the date of purchase, as applicable, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, iPCS may use such Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the notes and such other Indebtedness that is equal in right of payment to be purchased on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

   iPCS will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, iPCS will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

 Limitation on Restricted Payments

   Prior to and including June 30, 2003, iPCS and the Guarantors shall not, and shall not permit any of their Restricted Securities to, directly or indirectly:

     (1) declare or pay any dividend or make any other payment or distribution on account of iPCS', the Guarantors' or any of their Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving iPCS, a Guarantor or any of their Restricted Subsidiaries) or to the direct or indirect holders of iPCS', the Guarantors' or any of their Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of iPCS or to iPCS, a Guarantor or a Restricted Subsidiary of iPCS or a Guarantor);

     (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving iPCS or a Guarantor) any Equity Interests of iPCS or a Guarantor or any direct or indirect parent of iPCS or a Guarantor;

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     (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinate to the notes or the Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

     (4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) being collectively referred to as "Restricted Payments").

   After June 30, 2003, iPCS, the Guarantors and their Restricted Subsidiaries shall not, directly or indirectly, make any Restricted Payment, and shall not permit any of their Restricted Subsidiaries, directly or indirectly, to make any Restricted Payment, unless, at the time thereof, and after giving effect thereto;

     (1) no Default or Event of Default shall have occurred and be continuing;

     (2) iPCS would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable period, have been permitted to incur at least $1.00 of additional Indebtedness, other than Permitted Debt, pursuant to clause (a) of the first paragraph of the covenant described under the caption "--Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock"; and

     (3) after giving effect to such Restricted Payment on a pro forma basis (other than the items permitted by clauses (2), (3), (4), (5) and (6) of the succeeding paragraph), the aggregate amount of all Restricted Payments made on or after the Issue Date shall not exceed the sum of, without duplication:

       (a) the amount of (x) the Operating Cash Flow of iPCS after June 30, 2003 through the end of the latest full fiscal quarter for which consolidated financial statements of iPCS are publicly available preceding the date of such Restricted Payment, treated as a single accounting period, less (y) 150% of the cumulative Consolidated Interest Expense of iPCS after June 30, 2003 through the end of the latest full fiscal quarter for which consolidated financial statements of iPCS are publicly available (or, if iPCS does not make its financial statements publicly available, the date that is 45 days after the end of such fiscal quarter in the event such quarter is other than the quarter ending at the end of the fiscal year and 90 days after the end of such fiscal quarter for the quarter ending at the end of the fiscal year) preceding the date of such Restricted Payment treated as a single accounting period, plus

       (b) 100% of the aggregate net cash proceeds (excluding the first $70.0 million in cash proceeds received by iPCS from the issuance of Equity Interests after the Issue Date) received by iPCS since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of iPCS (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock, or convertible or exchangeable debt securities of iPCS that, in the case of debt securities, have been converted into or exchanged for such Equity Interests (other than Equity Interests, Disqualified Stock or debt securities, sold to a Restricted Subsidiary of iPCS), plus

       (c) the amount by which Indebtedness of iPCS or any of its Restricted Subsidiaries is reduced on iPCS' consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of iPCS) subsequent to the Issue Date of any Indebtedness of iPCS or any of its Restricted Subsidiaries convertible or exchangeable (including pursuant to clause (1) of the second paragraph of "General" under "Description of Warrants") for Capital Stock

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    (other than Disqualified Stock) of iPCS (less the amount of any cash, or the fair value of any other property, distributed by iPCS upon such conversion or exchange); plus

       (d) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment.

   The foregoing limitations in this entire "Limitation on Restricted Payments" covenant do not limit or restrict the making of any Permitted Investment, and a Permitted Investment shall not be counted as a Restricted Payment for purposes of clause (d) above. In addition, so long as no Default or Event of Default shall have occurred and be continuing, the foregoing limitations do not prevent iPCS from:

     (1) paying a dividend on Equity Interests of iPCS within 60 days after the declaration thereof if, on the date when the dividend was declared, iPCS could have paid such dividend in accordance with the provisions of the indenture;

     (2) repurchasing Equity Interests of iPCS from current or former employees or directors of iPCS or any Subsidiary thereof for consideration not to exceed $3.0 million in the aggregate in any fiscal year; provided that any unused amount in any fiscal year may be carried forward to one or more future periods; provided, further, however, that such amount may be increased by an amount not to exceed (a) the cash proceeds from sales of Capital Stock of iPCS (other than Disqualified Stock) to members of management or directors or consultants of iPCS and its Subsidiaries that occur after the Issue Date provided, that the amount of any such net cash proceeds shall be excluded from clause (3)(b) of the preceding paragraph, plus (b) the cash proceeds of key man life insurance policies received by iPCS and its Restricted Subsidiaries after the Issue Date; and provided, further, that the aggregate amount of all such repurchases made pursuant to this clause (2) does not exceed $15.0 million;

     (3) redeeming, repurchasing, defeasing or otherwise acquiring or retiring for value Indebtedness that is subordinated in right of payment to the notes, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for:

       (a) the net cash proceeds from a substantially concurrent issuance of Equity Interests of iPCS (other than Disqualified Stock of iPCS and other than Equity Interests sold to a Restricted Subsidiary of iPCS), provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, defeasance or other acquisition shall be excluded from clause 3(b) of the preceding paragraph, or

       (b) Indebtedness that is at least as subordinated in right of payment to the notes, including premium, if any, and accrued and unpaid interest, as the Indebtedness being purchased, with Restricted Payments made pursuant to this clause not being counted as Restricted Payments for purposes of clause (d) above;

     (4) repurchasing, redeeming or otherwise acquiring Equity Interests of iPCS in exchange for, or out of the net cash proceeds from a substantially concurrent issuance of Equity Interests of iPCS (other than Disqualified Stock of iPCS and other than Equity Interests sold to a Restricted Subsidiary of iPCS), provided that the amount of any such net cash proceeds that are

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  utilized for any such repurchase, redemption or other acquisition shall be excluded from clause 3(b) of the preceding paragraph;

     (5) the payment of any dividend or distribution by one of our Restricted Subsidiaries to the holders of its Equity Interests on a pro rata basis, but only to the extent such payment is made to iPCS or one of its Restricted Subsidiaries;

     (6) making other Restricted Payments not to exceed $5.0 million in the aggregate at any time outstanding, with Restricted Payments pursuant to this clause not being counted as Restricted Payments for purposes of clause
  (d) above; or

     (7) making distributions or payments of Receivables Fees.

   In addition, if any Person in which an Investment is made, which Investment constituted a Restricted Payment when made, thereafter becomes a Restricted Subsidiary, such Investments previously made in such Person shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to clause (d) of the second preceding paragraph, or in clause (6) immediately above, to the extent such Investments would not have been Restricted Payments had such Person been a Restricted Subsidiary at the time such Investments were made.

   For purposes of clauses (3) and (4) above:

     (1) the net cash proceeds received by iPCS from the issuance or sale of its Equity Interests either upon the conversion of, or in exchange for, Indebtedness of iPCS, any Guarantor or any Restricted Subsidiary shall be deemed to be an amount equal to (a) the sum of (1) the principal amount or Accreted Value, whichever is less, of such Indebtedness on the date of such conversion or exchange and (2) the additional cash consideration, if any, received by iPCS upon such conversion or exchange, less any payment on account of fractional shares, minus (b) all expenses incurred in connection with such issuance or sale;

     (2) the net proceeds received by iPCS from the issuance or sale of its Equity Interests upon the exercise of any options or warrants of iPCS, any Guarantor or any Restricted Subsidiary shall be deemed to be an amount equal to (a) the additional cash consideration, if any, received by iPCS upon such exercise, minus (b) all expenses incurred in connection with such issuance or sale; and

     (3) the first $70.0 million of cash proceeds received by iPCS from the issuance of Equity Interests after the Issue Date shall not be included.

   For purposes of this "Limitation on Restricted Payments" covenant, if a particular Restricted Payment involves a noncash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the fair market value of the noncash portion of such Restricted Payment, as determined by the Board of Directors, whose good-faith determination shall be conclusive and evidenced by a Board Resolution and, in the case of fair market value of such noncash portion in excess of $5.0 million, accompanied by an opinion of an accounting, appraisal or investment banking firm of national standing. Not later than the business day after the making of any Restricted Payment in excess of $5.0 million, iPCS shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which

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the calculations required by this "Limitation on Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

   The amount of any Investment outstanding at any time shall be deemed to be equal to the amount of such Investment on the date made, less the return of capital, repayment of loans and return on capital, including interest and dividends, in each case, received in cash, up to the amount of such Investment on the date made.

 Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock

   iPCS and the Guarantors shall not, and shall not permit any of their Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise with respect to (collectively "incur") any Indebtedness (including Acquired Debt) other than Permitted Debt, and iPCS shall not issue any Disqualified Stock and shall not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock, in each case unless immediately after giving effect to the incurrence of such Indebtedness or the issuance of such Disqualified Stock or Preferred Stock and the receipt and application of the net proceeds therefrom, including, without limitation, the application or use of the net proceeds therefrom to repay Indebtedness or make any Restricted Payment, (a) the Consolidated Debt to Annualized Operating Cash Flow Ratio would be (1) less than 7.0 to 1.0, if prior to December 31, 2005 and (2) less than 6.0 to 1.0, if on or after December 31, 2005 or (b) in the case of any incurrence of Indebtedness prior to December 31, 2005 only, Consolidated Debt would be equal to or less than 75% of Total Invested Capital.

   So long as no Default or Event of Default shall have occurred and be continuing or would be caused thereby, the first paragraph of this covenant does not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

     (1) the incurrence by iPCS and the Guarantors of Existing Indebtedness;

     (2) the incurrence by iPCS and the Guarantors of Indebtedness represented by the notes and the related Guarantees to be issued on the Issue Date;

     (3) the incurrence by iPCS and any Guarantor of Indebtedness under Credit Facilities; provided that the aggregate principal amount of all Indebtedness of iPCS and the Guarantors outstanding under all Credit Facilities at any time outstanding, after giving effect to such incurrence, does not exceed the sum of (i) $200.0 million plus (ii) 75% of Qualified Receivables, which sum shall be permanently reduced by the aggregate amount of all Net Proceeds of Asset Sales applied since the date of the indenture to repay Indebtedness under a Credit Facility pursuant to the covenant described above under the caption "--Selected Covenants--Asset Sales";

     (4) the incurrence by iPCS or any Guarantor of Indebtedness represented by Capital Lease Obligations or Purchase Money Indebtedness, in each case,
  (a) incurred for the purpose of leasing or financing all or any part of the purchase price or cost of construction or improvement of inventory, property, plant or equipment used in the business of iPCS, any Guarantor or any of their Restricted Subsidiaries, including telephone and computer systems and operating facilities,

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  in an aggregate principal amount not to exceed $5.0 million at any time outstanding and (b) such Indebtedness shall not constitute more than 100% (determined in accordance with GAAP in good faith by the Board of Directors of iPCS), of the cost of the property so purchased, constructed, improved or leased;

     (5) the incurrence by iPCS or any Guarantor of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness, other than intercompany Indebtedness, that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (1), (2) or (13) of this paragraph;

     (6) the incurrence of intercompany Indebtedness between or among iPCS and any of its Restricted Subsidiaries that are Guarantors; provided, however, that:

       (a) if iPCS or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of iPCS, or the Guarantee of such Guarantor, in the case of a Guarantor; and

       (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than iPCS or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either iPCS or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by iPCS or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

     (7) the incurrence by iPCS or any Guarantor of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the indenture to be outstanding;

     (8) the guarantee by iPCS or a Guarantor of Indebtedness that was permitted to be incurred by another provision of this covenant;

     (9) the accrual of interest and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock;

     (10) Indebtedness

    . in respect of performance, surety or appeal bonds or bankers' acceptances provided in the ordinary course of business, and

    . arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of iPCS, any Guarantor or any Restricted Subsidiary pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than guarantees of Indebtedness incurred by a person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by iPCS, any Guarantor or any Restricted Subsidiary in connection with such disposition;

     (11) the incurrence by iPCS or any Restricted Subsidiary of any Indebtedness under any unsecured deferred promissory note payable to Sprint PCS pursuant to the deferral of collected revenues provision of the Consent and Agreement between Sprint PCS and the lenders under our Credit Facilities;

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     (12) the incurrence by iPCS or any Restricted Subsidiary of additional
  Indebtedness in an aggregate principal amount, or accreted value, as applicable, at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (12), not to exceed $50.0 million; and

     (13) the incurrence by iPCS or any Guarantor of Acquired Debt but only to the extent that immediately after giving effect to the incurrence of such Indebtedness

  . in the event of the incurrence of Acquired Debt on or after December 31, 2005 only, the Consolidated Debt to Annualized Operating Cash Flow Ratio would decrease as compared to the Consolidated Debt to Annualized Operating Cash Flow Ratio immediately prior to such incurrence or

  . in the event of the incurrence of Acquired Debt prior to December 31, 2005 only, the ratio of Consolidated Debt to Total Invested Capital would decrease as compared to the ratio of Consolidated Debt to Total Invested Capital immediately prior to such incurrence.

   For purposes of determining compliance with this "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, iPCS will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant.

   For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above or is entitled to be incurred pursuant to the first paragraph of this covenant, iPCS, the Guarantors and their Restricted Subsidiaries shall, in their sole discretion, classify such item of Indebtedness from time to time in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof at any given time. Accrual of interest, the accretion of Accreted Value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

   Notwithstanding anything to the contrary contained in this covenant,

     (1) iPCS shall not, and shall not permit any Guarantor to, incur any Indebtedness pursuant to this covenant if the proceeds thereof are used, directly or indirectly, to refinance any subordinated Indebtedness unless such newly-incurred Indebtedness shall be subordinated to the notes or the applicable Guarantee, as the case may be, to at least the same extent as such refinanced subordinated Indebtedness, and

     (2) iPCS shall not permit any Restricted Subsidiary that is not a Guarantor to incur any Indebtedness pursuant to this covenant if the proceeds thereof are used, directly or indirectly, to refinance any Indebtedness of iPCS or any Guarantor.

 Limitation on Layering Indebtedness

   The indenture provides that iPCS and the Guarantors will not, and will not permit any of their Restricted Subsidiaries to, incur any Indebtedness that is contractually subordinated to any Indebtedness of iPCS or any Guarantor unless such Indebtedness is subordinated to the notes at least to the same extent as it is to such other Indebtedness.

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 Liens

   iPCS and the Guarantors will not, and will not permit any of their Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness that is equal in right of payment with the notes or the applicable Guarantee, as the case may be, or is subordinated Indebtedness, upon any of their property or assets, now owned or hereafter acquired, unless iPCS and the Guarantors provide, and cause their Restricted Subsidiaries to provide, concurrently therewith, that the notes and the applicable Guarantees are equally and ratably so secured; provided that if such Indebtedness is subordinated Indebtedness, the Lien securing such subordinated Indebtedness shall be subordinate and junior to the Lien securing the notes (and any related applicable Guarantees) with the same relative priority as such subordinated Indebtedness shall have with respect to the notes (and any related applicable Guarantees); and provided further that the restriction described in this paragraph will not apply to Permitted Liens.

 Dividend and Other Payment Restrictions Affecting Subsidiaries

   iPCS and the Guarantors will not, and will not permit any of their Restricted Subsidiaries, directly or indirectly, to, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

     (1) pay dividends or make any other distributions on its Capital Stock to iPCS, the Guarantors or any of their Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to iPCS, the Guarantors or any of their Restricted Subsidiaries;

     (2) make loans or advances to iPCS, the Guarantors or any of their Restricted Subsidiaries; or

      (3) transfer any of its properties or assets to iPCS, the Guarantors or any of their Restricted Subsidiaries.

   However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

     (1) Existing Indebtedness or Credit Facilities as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness or Credit Facilities, as in effect on the Issue Date;

     (2) the indenture, the notes and the Guarantees;

     (3) applicable law;

     (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by iPCS, any Guarantor or any of their Restricted Subsidiaries as in effect at the time of such acquisition, except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person,

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  so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

     (5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

     (6) Purchase Money Indebtedness for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

     (7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

     (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

     (9) Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "--Liens" that limit the right of iPCS, any Guarantor or any of their Restricted Subsidiaries to dispose of the assets subject to such Lien;

     (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business; and

     (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

 Merger, Consolidation or Sale of Assets

   iPCS and the Guarantors, considered as a whole, shall not, in any transaction or series of related transactions, merge or consolidate with or into, or sell, assign, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to, any Person, and shall not permit any of their Restricted Subsidiaries to enter into any such transaction or series of transactions, unless, at the time and after giving effect thereto:

     (1) either: (A) if the transaction or series of transactions is a consolidation of iPCS with or a merger of iPCS with or into any other Person, iPCS shall be the surviving Person of such merger or consolidation, or (B) the Person formed by any consolidation with or merger with or into iPCS, or to which the properties and assets of iPCS or iPCS and its Restricted Subsidiaries, taken as a whole, as the case may be, substantially as an entirety are sold, assigned, conveyed or otherwise transferred (any such surviving Person or transferee Person referred to in this clause (B) being the "Surviving Entity"), shall be a corporation, partnership, limited liability company or trust organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of iPCS under the notes and the indenture and, in each case, the indenture, as so supplemented, shall remain in full force and effect;

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     (2) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis including any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions, no Default or Event of Default shall have occurred and be continuing; and

     (3) iPCS or the Surviving Entity will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable period, (A) be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described above under the caption "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" or (B)(i) in the event that such transaction occurs on or after December 31, 2005 only, the Consolidated Debt to Annualized Operating Cash Flow Ratio would decrease as compared to the Consolidated Debt to Annualized Operating Cash Flow Ratio immediately prior to such transaction or (ii) in the event that such transaction occurs prior to December 31, 2005 only, the ratio of Consolidated Debt to Total Invested Capital would decrease as compared to the ratio of Consolidated Debt to Total Invested Capital immediately prior to such transaction; provided, however, that the foregoing requirements shall not apply to any transaction or series of transactions involving the sale, assignment, conveyance, transfer or other disposition of the properties and assets by any Restricted Subsidiary to iPCS or any other Restricted Subsidiary, or the merger or consolidation of any Restricted Subsidiary with or into iPCS or any other Restricted Subsidiary. The indenture also provides that iPCS may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person, other than pursuant to Permitted Tower Sale and Leaseback Transactions.

   In connection with any consolidation, merger, sale, assignment, conveyance, transfer or other disposition contemplated by the foregoing provisions, iPCS shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate stating that such consolidation, merger, sale, assignment, conveyance, transfer, or other disposition and the supplemental indenture in respect thereof, required under clause (1)(B) of the preceding paragraph, comply with the requirements of the indenture and an opinion of counsel to such effect. Each such Officers' Certificate shall set forth the manner of determination of iPCS's compliance with clause (3) of the preceding paragraph.

   For all purposes of the indenture and the notes, including the provisions described in the two immediately preceding paragraphs and the "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" and "Designation of Restricted and Unrestricted Subsidiaries" covenants, Subsidiaries of any Surviving Entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the "Designation of Restricted and Unrestricted Subsidiaries" covenant and all Indebtedness of the Surviving Entity and its Subsidiaries that was not Indebtedness of iPCS and its Subsidiaries immediately prior to such transaction or series of transactions shall be deemed to have been incurred upon such transaction or series of transactions.

   The Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of iPCS under the indenture, and the predecessor company shall be released from all its obligations and covenants under the indenture and the notes.

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 Transactions with Affiliates

   iPCS and the Guarantors will not, and will not permit any of their Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

     (1) such Affiliate Transaction is on terms that are no less favorable to iPCS or the relevant Guarantor or Restricted Subsidiary than those that would have been obtained in a comparable transaction by iPCS or such Guarantor or Restricted Subsidiary with an unrelated Person; and

     (2) iPCS delivers to the Trustee:

       (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors; and

       (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25 million, an opinion as to the fairness to the holders of notes of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

   The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

     (1) any employment, severance, stock option or other employee benefit agreement entered into by iPCS, any Guarantor or any of their Restricted Subsidiaries in the ordinary course of business;

     (2) transactions between or among iPCS and/or a Guarantor and/or their Restricted Subsidiaries;

     (3) payment of reasonable directors fees, expenses and indemnification to Persons who are not otherwise Affiliates of iPCS;

     (4) Restricted Payments that are not prohibited by the provisions of the indenture described above under the caption "--Limitation on Restricted Payments";

     (5) sales of Equity Interests of iPCS, other than Disqualified Stock, to Affiliates of iPCS;

     (6) sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and

     (7) transactions with an investor in the investor group led by Blackstone in accordance with the agreements governing the sale by iPCS of the Series A-1 Preferred Stock including the Investment Agreement, the Registration Rights Agreement, the Stockholders Agreement and the Transaction Fee Agreement as such agreements exist on the closing date or in accordance with the certificate of incorporation or bylaws of iPCS as each exists on the closing date.

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 Additional Guarantees

   If iPCS, any Guarantor or any of their Restricted Subsidiaries acquires or creates another Restricted Subsidiary after the date of the indenture, then that newly acquired or created Restricted Subsidiary, other than a Foreign Subsidiary, must become a Guarantor and

  . execute a supplemental indenture satisfactory to the Trustee making the Restricted Subsidiary a party to the indenture,

  . execute an endorsement of Guarantee and

  . deliver an opinion of counsel to the Trustee within 10 business days of the date on which it was acquired or created to the effect that such supplemental indenture has been duly authorized and executed by such Restricted Subsidiary and constitutes the legal, valid, binding and enforceable obligation of such Restricted Subsidiary (subject to customary exceptions concerning fraudulent conveyance laws, creditors' rights and equitable principles as may be reasonably acceptable to the Trustee).

 Designation of Restricted and Unrestricted Subsidiaries

   The Board of Directors may designate any Restricted Subsidiary as an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by iPCS, the Guarantors and their Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and if required by that covenant will reduce the amount available for Restricted Payments under paragraph (3) of the second paragraph of the covenant described above under the caption "-- Limitation on Restricted Payments" or Permitted Investments, as applicable. All such outstanding Investments will be valued at their fair market value at the time of such designation. That designation will only be permitted if such Restricted Payment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

 Sale and Leaseback Transactions

   iPCS will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that iPCS or any Restricted Subsidiary that is a Guarantor may enter into a sale and leaseback transaction if:

      (1) iPCS or that Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the tests in (a) and (b), if applicable, of the covenant described above under the caption "--Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "--Liens";

      (2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee, of the property that is the subject of such sale and leaseback transaction; and

      (3) the transfer of assets in that sale and leaseback transaction is permitted by, and iPCS applies the proceeds of such transaction in compliance with, the covenant described above under the caption "--Asset Sales."

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   The foregoing shall not prohibit iPCS or any of its Restricted Subsidiaries from entering into Permitted Tower Sale and Leaseback Transactions. In addition, sale and leaseback transactions between or among iPCS and/or its Restricted Subsidiaries shall not be prohibited by this covenant.

 Limitation on Issuances and Sales of Equity Interests in Restricted
Subsidiaries

   iPCS and the Guarantors will not, and will not permit any of their Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Restricted Subsidiary to any Person, other than iPCS, a Guarantor or a Restricted Subsidiary, unless:

      (1) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Restricted Subsidiary; and

      (2) the net cash proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "--Asset Sales."

   In addition, iPCS will not permit any Restricted Subsidiary to issue any of its Equity Interests, other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares, to any Person other than to iPCS, a Guarantor or a Restricted Subsidiary.

 Business Activities

   iPCS and the Guarantors will not, and will not permit any of their Restricted Subsidiaries to, engage in any business other than Permitted Businesses; provided, however, that, subject to the other provisions of the indenture, iPCS and the Guarantors and their Restricted Subsidiaries shall not be prohibited from owning, directly or indirectly, not more than 2.0% of the equity of any publicly traded corporation, partnership, limited liability company, joint venture or other publicly traded entity that is not engaged in a Permitted Business.

 Payments for Consent

   iPCS and the Guarantors will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

 Reports

   Notwithstanding that iPCS may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any notes are outstanding, iPCS will furnish to the Trustee for the benefit of the holders of notes, within two business days of the time periods specified in the Commission's rules and regulations:

     (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if iPCS were required to file such

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  Forms, including a "Management's Discussion and Analysis of Financial
  Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by iPCS's certified independent accountants; and

     (2) all current reports that would be required to be filed with the Commission on Form 8-K if iPCS were required to file such reports.

   Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to November 15, 2000, by filing with the Commission and delivering to the Trustee and the holders of notes on or prior to such date a registration statement under the Securities Act that contains the information that would be required in a Form 10-Q for iPCS for the quarter ended September 30, 2000. In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the Commission, iPCS will file a copy of all of the information and reports referred to in clauses
(1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations, unless the Commission will not accept such a filing. The filing of such information with the Commission, and transmission of a copy thereof to the Trustee as set forth above, shall satisfy iPCS' obligations described above.

Events of Default and Remedies

   Each of the following is an Event of Default:

     (1) the failure by iPCS to pay any installment of interest on the notes as and when the same becomes due and payable and the continuance of any such failure for 30 days;

     (2) the failure of iPCS to pay all or any part of the principal, or premium, if any, on the notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Payment or the amount set forth in the Asset Sale Offer, or otherwise on notes validly tendered and not properly withdrawn pursuant to a Change of Control or Asset Sale Offer, as applicable, or default in payment when due of the principal of or premium, if any, on the notes, whether or not prohibited by provisions of the indenture;

     (3) the failure by iPCS or any of its Restricted Subsidiaries to observe or perform any other covenant or agreement contained in the notes or the indenture and, except for the provisions under "Repurchase at the Option of the Holders--Change of Control" and "Selected Covenants--Asset Sales," the continuance of such failure for a period of 30 days after written notice is given to iPCS by the Trustee or to iPCS and the Trustee by the holders of 25% in aggregate principal amount of the notes outstanding;

     (4) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by iPCS, any Guarantor or any of their Restricted Subsidiaries, or the payment of which is guaranteed by iPCS, any Guarantor or any of their Restricted Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

       (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

       (b) results in the acceleration of such Indebtedness prior to its express maturity;

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    and, in each case, the outstanding principal amount of any such
    Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

     (5) failure by iPCS, any Guarantor or any of their Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

     (6) except as permitted by the indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee;

     (7) certain events of bankruptcy or insolvency with respect to iPCS, any Guarantor or any of their Restricted Subsidiaries;

     (8) if after the Issue Date but on or prior to December 31, 2000, iPCS has not received at least $70.0 million of gross cash proceeds from any one or more Equity Offerings (other than Equity Offerings of Disqualified Stock of iPCS and other than Equity Offerings to Restricted Subsidiaries of
  iPCS); and

     (9) (a) if any Credit Facility is not in existence, any event occurs that causes, subject to any applicable grace period or waiver, an Event of Termination under any of the Sprint Agreements or (b) if any Credit Facility is in existence, Sprint shall have commenced to exercise any remedy under the Sprint Agreements (other than Section 11.6.3 of the Management Agreement) by reason of the occurrence of an Event of Termination.

   In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to iPCS, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

   Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the notes notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal or interest, if it determines that withholding notice is in their interest.

   The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

   iPCS is required to deliver to the Trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, iPCS is required to deliver to the Trustee a statement specifying such Default or Event of Default.

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

No Personal Liability of Directors, Officers, Employees and Stockholders

   No director, officer, employee, incorporator or stockholder of iPCS or any Guarantor, as such, shall have any liability for any obligations of iPCS or the Guarantors under the notes, the indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

   iPCS may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Guarantees ("Legal Defeasance") except for:

     (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due from the trust referred to below;

     (2) iPCS's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

     (3) the rights, powers, trusts, duties and immunities of the Trustee, and iPCS's obligations in connection therewith; and

     (4) the Legal Defeasance provisions of the indenture.

   In addition, iPCS may, at its option and at any time, elect to have the obligations of iPCS and the Guarantors released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events, not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events, described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

   In order to exercise either Legal Defeasance or Covenant Defeasance:

     (1) iPCS must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and iPCS must specify whether the notes are being defeased to maturity or to a particular redemption date;

     (2) in the case of Legal Defeasance, iPCS shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) iPCS has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the

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


  effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

     (3) in the case of Covenant Defeasance, iPCS shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

     (4) no Default or Event of Default shall have occurred and be continuing either:

    . on the date of such deposit other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit; or

    . insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit (it being understood that this clause shall not be interpreted as delaying the effectiveness of a Covenant Defeasance beyond the date of the deposit described in clause (1) above);

     (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument, other than the indenture, to which iPCS or any of its Restricted Subsidiaries is a party or by which iPCS or any of its Restricted Subsidiaries is bound;

     (6) iPCS must have delivered to the Trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of iPCS between the date of deposit and the 91st day following the deposit and assuming that no holder is an "insider" of iPCS under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

     (7) iPCS must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by iPCS with the intent of preferring the holders of notes over the other creditors of iPCS with the intent of defeating, hindering, delaying or defrauding creditors of iPCS or others; and

     (8) iPCS must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

   Except as provided in the next two succeeding paragraphs, the indenture, the notes or the Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate Accreted Value of the notes then outstanding if prior to July 15, 2005, or the aggregate principal amount of the notes if after July 15, 2005, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and any existing default or compliance with any provision of the indenture or the notes may be waived with the

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consent of the holders of a majority in aggregate Accreted Value of the then outstanding notes including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes.

   Without the consent of each holder adversely affected, an amendment or waiver may not, with respect to any notes held by a non-consenting holder:

     (1) reduce the Accreted Value of the then outstanding notes if prior to July 15, 2005 or the aggregate of the principal amount of notes if after July 15, 2005 whose holders must consent to an amendment, supplement or waiver;

     (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes, other than provisions relating to the covenants described above under the captions "--Repurchase at the Option of Holders--Change of Control" and "-- Selected Covenants--Asset Sales";

      (3) reduce the rate of or change the time for payment of interest on any note;

      (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes, except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration;

      (5) make any note payable in money other than that stated in the notes;

      (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or premium, if any, or interest on the notes;

      (7) waive a redemption payment with respect to any note, other than a payment required by one of the covenants described above under the captions "--Repurchase at the Option of Holders--Change of Control" and "--Selected Covenants--Asset Sales"; or

      (8) make any change in the preceding amendment and waiver provisions.

   Notwithstanding the preceding, without the consent of any holder of notes, iPCS and the Trustee may amend or supplement the indenture or the notes to:

      (1) cure any ambiguity, defect or inconsistency;

      (2) provide for uncertificated notes in addition to or in place of certificated notes;

      (3) provide for the assumption of iPCS's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of iPCS's assets;

      (4) make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any Holder; or

      (5) comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Concerning the Trustee

   If the Trustee becomes a creditor of iPCS or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any

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such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

   The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Registration Rights; Liquidated Damages

   The following description is a summary of the material provisions of the registration rights agreement. It does not restate the agreement in its entirety. We urge you to read the proposed form of registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of notes.

   We have entered into a registration rights agreement with the Initial Purchasers in which we agreed to:

      (1) file an exchange offer registration statement with the Commission prior to October 10, 2000;

      (2) use our reasonable best efforts to have the exchange offer registration statement declared effective under the Securities Act within 180 days of our offering of the outstanding notes;

      (3) use our reasonable best efforts to cause the exchange offer registration statement to be effective continuously;

      (4) keep the exchange offer open for a period of not less than 20 business days; and

      (5) cause the exchange offer to be consummated no later than the 30th business day after the exchange offer registration statement is declared effective by the Commission.

Pursuant to the exchange offer, certain holders of notes which constitute Transfer Restricted Securities may exchange their Transfer Restricted Securities for registered notes. To participate in the exchange offer, each holder must represent that:

     (1) it is not our affiliate;

      (2) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the registered notes that are issued in the exchange offer; and

      (3) it is acquiring the registered notes in the exchange offer in its ordinary course of business.

   If:

      (1) we are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or Commission policy; or

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      (2) any holder of notes which are Transfer Restricted Securities notifies us before the 20th business day following the commencement of the exchange offer that:

        (a) it is prohibited by law or Commission policy from participating in the exchange offer;

       (b) it may not resell the registered notes acquired by it in the exchange offer to the public without delivering a prospectus, and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by it; or

       (c) it is a broker-dealer and holds notes acquired directly from us or any of our affiliates,

we will file with the Commission a shelf registration statement to register for public resale the Transfer Restricted Securities held by any such holder who provides us with certain information for inclusion in the shelf registration statement.

   For purposes of the registration rights agreement, "Transfer Restricted Securities" means each note until the earliest of:

     (1) the date on which such note is exchanged in the exchange offer and entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act;

     (2) the date on which such note has been disposed of in accordance with the shelf registration statement;

     (3) the date on which such note is disposed of by a broker-dealer pursuant to the "Plan of Distribution" contemplated by the exchange offer registration statement (including delivery of the prospectus contained therein); and

     (4) the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act.

   The registration rights agreement provides that:

     (1) if we fail to file an exchange offer registration statement with the Commission on or before October 10, 2000,

     (2) if the exchange offer registration statement is not declared effective by the Commission within 180 days of our offering of the outstanding notes,

     (3) if the exchange offer is not consummated on or before the 30th business day after the exchange offer registration statement is declared effective,

     (4) if we are obligated to file the shelf registration statement and we fail to file the shelf registration statement with the Commission on or before the 30th day after the obligation to file a shelf registration statement arises,

     (5) if we are obligated to file a shelf registration statement and the shelf registration statement is not declared effective on or before the 60th day after the obligation to file a shelf registration statement arises, or

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     (6) if the exchange offer registration statement or the shelf registration statement, as the case may be, is declared effective but thereafter ceases to be effective or useable in connection with resales of the Transfer Restricted Securities,

for such time of non-effectiveness or non-usability (each, a "Registration Default"), then we will pay to each holder of Transfer Restricted Securities affected thereby liquidated damages in an amount equal to $0.05 per week per $1,000 in principal amount of Transfer Restricted Securities held by such holder for each week or portion thereof that the Registration Default continues for the first 90-day period immediately following the occurrence of such Registration Default. The amount of the liquidated damages shall increase by an additional $0.05 per week per $1,000 in principal amount of Transfer Restricted Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages of $0.50 per week per $1,000 in principal amount of Transfer Restricted Securities. We will not be required to pay liquidated damages for more than one Registration Default at any given time. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

   We will pay all accrued liquidated damages to holders entitled thereto by wire transfer to the accounts specified by them or by mailing checks to their registered address if no such accounts have been specified.

Certain Definitions

   Set forth below are many of the defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

   "Accounts Receivable Subsidiary" means a Subsidiary of iPCS, the Guarantors or any of their Restricted Subsidiaries to which iPCS, the Guarantors or any of their Restricted Subsidiaries sells any of their accounts receivable pursuant to a Receivables Facility.

   "Accreted Value" of any outstanding note as of or to any date of determination means an amount equal to the sum of (1) the issue price of such note as determined in accordance with Section 1273 of the Internal Revenue Code plus (2) the aggregate of the portions of the original issue discount, i.e., the excess of the amounts considered as part of the "stated redemption price at maturity" of such note within the meaning of Section 1273(a)(2) of the Internal Revenue Code or any successor provisions, whether denominated as principal or interest, over the issue price of such note, that shall theretofore have accrued pursuant to Section 1272 of the Internal Revenue Code, without regard to Section 1272(a)(7) of the Internal Revenue Code, from the date of issue of such note (a) for each six-month or shorter period ending January 15 or July 15 prior to the date of determination and (b) for the shorter period, if any, from the end of the immediately preceding six-month or shorter period, as the case may be, to the date of determination, plus (3) accrued and unpaid interest to the date such Accreted Value is paid (without duplication of any amount set forth in (2) above), minus all amounts theretofore paid in respect of such note, which amounts are considered as part of the "stated redemption price at maturity" of such note within the meaning of Section 1273(a)(2) of the Internal Revenue Code or any successor provisions whether such amounts paid were denominated principal or interest.

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

   "Acquired Debt" means, with respect to any specified Person:

     (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

     (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

   "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

   "Annualized Operating Cash Flow" means Operating Cash Flow, for the latest two full fiscal quarters for which consolidated financial statements of iPCS are publicly available (or, if iPCS does not make its financial statements publicly available, the date that is 45 days after the end of such two fiscal quarter in the event such second of two quarters is other than the quarter ending at the end of the fiscal year and 90 days after the end of such two fiscal quarters in the event such second of two quarters ends at the end of the fiscal year), multiplied by two.

   "Asset Sale" means:

     (1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory and sales of obsolete equipment in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of iPCS, the Guarantors and their Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "--Repurchase at the Option of Holders-- Change of Control" and/or the provisions described above under the caption "--Selected Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant;

     (2) the issuance of Equity Interests by any of iPCS's Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries;

     (3) a Permitted Telecommunications Exchange Transaction; and

     (4) sales of accounts receivable, or participations therein, in connection with any Receivables Facility.

   Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

     (1) any single transaction or series of related transactions that: (a) involves assets having a fair market value of less than $1 million; or (b) results in net proceeds to iPCS, the Guarantors and their Restricted Subsidiaries of less than $1 million;

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

     (2) a sale, lease, conveyance or other disposition of assets between or among iPCS and its Wholly Owned Restricted Subsidiaries that are Guarantors;

     (3) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to iPCS or to another Wholly Owned Restricted Subsidiary;

     (4) a Restricted Payment that is permitted by the covenant described above under the caption "--Selected Covenants--Limitation on Restricted Payments";

     (5) any transfer by iPCS or a Subsidiary of property or equipment with a fair market value of less than $5 million to a Person who is not an Affiliate of iPCS in exchange for property or equipment that has a fair market value at least equal to the fair market value of the property or equipment so transferred; provided that, in the event of a transfer described in this clause (5), iPCS shall deliver to the Trustee an officer's certificate certifying that such exchange complies with this clause (5);

     (6) the issuance of directors' qualifying shares of Preferred Capital Stock of a Guarantor or such Restricted Subsidiary (other than Preferred Capital Stock convertible or exchangeable into common stock) that is otherwise permitted by the indenture; and

      (7) the transfer or sale of Equity Interests required by applicable laws or regulations.

   "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

   "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person," as such term is used in Section 13(d)(3) of the Exchange Act, such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

   "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of iPCS to have been duly adopted by the Board of Directors, unless the context specifically requires that such resolution be adopted by a majority of the disinterested directors, in which case by a majority of such directors, and to be in full force and effect on the date of such certification and delivered to the Trustee.

   "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

   "Capital Stock" means:

      (1) in the case of a corporation, corporate stock;

      (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock;

      (3) in the case of a partnership or limited liability company, partnership or membership interests, whether general or limited; and

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      (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

   "Cash Equivalents" means:

      (1) United States dollars;

      (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, provided that the full faith and credit of the United States is pledged in support thereof, having maturities of less than one year from the date of acquisition;

      (3) certificates of deposit and Eurodollar time deposits with maturities of less than one year from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better;

      (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

      (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing prior to one year after the date of acquisition; and

      (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

   "Change of Control" means the occurrence of any of the following:

      (1) the sale, transfer, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of iPCS and its Subsidiaries taken as a whole to any "person" or "group" as such terms are used in
  Section 13(d)(3) of the Exchange Act;

      (2) the adoption of a plan relating to the liquidation or dissolution of iPCS;

      (3) the consummation of any transaction, including, without limitation, any merger or consolidation, the result of which is that any "person" or "group" as defined above, other than Geneseo Communications, Inc., Cambridge Telcom, Inc. and The Blackstone Group or any of their Affiliates, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of iPCS, measured by voting power rather than number of shares; provided, that so long as the surviving Person in such a transaction is a Subsidiary of a parent Person, no Person shall be deemed under this clause (3) of this "Change of Control" definition to be or become a Beneficial Owner of more than 50% of the Voting Stock of such surviving Person unless such Person (or any "group," as defined above, to which such Person is a member) shall be or become a Beneficial Owner of more than 50% of the Voting Stock of such parent Person;

      (4) the first day on which a majority of the members of the Board of Directors of iPCS are not Continuing Directors; or

      (5) iPCS consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, iPCS, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of iPCS is converted into or exchanged for cash, securities or

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

  other property, other than any such transaction where the Voting Stock of iPCS outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock, other than Disqualified Stock, of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person immediately after giving effect to such issuance.

Notwithstanding anything to the contrary contained in clauses (4) and (5) above, a "Change of Control" shall not be deemed to occur as the result of a merger or consolidation of iPCS with or into a Sprint PCS Affiliate if:

     (x) after the announcement of the merger or consolidation and prior to the consummation thereof:

       (i) there shall not have occurred any downgrading nor shall any notice have been given (that is not subsequently removed prior to the consummation thereof) of any potential or intended downgrading of any rating of the notes to a rating that is lower than the rating that existed or was indicated prior to the announcement of the merger or consolidation, in any case by Standard & Poor's Corporation or Moody's Investors Service, Inc. (each a "Rating Organization"), or their successors that is not subsequently removed prior to such consummation;

       (ii) there shall not have occurred any suspension or withdrawal of, nor shall any notice have been given of any potential or intended suspension or withdrawal of, any review (or of any potential or intended review) for a possible change that does not indicate the direction of the possible change in, any rating of the notes (including, without limitation, the placing of any of the notes on credit watch with negative or developing implications or under review with an uncertain direction) by any Rating Organization, in each case that is not subsequently removed prior to the consummation of such merger or consolidation;

       (iii) there shall not have occurred any change, nor shall any notice have been given of any potential or intended change, in the outlook for any rating of the notes to a rating that is lower than the rating that existed or was indicated prior to the announcement of the merger or consolidation, in any case by any Rating Organization, that is not subsequently removed prior to the consummation of such merger or consolidation;

       (iv) no Rating Organization shall have given notice that it has assigned (or is considering assigning) a rating to the notes that is lower than the rating that existed or was indicated prior to the announcement of the merger or consolidation that is not subsequently removed prior to such consummation; and

     (y) the Beneficial Owners of Voting Stock of iPCS immediately preceding such merger or consolidation shall continue to be the Beneficial Owners of at least 25% of the outstanding Voting Stock, other than Disqualified Stock, of iPCS (or the surviving or transferee Person referred to in clause
  (5) above or sole stockholder of such surviving or transferee Person) immediately after giving effect to the merger or consolidation.

   "Consolidated Debt" means the aggregate amount of Indebtedness of iPCS, the Guarantors and their Restricted Subsidiaries on a Consolidated basis outstanding at the date of determination; provided, that in the event of a merger or consolidation otherwise permitted under the terms of the indenture, Consolidated Debt shall include the aggregate amount of Indebtedness outstanding at the time of such transaction of such other Person party to such merger or consolidation.

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

   "Consolidated Debt to Annualized Operating Cash Flow Ratio" means, as at any date of determination, the ratio of (i) Consolidated Debt to (ii) the Annualized Operating Cash Flow of iPCS as of the most recently completed fiscal quarter of iPCS for which financial statements are publicly available.

   "Consolidated Interest Expense" of any Person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of

  . the aggregate interest expense and fees and other financing costs in respect of Indebtedness (including amortization of original issue discount and non-cash interest payments and accruals),

  . the interest component in respect of Capital Lease Obligations and any deferred payment obligations of such Person and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP,

  . all commissions, discounts, other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs (including amortization of discounts) associated with interest rate swap and similar agreements and with foreign currency hedge, exchange and similar agreements and

  . the product of

    . all dividend payments on any series of Preferred Capital Stock of such Person or any of its Restricted Subsidiaries, times

    . a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis in accordance with GAAP.

   "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

     (1) all gains or losses which are either extraordinary (as determined in accordance with GAAP) or are nonrecurring (including any gain or loss from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any capital stock) shall be excluded;

     (2) the Net Income, if positive, of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Subsidiary thereof;

     (3) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval that has not been obtained or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

     (4) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;


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

     (5) the Net Income, if positive, of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries; and

     (6) the cumulative effect of a change in accounting principles shall be excluded.

   "Consolidated Net Worth" means, with respect to any Person as of any date, the aggregate consolidated stockholders' equity of such Person (plus amounts of equity attributable to preferred stock) and its Consolidated Restricted Subsidiaries, as would be shown on the consolidated balance sheet of such Person prepared in accordance with GAAP, adjusted to exclude (to the extent included in calculating such equity),

  . the amount of any such stockholders' equity attributable to Disqualified
    Stock or treasury stock of such Person and its Consolidated Restricted Subsidiaries,

  . all upward revaluations and other write-ups in the book value of any asset of such Person or a Consolidated Restricted Subsidiary of such Person subsequent to the date of the indenture,

  . all downward revaluations and other write-downs in the book value of any asset of such Person or a Consolidated Restricted Subsidiary of such Person subsequent to the date of the indenture, and

  . all investments in Persons that are not Consolidated Restricted
    Subsidiaries.

   "Consolidation" means the consolidation of the accounts of each of the Restricted Subsidiaries with those of iPCS, if and to the extent that the accounts of each such Restricted Subsidiary would normally be consolidated with those of iPCS in accordance with GAAP; provided, however, that "Consolidation" shall not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of iPCS or any Restricted Subsidiary in any Unrestricted Subsidiary shall be accounted for as an investment. The term "Consolidated" has a correlative meaning.

   "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of iPCS who:

     (1) was a member of such Board of Directors on the date of the indenture;

     (2) was appointed or nominated to the Board of Directors by the holders of the Series A-1 Preferred Stock and Series A-2 Preferred Stock, or

     (3) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

   "Credit Facilities" means, with respect to iPCS or any Guarantor, one or more debt facilities or commercial paper facilities, in each case with banks, vendors or other institutional lenders providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables, or letters of credit, and shall include the Senior Financing, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

   "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

   "Designated Senior Debt" means (a) Indebtedness under the Senior Financing and (b) any other Senior Debt of the Guarantors that has been designated by iPCS in writing to the Trustee as "Designated Senior Debt."

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


   "Disqualified Stock" means any Capital Stock that, by its terms, or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require iPCS to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that iPCS may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Selected Covenants--Limitation on Restricted Payments." In addition, for purposes hereof,

  . Equity Interests in the form of up to $70.0 million of Series A-2
    Preferred Stock issued after the Issue Date and

  . Equity Interests issued as payment of dividends on the Series A-1
    Preferred Stock and the Series A-2 Preferred Stock, which dividends shall be paid in additional shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock, as the case may be, shall not be considered to be Disqualified Stock.

   "Domestic Subsidiary" means any Subsidiary other than (a) a Foreign Subsidiary or (b) a Subsidiary of a Foreign Subsidiary.

   "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excludes any debt security that is convertible into, or exchangeable for, Capital Stock.

   "Equity Offering" means any public offering or private sale of Capital Stock of iPCS in which the net proceeds to iPCS are at least $35 million.

   "Event of Termination" means any of the events described in (1) Section 11.3 of the Management Agreement; (2) Section 13.2 of the Trademark Agreement or (3)
Section 13.2 of the Spectrum Trademark Agreement.

   "Exchange Act" means the Securities Exchange Act of 1934.

   "Existing Indebtedness" means all Indebtedness of iPCS, the Guarantors and their Restricted Subsidiaries in existence on the date of the indenture, and any refinancing of the same, until such amounts are repaid.

   "Fair Market Value" means, with respect to any Property, the price that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided,

  . if such Property has a Fair Market Value equal to or less than $5.0 million, by any Officer of iPCS, or

  . if such Property has a Fair Market Value in excess of $5.0 million, by a majority of the Board of Directors and evidenced by a Board Resolution, dated within 30 days of the relevant transaction, delivered to the Trustee.

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   "Foreign Subsidiary" means any Subsidiary which is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

   "Government Securities" means

  . any security which is

    . a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged, or

    . an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, is not callable or redeemable at the option of the issuer thereof, and

  . any depository receipt issued by a bank, as defined in the Securities
    Act, as custodian with respect to any Government Securities and held by such bank for the account of the holder of such depository receipt, or with respect to any specific payment of principal of or interest on any Government Securities which is so specified and held, provided that, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal or interest evidenced by such depository receipt.

   "Guarantee" means any guarantee of the notes by any Guarantor pursuant to the indenture.

   "Guarantee Obligations" means the obligation of each Guarantor pursuant to its Guarantee of:

     (a) the full and punctual payment of principal and interest on the notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of iPCS under the notes; and

     (b) the full and punctual performance within applicable grace periods of all other obligations of iPCS under the notes.

   "Guarantors" means each existing Domestic Subsidiary and any future Domestic Subsidiary that guarantees the notes in accordance with the provisions of the indenture, and their respective successors and assigns.

   "Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

     (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

     (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

   "Indebtedness" of any Person means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of such Person, to the extent such liabilities and obligations would appear as a liability upon the consolidated balance sheet of such Person in accordance with GAAP, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar

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instruments, or (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except (other than accounts payable or other obligations to trade creditors which have remained unpaid for greater than 60 days past their original due date) those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors; (b) all liabilities and obligations, contingent or otherwise, of such Person (i) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (ii) relating to Capital Lease Obligations, or
(iii) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit; (c) all net obligations of such Person under Hedging Obligations; (d) all liabilities and obligations of others of the kind described in the preceding clause (a), (b) or (c) that such Person has guaranteed or provided credit support or that is otherwise its legal liability or which are secured by any assets or property of such Person and all obligations to purchase, redeem or acquire any third party Equity Interests;
(e) any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a),
(b), (c) or (d), or this clause (e), whether or not between or among the same parties; and (f) all Disqualified Stock of such Person (measured at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends); provided, that any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Government Securities (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness, shall not constitute "Indebtedness." The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, but the accretion of original issue discount in accordance with the original terms of Indebtedness issued with an original issue discount will not be deemed to be an incurrence and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness. For purposes of this definition, Indebtedness shall not include any amounts representing contributions from investors in the investor group led by Blackstone in exchange for Series A-1 Preferred Stock and Series A-2 Preferred Stock.

   "Investments" means, with respect to any Person, all investments by such Person in other Persons, including Affiliates, in the forms of direct or indirect loans, including guarantees of Indebtedness or other obligations, advances or capital contributions, excluding commission, travel and similar advances to officers and employees made in the ordinary course of business, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If iPCS, any Guarantor or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, iPCS shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of any Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Selected Covenants--Limitation on Restricted Payments."

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   "Issue Date" means the date on which the notes are initially issued.

   "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code, or equivalent statutes, of any jurisdiction.

   "Net Income" means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

     (1) any gain, but not loss, together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

     (2) any extraordinary gain, but not loss, together with any related provision for taxes on such extraordinary gain, but not loss.

   "Net Proceeds" means the aggregate cash proceeds received by iPCS, any Guarantor or any of their Restricted Subsidiaries in respect of any Asset Sale, including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale and appropriate amounts to be provided by iPCS, any Guarantor or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by iPCS, any Guarantor or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

   "Non-Recourse Debt" means Indebtedness:

     (1) as to which neither iPCS nor any of its Restricted Subsidiaries (a) provides credit support of any kind, including any undertaking, agreement or instrument that would constitute Indebtedness, (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

     (2) no default with respect to which, including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary, would permit upon notice, lapse of time or both any holder of any other Indebtedness, other than the notes, of iPCS or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

     (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of iPCS or any of its Restricted Subsidiaries.

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   "Note Obligations" means all Obligations with respect to the notes, including without limitation, principal of, premium, if any, and interest, if any, payable pursuant to the terms of the notes (including upon the acceleration of redemption thereof), together with and including any amounts received or receivable upon the exercise of rights of recision or other rights of action (including claims for damages) or otherwise.

   "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

   "Officer" means the Chief Executive Officer, the Chief Operations Officer, the Chief Financial Officer or the Chief Technology Officer of iPCS.

   "Officers' Certificate" means a certificate signed by the Chairman of the Board, the President or Vice President, and by the Treasurer, an Assistant Treasurer, the Secretary, or an Assistant Secretary, of iPCS, and delivered to the Trustee.

   "Operating Cash Flow" means, for any fiscal quarter, iPCS' Consolidated Net Income (Loss) plus (to the extent deducted from net revenues in determining Consolidated Net Income (Loss) for such period), the sum of

  . depreciation, amortization and other non-cash charges in respect thereof for such fiscal quarter, and

  . all amounts deducted in calculating Consolidated Net Income (Loss) for such fiscal quarter in respect of Consolidated Interest Expense, and all income taxes, whether or not deferred, applicable to such income period, all as determined on a consolidated basis in accordance with GAAP, less the amount of all cash payments made by such Person or any of its Restricted Subsidiaries during such period to the extent such payments relate to non-cash charges that were added back in determining Operating Cash Flow for such period or any prior period; provided, that consolidated income tax expense and depreciation and amortization of a Restricted Subsidiary that is a less than Wholly Owned Subsidiary shall only be added to the extent of the equity interest of iPCS in such Restricted Subsidiary. For purposes of calculating Operating Cash Flow for the fiscal quarter most recently completed for which financial statements are publicly available prior to any date on which an action is taken that requires a calculation of the Operating Cash Flow to Consolidated Interest Expense Ratio or Consolidated Debt to Annualized Cash Flow Ratio,

  . any Person that is a Restricted Subsidiary on such date (or would become a Restricted Subsidiary in connection with the transaction that requires the determination of such ratio) will be deemed to have been a Restricted Subsidiary at all times during such fiscal quarter,

  . any Person that is not a Restricted Subsidiary on such date (or would cease to be a Restricted Subsidiary in connection with the transaction that requires the determination of such ratio) will be deemed not to have been a Restricted Subsidiary at any time during such fiscal quarter and

  . if iPCS or any Restricted Subsidiary shall have in any manner acquired
    (including through commencement of activities constituting such operating business) or disposed of (including through termination or discontinuance of activities constituting such operating business) any operating business during or subsequent to the most recently completed fiscal quarter, such

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   calculation will be made on a pro forma basis (to the extent permitted by
   Regulation S-X) on the assumption that such acquisition or disposition had been completed on the first day of such completed fiscal quarter.

   "Paying Agent" means any Person authorized by iPCS to pay the principal of, and premium, if any, or interest on any notes on behalf of iPCS.

   "Permitted Business" means the business primarily involved in the ownership, design, construction, development, acquisition, installation, integration, management and/or provision of Telecommunications Assets or any business or activity reasonably related or ancillary thereto, including, without limitation, any business conducted by iPCS, any Guarantor or any Restricted Subsidiary on the Issue Date.

   "Permitted Investments" means:

     (1) any Investment by iPCS in a Restricted Subsidiary that is a Guarantor;

     (2) any Investment in Cash Equivalents;

     (3) any Investment by iPCS or any Restricted Subsidiary in a Person, if as a result of or in connection with such Investment:

       (a) such Person becomes a Wholly Owned Restricted Subsidiary that is a Guarantor; or

       (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, iPCS or a Wholly Owned Restricted Subsidiary that is a Guarantor;

     (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Selected Covenants--Asset Sales";

     (5) any acquisition of assets solely in exchange for the issuance of Equity Interests, other than Disqualified Stock, of iPCS;

     (6) investments, the payment of which consists only of Equity Interests, other than Disqualified Stock; and

     (7) other Investments in any Person having an aggregate fair market value, measured on the date each such Investment was made and without giving effect to subsequent changes in value, when taken together with all other Investments made pursuant to this clause (7) since the date of the indenture, not to exceed $50.0 million.

   "Permitted Junior Securities" means, with respect to any Guarantor, Equity Interests in such Guarantor or its Subsidiaries or debt securities of such Guarantor or its Subsidiaries that are subordinated to all Senior Debt of such Guarantor (and any debt securities issued in exchange for such Senior Debt) to substantially the same extent as, or to a greater extent than, the Guarantees are subordinate to such Senior Debt.

   "Permitted Liens" means:

     (1) Liens on the assets of iPCS and any Guarantor securing Indebtedness and other Obligations under Credit Facilities that were permitted by the terms of the indenture to be incurred;

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     (2) Liens in favor of iPCS or the Guarantors;

     (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with iPCS or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with iPCS or the Restricted Subsidiary;

     (4) Liens on property existing at the time of acquisition thereof by iPCS or any Restricted Subsidiary, provided that such Liens were in existence prior to the contemplation of such acquisition;

     (5) Liens and deposits made to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

     (6) Liens to secure Purchase Money Indebtedness and Capital Lease Obligations, permitted by clause (4) of the second paragraph of the covenant entitled "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Purchase Money Indebtedness and Capital Lease Obligations;

     (7) Liens existing on the date of the indenture;

     (8) Liens on Assets of Guarantors to secure Senior Debt of such Guarantor that was permitted by the indenture to be incurred;

     (9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; and

     (10) Liens incurred in the ordinary course of business of iPCS or any Restricted Subsidiary with respect to obligations that do not exceed $10.0 million at any one time outstanding.

   "Permitted Refinancing Indebtedness" means any Indebtedness of iPCS or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of iPCS or any of its Restricted Subsidiaries, other than intercompany Indebtedness; provided that:

     (1) the principal amount, or accreted value, if applicable, of such Permitted Refinancing Indebtedness does not exceed the principal amount of, or accreted value, if applicable, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by iPCS as necessary to accomplish such refinancing, plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded, plus the amount of reasonable expenses incurred in connection therewith;

     (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

     (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a

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  final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

     (4) such Indebtedness is incurred either by iPCS or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

   "Permitted Telecommunications Exchange Transaction" means a transaction in which Telecommunications Assets are exchanged for any combination of Telecommunications Assets and cash or Cash Equivalents.

   "Permitted Tower Sale and Leaseback Transactions" means the sale and leaseback transactions contemplated by the Tower Sale and Leaseback Agreement between Illinois PCS, L.L.C. (the predecessor entity of iPCS) and American Tower Corporation and other tower sale and leaseback transactions entered into by iPCS, the Guarantors or any of their Restricted Subsidiaries in the ordinary course of business and consistent with past practice.

   "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

   "Preferred Capital Stock," as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes, however designated, that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

   "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the indenture, the value of any Property shall be its Fair Market Value.

   "Purchase Money Indebtedness" of any Person means any Indebtedness of such Person to any seller or other Person incurred solely to finance the acquisition (including in the case of a Capital Lease Obligation, the lease), construction, installation or improvement of any acquired real or personal tangible property which is incurred within 90 days following such acquisition, construction, installation or improvement and is secured only by the assets so financed.

   "Qualified Receivables" means, at any time, net Receivables of iPCS and its Restricted Subsidiaries, as evidenced on the most recent quarterly consolidated balance sheet of iPCS as at a date at least 45 days prior to such time, arising in the ordinary course of business of iPCS or any Restricted Subsidiary.

   "Receivables" means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right of payment of money and proceeds and products thereof in each case generated in the ordinary course of business.

   "Receivables Facility" means one or more receivables financing facilities, as amended from time to time, pursuant to which iPCS, the Guarantors or any of their Restricted Subsidiaries sells their accounts receivable to an Accounts Receivable Subsidiary.

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   "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

   "Restricted Investment" means any Investment that is not a Permitted Investment.

   "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Unless the context otherwise requires, a Restricted Subsidiary means a Subsidiary of iPCS that is not an Unrestricted Subsidiary.

   "Senior Debt" means:

     (1) all Indebtedness outstanding under Credit Facilities and all Hedging Obligations with respect thereto; and

     (2) all Obligations with respect to the items listed in the preceding clause (1).

   Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

     (1) any liability for federal, state, local or other taxes owed or owing by iPCS;

     (2) any Indebtedness of iPCS to any of its Subsidiaries or other
  Affiliates;

     (3) any trade payables; or

     (4) any Indebtedness that is incurred in violation of the indenture.

   "Senior Financing" means the Amended and Restated Credit Agreement dated as of July 12, 2000 by and among iPCS Wireless, Inc., iPCS Equipment, Inc., Toronto Dominion (Texas), Inc. as Administrative Agent, GE Capital Corporation as Syndication Agent, and the lending entities on the signature pages thereto, as such may be amended, restated, modified, renewed, refunded, replaced, increased (as may be permitted by the indenture) or refinanced in whole or in part from time to time.

   "Series A-1 Preferred Stock" means the $50.0 million aggregate amount of the series of Preferred Capital Stock designated as Series A-1 Convertible Participating Preferred Stock of iPCS pursuant to a Certificate of Designations filed with the Delaware Secretary of State.

   "Series A-2 Preferred Stock" means the $70.0 million aggregate amount of the series of Preferred Capital Stock designated as Series A-2 Convertible Participating Preferred Stock of iPCS pursuant to a Certificate of Designations filed with the Delaware Secretary of State.

   "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

   "Sprint Agreements" means the:

  . Management Agreement between SprintCom, Inc. and Illinois PCS, L.L.C.
    (the predecessor entity of iPCS), dated as of January 22, 1999, and any exhibits, schedules or addendum thereto, as such may be amended, modified or supplemented from time to time (the "Management Agreement");

  . Sprint PCS Services Agreement between Sprint Spectrum L.P. and Illinois
    PCS, L.L.C. (the predecessor entity of iPCS), dated as of January 22, 1999, and any exhibits, schedules or addendum thereto, as such may be amended, modified or supplemented from time to time;

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  . Sprint Trademark and Service Mark License Agreement between Sprint
    Communications Company, L.P. and Illinois PCS, L.L.C. (the predecessor entity of iPCS), dated as of January 22, 1999, and any exhibits, schedules or addendum thereto, as such may be amended, modified or supplemented from time to time (the "Trademark Agreement"); and

  . Sprint Trademark and Service mark License Agreement between Sprint
    Spectrum L.P. and Illinois PCS, L.L.C. (the predecessor entity of iPCS), dated as of January 22, 1999, and any exhibits, schedules or addendum thereto, as such may be amended, modified or supplemented from time to time (the "Spectrum Trademark Agreement").

   "Sprint PCS Affiliate" means any Person whose sole or predominant business is operating a personal communications services business pursuant to arrangements with Sprint Spectrum L.P. and/or its Affiliates, or their successors, similar to the Sprint Agreements.

   "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

   "Subsidiary" means, with respect to any Person:

     (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person, or a combination thereof; and

     (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person, or any combination thereof.

   "Telecommunications Assets" means, with respect to any Person, any asset that is utilized by such Person, directly or indirectly, for the design, development, construction, installation, integration, operation, management or provision of wireless telecommunications equipment, inventory, technology, systems and/or services. Telecommunications Assets shall include stock, joint venture or partnership interests of an entity where a majority of the assets of the entity consist of Telecommunications Assets.

   "Total Invested Capital" means at any time of determination, the sum of, without duplication,

  . the total amount of equity contributed to iPCS or any Restricted
    Subsidiary as of the Issue Date (being $80.0 million minus fees and expenses payable on the sale of $50.0 million of Series A-1 Preferred Stock to an investor group led by Blackstone), plus

  . the sum of

    . the aggregate net cash proceeds received by iPCS from capital contributions or any other issuance or sale of Capital Stock (other than Disqualified Stock but including Capital Stock issued upon the conversion of convertible Debt or from the exercise of options, warrants or rights to purchase Capital Stock (other than Disqualified Stock)), subsequent to the Issue Date, other than to a Restricted Subsidiary, and

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    . in the case of any consolidation or merger of iPCS with or into another Sprint PCS Affiliate, the aggregate net cash proceeds received by such Sprint PCS Affiliate from capital contributions or any other issuance or sale of Capital stock (other than Disqualified Stock but including Capital Stock issued upon the conversion of convertible Indebtedness or from the exercise of options, warrants or rights to purchase Capital Stock (other than Disqualified Stock)) through and including the date of consummation of any such consolidation or merger, other than to a subsidiary of such other Sprint PCS Affiliate, plus

  . the aggregate net repayment of any Investment made after the Issue Date and constituting a Restricted Payment in an amount equal to the lesser of

    . the return of capital with respect to such Investment and

    . the initial amount of such Investment, in either case, less the cost of the disposition of such Investment, plus

  . an amount equal to the Consolidated Net Investment (as of the date of determination) iPCS and/or any of the Restricted Subsidiaries has made in any Subsidiary that has been designated as an Unrestricted Subsidiary after the Issue Date upon its redesignation as a Restricted Subsidiary in accordance with the covenant described under the caption "--Selected Covenants--Designation of Restricted and Unrestricted Subsidiaries," plus

  . Consolidated Debt minus

  . the sum of

    . the aggregate amount of all Restricted Payments declared or made on or after the Issue Date and

    . in the case of any consolidation or merger of iPCS with or into another Sprint PCS Affiliate, the aggregate amount of all payments which, if such other Sprint PCS Affiliate were governed by the terms of the indenture, would have constituted Restricted Payments declared or made by such Sprint PCS Affiliate through and including the date of consummation of any such consolidation or merger.

For purposes of this definition, the equity contributed or to be contributed in exchange for the issuance of Series A-1 Preferred Stock and Series A-2 Preferred Stock shall be counted as equity contributions pursuant to the first set of bullets above.

   "Unrestricted Subsidiary" means any Subsidiary of iPCS or a Guarantor that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

      (1) has no Indebtedness other than Non-Recourse Debt;

      (2) is not party to any agreement, contract, arrangement or understanding with iPCS or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to iPCS or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of iPCS;

      (3) is a Person with respect to which neither iPCS nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

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      (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of iPCS or any of its Restricted Subsidiaries; and

      (5) has at least one director on its board of directors that is not a director or executive officer of iPCS or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of iPCS or any of its Restricted Subsidiaries.

   Any designation of a Subsidiary of iPCS or a Guarantor as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution making such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "--Selected Covenants--Limitation on Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock," iPCS shall be in default of such covenant. The Board of Directors of iPCS may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "--Selected Covenants-- Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

   "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

      (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years, calculated to the nearest one-twelfth, that will elapse between such date and the making of such payment; by

      (2) the then outstanding principal amount of such Indebtedness.

   "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which, other than directors' qualifying shares, shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

   "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which, other than directors' qualifying shares, shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.


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                          DESCRIPTION OF CAPITAL STOCK

General

   The following summarizes all of the material terms and provisions of our capital stock. We have 375,000,000 shares of authorized capital stock, including 300,000,000 shares of common stock, par value $0.01 per share, and 75,000,000 shares of preferred stock, par value $0.01 per share. As of December 31, 2000, there were 44,869,643 shares of common stock and 23,090,909 shares of convertible preferred stock issued and outstanding. As of that date there were seven holders of record of the outstanding shares of common stock and seventeen holders of record of the convertible preferred stock.

Common Stock

   The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have any cumulative rights. Subject to the rights of the holders of any series of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. Holders of shares of common stock have no preemptive or other similar rights. If we liquidate, dissolve or wind up, the holders of shares of common stock are entitled to share ratably in the assets which are legally available for distribution, if any, remaining after the payment or provision for the payment of all debts and other liabilities and the payment and setting aside for payment of any preferential amount due to the holders of shares of any series of preferred stock.

Preferred Stock

   Under our certificate of incorporation, the board of directors is authorized, subject to certain limitations prescribed by law and without further stockholder approval, to issue up to an aggregate of 75,000,000 shares of preferred stock. The preferred stock may be issued in one or more series. Each series may have different rights, preferences and designations and qualifications, limitations and restrictions that may be established by our board of directors without approval from the stockholders. These rights, designations and preferences include:

  . number of shares to be issued;

  . dividend rights;

  . dividend rates;

  . conversion rights;

  . voting rights;

  . liquidation preferences; and

  . terms of redemption.

   If our board of directors decides to issue any preferred stock, it could have the effect of delaying or preventing another party from taking control of us. This is because the terms of the preferred stock could be designed to make it prohibitively expensive for any unwanted third-party to make a bid for our shares. We have no present plans to issue any shares of preferred stock.

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 Series A-1 Preferred Stock and Series A-2 Preferred Stock

   With respect to dividends and distributions upon our liquidation, winding-up and dissolution, the Series A-1 Preferred Stock ranks senior to our common stock and on parity with the Series A-2 Preferred Stock. In addition, upon our liquidation, holders of Series A-1 Preferred Stock and Series A-2 Preferred Stock will be entitled to receive a liquidation preference of approximately $50.0 million and $70.0 million, respectively, plus dividends of 7.5% per year.

   The Series A-1 Preferred Stock and Series A-2 Preferred Stock have a term which expires on July 12, 2011 and we will be obligated to redeem all outstanding shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock on July 12, 2011 for an aggregate amount equal to their respective accrued liquidation preference. At any time and from time to time prior to the redemption date, holders of the Series A-1 Preferred Stock and Series A-2 Preferred Stock may, at their option, convert all or any such shares into shares of our common stock. The conversion price is subject to adjustment upon the occurrence of certain events, including the following:

  . certain issuances of additional shares of common stock, or securities convertible into shares of common stock, at a price below $5.50 per share;

  . a stock split or combination; and

  . certain dividends and distributions.

   Each share of Series A-1 Preferred Stock and Series A-2 Preferred Stock shall automatically convert into shares of our common stock upon the earlier to occur of the following:

  . the closing of an underwritten public offering of our common stock in which we receive aggregate gross proceeds of at least $50.0 million and in which the per share price at which such shares are sold in the offering is at least $11.00 per share, subject to adjustment;

  . upon our consummation of a transaction with a public company that results in a change of control; and

  . upon our consummation of a transaction with a private company that results in a change of control and with respect to which the investor group has not waived its right to receive the special dividend payable by us upon such change of control.

 Dividends

   Dividends shall be payable semiannually on each share of Series A-1 Preferred Stock and Series A-2 Preferred Stock at a rate of 7.5% per year and, when paid, shall be paid only in additional shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock. Such dividends will accrue daily whether or not we have earnings or profit, whether or not there are funds legally available for payment of such dividends and whether or not dividends are declared. Dividends shall accumulate and compound semi-annually. In addition to the 7.5% dividend, when and if our Board of Directors declares a dividend payable with respect to the then outstanding shares of our common stock, the holders of the Series A-1 Preferred Stock and Series A-2 Preferred Stock shall be entitled to the amount of dividends per share as would be payable on the number of shares of our common stock into which such share of Series A-1 Preferred Stock or Series A-2 Preferred Stock could then be converted. Upon the occurrence of a change of control prior to July 12, 2005, we will be obligated to pay a special dividend to each holder of Series A-1 Preferred Stock and Series A-2 Preferred Stock

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except as to any changes of control in connection with a business combination with a private company as to which the investor group waives its right to receive such dividend, in an amount equal to the amount of all unpaid dividends that would have been payable through July 12, 2005.

   With respect to our Series A-1 Preferred Stock and Series A-2 Preferred Stock, a "change of control" occurs upon the happening of any of the following events:

  . any person who is not currently a holder of our stock is or becomes a beneficial owner of more than 50% of the aggregate voting power of our securities;

  . Geneseo, Cambridge and their affiliates collectively do not beneficially own more shares of our voting securities than any other person, other than the investor group and its affiliates, which person beneficially owns more than 35% of our voting securities;

  . any transaction occurs that results in our stockholders immediately prior to such transaction being the holders of less than 50% of the aggregate voting power of the securities of the resulting company after such transaction;

  . a majority of the members of our Board of Directors consists of individuals who are neither members of the Board on the closing date or appointed by the investor group, full time employees or directors of one of our stockholders at such time or an individual who was requested to be placed on the Board by a stockholder;

  . a merger, consolidation, sale of assets or other similar business combination transaction is consummated and, as a direct result, Mr. Yager ceases to be our Chief Executive Officer or that of our successor; or

  . any liquidation, dissolution or winding up of us, or a dividend or distribution to our stockholders of more than 50% of our assets.

 Voting

   Holders of our Series A-1 Preferred Stock and Series A-2 Preferred Stock shall be entitled to vote on all matters submitted to a vote of our stockholders as if the holders of Series A-1 Preferred Stock and Series A-2 Preferred Stock had converted their shares immediately prior to the vote. In addition, the vote of at least a majority of the then outstanding shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock, voting together as a single class, respectively, shall be necessary for effecting or validating the following actions:

  . any amendment, alteration or change to the rights, preferences, privileges or powers of the Series A-1 Preferred Stock or Series A-2 Preferred Stock in any manner that adversely affects the shares of such series;

  . any increase or decrease in the total number of authorized or issued shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock, other than the dividend issuances of such shares;

  . any authorization, creation or issuance of any senior or parity securities, other than in the case of the Series A-1 Preferred Stock, the issuance of Series A-2 Preferred Stock;

  . any redemption, acquisition or other purchase of any shares of our, or any of our subsidiary's, capital stock or other equity security, subject to some exceptions;

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  . any change of our certificate of incorporation or bylaws that would adversely affect the holders of the Series A-1 Preferred Stock or Series A-2 Preferred Stock; or

  . any voluntary liquidation, dissolution or winding up of us.


Warrants

 Sprint Warrants

   As additional consideration to Sprint Spectrum L.P. for its agreement to expand our initial territory by the additional 20 markets, we have issued to Sprint Spectrum L.P., or any of its designees controlled by, or under common control with, Sprint Spectrum L.P. warrants for 1,151,938 shares. The warrants are exercisable by Sprint Spectrum L.P. at an exercise price of $4.95 per share beginning on or after July 15, 2001 and expiring on July 15, 2007. Sprint Spectrum L.P. may transfer its rights with respect to the warrants only to a company that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Sprint Spectrum L.P., and any warrants so transferred will be subject to the exercise time periods. At such time as we become eligible to file a registration statement on Form S-3, Sprint Spectrum L.P. will be entitled to demand registration rights for the underlying common stock until the common stock may be sold without registration.

 Unit Warrants

   As part of our units offering, we issued and sold warrants to purchase an aggregate of 2,982,699 shares of our common stock pursuant to a warrant agreement between us and ChaseMellon Shareholder Services, L.L.C., as the warrant agent. We have filed a copy of the warrant agreement as an exhibit to the registration statement, which includes this prospectus.

   The holders of the unit warrants are entitled, in the aggregate, to purchase 2,982,699 shares of our common stock, representing approximately 4% of the issued and outstanding shares of our common stock on a fully diluted basis, assuming exercise of the Sprint warrants and all options outstanding or that have or may be issued under our 2000 Plan. The unit warrants become exercisable at any time after July 15, 2001 for a period of ten years from the date of issuance. The unit warrants currently trade separately from the notes in the Private Offerings and Resales trading through Automated Linkages (PORTAL) market.

   Each of the warrants, when exercised, will entitle the holder to receive
9.94233 fully paid and non-assessable shares of our common stock, at an exercise price of $5.50 per share, subject to adjustment from time to time in several circumstances including the following:

  (1) the payment by us of dividends and other distributions on our common stock;

  (2) subdivision, combinations and reclassifications of our common stock;

  (3) the issuance to all holders of common stock of such rights, options or warrants entitling them to subscribe for our common stock or securities convertible into, or exchangeable or exercisable for, our common stock at a price which is less than the fair market value per share of our common stock;

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  (4) certain distributions to all holders of our common stock of any of our assets or debt securities or any rights or warrants to purchase any such securities, excluding those rights and warrants referred to in clause (3) above;

  (5) the issuance of shares of our common stock for consideration per share less than the then fair market value per share of our common stock at the time of issuance of such convertible or exchangeable security, excluding securities issued in transactions referred to in clauses (1) through (4) above, or (6) below; and

  (6) the issuance of securities convertible into or exchangeable for our common stock for a conversion or exchange price plus consideration received upon issuance less than the then fair market value per share of our common stock at the time of issuance of such convertible or exchangeable security, excluding securities issued in transactions referred to in (1) through (4) above.

   The events described above are subject to certain exceptions described in the warrant agreement including:

  . issuances of options, convertible securities or common stock to employees, directors or consultants of us or any of our subsidiaries pursuant to a plan approved by our board of directors;

  . rights to purchase common stock pursuant to a plan for reinvestment of dividends or interest; and

  . issuances of common stock, options or convertible securities in connection with mergers and acquisitions with non-affiliated third parties.

   We are required, under the terms of a warrant registration rights agreement to:

  . file a shelf registration statement on or before October 10, 2000 covering the resale of the unit warrants, the issuance of the common stock issuable upon exercise of the unit warrants and the resale of the common stock issuable upon exercise of the unit warrants;

  . use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act on or before January 8, 2000; and

  . keep the shelf registration statement continuously effective until the date on which all of the unit warrants or shares of common stock issuable thereunder have been sold pursuant to the shelf registration statement or the unit warrants have expired.

   If we fail to file the registration statement, or fail to cause the registration statement to become effective, or fail to maintain its effectiveness as specified above, a registration default shall be deemed to have occurred and we will be required to pay liquidated damages to each holder of a unit warrant. The liquidated damages payable to each holder of a warrant will be in an amount equal to $0.03 per week per unit warrant held by such holder for each week or portion thereof that the registration default continues for the first 90-day period immediately following the occurrence of such registration default. This amount will increase by an additional $0.02 per week per warrant with respect to each subsequent 90-day period, up to a maximum amount equal to $0.07 per week per unit warrant. The provision for liquidated damages will continue until such registration default has been cured. We will not be required to pay liquidated damages for more than one registration default at any given time. No liquidated damages are currently payable.

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Delaware Law and Certain Charter and By-Law Provisions

   We are subject to the provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"). Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a certain period of time. That period is three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or owned within three years prior, 15% or more of the corporation's voting stock.

   Our certificate of incorporation and by-laws provide for the division of the board of directors into three classes, as nearly equal in size as possible, with each class beginning its three year term in a different year. See "Management--Board of Directors." A director may be removed only for cause by the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally for the election of directors voting together as a single class.

   Our certificate of incorporation will also require a stockholder who intends to nominate a candidate for election or to raise new business at a stockholder meeting to give at least 90 days' advance notice to the Secretary. The notice provision will require a stockholder who desires to raise new business to provide us certain information concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director will need to provide us with certain information concerning the nominee and the proposing stockholder.

   Our certificate of incorporation empowers our board of directors, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders. These factors may include:

  . comparison of the proposed consideration to be received by stockholders in relation to the then current market price of our capital stock, our estimated current value in a freely negotiated transaction and our estimated future value as an independent entity; and

  . the impact of a transaction on our employees, suppliers and customers and its effect on the communities in which we operate.

   The provisions described above could make it more difficult for a third-party to acquire control of us and, furthermore, could discourage a third-party from making any attempt to acquire control of us.

   Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders may be taken only at a duly called annual or special meeting of the stockholders, and that special meetings may be called only by the chairman of the board, president and chief executive officer or by the board pursuant to a resolution adopted by a majority of the board of directors, or as otherwise provided in the by-laws. These provisions could have the effect of delaying until the next

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annual stockholders meeting stockholder actions that are favored by the holders of a majority of the outstanding voting securities. These provisions may also discourage another person or entity from making an offer to stockholders for the common stock. This is because the person or entity making the offer, even if it acquired a majority of our outstanding voting securities, would be unable to call a special meeting of the stockholders and would further be unable to obtain unanimous written consent of the stockholders. As a result, any meeting as to matters they endorse, including the election of new directors or the approval of a merger, would have to wait for the next duly called stockholders meeting.

   The DGCL provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless the corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our certificate of incorporation requires the affirmative vote of the holders of at least 80% of the outstanding voting stock to amend or repeal any of the provisions of the certificate of incorporation described above. The 80% vote is also required to amend or repeal any of our by-law provisions described above. The by-laws may also be amended or repealed by the board of directors. The 80% stockholder vote would be in addition to any separate vote that each class of preferred stock is entitled to that might in the future be required in accordance with the terms of any preferred stock that might be outstanding at the time any amendments are submitted to stockholders.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services, L.L.C.

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            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   This general discussion of certain U.S. federal income and estate tax considerations relates to the acquisition, ownership and disposition of a registered note acquired in exchange for an outstanding note. This discussion applies to you if you acquired the outstanding note for cash on its original issuance at its issue price and if you hold the outstanding note and the registered note as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended.

   This discussion is based upon the Internal Revenue Code, Treasury regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, each of which is subject to change at any time by legislative, administrative, or judicial action, possibly with retroactive effect. The discussion does not discuss every aspect of U.S. federal income and estate taxation that may be relevant to a particular taxpayer in light of its personal circumstances or to persons who are otherwise subject to special tax treatment. For example, special rules not discussed here may apply to you if you are:

  . a bank or a broker-dealer;

  . an insurance company;

  . a pension or other employee benefit plan;

  . a tax exempt organization or entity;

  . a U.S. expatriate;

  . trader in securities that elects market-to-market accounting treatment;

  . a person holding registered notes as a part of a hedging or conversion transaction or a straddle;

  . a hybrid entity or an owner of interests therein; or

  . a holder whose functional currency is not the U.S. dollar.

   In addition, this discussion does not address the effect of any applicable foreign, state, local or other tax laws. We have not sought and will not seek any rulings from the Internal Revenue Service concerning the tax consequences of the acquisition, ownership or disposition of a registered note and, accordingly, we cannot assure you that the Internal Revenue Service will not successfully challenge the tax consequences described below. We urge you to consult your tax advisor with respect to the U.S. federal income and estate tax considerations relevant to holding and disposing of a registered note as well as any tax considerations applicable under the laws of any foreign, state, local or other taxing jurisdiction.

Exchange of Notes

   Your exchange of an outstanding note for a registered note pursuant to the exchange offer should not be a taxable event for U.S. federal income tax purposes. Accordingly, you should have the same adjusted basis, holding period, issue price, adjusted issue price, stated redemption price at maturity, yield and accrual periods for a registered note acquired pursuant to the exchange offer as you had in the outstanding note immediately before the exchange. The tax consequences of ownership and disposition of a registered note should be the same as the tax consequences of the ownership and disposition of the outstanding note surrendered in exchange for it.

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   Accordingly, in the following discussion, the U.S. federal income tax consequences with respect to a registered note assume that the registered note is treated, for U.S. federal income tax purposes, as the same note as the outstanding note for which it was issued and that the registered note has the same adjusted basis, holding period, issue price, adjusted issue price, stated redemption price at maturity, yield and accrual periods as the outstanding note had in your hands immediately before the exchange, and that any amounts that accrue or are paid or payable on an outstanding note are treated as accruing or as paid or payable on the registered note.

U.S. Holders

   If you are a "U.S. Holder," as defined below, this section applies to you. Otherwise, the section "Non-U.S. Holders" applies to you. You are a U.S. Holder if you are the beneficial owner of a registered note and you are:

  . a citizen or resident of the United States, including an individual deemed to be a resident alien under the "substantial presence" test of
    Section 7701(b) of the Code;

  . a corporation or partnership, including an entity treated as a corporation or partnership for U.S. federal income tax purposes, created or organized in the United States or under the law of the United States or of any state thereof or the District of Columbia, unless, in the case of a partnership, Treasury regulations provide otherwise;

  . an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  . a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding clause, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as U.S. persons prior to that date that elect to continue to be treated as U.S. persons, shall also be considered U.S. persons.

   Original Issue Discount. Because the outstanding notes were issued at a substantial discount from their principal amount at maturity and because there would not be any payment of interest on the outstanding notes until January 16, 2006, the outstanding notes were issued with original issue discount, referred to as "OID," in an amount equal to the excess of the "stated redemption price at maturity" over the "issue price" of the outstanding notes. The "stated redemption price at maturity" of the outstanding notes is the sum of all payments to be made on the outstanding notes other than "qualified stated interest." The term "qualified stated interest" means, generally, stated interest that is unconditionally payable at least annually at a single fixed or variable rate. Because no interest is to be paid on the outstanding or the registered notes before 2006, none of the interest to be paid on the outstanding or the registered notes is qualified stated interest. Accordingly, all payments on the outstanding and the registered notes, both principal and interest, are treated as part of the outstanding notes' stated redemption price at maturity.

   The "issue price" of an outstanding note is equal to the portion of the "issue price" of the unit that originally was issued, which constituted an "investment unit" for U.S. federal income tax purposes consisting of an outstanding note and the associated warrants, allocable to the outstanding note based upon the relative fair market values of the outstanding note and the associated warrants comprising the unit. Because the unit was issued for money, the "issue price" of the unit was the first price at which a substantial amount of the units was sold for money. For purposes of determining the issue price of the units, sales to bond houses, brokers, or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers are ignored.

   Under Treasury regulations, we have allocated the issue price of the units between the outstanding notes and the associated warrants. That allocation will be binding on all holders of units, unless a holder explicitly discloses (on a form prescribed by the IRS and attached to the holder's timely-filed U.S. federal income tax return for the taxable year that includes the acquisition date of the unit) that its allocation of the issue price of a unit is different from the issuer's allocation. Our allocation is not, however, binding on the IRS. Based on our allocation, the issue price of each outstanding note was $473.34.

   As noted above, a U.S. Holder of a registered note should be subject to the rules on OID in the same manner as if the registered note were a continuation of the outstanding note for which it is issued. In that event, a registered note would have the same adjusted basis, holding period, issue price, adjusted issue price, stated redemption price at maturity, yield and accrual periods as the outstanding note had in your hands immediately before the exchange, and any amounts that accrue or are paid or payable on an outstanding note are treated as accruing or as paid or payable on the registered note.

   Under the rules on OID, a U.S. Holder of a registered note, in general, must include in income OID calculated on a constant-yield accrual method prescribed by Treasury regulations in advance of the receipt of some or all of the related cash payments. The amount of OID included in income by an initial U.S. Holder of a registered note is the sum of the "daily portions" of OID with respect to that note for each day during the taxable year or portion of the taxable year in which the U.S. Holder holds that note. This amount is referred to as "accrued OID." The daily portion is determined by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. The accrual period for the registered notes may be of any length selected by the U.S. Holder and may vary in length over the term of the registered notes, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is equal to:

  . the product of the registered note's adjusted issue price at the beginning of the accrual period and the registered note's yield to maturity, determined on the basis of compounding at the close of each accrual period, properly adjusted for the length of the accrual period, over

  . the qualified stated interest allocable to the accrual period, which, in the case of the registered notes, will be zero. OID allocable to the final accrual period is the difference between the amount payable at maturity of the registered note and the registered note's "adjusted issue price" at the beginning of the final accrual period. Special rules will apply in calculating OID for an initial short accrual period. The "adjusted issue price" of a registered note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period for the outstanding and the registered note and reduced by any payments made on the outstanding and the registered note on or before the first day of the accrual period.

   We may redeem the notes at any time on or after July 15, 2005 and, in certain circumstances, may redeem or repurchase all or a portion of the notes at any time prior to the maturity date. For purposes of calculating OID on the notes, U.S. Treasury Department regulations will treat us as having exercised our option to redeem the notes if the exercise of that option would lower the yield on the notes. Because our exercise of the option to redeem would increase, rather than decrease, the yield on the notes, we will not be treated as having exercised the option under these rules.

   Interest payments on a registered note will not be includible in gross income by a U.S. Holder but instead will constitute a nontaxable reduction in the holder's adjusted tax basis in the registered note, as described below under "Certain United States Federal Income Tax Considerations--U.S. Holders; Sale, Exchange or Retirement of Notes."

   Applicable High-Yield Discount Obligations. The registered notes will be treated as "applicable high-yield discount obligations" for federal income tax purposes because:

  . the yield to maturity of the outstanding notes, computed as of the issue date of the outstanding notes, equals or exceeds the sum of

    . the "applicable federal rate" in effect for the month in which the outstanding notes were issued, and

    . 5%, and

  . the outstanding notes have "significant OID."

   In general, OID on an outstanding note is significant if the aggregate amount includible in gross income on the outstanding note before the close of any accrual period ending more than five years after the issue date of the outstanding note exceeds the sum of the aggregate amount of interest to be paid on the outstanding note before the close of that accrual period plus the product of the issue price of the outstanding note and the yield to maturity of the outstanding note.

   Because the registered notes are considered to be applicable high yield discount obligations, the Company will not be allowed to deduct OID accrued on the outstanding or registered notes until the Company actually pays the OID.

   Moreover, because, and to the extent that, the yield to maturity of the outstanding and registered notes exceeds the sum of the applicable federal rate and 6%, the deduction for OID on the outstanding and registered notes will be permanently disallowed to the extent the OID is attributable to the yield to maturity of the outstanding and registered notes in excess of the sum of the applicable federal rate and 6% (regardless of whether the Company actually pays that OID). For purposes of the dividends-received deduction generally available to corporations, payments of that excess yield will be treated as dividends to the extent they are deemed to have been paid out of the Company's current or accumulated earnings and profits as determined for U.S. federal income tax purposes. U.S. Holders that are corporations should consult their tax advisors as to applicability of the dividends-received deduction.

   The relevant applicable federal rate for semiannual compounding for July 2000, the month the outstanding notes were issued, was 6.30%, and because the yield on the outstanding notes was 15.4% and the amount of OID on the outstanding notes was "significant", our deduction for a portion of the OID on the outstanding and the registered notes will be deferred until it is paid, and our deduction for the remaining portion of the OID will not be deductible at any time and will be treated as a dividend to you to the extent it is paid out of our current or accumulated earnings and profits.

   Sale, Exchange or Retirement of Registered Notes. Upon a sale, exchange or retirement of a registered note, a U.S. Holder will recognize gain or loss to the extent of the difference between the sum of the cash and the fair market value of any property received for the registered note and the U.S. Holder's adjusted tax basis in the registered note. A U.S. Holder's tax basis in a registered note will equal the portion of the issue price of the investment unit consisting of the outstanding note and the associated warrants allocated to the note, as described in "--Original Issue Discount," increased by any OID included in the holder's income on the outstanding note and the registered note prior to the disposition of the registered note and reduced by any payments received on the outstanding and the registered note. Any gain or loss recognized by a U.S. Holder upon a sale, exchange or retirement of a registered note will be capital gain or loss and will be long-term capital gain or loss if the registered note has been held for more than one year.

   Liquidated Damages; Change of Control Redemption. We intend to take the position that the likelihood of payment of liquidated damages described above under "Description of the Registered Notes--Registration Rights; Liquidated Damages" and that the likelihood of payment of a redemption premium upon the occurrence of certain events described above under "Description of the Registered Notes--Repurchase at the Option of Holders; Repurchase if a Change of Control Occurs" is remote within the meaning of the applicable Treasury regulations and that, therefore, the notes should not be subject to the special rules applicable to "contingent interests" obligations and any of those payments, if made, would be taxable to a U.S. Holder as ordinary income in accordance with the U.S. Holder's regular method of income tax accounting. The Internal Revenue Service may take a different position, however, which could result in such amounts being accrued as income before being received in cash, as discussed above under "Original Issue Discount."

   Information Reporting; Backup Withholding. We are required to furnish to record holders of the registered notes, other than corporations and other exempt holders, and to the Internal Revenue Service, information with respect to interest paid and OID accrued on the registered notes.

   Certain U.S. Holders may be subject to backup withholding at the rate of 31% with respect to interest and OID paid on a registered note or with respect to proceeds received from a disposition of a registered note.

   Generally, backup withholding applies only if:

  . the payee fails to furnish a correct taxpayer identification number to the payor in the manner required or fails to demonstrate that it otherwise qualifies for an exemption;

  . the Internal Revenue Service notifies the payor that the taxpayer identification number furnished by the payee is incorrect;

  . the payee has failed to report properly the receipt of a "reportable payment" on one or more occasions, and the Internal Revenue Service has notified the payor that withholding is required; or

  . the payee fails (in certain circumstances) to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number furnished is the correct number and that the holder is not subject to backup withholding.

   Backup withholding is not an additional tax but, rather, is a method of tax collection. A U.S. Holder will be entitled to credit any amount withheld under the backup withholding rules against its actual tax liability, provided the required information is furnished to the Internal Revenue Service.

Non-U.S. Holders

You are a Non-U.S. Holder if you are the beneficial owner of a registered note and you are:

  . a nonresident alien individual;

  . a corporation or partnership (or an entity treated as a corporation or partnership) created or organized in or under the law of a country (or a political subdivision thereof) other than the United States; or

  . a foreign estate or trust, which generally is an estate or trust that is not a U.S. Holder.

   Interest and OID. In general, interest paid to, and OID paid to or accrued by, a Non-U.S. Holder of a registered note will not be subject to U.S. withholding tax if it qualifies for the portfolio interest exemption, and it will not otherwise be subject to U.S. federal income tax if it is not income effectively connected with the Non-U.S. Holders' conduct of a United States trade or business. Interest and OID on a registered note qualify for the portfolio interest exemption if:

  . the Non-U.S. Holder of the registered note:

    . does not own, actually and constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote,

    . is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and

    . is not a bank receiving interest on an extension of credit made pursuant to a loan agreement made in the ordinary course of its trade or business, and

  . either:

    . the Non-U.S. Holder certifies, under penalties of perjury, to us or the paying agent, as the case may be, that it is a Non-U.S. Holder and provides its name and address, or

    . a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and holds the registered note on behalf of the Non-U.S. Holder certifies, under penalties of perjury, that it or a Financial Institution between it and the Non-U.S. Holder has received such a certificate and furnishes the payor with a copy thereof.

   Recently adopted Treasury regulations that generally will be effective for payments made on or after January 1, 2001 provide alternative methods for satisfying the certification requirement described in (ii) above. The new regulations generally will require, in the case of a registered note held by a foreign partnership, that the certificate described in (ii) above must be provided by the foreign partners rather than by the foreign partnership.

   OID, the aggregate amount of which includes all stated interest on the outstanding and registered notes, as described in "Certain United States Federal Income Tax Considerations--U.S. Holders--Original Issue Discount, accrued by a Non-U.S. Holder that constitutes income effectively connected with the Non-U.S. Holders' conduct of a United States trade or business will be subject to

U.S. federal income tax on a net income basis at graduated rates in the same manner that a U.S. taxpayer is subject to tax and will be exempt from the withholding tax described above. In the case of a Non-U.S. Holder that is a corporation, such U.S. trade or business income under certain circumstances also will be subject to an additional branch profits tax at a 30% rate or, if applicable, a lower treaty rate. The gross amount of OID paid to a Non-U.S. Holder that does not qualify for the portfolio interest exemption and that is not U.S. trade or business income will be subject to withholding of U.S. federal income tax at the rate of 30%, unless a U.S. income tax treaty reduces or eliminates withholding. To claim the benefit of a tax treaty or to claim an exemption from withholding because income is U.S. trade or business income, a Non-U.S. Holder must provide a properly executed Form W-8BEN or W-8ECI or a successor form, as applicable, prior to the payment of the income. These forms generally must be updated periodically.

   Under the new regulations, a Non-U.S. Holder who is claiming the benefits of a tax treaty may be required to obtain a U.S. TIN and to provide certain documentary evidence issued by a foreign governmental authority to prove residence in the foreign country. Special procedures are provided in the new regulations for payments through qualified intermediaries. A holder of a registered note should consult its own tax adviser regarding the effect, if any, of the new regulations on it.

   Liquidated Damages; Change of Control Redemption. We believe that liquidated damages and a redemption premium paid in the case of a registration default and a change of control event, respectively, will be characterized as ordinary income consistent with the discussion above under "U.S. Holders--Liquidated Damages; Change of Control Redemption." A Non-U.S. Holder will be subject to a 30% U.S. withholding tax on such payments, unless such payments are effectively connected with a United States trade or business of the Non-U.S. Holder, in which case such payments would be subject to tax as described above with respect to effectively connected income under "--Interest and OID" except that if amounts paid in respect of a registration default or a change of control constitute interest or OID, then such amounts would be subject to tax in the same manner as interest and OID discussed above under "--Interest and OID."

   Taxable Disposition of a Registered Note. Subject to the discussion below of backup withholding, you generally will not be subject to U.S. federal income tax on any gain recognized upon a sale, exchange, retirement or other taxable disposition of a registered note. However, you will be subject to federal income tax on the gain if:

  . the gain is effectively connected with a United States trade or business of the Non-U.S. Holder (in which case, if you are a foreign corporation (or a foreign entity treated as a corporation), you may also be subject to the branch profits tax at a 30% rate (or, if applicable, a lower treaty rate)), or

  . you are a non-resident alien individual, you are present in the United
    States for 183 or more days in the taxable year of disposition and either
    (a) you have a "tax home" in the United States for U.S. federal income tax purposes of (b) the gain is attributable to an office or other fixed place of business you maintain in the United States;

A Non-U.S. Holder's tax basis in a registered note will be equal to the portion of the holder's tax basis in a unit that is allocated to the original note and the original warrant comprising as described in "Certain United States Federal Income Tax Considerations--U.S. Holders Original Issue Discount."

   Federal Estate Tax. In the case of an individual who is not a citizen of the United States and who is not domiciled in the United States at the time of death, a registered note that is owned, or treated as owned, at the time of death will not be subject to U.S. federal estate tax, unless, except as an applicable estate tax treaty provides to the contrary, the individual owned, actually and constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote or the income on the note was effectively connected with a United States trade or business.

   In the case of an individual who is not a citizen of the United States but who is domiciled in the United States at the time of death, a registered note will be subject to U.S. federal estate tax, regardless of whether the individual is not a resident of the United States, except as an applicable estate tax treaty provides to the contrary.

   Information Reporting; Backup Withholding. We must report annually to the IRS and to each Non-U.S. Holder any OID, the aggregate amount of which includes all stated interest on the outstanding and registered notes, as described in "Certain United States Federal Income Tax Considerations--U.S. Holders-- Original Issue Discount," that is subject to U.S. withholding tax or that is exempt from withholding pursuant to a tax treaty or the portfolio interest exception. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Information reporting and backup withholding, at a rate of 31%, do not apply to interest or OID paid to a Non-U.S. Holder if the holder makes the requisite certification or otherwise establishes an exemption provided that neither we nor our paying agent has actual knowledge that the holder is not a Non-U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied.

   The payment of the proceeds from the disposition of a registered note to or through the U.S. office of any broker, U.S. or foreign, is subject to information reporting and possible backup withholding unless the owner certifies under penalties of perjury that it is not a U.S. Holder or otherwise establishes an exemption provided that the broker does not have actual knowledge that the holder is not a Non-U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied.

   The proceeds of a disposition of a registered note by a Non-U.S. Holder to or through a foreign office of a broker will not be subject to backup withholding. However, information reporting will apply in the case of a "U.S. related broker" unless the broker has documentary evidence in its files of the Non-U.S. Holder's foreign status and has no actual knowledge to the contrary or unless the Non-U.S. Holder otherwise establishes an exemption. A broker is a "U.S. related broker" if the broker is a United States person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose income from all sources for a designated period is from activities that are effectively connected with the conduct of trade or business within the United States or, with respect to payments made on or after January 1, 2001, a foreign partnership that, at any time during its taxable year, is owned 50% or more (by income or capital interest) by United States persons or is engaged in the conduct of trade or business in the United States. The new regulations provide certain presumptions under which a Non-U.S. Holder will be subject to backup withholding and information reporting unless the Non-U.S. Holder provides a certification as to its status as a Non-U.S. Holder.

   Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or as a credit against the Non-U.S. Holder's U.S. federal income tax liability, provided the requisite procedures are followed.

                              PLAN OF DISTRIBUTION

   Each broker-dealer that receives registered notes in exchange for outstanding notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period of one year after consummation of the exchange offer.

   We will not receive any proceeds from any sale of registered notes by broker-dealers. Registered notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such registered notes. Any broker-dealer that effects any resale of registered notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such registered notes may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 and any profit on any such resale of registered notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

   For a period of one year after consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.

                      WHERE YOU CAN FIND MORE INFORMATION

   iPCS, Inc. will, as a result of the exchange offer, be subject to the periodic reporting and other informational requirements of the Exchange Act of 1934. We will file annual, quarterly and special reports and other information with the SEC. In addition, we have agreed under the indenture that governs the outstanding notes and the registered notes that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the outstanding notes or registered notes remain outstanding, we will furnish to the holders of any of those securities and file with the SEC, unless the SEC will not accept such a filing:

  . all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our certified independent public accountants; and

  . all reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports.

In addition, for so long as any of the outstanding notes or registered notes remain outstanding, we have agreed to make available to any prospective purchaser or beneficial owner of any of those securities in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act.

   We have filed a registration statement on Form S-4 with the SEC to register under the Securities Act the registered notes. This prospectus constitutes a part of that registration statement. As allowed by the SEC's rules, this prospectus does not contain all the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. Please refer to the registration statement and related exhibits and schedules filed therewith for further information with respect to us and the registered notes offered hereby. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed by us with the SEC and each such statement is qualified in its entirety by such reference.

   You may read and copy any document we file at the SEC's public reference rooms located at 450 5th Street, N.W., Washington, D.C. 20549, at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at: http://www.sec.gov. This information is available without charge upon written or oral request to:

                                   iPCS, Inc.
                         1900 East Golf Road, Suite 900
                           Schaumburg, Illinois 60173
                       Attention: Chief Financial Officer
                                 (847) 944-2900

   You should rely only on the information provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We may not make an offer of the registered notes in any state where the offer is not permitted. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. It also does not mean that the information in this prospectus is correct after this date.

                                 LEGAL MATTERS

   Mayer, Brown & Platt, Chicago, Illinois will pass upon the validity of, and certain legal matters concerning, the registered notes.

                                    EXPERTS

   The consolidated financial statements of iPCS, Inc. and Subsidiaries and Predecessor as of September 30, 2000 and December 31, 1999, and for the nine-month period ended September 30, 2000 and for the period from January 22, 1999 (date of inception) through December 31, 1999, included in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR
                         Index To Financial Statements

                                                                          Page
Independent Auditors' Report............................................. F-2

Consolidated Balance Sheets as of September 30, 2000 and December 31,
 1999.................................................................... F-3

Consolidated Statements of Operations for the Nine-Month Period Ended
 September 30, 2000, for the Period from January 22, 1999 (date of inception) through September 30, 1999 (unaudited) and for the Period from January 22, 1999 (date of inception) through
 December 31, 1999....................................................... F-4

Consolidated Statements of Redeemable Preferred Stock and Equity for the
 Nine-Month Period Ended September 30, 2000 and for the Period from
 January 22, 1999 (date of inception) through December 31, 1999.......... F-5

Consolidated Statements of Cash Flows for the Nine-Month Period Ended
 September 30, 2000, for the Period from January 22, 1999 (date of inception) through September 30, 1999 (unaudited) and for the Period from January 22, 1999 (date of inception) through
 December 31, 1999....................................................... F-6

Notes to Consolidated Financial Statements............................... F-7

                          INDEPENDENT AUDITORS' REPORT

iPCS, Inc.
Schaumburg, Illinois

   We have audited the accompanying consolidated balance sheets of iPCS, Inc. and Subsidiaries and Predecessor (the "Company") as of September 30, 2000 and December 31, 1999, and the related consolidated statements of operations, redeemable preferred stock and equity, and of cash flows for the nine-month period ended September 30, 2000 and for the period from January 22, 1999 (date of inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2000 and December 31, 1999, and the results of its operations and its cash flows for the nine-month period ended September 30, 2000 and for the period from January 22, 1999 (date of inception) through December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
Davenport, Iowa

November 14, 2000, except for Note 18,

as to which the date is December 29, 2000
                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR
                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)

                                                      September 30, December 31,
                                                          2000          1999
                       Assets
Current Assets:
 Cash and cash equivalents...........................   $108,233      $ 2,733
 Accounts receivable, less allowance: 2000--$169;
  1999--$1...........................................      3,405           92
 Other receivables...................................        180           39
 Inventories.........................................        705          927
 Prepaid expenses and other assets...................      2,691          432
                                                        --------      -------
  Total current assets...............................    115,214        4,223

Property and equipment including construction in
 progress, net.......................................    100,359       39,106
Financing costs, less accumulated amortization:
 2000--$205; 1999--$66...............................      9,818        1,514
Intangible assets, net...............................     14,835          --
                                                        --------      -------
  Total assets.......................................   $240,226      $44,843
                                                        ========      =======

 Liabilities, Redeemable Preferred Stock and Equity
Current Liabilities:
 Accounts payable....................................   $ 18,960      $ 3,839
 Accrued expenses....................................      1,473          393
 Accrued interest....................................        --           265
 Deferred revenue....................................        521          --
 Advance on tower sales..............................      1,250        2,000
                                                        --------      -------
  Total current liabilities..........................     22,204        6,497

Deferred gain on tower sales.........................      4,704        1,655
Accrued interest.....................................      2,827          --
Long-term debt.......................................    129,794       27,571
                                                        --------      -------
  Total liabilities..................................    159,529       35,723
                                                        --------      -------

Redeemable preferred stock, $0.01 par value;
 75,000,000 shares authorized; 9,090,909 shares
 issued and outstanding..............................     47,268          --
                                                        --------      -------

Commitments and Contingencies

Equity:
 Common stock, $0.01 par value; 300,000,000 shares
  authorized; 44,869,643 shares issued and
  outstanding........................................        449          --
 Additional paid in capital..........................     79,403          --
 Contributed capital--Predecessor Company............        --        13,500
 Unearned compensation...............................     (6,041)         --
 Accumulated deficit.................................    (40,382)      (4,380)
                                                        --------      -------
  Total equity.......................................     33,429        9,120
                                                        --------      -------
  Total liabilities, redeemable preferred stock and
   equity............................................   $240,226      $44,843
                                                        ========      =======


                See notes to consolidated financial statements.

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       (In thousands, except share data)

                                             For the Period from For the Period from
                                              January 22, 1999    January 22, 1999
                          For the Nine-Month (date of inception) (date of inception)
                             Period Ended          through             through
                          September 30, 2000 September 30, 1999   December 31, 1999
                                                 (Unaudited)
Revenues:
 Service................      $   10,746         $      --           $       71
 Equipment and other....           1,892                --                  144
                              ----------         ----------          ----------
  Total revenues........          12,638                --                  215
                              ----------         ----------          ----------
Operating Expenses:
 Cost of service
  (excluding non-cash
  compensation of $106
  in 2000)..............           9,981                531               1,695
 Cost of equipment......           5,097                --                  484
 Selling (excluding non-
  cash compensation of
  $71 in 2000)..........           5,695                143                 778
 General and
  administrative:
  Non-cash compensation.          10,686                --                  --
  Taxes on non-cash
   compensation.........           1,567                --                  --
  Other general and
   administrative.......           4,694                844               1,520
 Depreciation and
  amortization..........           5,549                 16                 381
                              ----------         ----------          ----------
  Total operating
   expenses.............          43,269              1,534               4,858
                              ----------         ----------          ----------
Loss from operations....         (30,631)            (1,534)             (4,643)
Other Income (Expense):
 Interest income........           1,949                 56                  89
 Interest expense.......          (6,259)                (7)                --
 Other income...........             424                202                 174
                              ----------         ----------          ----------
Loss Before
 Extraordinary Item.....         (34,517)            (1,283)             (4,380)
Extraordinary item--loss
 on early
 extinguishment of debt.          (1,485)               --                  --
                              ----------         ----------          ----------
Net Loss................      $  (36,002)        $   (1,283)         $   (4,380)
                              ==========         ==========          ==========
Loss before
 extraordinary item.....      $  (34,517)        $   (1,283)         $   (4,380)
Beneficial conversion
 feature related to
 redeemable preferred
 stock..................         (46,387)               --                  --
Dividends and accretion
 on redeemable preferred
 stock..................            (881)               --                  --
                              ----------         ----------          ----------
Loss available to common
 stockholders...........         (81,785)            (1,283)             (4,380)
Extraordinary item......          (1,485)               --                  --
                              ----------         ----------          ----------
Net loss available to
 common stockholders....      $  (83,270)        $   (1,283)         $   (4,380)
                              ==========         ==========          ==========

Pro forma weighted
 average common shares
 outstanding
 (unaudited)............      44,869,643         44,869,643          44,869,643
                              ==========         ==========          ==========

Pro forma basic and
 diluted loss per share
 of common stock
 (unaudited):
 Loss available to
  common stockholders
  before extraordinary
  item..................      $    (1.83)        $    (0.03)         $    (0.10)
 Extraordinary item.....      $    (0.03)               --                  --
 Net loss available to
  common stockholders...      $    (1.86)        $    (0.03)         $    (0.10)


                See notes to consolidated financial statements.

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR
       CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK AND EQUITY
                       (In thousands, except share data)

                                                                                                   Contributed
                                                       Redeemable                       Additional  Capital -
                                                     Preferred Stock    Common Stock     Paid in   Predecessor   Unearned
                                                     Shares   Amount    Shares   Amount  Capital     Company   Compensation
BALANCE AT JANUARY 22, 1999
 (DATE OF INCEPTION).................                     --  $   --         --   $--    $    --    $    --      $    --
 Members' contributions..............                     --      --         --    --         --      13,500          --
 Net loss............................                     --      --         --    --         --         --           --
                                                                                                    --------
BALANCE AT JANUARY 1, 2000...........                     --      --         --    --         --      13,500          --
 Members' contributions from January
  1, 2000 to July 11, 2000...........                     --      --         --    --         --      16,500          --
 Issuance of 1.5% interest in
  Predecessor Company to Mr. Yager...                     --      --         --    --         --       8,480          --
 Reorganization of Predecessor
  Company to C Corporation...........                     --      --  44,869,643   449     38,031    (38,480)         --
 Sale of redeemable preferred stock..               9,090,909  46,387        --    --         --         --           --
 Beneficial conversion feature
  related to redeemable preferred
  stock..............................                     --      --         --    --      46,387        --           --
 Accretion of redeemable preferred
  stock beneficial conversion
  feature............................                     --      --         --    --     (46,387)       --           --
 Accrued dividends on redeemable
  preferred stock....................                     --      812        --    --        (812)       --           --
 Accretion to redemption amount of
  redeemable preferred stock.........                     --       69        --    --         (69)       --           --
 Grant of stock options..............                     --      --         --    --       8,247        --        (8,247)
 Amortization of unearned
  compensation.......................                     --      --         --    --         --         --         2,206
 Issuance of warrants in connection
  with the senior discount notes.....                     --      --         --    --      24,859        --           --
 Issuance of warrants to Sprint PCS..                     --      --         --    --       9,147        --           --
 Net loss............................                     --      --         --    --         --         --           --
                                                    --------- ------- ----------  ----   --------   --------     --------
BALANCE AT SEPTEMBER 30, 2000........               9,090,909 $47,268 44,869,643  $449   $ 79,403   $    --      $ (6,041)
--------------------------------------------------
                                                    ========= ======= ==========  ====   ========   ========     ========
                                                    Accumulated
                                                      Deficit
BALANCE AT JANUARY 22, 1999
 (DATE OF INCEPTION).................                $    --
 Members' contributions..............                     --
 Net loss............................                  (4,380)
                                                    -----------
BALANCE AT JANUARY 1, 2000...........                  (4,380)
 Members' contributions from January
  1, 2000 to July 11, 2000...........                     --
 Issuance of 1.5% interest in
  Predecessor Company to Mr. Yager...                     --
 Reorganization of Predecessor
  Company to C Corporation...........                     --
 Sale of redeemable preferred stock..                     --
 Beneficial conversion feature
  related to redeemable preferred
  stock..............................                     --
 Accretion of redeemable preferred
  stock beneficial conversion
  feature............................                     --
 Accrued dividends on redeemable
  preferred stock....................                     --
 Accretion to redemption amount of
  redeemable preferred stock.........                     --
 Grant of stock options..............                     --
 Amortization of unearned
  compensation.......................                     --
 Issuance of warrants in connection
  with the senior discount notes.....                     --
 Issuance of warrants to Sprint PCS..                     --
 Net loss............................                 (36,002)
                                                    -----------
BALANCE AT SEPTEMBER 30, 2000........                $(40,382)
--------------------------------------------------
                                                    ===========

                See notes to consolidated financial statements.

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                      For the
                                                         For the    Period from
                                                       Period from  January 22,
                                                       January 22,   1999 (date
                                        For the Nine- 1999 (date of      of
                                        Month Period   inception)    inception)
                                            Ended        through      through
                                        September 30, September 30, December 31,
                                            2000          1999          1999
                                                       (Unaudited)
Cash Flows from Operating Activities:
 Net loss.............................    $(36,002)     $ (1,283)     $ (4,380)
 Adjustments to reconcile net loss to
  net cash flows from operating
  activities:
  Depreciation and amortization.......       5,549           --            381
  Loss on disposal of property and
   equipment..........................          56           --            --
  Gain on tower sales.................        (479)         (202)         (174)
  Amortization of deferred gain on
   tower sales........................        (180)                        (22)
  Amortization of financing costs.....         234            16           --
  Non-cash interest...................       2,322           --            --
  Extraordinary loss on early
   extinguishment of debt.............       1,485           --            --
  Non-cash compensation...............      10,686           --            --
  Changes in assets and liabilities:
   Accounts receivable................      (3,313)           (1)          (92)
   Other receivables..................        (141)          --            (39)
   Inventories........................         222           --           (927)
   Prepaid expenses and other assets..      (2,259)         (306)         (432)
   Accounts payable, accrued expenses
    and accrued interest..............       9,395           618         1,758
   Deferred revenue...................         521           --            --
                                          --------      --------      --------
    Net cash flows from operating
     activities.......................     (11,904)       (1,158)       (3,927)
                                          --------      --------      --------
Cash Flows from Investing Activities:
 Capital expenditures.................     (64,741)      (15,475)      (39,331)
 Microwave relocation costs...........        (453)          --            --
 Intangible acquired in purchase of
  network assets......................      (3,526)          --            --
 Proceeds from tower sales............       8,500         2,500         4,500
 Advance on tower sales...............         --          2,000         2,000
                                          --------      --------      --------
    Net cash flows from investing
     activities.......................     (60,220)      (10,975)      (32,831)
                                          --------      --------      --------
Cash Flows from Financing Activities:
 Proceeds from long-term debt.........     165,106         8,568        27,571
 Repayment of Nortel debt.............     (40,346)          --            --
 Debt issuance costs..................     (10,023)       (1,580)       (1,580)
 Proceeds from sale of redeemable
  preferred stock, net of offering
  costs of $3,613.....................      46,387           --            --
 Members' contributions...............      16,500        10,500        13,500
                                          --------      --------      --------
    Net cash flows from financing
     activities.......................     177,624        17,488        39,491
                                          --------      --------      --------
Increase in cash and cash equivalents.     105,500         5,355         2,733
Cash and cash equivalents at beginning
 of period............................       2,733           --            --
                                          --------      --------      --------
Cash and cash equivalents at end of
 period...............................    $108,233      $  5,355      $  2,733
                                          ========      ========      ========

                See notes to consolidated financial statements.

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS OPERATIONS

   Illinois PCS, LLC was formed in January 1999 as an Illinois limited liability company for the purpose of becoming a provider of wireless personal communication services ("PCS"). On July 12, 2000, Illinois PCS, LLC (the "Predecessor Company") reorganized its business into a C Corporation in which members of the Predecessor Company received 44,869,643 shares of common stock of iPCS, Inc. in exchange for their ownership interests in the Predecessor Company. The ownership percentages among the members following the reorganization remained consistent with the ownership percentages at December 31, 1999 as adjusted for the effects of the agreement described in Note 14. As of July 12, 2000, the Predecessor Company merged with and into iPCS Wireless, Inc., a wholly owned subsidiary of iPCS, Inc., and iPCS Equipment, Inc. was also formed and is a wholly owned subsidiary of iPCS Wireless, Inc. iPCS Wireless, Inc. will continue the activities of the Predecessor Company and, for accounting purposes, this transaction was accounted for as a reorganization of the Predecessor Company into a C Corporation. iPCS, Inc. and its subsidiaries, including the Predecessor Company, are collectively referred to as the "Company."

   In January 1999, the Company entered into affiliation agreements (the "Sprint PCS Agreements") with Sprint Communications Company, L.P. ("Sprint") and Sprint Spectrum L.P. and SprintCom, Inc., entities controlled by the PCS Group of Sprint ("Sprint PCS"). The Sprint PCS Agreements, as amended, provide the Company with the exclusive right to build, own and manage a wireless voice and data services network in 35 basic trading areas ("BTAs") located in Illinois, Iowa, Michigan and Nebraska under the Sprint PCS brand.

   The PCS market is characterized by significant risks as a result of rapid changes in technology, increasing competition and the cost associated with the build-out of a PCS network. The Company's continuing operations are dependent upon Sprint PCS' ability to perform its obligations under the Sprint PCS Agreements and the ability of the Company to raise sufficient capital to fund operating losses, to meet debt service requirements, and to complete the build-out of its PCS network. Additionally, the Company's ability to attract and maintain a sufficient customer base is critical to achieving breakeven operating cash flow. Changes in technology, increased competition, or the inability to obtain required financing or achieve breakeven operating cash flow, among other factors, could have an adverse effect on the Company's financial position and results of operations.

   In the notes to the consolidated financial statements, the nine-month period ended September 30, 2000 is referred to as the "period ended September 30, 2000" and the period from January 22, 1999 (date of inception) through December 31, 1999 is referred to as the "period ended December 31, 1999."

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation:

   The consolidated financial statements of the Company include its subsidiaries, iPCS Wireless, Inc. and iPCS Equipment, Inc., and the Predecessor Company. All significant intercompany accounts or balances have been eliminated in consolidation.

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

Basis of Presentation of Unaudited Interim Financial Information:

   The accompanying unaudited interim consolidated financial statements for the period from January 22, 1999 (date of inception) through September 30, 1999 have been prepared in accordance with rules issued by the Securities and Exchange Commission for preparing interim financial information and, therefore, do not include all information and footnotes necessary for a presentation of financial position, results of operations, and cash flows in conformity with generally accepted accounting principles. All adjustments, consisting of normal recurring accruals, which, in the opinion of management, are necessary for a fair presentation of financial position and results of operations have been included.

Use of Estimates:

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Risk:

   The Company's operations as currently conducted rely heavily on critical functions performed by Sprint PCS. The termination of the Company's strategic relationship with Sprint PCS or Sprint PCS' failure to perform its obligations under the Sprint PCS Agreements (see Note 3) would severely restrict the Company's ability to conduct its business.

   The Company maintains cash and cash equivalents in accounts with a financial institution in excess of the amount insured by the Federal Deposit Insurance Corporation. The Company monitors the financial stability of this institution regularly and management does not believe there is significant credit risk associated with deposits in excess of federally insured amounts.

Cash and Cash Equivalents:

   For purposes of reporting cash flows, the Company considers all highly liquid investments, with an original maturity of three months or less at the time of purchase, to be a cash equivalent.

Inventories:

   Inventories consist of handsets and related accessories. Inventories purchased for resale will be carried at the lower of cost, determined using weighted average cost, or market, determined using replacement cost.

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

Property, Equipment and Construction in Progress:

   Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Asset lives used by the Company are as follows:

                                                                  Useful life:
     Network assets.............................................. 3 to 15 years
     Computer equipment..........................................  3 to 5 years
     Furniture, fixtures, office equipment and leasehold
      improvements............................................... 5 to 21 years

   Construction in progress includes expenditures for the purchase of capital equipment, design services, and construction services of the Company's network. The Company capitalizes interest on its construction in progress activities. Interest capitalized for the periods ended September 30, 2000 and December 31, 1999 totaled approximately $1,467,000 and $471,000, respectively. When the network assets are placed in service, the Company transfers the assets from construction in progress to network assets and depreciates those assets over their estimated useful life.

Financing Costs:

   Deferred financing costs are amortized as interest expense over the term of the respective financing using the effective interest method.

Intangible Assets--Microwave Clearing Costs:

   Microwave clearing costs represent costs incurred to relocate incumbent carriers from Sprint PCS' spectrum. In accordance with the Sprint PCS agreement, the Company reimburses Sprint PCS 50% of these microwave clearing costs. The Company amortizes the microwave relocation costs over the remaining term of the Sprint PCS agreement.

Income Taxes:

   Prior to July 12, 2000, the Predecessor Company operated as a limited liability company ("LLC") and, as result, its losses were included in the income tax returns of its members. Therefore, the accompanying consolidated financial statements do not include any income tax amounts prior to July 12, 2000. Subsequent to July 12, 2000, the date of reorganization as discussed in
Note 1, the Company became a C Corporation and began accounting for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Deferred income taxes are provided for the tax consequences in future years of temporary differences between the tax basis of assets and liabilities and their financial reporting amounts, based on enacted tax laws and tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable for the year and the change during the period in deferred tax assets and liabilities. The Company has not provided any pro forma income tax information because any net deferred tax asset would have been offset by a full valuation allowance due to the Company's losses since inception.

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

Revenue Recognition:

   The Company began offering service to customers in December 1999.

   The Company recognizes revenue as services are performed. Sprint PCS collects all revenues from the Company's customers and remits the net amount to the Company. An affiliation fee of 8% of collected service revenues from Sprint PCS subscribers based in the Company's territory, excluding outbound roaming, and from non-Sprint PCS subscribers who roam onto the Company's network is retained by Sprint PCS and recorded as a cost of service. Revenues generated from the sale of handsets and accessories, inbound and outbound Sprint PCS roaming fees, and from roaming services provided to Sprint PCS customers who are not based in the Company's territory are not subject to the 8% affiliation fee.

   Sprint PCS pays the Company a Sprint PCS roaming fee for each minute that a Sprint PCS subscriber based outside of the Company's territory roams onto the Company's network. Revenues from these services are recognized as the services are performed. Similarly, the Company pays roaming fees to Sprint PCS when a Sprint PCS subscriber based in the Company's territory roams on the Sprint PCS network outside of the Company's territory. These costs are included as cost of services when incurred.

   Equipment revenues consisting of proceeds from sales of handsets and accessories are recorded net of an allowance for sales returns. The allowance is estimated based on Sprint PCS' handset return policy, which allowed customers to return handsets for a full refund within 14 days of purchase at September 30, 2000 and within 30 days of purchase at December 31, 1999. When handsets are returned to the Company, the Company may be able to reissue the handsets in the future to other customers at little additional cost. However, when handsets are returned to Sprint PCS for refurbishing, the Company receives a credit from Sprint PCS, which is less than the amount the Company originally paid for the handset.

Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of:

   The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The Company has identified no such impairment losses.

Advertising Costs:

   The Company expenses advertising costs when the advertisement occurs. Total advertising expense was approximately $2,637,000 and $171,000 for the periods ended September 30, 2000 and December 31, 1999, respectively.

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

Start-Up Activities:

   In April 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-5, "Reporting on the Costs of Start-Up Activities." This statement became effective January 1, 1999 and requires that costs of start-up activities and organization costs be expensed as incurred. The Company has expensed all costs of start-up activities and organization costs.

Stock Compensation:

   As allowed by SFAS No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123"), the Company has chosen to account for compensation expense associated with its stock option plan in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. The Company will disclose pro forma net loss as if compensation expense had been determined consistent with SFAS No. 123.

Comprehensive Income:

   A statement of comprehensive income has not been included in the accompanying consolidated financial statements since the Company does not have any "Other Comprehensive Income" to report.

Accretion on Redeemable Preferred Stock:

   Up to the date of redemption, the Company accretes the carrying value of the redeemable preferred stock to the redemption amount by the effective interest method.

Cumulative Dividends on Redeemable Preferred Stock:

   Cumulative dividends on the redeemable preferred stock are recorded as a charge to additional paid-in-capital and an increase to the carrying value of the Redeemable Preferred Stock as the dividends are earned by the holders.

Pro Forma Loss Per Share (Unaudited):

   Pro forma basic and diluted loss per share are calculated by dividing the net loss available to common stockholders by the pro forma weighted average number of shares of common stock of iPCS, Inc. as if the shares of common stock of iPCS, Inc. into which the Predecessor Company's members' interests were converted had been outstanding for all of the periods presented. The calculation was made in accordance with SFAS No. 128, "Earnings Per Share." The pro forma basic and diluted loss per share are the same because the inclusion of the incremental potential common shares from any assumed conversion of redeemable preferred stock or exercise of options and warrants is antidilutive.

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

   Potential common shares excluded from the pro forma loss per share computations because they were antidilutive are as follows:

     Convertible preferred stock.....................................  9,090,909
     Options.........................................................  1,556,000
     Warrants........................................................  4,134,637
                                                                      ----------
       Total......................................................... 14,781,546
                                                                      ==========

Recently Issued Accounting Pronouncements:

   In June 2000, the Financial Accounting Standards Board ("FASB") issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," an amendment of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for all fiscal years beginning after June 15, 2000. The Company is currently evaluating the impact of adoption of SFAS No. 133 and SFAS No. 138. The adoption is not expected to have a material effect on the Company's results of operations, financial position, or cash flows.

   In March 2000, the FASB issued Interpretation No. 44, ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of Accounting Principles Board Opinion 25" ("Opinion 25"). FIN 44 clarifies (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000; however, certain conclusions in this FIN 44 cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that FIN 44 covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying FIN 44 will be recognized on a prospective basis from July 1, 2000. The adoption of FIN 44 will not have a material effect on the Company's results of operations, financial position, or cash flows.

   On December 3, 1999, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements" ("SAB 101"). This bulletin specifically addresses revenue recognition requirements for nonrefundable fees, such as activation fees, collected by a company upon entering into an arrangement with a customer, such as an arrangement to provide telecommunications services. On June 26, 2000, the SEC released SAB 101B, which delays the required implementation of SAB 101 until no later than the fourth quarter of fiscal years ending on or after December 31, 2000. The Company does not expect the effects of this bulletin to have a material effect on the Company's results of operations, financial position, or cash flows.

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

3. SPRINT PCS AGREEMENTS

   In January 1999, the Company signed the following four agreements with Sprint and Sprint PCS: management agreement, services agreement, trademark and service license agreement with Sprint PCS, and the trademark and service license agreement with Sprint. These agreements allow the Company to exclusively offer Sprint PCS services in the Company's territory.

   The management agreement has an initial term of 20 years with three 10-year automatic renewals. The management agreement can be terminated as a result of a number of events including an uncured breach of the management agreement or bankruptcy of either party to the agreement. In the event that the management agreement is terminated or not renewed, certain formulas apply to the valuation and disposition of the Company's assets. The key clauses of the management agreement are summarized as follows:

     (a) Exclusivity: The Company is designated as the only person or entity that can manage or operate a PCS network for Sprint PCS in the Company's territory. Sprint PCS is prohibited from owning, operating, building or managing another wireless mobility communications network in the Company's territory while the management agreement is in place.

     (b) Network build-out: The Company has agreed to build out the service area network in accordance with build-out plans developed jointly by Sprint PCS and the Company. Sprint PCS and the Company intend to expand network coverage to build all cells that cover population areas of at least ten thousand pops and all interstate and major highways.

     (c) Products and services offered for sale: The management agreement identifies the products and services that can be offered for sale in the Company's territory. The Company cannot offer wireless local loop services specifically designed for the competitive local market in areas where Sprint owns the local exchange carrier unless the Sprint-owned local exchange carrier is named as the exclusive distributor or Sprint PCS approves the terms and conditions.

     (d) Service pricing: The Company must offer Sprint PCS subscriber pricing plans designated for regional or national offerings. With prior approval from Sprint PCS, the Company is permitted to establish local price plans for Sprint PCS products and services offered only in the Company's territory. Sprint PCS will pay to the Company 92% of the Company's collected service revenues and of its roaming revenues from non-Sprint PCS subscribers but will remit 100% of revenues derived from roaming of other Sprint PCS customers and sales of handsets and accessories and proceeds from sales not in the ordinary course of business.

     (e) Roaming: When a Sprint PCS customer from outside of the Company's territory roams onto the Company's network, the Company will earn roaming revenues based on established rates. Similarly, the Company will pay Sprint PCS when the Company's own subscribers use the Sprint PCS nationwide network outside the Company's territory.

     (f) Advertising and promotion: Sprint PCS is responsible for all national advertising and promotion of Sprint PCS products and services. The Company is responsible for advertising and promotion in the Company's territory.

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

     (g) Program requirements including technical and customer care standards: The Company will comply with Sprint PCS' program requirements for technical standards, customer service standards, national and regional distribution and national accounts programs.

     (h) Non-competition: The Company may not offer Sprint PCS products and services outside the Company's territory.

     (i) Inability to use non-Sprint PCS brands: The Company may not market, promote, advertise, distribute, lease or sell any of the Sprint PCS products on a non-branded, "private label" basis or under any brand, trademark or trade name other than the Sprint PCS brand, except for sales to resellers.

     (j) Rights of first refusal: Sprint PCS has certain rights of first refusal to buy the Company's assets upon a proposed sale.

   The services agreement outlines various support services such as activation, billing, collections and customer care that will be provided to the Company by Sprint PCS. These services are available to the Company at established rates. Sprint PCS can change any or all of the service rates one time in each twelve month period. The Company may discontinue the use of any service upon three months written notice. Sprint PCS may discontinue a service provided that Sprint PCS provides the Company with nine months prior written notice. The services agreement automatically terminates upon termination of the management agreement.

   The trademark and service mark license agreements with Sprint and Sprint PCS provide the Company with non-transferable, royalty free licenses to use the Sprint and Sprint PCS brand names, the "diamond" symbol and several other trademarks and service marks. The Company's use of the licensed marks is subject to adherence to quality standards determined by Sprint and Sprint PCS. Sprint and Sprint PCS can terminate the trademark and service mark license agreements if the Company files for bankruptcy, materially breaches the agreement or if the management agreement is terminated.

   Amounts related to the Sprint PCS Agreements for the periods ended September 30, 2000 and December 31, 1999 are as follows (in thousands):

                                                   Period Ended  Period Ended
                                                   September 30, December 31,
                                                       2000          1999
     Amounts included in the Consolidated
      Statements of Operations:
      Cost of service.............................    $4,475         $115
      Cost of equipment...........................     5,023          222
      Selling expense.............................       695           81
      General and administrative expense..........        22            7
     Amount included in the Consolidated
      Balance Sheets:
      Inventory...................................       668          918

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

   Amounts due from and due to Sprint PCS are as follows (in thousands):

                                                      September 30, December 31,
                                                          2000          1999
     Due from Sprint PCS.............................    $3,664         $ 92
     Due to Sprint PCS...............................     4,834          663

4. PROPERTY AND EQUIPMENT INCLUDING CONSTRUCTION IN PROGRESS

   Property and equipment including construction in progress consists of the following (in thousands):

                                                      September 30, December 31,
                                                          2000          1999
     Network assets.................................    $ 65,576      $22,737
     Computer equipment.............................       1,435          675
     Furniture, fixtures, office equipment and
      leasehold improvements........................       2,539          626
                                                        --------      -------
     Total property and equipment...................      69,550       24,038
     Less accumulated depreciation and amortization.      (5,541)        (315)
                                                        --------      -------
     Property and equipment, net....................      64,009       23,723
     Construction in progress (network build-out)...      36,350       15,383
                                                        --------      -------
     Property and equipment including construction
      in progress, net..............................    $100,359      $39,106
                                                        ========      =======

5. INTANGIBLE ASSETS

   Intangible assets consist of the following (in thousands):

                                                                 September 30,
                                                                     2000
     Exclusive provider rights which arose with the issuance of
      warrants to Sprint PCS (see Note 6).......................    $ 9,147
     Exclusive provider rights which arose with the purchase of
      assets from Sprint PCS (see Note 6).......................      3,526
     Microwave clearing costs...................................      2,337
                                                                    -------
     Total intangible assets....................................     15,010
     Less accumulated amortization..............................       (175)
                                                                    -------
     Intangible assets, net.....................................    $14,835
                                                                    =======

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

6. AMENDMENT TO SPRINT PCS AGREEMENT

   On March 8, 2000, the Company entered into an amendment to the Sprint PCS agreements to expand its service area to include 20 BTAs located in Michigan, Iowa and Nebraska (the "Expansion"). In connection with the Expansion, the Company agreed to purchase certain network assets under construction in three BTAs in Michigan, for a purchase price to be determined on the closing date based upon the assets to be purchased and the stage of completion of those assets as of the closing date. In addition, in connection with the Expansion, the Company was granted an option, exercisable by the Company at any time prior to January 31, 2001, to add the Iowa City and Cedar Rapids, Iowa BTAs to its service area, for an initial purchase price of $25.2 million escalating monthly to a purchase price of $28.8 million if the option is exercised during January 2001. The purchase price is subject to an upward adjustment based upon the number of subscribers in the two additional markets at the option exercise date. As consideration to be the exclusive provider of Sprint PCS services in the Expansion territory, the Company committed to grant to Sprint PCS a warrant to acquire 2% of the equity of the Company at the earliest of July 15, 2000, the closing of an initial public offering, or the consummation of a private placement of equity in an amount equal to at least $70.0 million. In connection with the closing of the sale of the convertible preferred stock discussed in
Note 13, the Company issued Sprint PCS a warrant to acquire 1,151,938 shares of common stock of the Company on July 12, 2000 at an exercise price of $4.95 per share. The warrants are exercisable by Sprint PCS beginning on or after July 15, 2001 and expiring on July 15, 2007. The fair value of the warrants, as determined using the Black-Scholes model, was approximately $9.1 million and was recorded as an increase to paid in capital with a corresponding amount recorded as an intangible asset representing the right to be the exclusive provider of Sprint PCS services in the Expansion territory. Such intangible asset is being amortized over a life of 18.5 years, which is the remaining term of the Sprint PCS agreement. The fair value of the warrants was calculated using the following assumptions:

       (1) risk free interest rate of 6.35%;

       (2) stock price based on a planned initial public offering;

       (3) dividend yield of 0%;

       (4) life of 7 years; and

       (5) volatility of 40%.

   Also, on July 12, 2000 the Company purchased the assets under construction in Michigan from Sprint PCS for approximately $12.7 million. The Company allocated approximately $9.2 million of the purchase price to property based on the fair value of the assets acquired, with the excess amount of $3.5 million allocated to the intangible asset representing the right to be the exclusive provider of Sprint PCS services in Michigan. The intangible asset is being amortized over a life of 18.5 years, which is the remaining term of the Sprint PCS agreement.

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

7. DEFERRED GAIN ON TOWER SALES

   On May 28, 1999 the Company signed a tower sale and leaseback agreement with American Tower Corporation ("American Tower"). Under the agreement, the Company will locate sites for, develop and construct between sixty and eighty wireless communication towers and then sell the towers to American Tower. The term of this agreement will expire at the earliest of the final tower sale or December 31, 2000. The purchase price of each tower is $250,000. At September 30, 2000, a total of fifty-five towers have been sold to American Tower.

   In 1999, American Tower advanced $2.0 million to the Company for the purchases of the fifty-third through sixtieth towers. Should the Company not construct and sell the required number of towers to American Tower by December 31, 2000, the Company will be required to repay the advance plus accrued interest at 5%. The Company sold the fifty-third, fifty-fourth and fifty-fifth towers. Accordingly, the advance on tower sales was reduced by approximately $0.8 million and the advance on tower sales at September 30, 2000 is approximately $1.2 million.

   During the nine-month period ended September 30, 2000, thirty-seven towers were sold to American Tower for approximately $9.3 million, resulting in a gain of approximately $3.7 million, of which approximately $0.5 million was recognized at the time of the sale and the remainder was deferred and is being amortized as a reduction to rental expense over the initial lease term of ten years. For the period ended December 31, 1999, eighteen towers were sold to American Tower for $4.5 million in cash, resulting in a gain of $1.9 million, of which $174,000 was recognized at the time of the sale and the remainder was deferred and is being amortized as a reduction to rental expense over the initial lease term of ten years.

   Upon the sale of a tower, the Company leases a portion, generally one-third, of the tower to collocate antennas and other network communication equipment. The leases are operating leases. The monthly rent to be paid by the Company for tower space on each tower is $1,100 plus an annual 3 percent escalator for a ten-year initial term with three five-year renewal option periods, subject to the terms of the underlying ground leases.

8. INCOME TAXES

   Because the Predecessor Company was a nontaxable entity, the results presented below relate solely to the period from July 12, 2000 to September 30, 2000.

   The income tax expense (benefit) for the period differed from the amounts computed by applying the statutory U.S. Federal income tax rate of 35% as set forth below:

                                                                   Period Ended
                                                                   September 30,
                                                                       2000
     U.S. Federal statutory rate..................................     35.00 %
     Change in valuation allowance for deferred tax assets........    (35.00)%
                                                                      ------
     Effective tax rate...........................................      0.00 %
                                                                      ======

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

   The tax effects of significant temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows (in thousands):

                                                                   September 30,
                                                                       2000
      Deferred tax assets:
       Nondeductible accrued liabilities..........................    $   375
       Deferred transaction costs.................................        795
       Nondeductible compensation expense.........................        948
       Deferred gain on tower sales...............................      2,023
       Net operating loss carryforward............................      5,490
       Other......................................................         76
                                                                      -------
      Total gross deferred tax assets.............................      9,707
      Less valuation allowance....................................     (5,830)
                                                                      -------
      Net deferred tax assets.....................................      3,877
                                                                      -------
      Deferred tax liabilities:
       Intangible assets..........................................        (30)
       Capitalized interest.......................................       (793)
       Property and equipment.....................................     (2,452)
       Other......................................................       (602)
                                                                      -------
      Total gross deferred tax liabilities........................     (3,877)
                                                                      -------
      Net deferred tax liabilities................................    $   --
                                                                      =======

   In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. No benefit for federal income taxes has been recorded for the period ended September 30, 2000 as the net deferred tax asset generated, primarily from temporary differences related to the net operating loss carryforwards, was offset by a full valuation allowance because it is not considered more likely than not that these benefits will be realized due to the Company's losses since inception. At September 30, 2000, the Company has net operating loss carry forwards for federal income tax purposes of approximately $12.8 million which are available to offset future taxable income through 2020.

9. DEBT

Senior Discount Notes and Warrants

   On July 12, 2000, the Company issued 300,000 units consisting of $300.0 million 14% senior discount notes due July 15, 2010 (the "Notes") and warrants to purchase 2,982,699 shares of common stock. The warrants become exercisable at any time after July 15, 2001 for a period of ten years from the date of issuance. The Notes were issued at a substantial discount such that the Company received gross proceeds from the issuance of the units of approximately $152.3 million. On
                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

July 15, 2005 the Company will begin accruing cash interest on the principal amount of the Notes at the rate of 14% per annum, compounded semi-annually, payable beginning January 15, 2006, and on each January 15 and July 15 thereafter. The Company is amortizing the discount on the Notes as interest expense over the period from date of issuance to the maturity date utilizing the effective interest method. For the period ended September 30, 2000, the Company recorded approximately $1.8 million, net of capitalized interest of approximately $0.3 million, as interest expense related to the amortization of the discount and recorded accrued interest of approximately $2.8 million utilizing the effective interest method.

   The Notes are a general unsecured obligation, subordinated in right of payment to all senior debt, including all obligations under the credit facility. The Notes Indenture contains covenants which restrict the Company's ability to incur additional indebtedness, pay dividends, merge, dispose of its assets, and certain other matters as defined in the Indenture. During the first 36 months, the Company may redeem up to 35% of the Accreted Value of Notes (as defined in the Notes agreement) at a redemption price of 114% with the net cash proceeds of one or more equity offerings excluding the first $70.0 million of equity offerings. After July 15, 2005, the Notes may be redeemed at a price of 107% beginning in 2005, 105% beginning in 2006, 102% beginning in 2007 and 100% thereafter. Upon a change in control as defined in the Notes agreement, the Company will be required to make an offer to purchase the Notes at a price equal to 101% of the Accreted Value of Notes (as defined in the Notes agreement) on any purchase date prior to July 15, 2005 or 101% of the aggregate principal amount therefor, plus accrued and unpaid interest and Liquidated Damages (as defined in the Notes agreement), if any, to the date of purchase if on or after July 15, 2005.

   The Company allocated approximately $24.9 million to the fair value of the warrants, as determined by using the Black-Scholes model, and recorded a discount on the Notes, which is being recognized as interest expense over the period from date of issuance to the maturity date. For the period ended September 30, 2000, the Company recorded approximately $0.3 million as interest expense related to the amortization of the value of the warrants.

   The fair value of the warrants was calculated using the following assumptions:

     (1) risk free interest rate of 6.35%;

     (2) stock price based on a planned initial public offering;

     (3) dividend yield of 0%;

     (4) life of 10 years; and

     (5) volatility of 40%.

   The Company incurred approximately $6.1 million of costs associated with the issuance of the Notes. Those costs consisted of investment banker fees, legal fees and other issuance costs that have been capitalized and are being amortized to interest expense using the effective interest method over the term of the Notes.

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

Nortel Credit Facility

   Effective May 14, 1999, the Company entered into a credit facility agreement (the "Nortel Credit Facility") with Nortel Networks Inc. ("Nortel"). The proceeds were used to purchase equipment and to fund the construction of the Company's portion of the Sprint PCS network. The financing terms permitted the Company to borrow $48 million through three commitment tranches (Tranche A--$32 million, Tranche B--$11 million and Tranche C--$5 million) through May 14, 2002, and required minimum equipment purchases of $32 million (see Note 11).

   The Company could borrow money at the lesser of either: (1) a base rate loan with an interest rate equal to 3 percent plus the higher of (A) the prime rate of Citibank, N.A. (New York) or (B) the federal fund effective rate plus one half of a percent; or (2) a London interbank offered rate (Libor), as adjusted for reserve requirements, plus 4 percent. All borrowings were based on the Libor rate plus 4 percent (10% at December 31, 1999). Accrued interest was generally payable quarterly. Interest incurred and capitalized for the period ended December 31, 1999 totaled $471,000. The Company had outstanding borrowings under the Nortel Credit Facility of approximately $27.6 million at December 31, 1999.

   On July 12, 2000, the Nortel Credit Facility was repaid in full with the proceeds from the issuance of the Notes. In connection with the early extinguishment of the Nortel Credit Facility, the Company recorded an extraordinary loss of approximately $1.5 million related to the write-off of the unamortized deferred financing costs at July 12, 2000.

   An unused facility commitment fee ranging from 0.75% to 1.5% on the daily average unused portion of the Nortel Credit Facility was due on a quarterly basis. The commitment fee expense for the periods ended September 30, 2000 and December 31, 1999 was approximately $81,000 and $81,000, respectively.

   For the period ended December 31, 1999, the Company incurred approximately $1.6 million of a loan origination fee and debt issue costs associated with obtaining the Nortel Credit Facility which was capitalized.

Senior Secured Credit Facility

   On July 12, 2000, the Company entered into an amended and restated credit facility with Toronto Dominion (Texas), Inc. and GE Capital Corporation for a $140.0 million senior secured credit facility ("credit facility") to replace the Nortel Credit Facility. The credit facility permits the Company to borrow up to $140.0 million through two tranches (Tranche A--$90.0 million and Tranche B--$50.0 million) upon the Company meeting certain conditions, including a sale of equity securities with gross proceeds of at least $70.0 million. The credit facility contains certain financial ratios and other financial conditions similar to the Nortel Credit Facility and is collateralized by all of the Company's assets and assignment of the Sprint PCS Agreements. Since the Company has not met the condition of a sale of equity securities, no amounts have been available to be borrowed under this credit facility as of September 30, 2000.

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

   Commencing March 31, 2004, and on the last day of each calendar quarter ending during the periods set forth below, the Tranche A commitment as of March 30, 2004 shall be automatically and permanently reduced by the percentage amount set forth below for the quarters indicated:

  . for the four quarters commencing with the fiscal quarter ending March 31, 2004, 2.50% per quarter;

  .  for quarters five through eight, 3.75% per quarter;

  .  for quarters nine through sixteen, 6.25% per quarter; and

  .  for the last two quarters, 12.50% per quarter.

   The Tranche B commitment shall be automatically and permanently reduced (i) to $25,000,000 on December 31, 2000 unless the aggregate amount of Tranche B loans outstanding on December 31, 2000 is greater than or equal to $25,000,000 and (ii) by the amount of any available Tranche B commitment as of and on June 30, 2001.

   Commencing March 31, 2004, the Company must begin to repay, in quarterly installments, the principal on all borrowings outstanding as of March 30, 2004 made under the Tranche B commitment. A fixed percentage on all Tranche B borrowings will be due each quarter as follows:

  . for the first four quarters commencing with the fiscal quarter ending March 31, 2004, 2.50% of the principal balance of the loan is due per quarter;

  .  for quarters five through eight, 3.75% per quarter;

  .  for quarters nine through sixteen, 6.25% per quarter; and

  .  for the last two quarters, 12.50% per quarter.

   If the Company borrows the maximum amount under Tranche B, the aggregate amount required to be repaid for each of the four periods above will be $5.0 million, $7.5 million, $25.0 million, and $12.5 million, respectively.

   Any principal that has not been paid by the maturity date, June 30, 2008, is due at that time.

   The Company may voluntarily prepay any of the loans at any time. Tranche A permits reborrowings on a revolving basis but amounts repaid under Tranche B may not be reborrowed.

   The Company will have to make mandatory prepayments under certain circumstances, including among others:

  . 50% of the Company's excess annual cash flow as computed under the senior secured credit agreement, commencing April 30, 2004 with respect to the fiscal year ending December 31, 2003;

  . Any amount in excess of $1.0 million per calendar year received as net proceeds of asset sales outside the ordinary course of business or insurance proceeds subject to certain exceptions, to the extent not reinvested in property or assets within a stated period of time;

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

  . 50% of the net proceeds of any equity issuance excluding the committed issuance of the convertible preferred stock, an initial public offering and any offering to a borrower or guarantor party to the senior secured financing; and

  . 100% of the net proceeds of a debt issuance excluding permitted indebtedness.

   All prepayments described above are applied to the outstanding loan balances pro rata between Tranche A and Tranche B and pro rata across the maturities.

   From the date of the senior secured credit agreement through and including the date on which earnings before interest, taxes and depreciation and amortization ("EBITDA") is greater than zero for two consecutive fiscal quarters, the Company may borrow money at the lesser of either:

  . A base rate loan with an interest rate equal to 2.75% plus the higher of:

    .  The prime rate of the Toronto-Dominion Bank, New York Branch or

    .  The federal funds effective rate plus 0.5%; or

  . A Eurodollar loan with an interest rate equal to the London interbank offered rate, plus 3.75%.

   After the date of which EBITDA is greater than zero for two consecutive fiscal quarters, the base rate margin will range from 2.750% to 2.250% and the Eurodollar loan margin will range from 3.75% to 3.250%, depending upon the leverage ratio as of the most recently ended fiscal quarter.

   The Company incurred approximately $4.0 million of costs associated with obtaining the credit facility. Those costs consisted of loan origination fees, legal fees and other debt issuance costs that have been capitalized and are being amortized to interest expense using the effective interest method over the term of the credit facility.

   An unused facility commitment fee ranging from 1.0% to 1.5% on the daily average unused portion of the credit facility is due on a quarterly basis. The commitment fee expense for the period ended September 30, 2000 was approximately $473,000.

   As a condition of the credit facility, Sprint PCS has entered into a consent and agreement with the lenders that modifies Sprint PCS' rights and remedies under its management agreement with the Company. Among other things, Sprint PCS consented to the pledge of substantially all of the Company's assets, including the management agreement, to the lenders. In addition, Sprint PCS may not terminate the management agreement with the Company and must maintain 10 MHz of PCS spectrum in the Company's markets until the credit facility is satisfied or the Company's assets are sold pursuant to the terms of the consent and assignment with the lenders.

   The Company is required to maintain certain financial ratios and other financial conditions including debt coverage ratios, minimum levels of revenue and wireless subscribers, and limitations on capital expenditures. Additionally, the Company has agreed not to merge, dispose of its assets, make restricted payments, including dividends, and certain other matters as defined in the credit facility. At September 30, 2000, the Company was in compliance with those covenants.

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

10. LEASE COMMITMENTS

   The Company is obligated under noncancelable operating lease agreements for offices, stores, network equipment space and cell sites. At September 30, 2000, the future minimum annual lease payments under these noncancelable operating lease agreements are as follows (in thousands):

     September 30,
      2001.............................................................. $ 4,132
      2002..............................................................   4,152
      2003..............................................................   3,916
      2004..............................................................   3,310
      2005..............................................................   2,304
      Thereafter........................................................   7,593
                                                                         -------
       Total............................................................ $25,407
                                                                         =======

   Rental expense was approximately $1,742,000 and $446,000 for the periods ended September 30, 2000 and December 31, 1999, respectively, of which approximately $40,000 and $31,000, respectively, was paid to one of the Company's stockholders/members. Included in minimum lease commitments is approximately $487,000 and $527,000 for the periods ended September 30, 2000 and December 31, 1999, respectively, payable to one of the Company's stockholders/members.

11. PURCHASE COMMITMENTS

   On May 24, 1999 the Company entered into a three-year $32 million agreement with Nortel for the purchase of network equipment and infrastructure, including switches and base station controllers. On July 11, 2000 the amount was increased from $32 million to $60 million. Nortel did provide financing to the Company until July 12, 2000 for these purchases pursuant to the Nortel Credit Facility discussed in Note 9. Under the agreement, the Company receives a discount on the network equipment and services because of the Sprint PCS affiliation, but pays a slight premium to the discounted price on any equipment and services financed by Nortel. If the Company's affiliation with Sprint PCS ends, Nortel has the right to either terminate the agreement or, with the Company's consent, modify the agreement to establish new prices, terms and conditions. As of September 30, 2000, the Company has a remaining commitment to purchase approximately $19.8 million of equipment and services from Nortel.

   In July 2000 the Company entered into an equipment purchase agreement with Lucent Technologies Inc. ("Lucent") for the purchase of network equipment and infrastructure which includes one switch and 100 base station controllers for the Michigan markets within the first year of the agreement and an additional 32 base station controllers during the second year. In addition, the Company has agreed to use Lucent's equipment exclusively in the construction of the Company's network located within the state of Michigan. As of September 30, 2000, the Company has purchased approximately $4.2 million of equipment and has a remaining commitment to purchase
                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR approximately $13.0 million of equipment. The Company has entered into this agreement with Lucent as an additional affiliate of Sprint PCS and is subject to the terms and conditions of a procurement and services contract between Lucent and an affiliate of Sprint PCS which will expire on January 31, 2006.

12. EMPLOYEE BENEFITS

   The Company has established a 401(k) plan (the "Plan") in which substantially all employees may participate. The Plan allows eligible employees to contribute up to 15% of their compensation and provides that the Company will make matching contributions of 50% up to the first eight percent of an employee's contribution. In addition, the Company may make discretionary contributions to the Plan. Company contributions to the Plan were approximately $28,000 and $14,000 for the periods ended September 30, 2000 and December 31, 1999, respectively.

13. REDEEMABLE PREFERRED STOCK

   Contemporaneously with the issuance of the 300,000 units discussed in Note 9, the Company issued to an investor group 9,090,909 shares of Series A-1 convertible participating preferred stock ("Series A-1 preferred stock") at a purchase price of $5.50 per share, yielding gross proceeds of $50.0 million. Each share of Series A-1 preferred stock is convertible into one share of common stock. In addition, the investor group has agreed to purchase 14,000,000 shares of Series A-2 preferred stock at a purchase price of $5.00 per share, subject to certain conditions, unless the Company completes a public offering yielding gross proceeds of $30.0 million or more prior to December 31, 2000.

   The holders of Series A-1 preferred stock have conversion rights and voting rights of common stockholders on an as-converted basis. Each share of Series A-1 preferred stock shall automatically convert into common stock under certain conditions including a public offering of securities with gross proceeds of $50 million or a change of control. In the event that the Company has not completed an initial public offering of common stock or consummated a business transaction meeting certain criteria by the fifth anniversary of the investment, the investor group has the right to request the Company to repurchase the Series A-1 preferred stock at fair market value, unless the Company's Board of Directors determines, in its sole discretion, that it is not in the Company's best interests to do so, whereupon the investor group would have the right to force a sale of the Company subject to the rights of Sprint and Sprint PCS under the Sprint PCS Agreements. The Series A-1 preferred stock has a mandatory redemption for cash at an amount equal to the stated value plus accrued dividends on July 12, 2011. The Company accretes the carrying value of the Series A-1 preferred stock (net of offering costs incurred) to the redemption amount by the effective interest method. During the period ended September 30, 2000, the Company recorded approximately $69,000 of accretion on the Series A-1 preferred stock.

   The Company allocated the entire net proceeds received from the issuance of Series A-1 preferred stock of approximately $46.4 million to the beneficial conversion feature on the issuance of
                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

Series A-1 preferred stock. The beneficial conversion feature was calculated at the issuance date of the Series A-1 preferred stock based on the difference between the conversion price of $5.50 per share and estimated fair market value of the common stock at that date. This amount, however, was limited to the proceeds received from issuing the beneficial convertible security. As the Series A-1 preferred stock was immediately convertible, the Company also recorded accretion of approximately $46.4 million to additional paid-in capital.

   The Series A-1 preferred stock bears cumulative dividends, whether or not declared, at the rate of 7.5% of the preferred liquidation preference per year and, when paid, shall be paid only in additional shares of Series A-1 preferred stock. Dividends shall accumulate and compound semi-annually. The preferred liquidation preference is equal to $5.50 per share plus any accrued but unpaid dividends on such share of Series A-1 preferred stock. Dividends on each share shall accrue on a daily basis and be cumulative from the date of original issue. If there is a public offering prior to December 31, 2000 of at least $50.0 million and the price per share is $11.00 per share, then the dividends on the Series A-1 preferred stock will be cancelled. During the period ended September 30, 2000, the Company recorded approximately $0.8 million for accrued dividends on Series A-1 preferred stock as a charge to additional paid in capital.

   In addition to the 7.5% dividend, when and if the Board of Directors declares a dividend payable with respect to the then outstanding shares of common stock, the holders of the Series A-1 preferred stock shall be entitled to the amount of dividends per share as would be payable on the number of shares of our common stock into which such shares of Series A-1 preferred stock could then be converted. Upon the occurrence of a change of control prior to July 12, 2005, the Company will be obligated to pay a special dividend to each holder of Series A-1 preferred stock (except as to any changes of control in connection with a business combination with a private company as to which the investor group waives its right to receive such dividend) in an amount equal to the amount of all unpaid dividends that would have been payable through July 12, 2005.

14. EQUITY

   The Predecessor Company was organized as a LLC and, as such, had no outstanding stock. Owners (members) actually held a membership interest in the LLC. As a result, the investment of those members in the Predecessor Company is reflected as Contributed Capital--Predecessor Company in the accompanying consolidated balance sheet and consolidated statement of redeemable preferred stock and equity as of December 31, 1999.

   On March 12, 1999, the Company entered into a management agreement (the "Management Agreement") with Mr. Yager to act as the Manager of the Predecessor Company. The Management Agreement entitled Mr. Yager to a cash bonus equal to 2.5% of the fair market value of the Company in the event of a Transfer (as defined in the Management Agreement) of all or substantially all of the assets of the Company, or 2.5% of the fair market value of any transferred interests in the Company, in excess of the applicable member's cumulative contributions. Effective as of February 29, 2000, Mr. Yager and the Company agreed to terminate the Management Agreement,
                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR and in exchange therefor Mr. Yager received a 1.5% ownership interest in the Predecessor Company. In addition, the Company paid the withholding tax obligation arising by reason of the issuance of the 1.5% ownership interest to Mr. Yager, and the federal and state taxes on the issuance of the ownership interest and payment of the withholding tax obligation. Based upon the expected offering price of the initial public offering as determined on April 24, 2000, the Company recorded non-cash compensation expense of approximately $8.5 million related to the ownership interest granted and recorded general and administrative expense of approximately $1.6 million related to taxes paid by the Company on behalf of Mr. Yager for the period ended September 30, 2000.

   On July 11, 2000, the Board of Directors approved the amended and restated 2000 Long Term Incentive Stock Plan. Under the plan, the Company may grant stock options, stock appreciation rights, shares of common stock and performance units to employees, consultants and directors. The total number of shares of common stock that can be awarded under the plan is 6,500,000 shares, which will be increased on December 31 of each year beginning on December 31, 2000 by a number of shares equal to 1% of the number of shares then outstanding, up to maximum of 8,000,000. On July 12, 2000, the Board of Directors granted options to members of management, employees and directors to acquire 1,558,750 shares of common stock with an exercise price of $5.50 per share.

   At September 30, 2000, the following is a summary of options outstanding and exercisable:

                                                                        Weighted
                                                                        Average
                                                                        Exercise
                                                              Shares     Price
     Outstanding at beginning of period.....................       --     $--
      Granted............................................... 1,558,750    5.50
      Exercised.............................................       --      --
      Forfeited.............................................    (2,750)   5.50
                                                             ---------    ----
     Outstanding at end of period........................... 1,556,000    5.50
                                                             =========    ====

     Options exercisable....................................   390,702
     Weighted-average remaining contractual life............ 9.8 years

   The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations to account for its employee and director stock options. Compensation expense is determined as the excess of the fair value of the Company's common stock at date of grant over the exercise price. Based upon the expected offering price of a planned initial public offering, the Company recognized total unearned compensation expense of approximately $8.3 million related to these grants on July 12, 2000. This amount is being amortized as compensation expense over the vesting period of the options; such vesting period begins on the employee's date of hire and extends for four years. For directors and all future grants to employees, the vesting period begins on the date of grant and extends for four years. Total non-cash compensation expense related to such options was approximately $2.2 million for the period ended September 30, 2000.

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

   If compensation expense for the stock option grants had been determined based on fair value at the grant date consistent with the requirements of SFAS No. 123, "Accounting for Stock Based Compensation," the Company's net loss applicable to common stockholders and net loss per share would have been the pro forma amounts indicated below for the period ended September 30, 2000:

     Net loss applicable to common stockholders:
      As reported................................................ $(83,269,695)
      Pro forma.................................................. $(83,902,022)

     Basic and diluted loss per common share:
      As reported................................................ $      (1.86)
      Pro forma.................................................. $      (1.87)

   The Company's calculation of fair value of the options was made using the Black-Scholes model with the following assumptions:

     (1) risk free interest rate of 6.35%;

     (2) stock price based on a planned initial public offering;

     (3) dividend yield of 0%;

     (4) life of 4 years; and

     (5) volatility of 40%.

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

   The following disclosure of the estimated fair value of financial instruments is made pursuant to SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." Fair value estimates are subject to inherent limitations. Estimates of fair value are made at a specific point in time, based on relevant market information and information about the financial instrument. The estimated fair values of financial instruments are not necessarily indicative of amounts the Company might realize in actual market transactions. Estimates of fair value are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. The carrying amounts at September 30, 2000 and December 31, 1999 for cash and cash equivalents, accounts receivable, other receivables, accounts payable, accrued liabilities, and variable rate long-term debt are reasonable estimates of their fair values. The carrying amount of fixed-rate long-term debt at September 30, 2000 is believed to approximate fair value because such debt was discounted to reflect market interest rate at inception and such discount is believed to be approximate for valuation of this debt.

                  iPCS, INC. AND SUBSIDIARIES AND PREDECESSOR

16. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                     Period Ended  Period Ended
                                                     September 30, December 31,
                                                         2000          1999
                                                           (In thousands)
Supplemental disclosure of cash flow information--
 cash paid for interest.............................    $ 1,971       $  206

Supplemental schedule of noncash investing and
 financial activities:
 Accounts payable incurred for the acquisition of
  property, equipment and construction in progress..    $10,223       $2,739
 Accounts payable incurred for the acquisition of
  microwave relocation costs........................      1,884          --
 Accrued dividends on redeemable preferred stock....        812          --
 Accretion to the redemption amount of preferred
  stock.............................................         69          --
 Grant of stock options.............................      8,247          --
 Issuance of warrants in connection with the senior
  discount notes....................................     24,859          --
 Issuance of warrants to Sprint PCS.................      9,147          --

17. VALUATION AND QUALIFYING ACCOUNTS (in thousands)

                                                                       Balance
                                       Beginning Costs and            at end of
                                       of Period Expenses  Write-Offs  Period
Period ended December 31, 1999
 allowance for doubtful accounts......   $--       $  1      $ --       $  1
                                         ====      ====      =====      ====
Period ended September 30, 2000
 allowance for doubtful accounts......   $  1      $305      $(137)     $169
                                         ====      ====      =====      ====

18. SUBSEQUENT EVENTS

   On November 21, 2000, the Company sold eighteen towers to American Tower for approximately $4.8 million, of which approximately $3.6 million was received in cash and approximately $1.2 million represented a reduction in the advance on tower sales. This transaction resulted in a gain of approximately $1.7 million, of which approximately $0.3 million was recognized at the time of the sale and the remainder was deferred and is being amortized as a reduction to rental expense over the initial lease term of ten years. As discussed in Note 7, in 1999, American Tower advanced $2.0 million to the Company for the purchases of the fifty-third through sixtieth towers. The advance on tower sales of approximately $1.2 million remaining at September 30, 2000 was reduced to zero because the fifty-sixth through sixtieth towers were among the eighteen towers sold by the Company on November 21, 2000.

                             ILLINOIS PCS, LLC

   On December 28, 2000, the Company issued to an investor group 14,000,000 shares of Series A-2 convertible participating preferred stock ("Series A-2 preferred stock") at a purchase price of $5.00 per share, yielding gross proceeds of $70.0 million; net proceeds were approximately $65.8 million. Each share of Series A-2 preferred stock is convertible into one share of common stock.

   The holders of Series A-2 preferred stock have the same rights as the holders of Series A-1 preferred stock as to conversion and voting as common stockholders on an as-converted basis discussed in Note 13. In addition, the Series A-2 preferred stock has the same dividend rights as the Series A-1 preferred stock except that the preferred liquidation preference is equal to $5.00 per share plus any accrued but unpaid dividends on such shares of Series A-2 preferred stock. The Series A-2 preferred stock has a mandatory redemption for cash at an amount equal to the stated value plus accrued dividends on July 12, 2011. The Company will accrete the carrying value of the Series A-2 preferred stock (net of offering costs incurred) to the redemption amount by the effective interest method.

   On December 29, 2000, the Company borrowed $25.0 million pursuant to the terms of the credit facility discussed in Note 9.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       , 2001

                                  $300,000,000

                                 Exchange Offer

[iPCS Logo]

                       14% Senior Discount Notes due 2010

                    ----------------------------------------

                                   PROSPECTUS

                    ----------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20. Indemnification of Directors and Officers

   The Amended and Restated Certificate of Incorporation of iPCS, Inc. ("iPCS") provides that the liability of the directors of iPCS to iPCS or any of its stockholders for monetary damages arising from acts or omissions occurring in their capacity as directors shall be limited to the fullest extent permitted by the laws of Delaware or any other applicable law. This limitation does not apply with respect to any action in which a director would be liable under
Section 174 of the General Corporation Law of the State of Delaware nor does it apply with respect to any liability in which a director:

  . breached his duty of loyalty to iPCS or its stockholders;

  . did not act in good faith or, in failing to act, did not act in good faith;

  . acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or

  . derived an improper personal benefit.

   iPCS's Amended and Restated Certificate of Incorporation provides that iPCS shall indemnify its directors, officers and employees and former directors, officers and employees to the fullest extent permitted by the laws of Delaware or any other applicable law. Pursuant to the provisions of Section 145 of the General Corporation Law of the State of Delaware, iPCS has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of iPCS) by reason of the fact that he is or was a director, officer, employee or agent of iPCS, against any and all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of iPCS and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

   The power to indemnify applies to actions brought by or in the right of iPCS as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

   The statute further specifically provides that the indemnification authorized thereby shall not be deemed exclusive of any other rights to which any such officer or director may be entitled under any bylaws, agreements, vote of stockholders or disinterested directors, or otherwise.

   iPCS has directors' and officers' liability insurance covering its directors and officers.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling iPCS pursuant to the foregoing provisions, iPCS has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

   (a) Exhibits:

                               INDEX TO EXHIBITS

      Exhibit
      Number                          Exhibit Title
      2.1**    --Contribution Agreement dated as of July 12, 2000 by and
                among iPCS, Inc. and members of Illinois PCS, LLC.

      3.1** --Amended and Restated Certificate of Incorporation of iPCS, Inc. as amended.

      3.2**    --Amended and Restated Bylaws of iPCS, Inc.

      3.3**    --Certificate of Designations of the Series A-1
                Convertible Participating Preferred Stock.

      3.4**    --Certificate of Incorporation of iPCS Wireless, Inc.

      3.5**    --Bylaws of iPCS Wireless, Inc.

      3.6**    --Certificate of Incorporation of iPCS Equipment, Inc.

      3.7**    --Bylaws of iPCS Equipment, Inc.

      4.1**    --Specimen Common Stock Certificate.

      4.2**    --14% Senior Discount Notes due 2010 Indenture dated as of
                July 14, 2000 by and among, iPCS, Inc., as issuer iPCS
                Equipment, Inc. and iPCS Wireless, Inc. as guarantors and
                CTC Illinois Trust Company, as trustee.

      5.1**    --Opinion of Mayer, Brown & Platt.

     10.1+     --Sprint PCS Management Agreement, as amended, dated as of
                January 22, 1999 by and among Sprint Spectrum, LP,
                SprintCom, Inc., WirelessCo, LP and Illinois PCS, LLC, as
                amended by Addendum I, Addendum II, Amended and Restated
                Addendum III and Addendum IV thereto.

     10.2+     --Sprint PCS Services Agreement dated as of January 22,
                1999 by and between Sprint Spectrum, LP and Illinois PCS,
                LLC.

     10.3+     --Sprint Trademark and Service Mark License Agreement
                dated as of January 22, 1999 by and between Sprint
                Communications Company, LP and Illinois PCS, LLP.

     10.4**    --Sprint Spectrum Trademark and Service Mark License
                Agreement dated as of January 22, 1999 by and between
                Sprint Spectrum LP and Illinois PCS, LLC.


      Exhibit
      Number                             Exhibit Title
      -------                            -------------
     10.5**    --Amended and Restated Consent and Agreement dated as of July
                12, 2000 by and between Sprint Spectrum, LP, SprintCom, Inc.,
                Sprint Communications Company, LP, WirelessCo, LP, and Toronto
                Dominion (Texas), Inc. and the lenders party thereto.

     10.6**    --Amended and Restated Credit Agreement dated as of July 12,
                2000 by and among iPCS Wireless, Inc., as borrower, iPCS, Inc.
                and iPCS Equipment, Inc. as guarantors, the lenders named
                therein, Toronto Dominion (Texas),
                Inc., as administrative agent, and GE Capital Corporation, as syndication agent, for a $140.0 million credit facility.

     10.7**    --iPCS, Inc. Amended and Restated 2000 Long Term Incentive Plan.

     10.8**    --Amended and Restated Employment Agreement effective as of July
                1, 2000 by and between Illinois PCS, LLC, Timothy M. Yager and
                iPCS, Inc.

     10.9**    --Amended and Restated Employment Agreement effective as of July
                1, 2000 by and between Illinois PCS, LLC, William W. King, Jr.
                and iPCS, Inc.

     10.10**   --Warrant for the Purchase of shares of Common Stock dated as of
                July 12, 2000 by and between Sprint Spectrum L.P. and iPCS,
                Inc.

     10.11**   --Agreement Regarding Construction, Sale and Leaseback of Towers
                dated as of May 28, 1999 by and between American Tower
                Corporation and Illinois PCS, LLC.

     10.12*    --Lease dated as of June 1, 1999 by and between Gridley
                Enterprises, Inc. and Illinois PCS, LLC.

     10.13**   --Amended and Restated Employment Agreement effective as of July
                1, 2000 by and between Illinois PCS, LLC, Leroy R. Horsman and
                iPCS, Inc.

     10.14**   --Amended and Restated Employment Agreement effective as of July
                1, 2000 by and between Illinois PCS, LLC, Jeffrey Pinegar and
                iPCS, Inc.

     10.15**   --Amended and Restated Employment Agreement effective as of July
                1, 2000 by and between Illinois PCS, LLC, Linda K. Wokoun and
                iPCS, Inc.

     10.16**   --Amended and Restated Employment Agreement effective as of July
                1, 2000 by and between Illinois PCS, LLC, Stebbins B. Chandor,
                Jr. and iPCS, Inc.

     10.17**   --Amended and Restated Employment Agreement effective as of July
                1, 2000 by and between Illinois PCS, LLC, Anthony R. Muscato and iPCS, Inc.

     10.18**   --Purchase Agreement dated as of July 12, 2000 for $300,000,000,
                300,000 Units consisting of 14% Senior Discount Notes Due 2010 and warrants to purchase 2,982,699 shares of Common Stock.

     10.19**   --Amended and Restated Employment Agreement effective as of July
                1, 2000 by and between Illinois PCS LLC, Patricia M. Greteman and iPCS, Inc.

     10.20+    --CDMA 1900 SprintCom Additional Affiliate Supply Agreement
                dated as of May 24, 1999 between Illinois PCS, LLC and Nortel
                Networks Inc.


      Exhibit
      Number                             Exhibit Title
      -------                            -------------
     10.21+    --Amendment No. 1 to 1900 CDMA Additional Affiliate Supply
                Agreement dated as of July 11, 2000 between Illinois PCS, LLC and Nortel Networks Inc.

     10.22**   --Warrant Registration Rights Agreement dated as of July 12,
                2000 by and among iPCS, Inc., Donaldson Lufkin & Jenrette
                Securities Corporation and TD Securities Corporation (USA) Inc.

     10.23**   --Warrant Agreement dated as of July 12, 2000 by and between
                iPCS, Inc. and ChaseMellon Shareholder Services, L.L.C., as
                warrant agent.

     10.24**   --A/B Exchange Registration Rights Agreement dated as of July
                12, 2000 by and among iPCS, Inc., iPCS Equipment, Inc., iPCS
                Wireless, Inc. and Donaldson Lufkin & Jenrette Securities
                Corporation and TD Securities (USA) Inc.

     10.25**   --Form of Global Note

     10.26**   --Form of Global Warrant

     10.27**   --Investment Agreement dated as of July 12, 2000 by and among
                iPCS, Inc., Blackstone/iPCS LLC, Blackstone iPCS Capital
                Partners LP, Blackstone Communications Partners I LP,
                TCW/Crescent Mezzanine Partners II, LP, TCW/Crescent Mezzanine
                Trust II, TCW Leveraged Income Trust LP, TCW Leveraged Income
                Trust LP II, LP, TCW Leveraged Income Trust IV, LP, TCW Shared
                Opportunity Fund II, LP, Shared Opportunity Fund IIB, LLC and
                TCW Shared Opportunity Fund III, LP.

     10.28**   --Stockholders Agreement dated as of July 12, 2000 by and
                between iPCS, Inc. and certain of its stockholders.

     10.29**   --Registration Rights Agreement dated as of July 12, 2000 by and among iPCS, Inc., Blackstone/iPCS LLC, Blackstone iPCS Capital
                Partners LP, Blackstone Communications Partners I LP,
                TCW/Crescent Mezzanine Partners II, LP, TCW/Crescent Mezzanine
                Trust II, TCW Leveraged Income Trust LP, TCW Leveraged Income
                Trust LP II, LP, TCW Leveraged Income Trust IV, LP, TCW Shared
                Opportunity Fund II, LP, Shared Opportunity Fund IIB, LLC and
                TCW Shared Opportunity Fund III, LP.

     10.30**   --Asset Purchase Agreement dated as of July 12, 2000 by and among Sprint Spectrum LP, Sprint Spectrum Equipment Company,
                LP, Sprint Spectrum Realty Company, LP and iPCS Wireless, Inc.

     10.31**   --Design, Development, Engineering, Construction and Oversight
                Services Agreement, dated as of February, 1999, by and between
                Illinois PCS, LLC and Communication Management Specialists.

     10.32**   --Interim Network Operating Agreement dated as of July 12, 2000 by and between Sprint Spectrum LP and iPCS Wireless, Inc.

     10.33**   --Consulting Agreement dated as of April 20, 1999 by and between
                WaveLink Engineering and Illinois PCS, LLC.


      Exhibit
      Number                            Exhibit Title
      -------                           -------------
     10.34+    --Construction and Oversight Services Agreement dated as of
                September 1, 2000 by and between iPCS Wireless, Inc. and SDS
                Wireless, Inc.

     10.35+    --Build to Suit Agreement dated as of September 1, 2000 by and between iPCS Wireless, Inc. and Trinity Wireless Towers, Inc.

     10.36**   --Additional Affiliate Agreement dated as of July 12, 2000 by and between iPCS Wireless, Inc. and Lucent Technologies Inc.

     21.1**    --Subsidiaries of iPCS, Inc.

     23.1      --Consent of Deloitte & Touche, LLP.

     23.2**    --Consent of Mayer, Brown & Platt (contained in legal opinion filed as Exhibit 5.1).

     24.1**    --Powers of Attorney.

     25.1**    --Form T-1 Statement of eligibility under The Trust Indenture
                Act of 1939 of BNY Midwest Trust Company.

     99.1**    --Form of Letter of Transmittal.

     99.2**    --Form of Notice of Guaranteed Delivery.

     99.3**    --Form of Tender Instruction Letters.

     99.4**    --Form of Exchange Agent Agreement.

---------------------

   *Previously filed as an exhibit to the registant's registration statement on Form S-1 (Registration No. 333-32064).

  **Previously filed.

   +Confidential treatment has been requested on portions of these documents.

   (b) Financial Statement Schedules:

     No financial statement schedules are filed because the required information is not applicable or is included in the financial statements or related notes.

   (c) Not applicable

Item 22. Undertakings

   Each of the undersigned registrants hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(6) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(7) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 8th day of January, 2001.

                                          iPCS, INC.

                                                 /s/ Timothy M. Yager
                                          By: _________________________________
                                                    Timothy M. Yager
                                           President, Chief Executive Officer
                                                      and Director

                                          iPCS WIRELESS, INC.; iPCS EQUIPMENT,
                                           INC.

                                                 /s/ Timothy M. Yager
                                          By: _________________________________
                                                    Timothy M. Yager
                                           President, Chief Executive Officer
                                                      and Director

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                NAME                             TITLE                    DATE
                ----                             -----                    ----


      /s/ Timothy M. Yager           President, Chief Executive     January 8, 2001
____________________________________  Officer, (Principal
          Timothy M. Yager            Executive Officer) and
                                      Director--iPCS, Inc.; iPCS
                                      Wireless, Inc.; iPCS
                                      Equipment, Inc.

 /s/  Stebbins B. Chandor, Jr.*      Senior Vice President, Chief   January 8, 2001
____________________________________  Financial Officer
      Stebbins B. Chandor, Jr.        (Principal Financial and
                                      Accounting Officer)--iPCS,
                                      Inc.

                                     Senior Vice President, Chief
                                      Financial Officer
                                      (Principal Financial and
                                      Accounting Officer);
                                      Director and Secretary--
                                      iPCS Wireless, Inc.; iPCS
                                      Equipment, Inc.

   /s/ William W. King, Jr.*         Vice President, Strategic      January 8, 2001
____________________________________  Planning and Director--
        William W. King, Jr.          iPCS, Inc.


                NAME                             TITLE                    DATE
                ----                             -----                    ----


     /s/ Alan C. Anderson*           Director--iPCS, Inc.           January 8, 2001
____________________________________
          Alan C. Anderson

      /s/ Donald L. Bell*            Director--iPCS, Inc.           January 8, 2001
____________________________________
           Donald L. Bell

      /s/ Michael S. Chae*           Director--iPCS, Inc.           January 8, 2001
____________________________________
          Michael S. Chae

     /s/ Brian J. Gernant*           Director--iPCS, Inc.           January 8, 2001
____________________________________
          Brian J. Gernant

    /s/ Lawrence H. Guffey*          Director--iPCS, Inc.           January 8, 2001
____________________________________
         Lawrence H. Guffey

    /s/ Robert W. Schwartz*          Director--iPCS, Inc.           January 8, 2001
____________________________________
         Robert W. Schwartz

    /s/ George Patrick Tays*         Director--iPCS, Inc.           January 8, 2001
____________________________________
        George Patrick Tays

      /s/ Linda W. Wokoun*           Director--iPCS Wireless,       January 8, 2001
____________________________________  Inc.; iPCS Equipment, Inc.
          Linda W. Wokoun

   Timothy M. Yager, by signing his name hereto, does sign and execute this third amendment to the registration statement on behalf of each of the above named officers and directors of the co-registrants on this 8th day of January, 2001, pursuant to the powers of attorneys executed on behalf of each of such officers and directors previously filed with the Securities and Exchange Commission.

                                               /s/ Timothy M. Yager
                                          *By: __________________________

                                                 Timothy M. Yager

                                                 Attorney-in-Fact

                               INDEX TO EXHIBITS

      Exhibit
      Number                             Exhibit Title
      2.1**    --Contribution Agreement dated as of July 12, 2000 by and among
                iPCS, Inc. and members of Illinois PCS, LLC.

      3.1**    --Amended and Restated Certificate of Incorporation of iPCS,
               Inc. as amended.

      3.2**    --Amended and Restated Bylaws of iPCS, Inc.

      3.3**    --Certificate of Designations of the Series A-1 Convertible
                Participating Preferred Stock.

      3.4**    --Certificate of Incorporation of iPCS Wireless, Inc.

      3.5**    --Bylaws of iPCS Wireless, Inc.

      3.6**    --Certificate of Incorporation of iPCS Equipment, Inc.

      3.7**    --Bylaws of iPCS Equipment, Inc.

      4.1**    --Specimen Common Stock Certificate.

      4.2**    --14% Senior Discount Notes due 2010 Indenture dated as of July
                14, 2000 by and among, iPCS, Inc., as issuer iPCS Equipment,
                Inc. and iPCS Wireless, Inc. as guarantors and CTC Illinois
                Trust Company, as trustee.

      5.1**    --Opinion of Mayer, Brown & Platt.

     10.1+     --Sprint PCS Management Agreement, as amended, dated as of
                January 22, 1999 by and among Sprint Spectrum, LP, SprintCom,
                Inc., WirelessCo, LP and Illinois PCS, LLC, as amended by
                Addendum I, Addendum II, Amended and Restated Addendum III and
                Addendum IV thereto.

     10.2+     --Sprint PCS Services Agreement dated as of January 22, 1999 by and between Sprint Spectrum, LP and Illinois PCS, LLC.

     10.3+     --Sprint Trademark and Service Mark License Agreement dated as of January 22, 1999 by and between Sprint Communications
                Company, LP and Illinois PCS, LLP.

     10.4**    --Sprint Spectrum Trademark and Service Mark License Agreement
                dated as of January 22, 1999 by and between Sprint Spectrum LP and Illinois PCS, LLC.

     10.5**    --Amended and Restated Consent and Agreement dated as of July
                12, 2000 by and between Sprint Spectrum, LP, SprintCom, Inc.,
                Sprint Communications Company, LP, WirelessCo, LP, and Toronto
                Dominion (Texas), Inc. and the lenders party thereto.

     10.6**    --Amended and Restated Credit Agreement dated as of July 12,
                2000 by and among iPCS Wireless, Inc., as borrower, iPCS, Inc.
                and iPCS Equipment, Inc. as guarantors, the lenders named
                therein, Toronto Dominion (Texas),
                Inc., as administrative agent, and GE Capital Corporation, as syndication agent, for a $140.0 million credit facility.

     10.7**    --iPCS, Inc. Amended and Restated 2000 Long Term Incentive Plan.


      Exhibit
      Number                             Exhibit Title
     10.8**    --Amended and Restated Employment Agreement effective as of July
                1, 2000 by and between Illinois PCS, LLC, Timothy M. Yager and
                iPCS, Inc.

     10.9**    --Amended and Restated Employment Agreement effective as of July
                1, 2000 by and between Illinois PCS, LLC, William W. King, Jr.
                and iPCS, Inc.

     10.10**   --Warrant for the Purchase of shares of Common Stock dated as of
                July 12, 2000 by and between Sprint Spectrum L.P. and iPCS,
                Inc.

     10.11**   --Agreement Regarding Construction, Sale and Leaseback of Towers
                dated as of May 28, 1999 by and between American Tower
                Corporation and Illinois PCS, LLC.

     10.12*    --Lease dated as of June 1, 1999 by and between Gridley
                Enterprises, Inc. and Illinois PCS, LLC.

     10.13**   --Amended and Restated Employment Agreement effective as of July
                1, 2000 by and between Illinois PCS, LLC, Leroy R. Horsman and
                iPCS, Inc.

     10.14**   --Amended and Restated Employment Agreement effective as of July
                1, 2000 by and between Illinois PCS, LLC, Jeffrey Pinegar and
                iPCS, Inc.

     10.15**   --Amended and Restated Employment Agreement effective as of July
                1, 2000 by and between Illinois PCS, LLC, Linda K. Wokoun and
                iPCS, Inc.

     10.16**   --Amended and Restated Employment Agreement effective as of July
                1, 2000 by and between Illinois PCS, LLC, Stebbins B. Chandor,
                Jr. and iPCS, Inc.

     10.17**   --Amended and Restated Employment Agreement effective as of July
                1, 2000 by and between Illinois PCS, LLC, Anthony R. Muscato and iPCS, Inc.

     10.18**   --Purchase Agreement dated as of July 12, 2000 for $300,000,000,
                300,000 Units consisting of 14% Senior Discount Notes Due 2010 and warrants to purchase 2,982,699 shares of Common Stock.

     10.19**   --Amended and Restated Employment Agreement effective as of July
                1, 2000 by and between Illinois PCS LLC, Patricia M. Greteman and iPCS, Inc.

     10.20+    --CDMA 1900 SprintCom Additional Affiliate Supply Agreement
                dated as of May 24, 1999 between Illinois PCS, LLC and Nortel
                Networks Inc.

     10.21+    --Amendment No. 1 to 1900 CDMA Additional Affiliate Supply
                Agreement dated as of July 11, 2000 between Illinois PCS, LLC and Nortel Networks Inc.

     10.22**   --Warrant Registration Rights Agreement dated as of July 12,
                2000 by and among iPCS, Inc., Donaldson Lufkin & Jenrette
                Securities Corporation and TD Securities Corporation (USA) Inc.

     10.23**   --Warrant Agreement dated as of July 12, 2000 by and between
                iPCS, Inc. and ChaseMellon Shareholder Services, L.L.C., as
                warrant agent.

     10.24**   --A/B Exchange Registration Rights Agreement dated as of July
                12, 2000 by and among iPCS, Inc., iPCS Equipment, Inc., iPCS
                Wireless, Inc. and Donaldson Lufkin & Jenrette Securities
                Corporation and TD Securities (USA) Inc.


      Exhibit
      Number                             Exhibit Title
     10.25**   --Form of Global Note

     10.26**   --Form of Global Warrant

     10.27**   --Investment Agreement dated as of July 12, 2000 by and among
                iPCS, Inc., Blackstone/iPCS LLC, Blackstone iPCS Capital
                Partners LP, Blackstone Communications Partners I LP,
                TCW/Crescent Mezzanine Partners II, LP, TCW/Crescent Mezzanine
                Trust II, TCW Leveraged Income Trust LP, TCW Leveraged Income
                Trust LP II, LP, TCW Leveraged Income Trust IV, LP, TCW Shared
                Opportunity Fund II, LP, Shared Opportunity Fund IIB, LLC and
                TCW Shared Opportunity Fund III, LP.

     10.28**   --Stockholders Agreement dated as of July 12, 2000 by and
                between iPCS, Inc. and certain of its stockholders.

     10.29**   --Registration Rights Agreement dated as of July 12, 2000 by and among iPCS, Inc., Blackstone/iPCS LLC, Blackstone iPCS Capital
                Partners LP, Blackstone Communications Partners I LP,
                TCW/Crescent Mezzanine Partners II, LP, TCW/Crescent Mezzanine
                Trust II, TCW Leveraged Income Trust LP, TCW Leveraged Income
                Trust LP II, LP, TCW Leveraged Income Trust IV, LP, TCW Shared
                Opportunity Fund II, LP, Shared Opportunity Fund IIB, LLC and
                TCW Shared Opportunity Fund III, LP.

     10.30**   --Asset Purchase Agreement dated as of July 12, 2000 by and among Sprint Spectrum LP, Sprint Spectrum Equipment Company,
                LP, Sprint Spectrum Realty Company, LP and iPCS Wireless, Inc.

     10.31**   --Design, Development, Engineering, Construction and Oversight
                Services Agreement, dated as of February, 1999, by and between
                Illinois PCS, LLC and Communication Management Specialists.

     10.32**   --Interim Network Operating Agreement dated as of July 12, 2000 by and between Sprint Spectrum LP and iPCS Wireless, Inc.

     10.33**   --Consulting Agreement dated as of April 20, 1999 by and between
                WaveLink Engineering and Illinois PCS, LLC.

     10.34+    --Construction and Oversight Services Agreement dated as of
                September 1, 2000 by and between iPCS Wireless, Inc. and SDS
                Wireless, Inc.

     10.35+    --Build to Suit Agreement dated as of September 1, 2000 by and between iPCS Wireless, Inc. and Trinity Wireless Towers, Inc.

     10.36**   --Additional Affiliate Agreement dated as of July 12, 2000 by and between iPCS Wireless, Inc. and Lucent Technologies Inc.

     21.1**    --Subsidiaries of iPCS, Inc.

     23.1      --Consent of Deloitte & Touche, LLP.

     23.2**    --Consent of Mayer, Brown & Platt (contained in legal opinion filed as Exhibit 5.1).


      Exhibit
      Number                           Exhibit Title
     24.1**    --Powers of Attorney.

     25.1**    --Form T-1 Statement of eligibility under The Trust Indenture
                Act of 1939 of BNY Midwest Trust Company.

     99.1**    --Form of Letter of Transmittal.

     99.2**    --Form of Notice of Guaranteed Delivery.

     99.3**    --Form of Tender Instruction Letters.

     99.4**    --Form of Exchange Agent Agreement.

---------------------

   *Previously filed as an exhibit to the registrant's registration statement on Form S-1 (Registration No. 333-32064).

  **Previously filed.

   +Confidential treatment has been requested on portions of these documents.